As filed with the Securities and Exchange Commission on February 17, 1994 Registration No. 33-51997

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No 1. to
FORM S-4
REGISTRATION STATEMENT
Under The Securities Act Of 1933

OLD KENT FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Michigan                        6711                         38-1986608
(State or Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

One Vandenberg Center
Grand Rapids, Michigan 49503
(616) 774-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard W. Wroten
Old Kent Financial Corporation
One Vandenberg Center
Grand Rapids, Michigan 49503
(616) 774-5808
(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is requested that copies of communications be sent to:

Gordon R. Lewis                      Timothy M. Sullivan
Warner, Norcross & Judd              Hinshaw & Culbertson
One Vandenberg Center                Suite 300, 222 North LaSalle Street
Grand Rapids, Michigan 49503         Chicago, Illinois 60601
(616) 459-6121                     (312) 704-3852

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box:     ___________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

OLD KENT FINANCIAL CORPORATION
Cross-Reference Sheet
FORM S-4

                                                            Heading in Prospectus
Item of Form S-4                                            and Proxy Statement
1.    Forepart of Registration Statement and Outside       Outside Front Cover Page of Prospectus
          Outside Front Cover Page of Prospectus

2.    Inside Front and Outside Back Cover Pages of         Inside Front Cover Page of Prospectus
          Prospectus                                       Outside Back Cover Page of Prospectus

3.    Risk Factors, Ratio of Earnings to Fixed Charges     Introduction and Summary
          and Other Information

4.    Terms of the Transaction                             The Merger

5.    Pro Forma Financial Information                      Not Applicable

6.    Material Contacts with the Company Being             Summary of the Terms of the Merger
          Acquired                                           Agreements of Affiliates

7.    Additional Information Required for Reoffering       Not Applicable
          by Persons and Parties Deemed to be
          Underwriters

8.    Interests of Named Experts and Counsel               Opinion of Financial Adviser
                                                              Independent Public Accountants
                                                              Legal Opinions

9.    Disclosure of Commission Position on Indemnifi-      Not Applicable
          cation for Securities Act Liabilities

10.   Information with Respect to S-3 Registrants          Old Kent Financial
                                                               Corporation

11.   Incorporation of Certain Information by Reference    Incorporation by Reference

12.   Information with Respect to S-2 or S-3 Registrants   Not Applicable

13.   Incorporation of Certain Information by Reference    Not Applicable

14.   Information with Respect to Registrants Other        Not Applicable
          Than S-2 or S-3 Registrants

15.   Information with Respect to S-3 Companies            Not Applicable

16.   Information with Respect to S-2 or S-3 Companies     EdgeMark
                                                           Incorporation by Reference
                                                           Appendices B and C


17.   Information with Respect to Companies Other          Not Applicable
          Than S-2 or S-3 Companies

18.   Information if Proxies, Consents or Authorizations   Outside Front Cover Page
          are to be Solicited                              Introduction
                                                           Summary of Certain Aspects of the Merger
                                                           (vote required)
                                                           General Proxy Information
                                                           Appraisal Rights
                                                           Voting and Management Information
                                                           Stockholder Proposals

19.   Information if Proxies, Consents or Authorizations   Not Applicable
          are not to be Solicited in an Exchange Offer

























PROSPECTUS AND PROXY STATEMENT


Special Meeting of Stockholders of

EDGEMARK FINANCIAL CORPORATION

In Connection with an Offering of up to

2,181,000 Shares

OLD KENT FINANCIAL CORPORATION

Common Stock, $1.00 Par Value

The Board of Directors of EdgeMark Financial Corporation ("EdgeMark") is furnishing this Prospectus and Proxy Statement to solicit proxies to vote at the special meeting of EdgeMark's stockholders to be held on April 5, 1994, and at any adjournment thereof. At the special meeting the stockholders will consider and vote upon the adoption of an Agreement and Plan of Merger pursuant to which EdgeMark would become affiliated with Old Kent Financial Corporation ("Old Kent") through the merger of EdgeMark with and into Old Kent - Illinois, Inc., a wholly-owned subsidiary of Old Kent ("OKFC Subsidiary") (the "Merger").

This Prospectus and Proxy Statement is a prospectus of Old Kent relating to an offering of Old Kent Common Stock, $1 par value. This offering is made only to the holders of EdgeMark Common Stock, $1 par value. (See "The Merger.")

If the Merger is consummated, each share of EdgeMark Common Stock which is outstanding immediately prior to the effective time of the Merger will be converted into shares of Old Kent Common Stock. The number of shares to be received by each EdgeMark stockholder will be based on a Conversion Ratio, subject to payment in cash for fractional shares and adjustment under certain circumstances. The Conversion Ratio will be equal to $42.79 divided by the "Old Kent Stock Price Per Share." The "Old Kent Stock Price Per Share" will be the weighted average of all transactions reported for Old Kent Common Stock on the Bloomberg Financial Markets System, or an equivalent system, for each of the last ten trading days preceding the date of closing for which transactions in Old Kent Common Stock are reported on that system. Notwithstanding such weighted average, the Old Kent Stock Price Per Share will not be more than $35 per share nor less than $31 per share. The Conversion Ratio is subject to upward or downward adjustment upon the occurrence of certain events specified in the Plan of Merger. (See "The Merger.")

Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), EdgeMark's financial adviser, has rendered its written opinion to the Board of Directors of EdgeMark that the Conversion Ratio contained in the Plan of Merger is fair, from a financial point of view, to the holders of EdgeMark Common Stock. This opinion, which is attached to this Prospectus and Proxy Statement as Appendix D, should be read in its entirety with respect to the assumptions made and other matters considered by DLJ in rendering such opinion.



Consummation of the Merger is subject to EdgeMark stockholder and regulatory approvals and certain other conditions. (See "The Merger--Conditions to the Merger and Abandonment.")

Your vote is important. Approval of the proposed merger requires the affirmative vote of the holders of a majority of the outstanding shares of EdgeMark Common Stock. Whether or not you expect to attend the meeting in person, please sign and date the accompanying Proxy and mail it promptly in the enclosed envelope.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus and Proxy Statement is dated February 23, 1994.





































AVAILABLE INFORMATION


  Old Kent and EdgeMark are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the Public Reference Room of the Commission (Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), and at the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Room of the Commission at prescribed rates.

  Old Kent has filed a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with the Commission relating to the Old Kent Common Stock offered in connection with the proposed Merger described in this Prospectus and Proxy Statement. This Prospectus and Proxy Statement does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and exhibits for further information about Old Kent, EdgeMark and their respective securities.

  THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MARTIN J. ALLEN, JR., SENIOR VICE PRESIDENT AND SECRETARY, OLD KENT FINANCIAL CORPORATION, ONE VANDENBERG CENTER, GRAND RAPIDS, MICHIGAN 49503, TELEPHONE NUMBER (616) 774-5590. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 29, 1994.

  Old Kent undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus and Proxy Statement is delivered, upon written or oral request, a copy of any and all information that has been incorporated by reference in the Prospectus and Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus and Proxy Statement incorporates).

















EDGEMARK FINANCIAL CORPORATION
Merchandise Mart Plaza
Suite 2400
Chicago, Illinois 60654

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


NOTICE IS HEREBY GIVEN that the special meeting of stockholders of EdgeMark Financial Corporation will be held at William Tell - Holiday, Inn, 6201 Juliet Road, Centuryside, Illinois, on April 5, 1994, at 3:00 p.m., Chicago time for the following purposes:

1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger among EdgeMark Financial Corporation, Old Kent Financial Corporation and Old Kent-Illinois, Inc.

2.    To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 17, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

EdgeMark stockholders have the right to demand an appraisal of the value of any or all shares of EdgeMark Common Stock in the event that the Agreement and Plan of Merger is adopted and the merger consummated. The right of any stockholder to receive the value of his or her shares through the appraisal process is contingent upon strict compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix G to the accompanying Prospectus and Proxy Statement.

                                      By Order of The Board of Directors,



                                      CHARLES A. BRUNING, President
                                   and Chief Executive Officer

February 23, 1994
















PROSPECTUS AND PROXY STATEMENT


Special Meeting of Stockholders of

EDGEMARK FINANCIAL CORPORATION
Merchandise Mart Plaza
Suite 2400
Chicago, Illinois 60654
(312) 836-8000

To adopt
an Agreement and Plan of Merger
involving an Offering of Common Stock,
$1.00 par value, of

OLD KENT FINANCIAL CORPORATION
One Vandenberg Center
Grand Rapids, Michigan 49503
(616) 774-5000

INTRODUCTION AND SUMMARY

Introduction

  Old Kent Financial Corporation ("Old Kent") and EdgeMark Financial Corporation ("EdgeMark") are furnishing this Prospectus and Proxy Statement and the accompanying form of proxy to record holders of EdgeMark Common Stock, $1 par value ("EdgeMark Common Stock"). The board of directors of EdgeMark is soliciting proxies to vote at the special meeting of EdgeMark stockholders to be held on April 5, 1994, and at any adjournment thereof. The stockholders' meeting will be held at William Tell - Holiday Inn, 6201 Juliet Road, Centuryside, Illinois, at 3:00 p.m., Chicago time.

  The purpose of the special meeting of EdgeMark stockholders is to consider the adoption of the Agreement and Plan of Merger (the "Plan of Merger") attached as Appendix A to this Prospectus and Proxy Statement. The Plan of Merger provides for the merger of EdgeMark with and into Old Kent-Illinois, Inc., a wholly-owned subsidiary of Old Kent ("OKFC Subsidiary") (the "Merger").

  The adoption of the Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of EdgeMark Common Stock. EdgeMark does not anticipate that any other matter will come before the special meeting.

  EdgeMark's board of directors voted without dissent to approve the Plan of Merger at its November 1, 1993, meeting. (See "Voting and Management Information--Interest of Certain Persons.")

  The Prospectus and Proxy Statement has been released for mailing to EdgeMark stockholders on or after February 23, 1994.

  THE BOARD OF DIRECTORS OF EDGEMARK RECOMMENDS A VOTE FOR ADOPTION OF THE PLAN OF MERGER.

Old Kent Financial Corporation

  Old Kent is a bank holding company with its headquarters in Grand Rapids, Michigan. At September 30, 1993, Old Kent, on a consolidated basis, had assets of $9.5 billion, deposits of $7.7 billion, a net loan portfolio of $5.0 billion and shareholders' equity of $793 million. Old Kent is the parent company of 16 commercial banks that operate 213 banking offices in over 100 Michigan and Illinois communities. Old Kent also has 5 non-bank subsidiaries.

  Old Kent and its subsidiaries are engaged in the business of commercial banking and other related activities. The services offered by Old Kent cover a wide spectrum of banking and fiduciary services. These include commercial and retail loans, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, automated transaction machine services, credit cards, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, credit life insurance, personal investment and brokerage services, and corporate and personal trust services.

  Old Kent's principal markets for financial services presently are the Michigan and Illinois communities in which Old Kent subsidiaries are located and the areas immediately surrounding these communities. The Grand Rapids market is the source of a substantial portion of Old Kent's business, representing 40 percent of total deposits and 42 percent of total loans as of September 30, 1993. The foreign activities of Old Kent primarily involve time deposits with banks and placements for domestic customers of the banks.

  Old Kent's largest subsidiary is Old Kent Bank and Trust Company. At September 30, 1993, Old Kent Bank and Trust Company had assets of $3.9 billion, deposits of $3.1 billion and a net loan portfolio of $2.1 billion. At September 30, 1993, Old Kent Bank and Trust Company's assets represented 41 percent of Old Kent's consolidated assets. Old Kent Bank and Trust Company is headquartered in Grand Rapids, Michigan, and conducts a general commercial banking business with individuals and corporate and governmental entities through 56 offices in the Grand Rapids area. Old Kent Bank and Trust Company serves an area consisting primarily of Kent, Ingham, Montcalm, Newaygo and eastern Ottawa Counties.

  Old Kent's 15 other subsidiary banks ranged in size from $82 million to $1.5 billion in total assets as of September 30, 1993.


OKFC Subsidiary

  Old Kent - Illinois, Inc. ("OKFC Subsidiary") is a wholly-owned subsidiary of Old Kent. Its principal office is located at 105 S. York Street, Elmhurst, Illinois 60126. OKFC Subsidiary's telephone number is (708) 941-6255. OKFC Subsidiary is the parent company of Old Kent Bank.






                                       -2-

EdgeMark

  EdgeMark is a bank holding company located in Chicago, Illinois. At September 30, 1993, EdgeMark on a consolidated basis had assets of $534 million, deposits of $474 million, a net loan portfolio of $335 million and stockholders' equity of $40 million. EdgeMark is the parent company of five commercial banks located in Chicago, Countryside, Lombard, Lockport, and Rosemont, Illinois, that operate eight banking offices in six Illinois communities.

  EdgeMark and its subsidiaries are engaged in the commercial banking and trust business and other related activities. The services offered by EdgeMark include taking deposits, making secured and unsecured loans, financing commercial transactions, and performing corporate services.

  EdgeMark's principal market for financial services is downtown Chicago and the surrounding metropolitan area. EdgeMark has no material foreign assets or operations.


Recent Developments

  On November 30, 1993, EdgeMark sold substantially all of the assets of EdgeMark Mortgage Corporation ("EMC"), a wholly owned subsidiary of one of EdgeMark's subsidiary banks. The purchaser of these assets also assumed certain of the liabilities of EMC. It is anticipated that the after tax net income realized from the sale will be approximately $1,000,000, or $.66 per share of EdgeMark Common Stock.


Summary of Certain Aspects of the Merger

  EdgeMark stockholders should consider the following summary in conjunction with the more detailed information appearing elsewhere in this Prospectus and Proxy Statement.

  Background of the Merger. EdgeMark's board of directors engaged DLJ, a nationally recognized investment banking firm, to review EdgeMark's strategic alternatives, including the possible sale, merger, consolidation or other business combination involving EdgeMark. In the course of developing these strategic alternatives, DLJ contacted a number of regional multi-bank holding companies to determine if they were interested in affiliating with EdgeMark. Thereafter, DLJ received expressions of interest from a number of regional bank holding companies that were interested in exploring a possible affiliation with EdgeMark. DLJ received three written indications of interest in mid-October of 1993. After reviewing these proposals, EdgeMark's board of directors decided to proceed with negotiations with Old Kent. Following these negotiations, Old Kent and EdgeMark entered into the Plan of Merger on November 1, 1993. Old Kent's management and EdgeMark's management, and the respective representatives, negotiated the purchase price and other terms of the Plan of Merger on an arms-length basis.



                                       -3-

  The board of directors of EdgeMark has determined that the proposed Merger is in the best interests of EdgeMark and its stockholders. The board believes that the Merger provides to EdgeMark stockholders an opportunity to have an interest in a larger and more diversified financial organization. The board believes that the Merger will assist EdgeMark's subsidiaries in becoming more effective competitors in their respective markets through access to greater financial and managerial resources. The board also believes that the Merger will permit achievement of greater economies of scale in the areas of regulatory compliance, holding company management and capital formation. See "The Merger--Background of the Merger."

  Consideration to be Received in the Merger. If the Merger is consummated, EdgeMark will be merged with and into OKFC Subsidiary. The surviving corporation will be OKFC Subsidiary. The surviving corporation will own all of the subsidiaries and other assets of EdgeMark.

  Each share of EdgeMark Common Stock outstanding at the time the Merger becomes effective will be converted into the number of shares of Old Kent Common Stock equal to the "Conversion Ratio." The Conversion Ratio shall be equal to $42.79 divided by the "Old Kent Stock Price Per Share." The "Old Kent Stock Price Per Share" will be the weighted average of all transactions reported for Old Kent Common Stock on the Bloomberg Financial Markets System, or an equivalent system, for each of the last ten trading days preceding the date of closing for which transactions in Old Kent Common Stock are reported on that system (the "Pricing Period"). Notwithstanding such weighted average, the Old Kent Stock Price Per Share will not be more than $35 per share nor less than $31 per share. The Conversion Ratio is subject to upward or downward adjustment upon the occurrence of certain events specified in the Plan of Merger which result in changes in the number of shares of EdgeMark Common Stock outstanding and certain other events which could otherwise affect the nature or amount of the consideration to be received by EdgeMark stockholders in exchange for their shares of EdgeMark Common Stock. See "The Merger--Summary of the Terms of the Merger."

  The following table shows a range of hypothetical Old Kent Stock Prices Per Share, and the Conversion Ratios corresponding to each Old Kent Stock Price Per Share.

                Average                      Conversion
                Price                        Ratio
                At or Above $35.00           1.2226
                34.00                        1.2585
                33.00                        1.2967
                32.00                        1.3372
                At or Below 31.00            1.3803

The following table shows the closing sale price of Old Kent Common Stock on the dates listed and the corresponding Conversion Ratios that would apply if the closing sale price shown were the average price of Old Kent Common Stock during the Pricing Period.

                                       -4-

                                      Closing            Conversion
        Date                          Sale Price         Ratio
        November 1, 1993 (1)          33.125             1.2918
        December 31, 1993             29.875             1.3803
        January 31, 1994              31.125             1.3748
        February 23, 1994

(1)  The last trading day before public announcement of the Plan of Merger.


  The price of $42.79 per share, which is divided by the Old Kent Stock Price Per Share to yield the Conversion Ratio that determines the amount of Old Kent Common Stock to be received by EdgeMark's stockholders, and the limits on the range of the Conversion Ratio, were determined through the parties' negotiation of the Plan of Merger (see "The Merger--Reasons for the Merger"). These terms reflect EdgeMark and Old Kent's judgment as to the value of the shares of EdgeMark Common Stock relative to the historical and anticipated market price of Old Kent Common Stock.

  The limits of the range of the Conversion Ratio (1.2226 and 1.3803) are intended to limit the extent to which the amount of Old Kent Common Stock to be received by EdgeMark's stockholders in the Merger is adjusted based on extraordinary fluctuations in the market price of Old Kent Common Stock which may be unrelated to Old Kent's financial condition or operations and therefore should not cause adjustment of the Conversion Ratio beyond the limits of its range. See "The Merger--Stock Price Condition" for a discussion of EdgeMark's ability to avoid consummating the Merger in the event of an extraordinary downward movement in the market price of Old Kent Common Stock which is disproportionate to a group of comparable stocks.

  Old Kent will not issue fractional shares of Old Kent Common Stock in the Merger. A EdgeMark stockholder who would otherwise be entitled to receive a fraction of a share of Old Kent Common Stock in the Merger will receive instead an amount of cash determined by multiplying that fraction by the Old Kent Stock Price Per Share.

  Opinion of Financial Adviser. DLJ has rendered an opinion to the effect that the Conversion Ratio contained in the Plan of Merger is fair, from a financial point of view, to the holders of EdgeMark Common Stock. The opinion of DLJ is attached as Appendix D. DLJ provides investment banking and brokerage services to banking and other financial institutions, including Old Kent and EdgeMark. For a more detailed description of this opinion, see "The Merger--Opinion of Financial Adviser."

  Consummation of the Merger. Consummation of the Merger is subject to certain conditions, including among others that the stockholders of EdgeMark adopt the Plan of Merger, that necessary regulatory approvals be obtained, that no proceeding seeking to prevent the Merger is pending or threatened, and that Old

                                       -5-

Kent and EdgeMark obtain various ancillary certificates, opinions and agreements. EdgeMark will not be obligated to consummate the Closing at any time when both of the following conditions exist: (i) the Old Kent Stock Price Per Share is less than $28 per share, subject to certain adjustments provided in the Plan of Merger; and (ii) the percentage determined by dividing the Old Kent Stock Price Per Share by $33 is more than 15 percentage points less than the percentage determined by dividing the aggregate price per share of certain comparison stocks (as defined in the Plan of Merger) on the last day of the Pricing Period by the aggregate price per share of those comparison stocks on October 29, 1993 (the last business day before the date on which EdgeMark's board of directors voted to approve the Plan of Merger), subject to certain adjustments as provided in the Plan of Merger. At any time prior to the effective time of the Merger, the boards of directors of Old Kent and EdgeMark may by mutual consent abandon the Merger. Also, for certain specified reasons the board of directors of either Old Kent or EdgeMark may abandon the Merger. (See "The Merger--Conditions to the Merger and Abandonment.")

  Under certain circumstances involving the acquisition of control of EdgeMark by a party other than Old Kent, EdgeMark is required under the Plan of Merger to pay to Old Kent a termination fee. The termination fee is payable only upon the occurrence of certain events specified in the Plan of Merger. The effect of this provision of the Plan of Merger may be to discourage other persons from seeking an acquisition of EdgeMark. (See "The Merger--Termination Fee.")

  It is expected that the closing of the Merger will occur, and the Merger will become effective, on or before June 30, 1994.

  Vote Required. Pursuant to Delaware law, the affirmative vote of the holders of a majority of all outstanding shares of EdgeMark Common Stock is required to adopt the Plan of Merger. Failures to vote, abstentions, and broker non-votes will have the same effect as votes against approval of the Plan of Merger. As of December 31, 1993, EdgeMark's directors and executive officers and their affiliates held 26.55 percent of the outstanding shares of EdgeMark Common Stock. (See "Voting and Management Information--Interest of Certain Persons.") As of December 31, 1993, Old Kent's directors and executive officers and their affiliates did not hold any shares of EdgeMark Common Stock. No approval by Old Kent's shareholders is required.

  Regulatory Approval. Consummation of the Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Old Kent filed its application for approval of the Merger with the Federal Reserve Board on January 14, 1994. The Merger cannot be consummated for a period of 30 days after receipt of the Federal Reserve Board's approval. During this 30-day period, the United States Department of Justice may review the competitive effects of the Merger to determine whether it will take action to block the Merger.

  The Merger is also subject to the approval of the Illinois Commissioner of Banks and Trust Companies and the Commissioner of the Financial Institutions Bureau, Michigan Department of Commerce. Old Kent has filed its applications for approval of the Merger with these agencies.


                                       -6-
  Appraisal Rights. Holders of EdgeMark Common Stock who perfect their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to receive, in lieu of the consideration contemplated in the Plan of Merger, following the commencement and conclusion of a statutory appraisal proceeding in the Delaware Court of Chancery, the amount of the fair value of their shares as determined by the court in the appraisal proceeding. In order to demand appraisal and payment for shares, a stockholder
(i) must deliver a written demand for appraisal of his or her shares to EdgeMark before the vote on the Plan of Merger; and (ii) must not vote in favor of the Plan of Merger. All written demands for appraisal should be delivered to EdgeMark at its principal executive offices at Merchandise Mart Plaza, Chicago, Illinois 60654. Voting in favor of the Plan of Merger, or delivering a proxy in connection with the special meeting (unless the proxy votes against or expressly abstains from the vote on the Plan of Merger) will constitute a waiver of a stockholder's appraisal rights. (See "Appraisal Rights." See also Appendix G to this Prospectus and Proxy Statement, which contains the full text of Section 262 of the Delaware General Corporation Law.)

  Federal Income Tax Consequences. As a condition precedent to consummation of the Merger, Old Kent and EdgeMark must each receive an opinion from Old Kent's counsel regarding the federal income tax consequences of the Merger. Such opinion of Old Kent's counsel must be substantially to the effect, among other matters, that EdgeMark stockholders will not recognize taxable income by reason of receiving shares of Old Kent Common Stock in the Merger, that holders of options to acquire EdgeMark Common Stock will not recognize taxable income by reason of the amendment of the options as contemplated by the Plan of Merger and that shares of Old Kent Common Stock which EdgeMark stockholders receive in the Merger will have the same basis and holding period as the respective shares of EdgeMark Common Stock surrendered in exchange therefor. Cash received in lieu of fractional shares of Old Kent Common Stock will be taxable. (See "The Merger--Federal Income Tax Consequences.")

  Due to the complexities of federal, state and local income tax laws, it is strongly recommended that EdgeMark stockholders consult their own tax advisers concerning the federal, state and local tax consequences of the Merger.

  Accounting Treatment. Old Kent expects to account for the Merger under the purchase method of accounting.


Market Value of Shares

  Old Kent Common Stock and EdgeMark Common Stock are both traded in the over-the-counter market and are quoted on the NASDAQ National Market System under the symbols OKEN and EDGE respectively. The following table sets forth the last sale prices for Old Kent Common Stock and EdgeMark Common Stock reported on the NASDAQ National Market System on November 1, 1993 (the last trading date before the public announcement of the signing of the Plan of Merger), and February 23, 1994, and the equivalent per share market value for EdgeMark Common Stock giving effect to the Merger as of the same dates.



                                       -7-

                               Old Kent
                               Common Stock        EdgeMark Common Stock
                                                                  Equivalent
               Date            Actual Price     Actual Price      Per Share(1)
    November 1, 1993              $33.125         $23.750            $42.79
    February 23, 1994

_______________________

(1) The equivalent per share price of EdgeMark Common Stock is the market value of Old Kent Common Stock which would be received for each share of EdgeMark Common Stock if the average price of Old Kent Common Stock during the Pricing Period used to determine the Conversion Ratio were to be the same as the actual price of Old Kent Common Stock as of the dates indicated.




  As of October 31, 1993, there were 40,530,990 shares of Old Kent Common Stock issued and outstanding held by 12,500 holders of record. As of February 17, 1994, there were 1,461,939 shares of EdgeMark Common Stock issued and outstanding held by 401 holders of record.

  In connection with the Merger, Old Kent intends to repurchase shares of Old Kent Common Stock having an aggregate purchase price of $62 million in publicly announced open market and privately negotiated purchases. These purchases may occur before or after the effective date of the Merger. The effect of such purchases is that the financial effect of the Merger on Old Kent will be similar to that of a purchase of EdgeMark shares for cash. This stock repurchase is not a term or condition of the Merger.

  Old Kent and EdgeMark urge each EdgeMark stockholder to obtain a current market quote on Old Kent Common Stock and EdgeMark Common Stock.















                                       -8-

Selected Financial Data

The following unaudited table presents selected historical financial information for Old Kent and EdgeMark.  This information should be read in conjunction with the financial statements and notes thereto included elsewhere in or incorporated by reference
into this Prospectus and Proxy Statement.   See Appendixes E and F for more recent preliminary unaudited financial information concerning EdgeMark and Old Kent, respectively, for the quarters and years ended December 31, 1993.
                                                                                                  Nine Months Ended
                                                     Year Ended December 31,                      September 30,
                                          1988       1989        1990       1991     1992         1993
                                                      (Dollars in thousands)
OLD KENT FINANCIAL CORPORATION
  Income Statement Data:
    Net Interest Income              $  264,990 $  289,630 $  311,253 $  339,198  $  385,608       $  303,333
    Provision for Loan Losses            17,266     24,110     32,097     39,812      57,712           26,429
    Net Income                           77,114     85,397     87,476     92,981     111,091           97,418
  Balance Sheet Data (period end):
    Assets                           $7,854,091 $8,127,210 $8,205,041 $8,826,139  $8,698,574       $9,515,445
    Deposits                          6,504,820  6,780,206  6,960,865  7,313,979   7,253,540        7,713,921
    Loans                             4,685,414  5,069,932  5,317,998  5,111,369   4,907,629        5,173,684
    Long-term   Debt                     93,400     87,550     80,937     74,734      16,217            1,325
    Shareholders' Equity                540,845    600,102    607,636    672,610     726,277          793,272
EDGEMARK FINANCIAL CORPORATION
  Income Statement Data:
    Net Interest Income              $    4,377 $   18,656 $   18,660 $   20,175  $   22,235       $   17,145
    Provision for Loan Losses               126        372        556      2,662       5,485            1,628
    Net Income (Loss)                     1,249      3,565      2,753      2,998      (2,724)           3,047
  Balance Sheet Data (period end):
    Assets                           $  455,415 $  447,710 $  475,868 $  516,943  $  516,071       $  533,799
    Deposits                            396,417    388,524    413,890    456,989     459,661          474,405
    Loans                               264,877    272,626    293,605    329,206     338,335          341,213
    Debt                                 14,740     13,500     13,000
    Shareholders' Equity                 35,699     38,029     39,688     41,629      37,862           40,424



                                                   -9-

   Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments such as loan commitments and letters of credit require capital allocations. Bank holding companies are required to maintain minimum risk-based capital ratios. Old Kent's ratios are above the regulatory minimum guidelines and each of its subsidiary banks met the regulatory criteria to be categorized as "well capitalized" institutions at September 30, 1993. EdgeMark met the regulatory criteria to be categorized as an "adequately capitalized" institution at September 30, 1993. The "well capitalized" classification permits financial institutions to minimize the cost of FDIC insurance assessments by being charged a lesser rate than those who do not meet this definition. Designation as a "well capitalized" institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of September 30, 1993.

                                                         Risk-based Capital
                                      Leverage         Tier 1           Total
Old Kent's capital ratios               7.83%           12.82%          14.13%
EdgeMark's capital ratios               4.69             7.01            8.25
Pro forma combined capital ratios       7.30            12.00           13.25
Regulatory capital ratios -
  "well capitalized" definition         5.0              6.0            10.0
Regulatory capital ratios -
  minimum requirement                     3.0              4.0             8.0

























                                                   -10-

Comparative Per Share Data

  The following unaudited table sets forth certain historical and pro forma combined per common share information for Old Kent, and certain historical and equivalent pro forma combined per common share information for EdgeMark. The data are derived from financial statements of Old Kent and EdgeMark incorporated by reference or included elsewhere in this Prospectus and Proxy Statement. The pro forma data do not purport to be indicative of the results of future operations or the actual results that would have occurred had the Merger been consummated at the beginning of the period presented. The pro forma financial data have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The pro forma combined per common share information for Old Kent and the equivalent pro forma combined per common share information for EdgeMark are stated as if the Merger had taken place on the first day of each period presented. The information presented below has been restated to reflect stock dividends and stock splits. See Appendixes E and F for more recent preliminary unaudited financial information concerning EdgeMark and Old Kent, respectively, for the quarters and years ended December 31, 1993.

                                                               Year Ended December 31,                    Nine Months Ended
                                                    1988       1989      1990     1991       1992         September 30, 1993
                                                             (Dollars in thousands)
HISTORICAL PER SHARE DATA
Old Kent Financial Corporation
  Net Income per Common Share:
    Primary                                         1.97       2.15      2.19     2.31       2.75          2.39
    Fully Diluted                                   1.75       1.93      2.08     2.21       2.71          2.39
     Cash Dividends Paid per
       Common Share                                0.583      0.637     0.723    0.787      0.903         0.780
  Book Value per Common
    Share (at period end):
    Primary                                        13.58      14.93     15.22    16.75      17.96         19.57
    Fully Diluted                                  12.69      14.05     15.21    16.74      17.96         19.57
EdgeMark
  Net Income (Loss) per Common Share:
    Primary                                         3.17       1.84      1.24     1.51      (2.41)         1.68
    Fully Diluted                                   3.17       1.84      1.24     1.51      (2.41)         1.68
  Cash Dividends Paid per
    Common Share                                    0.25       0.25      0.25     0.25       0.25          0.10
  Book Value per Common
    Share (at period end):
    Primary                                        19.02      20.43     21.90    23.28      20.70         22.38
    Fully Diluted                                  19.02      20.43     21.90    23.28      20.70         22.38
Pro Forma Combined (3)
  Net Income per Common Share:
    Primary                                                                                  2.58          2.37
    Fully Diluted                                                                            2.53          2.37
  Cash Dividends Paid per Common Share(1)                                                   0.903         0.780
  Book Value per Common Share (at period end)                                               17.96         19.57

                                       -11-

                                                    Year Ended December 31,         Nine Months Ended
                                                    1992                            September 30, 1993
                                                            (Dollars in thousands)
  Equivalent Pro Forma Combined
    Per EdgeMark Share(2)(3)
      Net Income per Common Share:
        Primary                                      3.35                            3.07
        Fully Diluted                                3.28                            3.07
      Cash Dividends Paid per
        Common Share                                 1.17                            1.01
      Book Value per Common
        Share (at period end)                       23.29                           25.38

_________________________

(1) For the purposes of this presentation, the pro forma combined cash dividends paid per common share are assumed to be the same as the cash dividends paid per common share by Old Kent on an historical basis during the periods indicated.  On November 15,
1993, the Old Kent board of directors increased the quarterly dividend on Old Kent Common Stock to $.29 per share.

(2) The EdgeMark equivalent pro forma combined per common share information is calculated by multiplying the Old Kent pro forma combined per common share data by the Conversion Ratio of 1.2967 shares of Old Kent Common Stock for each share of EdgeMark Common
Stock.  This Conversion Ratio assumes an "Old Kent Stock Price Per Share" of $33, which is midway between the $35 upper limit and the $31 lower limit for that value provided under the Plan of Merger.

(3) Pro forma combined and equivalent pro forma combined data are computed assuming that Old Kent had completed market purchases of 1,923,000 shares of Old Kent Common Stock at $33 per share, which is the Old Kent Stock Price Per Share assumed in these pro forma computations, at an aggregate purchase price of $62 million.  Old Kent has publicly announced its intention to purchase shares of its common stock having an aggregate cost of $62 million in connection with the Merger.  However, such repurchases are not a term or condition of the Merger, there is no assurance that such purchases will in fact be made, and it is not possible to ascertain the total number of shares or average price of shares which will be purchased in the future.

(4) For purposes of this presentation, the pro forma combined net income per common share, and book value per common share (as well as their respective "Equivalent Pro Forma Combined Per EdgeMark Share") reflect the following adjustments:


                                      -12-
        (a)  The estimated effect of Old Kent's associated stock repurchases of a number of shares similar in amount to those to be issued to Edgemark Stockholders.
        (b)  The estimated amount of additional expense related to amortization of intangible assets and other adjustments resulting from the proposed transaction.
        (c)  The elimination of a nonrecurring operational charge of $2.4 million recorded by EdgeMark in 1992.
        (d)  Profitability improvements expected to result from integrating the operations of EdgeMark with Old Kent have not been reflected in the pro forma data presented.






























                                       -13-
GENERAL MEETING INFORMATION


Purpose

  The special meeting will be held for the purpose of considering and voting upon a proposal to adopt the Plan of Merger and to transact any and all other business that may properly come before the meeting, or any adjournment thereof.


Voting by Proxy

  If an EdgeMark stockholder properly executes and returns a proxy in the form distributed by EdgeMark, the proxies named will vote the shares represented by that proxy at the special meeting of stockholders of EdgeMark, and at any adjournment thereof. Where a stockholder specifies a choice, the proxy will be voted in accordance with the stockholder's specification. If no specific direction is given, the proxies will vote the shares in favor of adoption of the Plan of Merger.

  EdgeMark's management does not currently know of any other matter to be presented at the special meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the proxies.

  A stockholder may revoke a proxy at any time prior to its exercise by written notice delivered to the corporate secretary of EdgeMark or by voting in person.


Proxy Solicitation

  The board of directors and management of EdgeMark will initially solicit proxies by mail. If they deem it advisable, officers, directors and employees of EdgeMark and its subsidiaries may also solicit proxies in person or by telephone without additional compensation. In addition, nominees and other fiduciaries may also solicit proxies. Such persons may at the request of EdgeMark's management mail material to or otherwise communicate with the beneficial owners of shares held by them. Although it does not presently plan to do so, EdgeMark's management may request officers, directors and employees of Old Kent and its subsidiaries to assist in the proxy solicitation. If management makes such a request, such persons may also solicit proxies of EdgeMark stockholders by mail, telephone and personal interview without additional compensation.


Voting Rights and Record Date

  Only stockholders of record of EdgeMark Common Stock at the close of business on February 17, 1994 (the "Record Date"), are entitled to notice of and to vote at the special meeting or at any adjournment thereof. At the close of business on the Record Date, 1,461,939 shares of EdgeMark Common Stock were

                                       -14-
issued and outstanding. As of December 31, 1993, 417,540 shares or 26.55% of the outstanding shares of EdgeMark Common Stock were beneficially owned by directors and executive officers of EdgeMark and their affiliates. These individuals have agreed that they will cause their personal shares of EdgeMark stock to be voted in favor of the adoption of the Plan of Merger. Each holder of record of EdgeMark Common Stock on the Record Date will be entitled to one vote for each share registered in his or her name on each matter presented to a vote of the stockholders at the special meeting. The Merger must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of EdgeMark Common Stock.


Expenses

  Old Kent will pay all printing expenses and filing fees pertaining to the Registration Statement. EdgeMark will pay all expenses associated with printing and mailing the Prospectus and Proxy Statement, including all expenses for postage, labor and materials. Except in the case of certain intentional breaches of the Plan of Merger by Old Kent or EdgeMark, if the Plan of Merger is terminated before the Merger becomes effective, Old Kent and EdgeMark each will pay its own fees and expenses incident to preparing for, entering into and carrying out the Plan of Merger, and to procuring any necessary approvals, including fees and expenses of its own legal counsel, accountants and other experts.


THE MERGER


  The respective boards of directors of Old Kent, OKFC Subsidiary and EdgeMark have approved an Agreement and Plan of Merger dated as of November 1, 1993 (the "Plan of Merger.").

  The following discussion summarizes certain provisions of the Plan of Merger and aspects of the Merger. This summary discussion does not purport to be a complete description of the Merger and is qualified in its entirety by reference to the Plan of Merger. The Plan of Merger is attached as Appendix A and incorporated by reference in this Prospectus and Proxy Statement.


 Background of the Merger

  In April of 1993, EdgeMark contacted DLJ to discuss whether DLJ could be engaged to assist EdgeMark in developing strategic alternatives. EdgeMark contacted DLJ because it is a nationally recognized investment banking firm regularly engaged, with respect to bank holding companies and other corporations, in the valuation of businesses and their securities. DLJ made a presentation to EdgeMark's board of directors in May of 1993. Shortly thereafter, EdgeMark engaged DLJ to act as EdgeMark's exclusive financial adviser with respect to a review of EdgeMark's strategic alternatives including the possible sale, merger, consolidation or other business combination involving EdgeMark.

                                       -15-
  The board of directors of EdgeMark had considered for some time EdgeMark's future role in the changing banking environment. The board considered such things as potential increased competition from bank and non-bank sources, prospects for future growth through mergers and acquisition in Illinois and other states where Illinois banks are permitted by law to acquire banks as well as the ability of EdgeMark's banking subsidiaries to develop new products on a profitable basis. In light of the foregoing, the board concluded that affiliation of EdgeMark with a major banking organization with substantial resources could possibly be in the best interest of EdgeMark's stockholders, employees, and communities. For this and other reasons, the board elected to engage the services of DLJ.

  Following its engagement, DLJ delivered to EdgeMark an outline of its proposed strategic analysis and began reviewing documents delivered by EdgeMark to DLJ for purposes of developing strategic alternatives. During June and July of 1993, DLJ also made preliminary contact with a number of regional multi-bank holding companies to determine if any of them were interested in affiliating with EdgeMark. No formal discussions or negotiations with such companies were undertaken at this point.

  By the early part of August of 1993, DLJ had been advised by a number of regional multi-bank holding companies, including Old Kent, that they were interested in exploring on a preliminary basis a possible affiliation with EdgeMark. DLJ asked each of these companies to sign confidentiality agreements and made arrangements with them to review financial and other information about EdgeMark that DLJ had collected from EdgeMark. These reviews, including the one conducted by Old Kent, took place at DLJ's Chicago office during August and September of 1993. At EdgeMark's August board meeting, DLJ advised the board that DLJ expected that a number of regional bank holding companies would be conducting their reviews of this information in the near future and that DLJ expected to have indications of interest from them in the near future.

  In mid-October of 1993, DLJ contacted EdgeMark and advised EdgeMark that it had received three written indications of interest from regional multi-bank holding companies which were interested in affiliating with EdgeMark. On October 21, 1993, EdgeMark's board met with representatives of DLJ and Pope, Ballard, Shepard & Fowle, Ltd., a law firm with extensive experience in representing financial institutions ("Pope-Ballard"), to assist the board in evaluating these indications of interest.

  At this meeting DLJ reviewed the financial terms of each indication of interest in detail with the board. Of the three indications received, one was significantly lower than the other two. After consideration, the board determined to focus its efforts on reviewing the remaining two indications of interest.

  After considerable discussion, the board instructed management, DLJ and Pope-Ballard to pursue negotiations with Old Kent as expeditiously as possible to see if a definitive agreement could be negotiated. The board determined, with the assistance of DLJ, that Old Kent was the preferred bidder due to its perceived ability to offer superior financial terms, the tax free nature of its indication of interest, and the perception that in terms of operations and

                                       -16-
management style, Old Kent was a more attractive merger partner. At the board's direction, DLJ and Pope-Ballard commenced negotiations with Old Kent.

  EdgeMark's board of directors met again on November 1, 1993. At this meeting, the board listened to a presentation made by representations of Old Kent at which time the board members asked various questions of the Old Kent representatives. Following these discussions, the board met with representatives of DLJ and Pope-Ballard to review Old Kent's revised indication of interest and the draft of the Plan of Merger, as well as the indication of interest received from the other bidder. DLJ's representatives again reviewed in detail the Old Kent's indication of interest and DLJ's negotiations with Old Kent since October 21, 1993.

  Following DLJ's presentation, Pope-Ballard then reviewed in detail the Plan of Merger that had been negotiated with Old Kent. The representative of Pope-Ballard advised the board of the various issues that had been raised with Old Kent during the course of the negotiations and the outcome of these discussions. After considerable discussion, DLJ delivered an oral opinion that the Conversion Ratio set forth in the Plan of Merger was fair, from a financial point of view, to the stockholders of EdgeMark. Following the receipt of this opinion, EdgeMark's board unanimously approved the Plan of Merger and authorized its execution. Prior to the opening of business on November 2, 1993, EdgeMark and Old Kent issued a joint press release announcing the execution of the Plan of Merger.

  Old Kent's board of directors believes the proposed Merger will enable Old Kent to improve its geographic diversification by expanding Old Kent's presence in the Chicago area. The board of directors believes that the Merger will permit the achievement of certain economies of scale with respect to Old Kent's business conducted in the Chicago area and other Illinois communities.


Merger Recommendation and Reasons for Transaction

  The terms of the Merger and the Plan of Merger, including the Conversion Ratio, were the result of arms-length negotiations between EdgeMark and Old Kent and their respective representatives. In the course of reaching its decision to approve the Plan of Merger, the board of directors of EdgeMark consulted with its legal and financial advisers as well as with management of EdgeMark and, without assigning any relative or specific weights, considered numerous factors, including but not limited to the following:

 (1) The Old Kent indication of interest would result in a tax deferred gain to EdgeMark's stockholders.

 (2) The Plan of Merger provided for a conversion ratio, including a floating exchange ratio which contemplated an upper and lower collar which would set a minimum and maximum number of shares to be issued, and a "walk-away" right that would permit EdgeMark to terminate the Merger if the Old Kent Stock Price Per Share declined more rapidly than a comparable group of stocks.


                                       -17-
 (3) A business combination with a larger bank holding company, such as Old Kent, would provide both greater short-term and long-term value to EdgeMark's stockholders than other alternatives available and would enhance EdgeMark's competitiveness and its ability to serve its depositors, customers and the communities in which it operates;

 (4) Old Kent's significant long-term experience in integrating the operations of banks and bank holding companies;

 (5) The economic conditions and prospects for the market in which EdgeMark operates, and competitive pressures in the financial services industry in general and the banking industry in particular;

 (6) The Merger offered EdgeMark's stockholders the prospect for higher dividends, a higher current trading value for their shares, greater liquidity for their shares and better prospects for future growth than if EdgeMark were to remain independent;

 (7) The bank regulatory environment in general;

 (8) The business, results of operations, asset quality and financial condition of Old Kent, the future growth prospects of Old Kent and EdgeMark following the Merger and the potential synergies and cost savings expected to be realized from the Merger; and

 (9) The presentations of EdgeMark's financial adviser, DLJ, and the opinion rendered by DLJ to the effect that the Conversion Ratio was fair, from a financial point of view, to the holders of EdgeMark's Common Stock. See "The Merger--Opinion of Financial Adviser."

  As of December 31, 1993, the directors and executive officers of EdgeMark, together with their affiliates and associates, as a group, were entitled to vote approximately 417,540 shares of EdgeMark Common Stock representing approximately 26.55% of the shares outstanding. These persons will be entitled to receive the same consideration for their shares as any other EdgeMark stockholder upon approval of the Merger. Under the terms of the Affiliates' Agreement, these directors' and executive officers' shares will be voted in favor of the Merger (See "The Merger--Agreements of Affiliates").
After the Merger, EdgeMark's directors and executive officers will own approximately 1.34% of the shares of Old Kent Common Stock outstanding.

EDGEMARK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PLAN OF MERGER BE APPROVED BY THE STOCKHOLDERS OF EDGEMARK.


Opinion of Financial Adviser

  In June of 1993, the EdgeMark board of directors retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as EdgeMark's exclusive financial adviser with respect to a review of EdgeMark's strategic alternatives and the possible sale, merger, consolidation or any other business combination, in one or a series of transactions, involving all or a substantial amount of

                                       -18-
the business, securities or assets of EdgeMark. As part of its services, DLJ analyzed EdgeMark and its operations, historical performance and future prospects; identified and contacted selected bank holding companies acceptable to the EdgeMark board of directors to solicit indications of interest in a possible business combination with EdgeMark; participated in negotiations concerning the financial aspects of the Plan of Merger under the guidance of the EdgeMark board of directors, and provided an opinion as to the fairness, from a financial point of view, of the Conversion Ratio to the holders of EdgeMark Common Stock.

  DLJ is a nationally recognized investment banking firm regularly engaged, with respect to bank holding companies and other corporations, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The EdgeMark board of directors selected DLJ on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience and its reputation with respect to mergers and acquisitions. No limitations were imposed by the EdgeMark board of directors upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

  DLJ has rendered a written opinion to the EdgeMark board of directors to the effect that, as of the date of this Prospectus and Proxy Statement, the Conversion Ratio is fair, from a financial point of view, to the holders of EdgeMark Common Stock. Such opinion describes the assumptions made, matters considered and the scope of the review undertaken and procedures followed by DLJ. DLJ's opinion is attached hereto as Appendix D and is incorporated herein by reference. STOCKHOLDERS ARE ENCOURAGED TO READ SUCH OPINION IN ITS ENTIRETY.

  DLJ's opinion is directed to the EdgeMark board of directors only and is directed only to the Conversion Ratio and does not constitute a recommendation to any holder of EdgeMark Common Stock as to how such holder should vote at the EdgeMark special meeting of stockholders.

  For purposes of its opinion and in connection with its review of the proposed transaction, DLJ, among other things: (a) participated in discussions and negotiations among representatives of EdgeMark and Old Kent and their respective legal advisers that resulted in the Plan of Merger; (b) reviewed the Plan of Merger, and this Prospectus and Proxy Statement; (c) reviewed certain publicly available financial statements, both audited and unaudited, for EdgeMark and Old Kent, including those included in the Annual Report on Form 10-K for the year ended December 31, 1992, the Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993, and September 30, 1993, and the most recent regular annual proxy statement available as of November 1, 1993, for EdgeMark and Old Kent; (d) reviewed certain financial statements and other financial and operating data concerning EdgeMark and Old Kent prepared by their respective managements; (e) reviewed certain financial projections of EdgeMark and Old Kent, both on a stand-alone and on a combined basis, prepared by their respective managements; (f) discussed certain aspects of the past and current business operations, results of regulatory examinations, financial

                                       -19-
condition and future prospects of EdgeMark and Old Kent with certain members of the management of EdgeMark and Old Kent; (g) reviewed reported market prices and historical trading activity of EdgeMark Common Stock and Old Kent Common Stock; (h) reviewed certain aspects of the financial performance of EdgeMark and Old Kent and compared such financial performance of EdgeMark and Old Kent together with the stock market data relating to EdgeMark and Old Kent with similar data available for certain other financial institutions and certain of their publicly traded securities; (i) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions; and (j) conducted such other studies, analyses and examinations as DLJ deemed appropriate.

  DLJ relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by EdgeMark, Old Kent and their respective representatives and of the publicly available information reviewed by DLJ. DLJ also relied upon the managements of both EdgeMark and Old Kent as to the reasonableness and achievability of the financial and operating forecasts provided to DLJ (and the assumptions and bases therefor). In that regard, DLJ assumed that such forecasts, including without limitation projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of both EdgeMark and Old Kent. DLJ did not independently verify and relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of each of EdgeMark and Old Kent at September 30, 1993, were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. DLJ did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of each of EdgeMark and Old Kent in their respective September 30, 1993, balance sheets, and DLJ assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. DLJ was not retained to and did not conduct a physical inspection of any of the properties or facilities of EdgeMark or Old Kent, nor did DLJ make any independent evaluation or appraisal of the assets, liabilities or prospects of EdgeMark or Old Kent, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. DLJ also assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to EdgeMark and Old Kent. DLJ assumed for purposes of its opinion that the Merger will be recorded as a purchase under generally accepted accounting principles.

  Prior to rendering its written opinion dated as of the date of this Prospectus and Proxy Statement to the EdgeMark board of directors, DLJ rendered an oral opinion to the EdgeMark board of directors on November 1, 1993. Set forth below is a brief summary of the analyses performed by DLJ in reaching its November 1, 1993, opinion.






                                       -20-

  Stock Trading History. DLJ examined the history of trading prices and volume for EdgeMark Common Stock and Old Kent Common Stock and the relationship between the movements of such common stock prices to the market prices of the common stocks of the companies in the EdgeMark Peer Group (as defined below) and the DLJ Midwest Universe (as defined below).

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, DLJ estimated the future dividend streams that EdgeMark could produce over the period from September 30, 1993, through December 31, 1997, assuming a minimum required tangible equity level of 6.0% of tangible total assets, if EdgeMark performed in accordance with management's forecast. DLJ also estimated the terminal value of EdgeMark's common equity as of December 31, 1997, by applying a range of multiples to EdgeMark's projected 1997 earnings. The dividend streams and terminal value were discounted to present values as of September 30, 1993, using discount rates ranging from 12% to 14%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of EdgeMark Common Stock. The range of present values per fully diluted share of EdgeMark Common Stock resulting from this analysis was $25.43 to $35.38.

  Comparison with Selected Companies. DLJ compared selected financial ratios for EdgeMark to the corresponding ratios of the "EdgeMark Peer Group" (consisting of CBT Corporation of Paducah, Kentucky; First National Bank Corp. of Clinton Township, Michigan; First Oak Brook Bancshares, Inc. of Oak Brook, Illinois; First Merchants Corporation of Muncie, Indiana; Irwin Financial Corporation of Columbus, Indiana; National City Bancorporation of Minneapolis, Minnesota; Northwest Illinois Bancorp, Inc. of Freeport, Illinois; Premier Financial Services, Inc. of Freeport, Illinois; Princeton National Bancorp of Princeton, Illinois; Second Bancorp, Incorporated of Warren, Ohio; and Shoreline Financial Corporation of Benton Harbor, Michigan) and for Old Kent to the corresponding ratios of the "DLJ Midwest Universe" (consisting of Banc One Corporation of Columbus, Ohio; Boatmen's Bancshares, Inc. of St. Louis, Missouri; Comerica Incorporated of Detroit, Michigan; Fifth Third Bancorp of Cincinnati, Ohio; First Bank System, Inc. of Minneapolis, Minnesota; First of America Bank Corporation of Kalamazoo, Michigan; Huntington Bancshares Incorporated of Columbus, Ohio; National City Corporation of Cleveland, Ohio; NBD Bancorp, Inc. of Detroit, Michigan; Norwest Corporation of Minneapolis, Minnesota; and Society Corporation of Cleveland, Ohio). Such ratios included: tangible equity to assets, return on average total assets, return on average total equity, loan loss reserve to nonperforming loans (defined as nonaccrual loans, loans 90 days or more past due but still accruing interest and renegotiated loans), nonperforming assets (defined as nonperforming loans plus other real estate owned) to total loans plus other real estate owned, market price to 1993 estimated earnings per share ("EPS"), market price to tangible book value per share, and market price to book value per share. All ratios were based on financial data at or for the twelve months ended September 30, 1993, and market prices as of October 29, 1993.

  DLJ compared the mean values for each of such ratios for the EdgeMark Peer Group with the corresponding ratio for EdgeMark. This analysis showed that the EdgeMark Peer Group had a mean tangible equity to assets ratio of 9.13%, as compared with 4.69% for EdgeMark; a mean return on average total assets of

                                       -21-
1.22%, as compared with 0.77% for EdgeMark; a mean return on average total equity of 13.1%, as compared with 10.4% for EdgeMark; a mean ratio of loan loss reserve to nonperforming loans of 315.6%, as compared with 129.1% for EdgeMark; a mean ratio of nonperforming assets to total loans plus other real estate owned of 0.88%, as compared with 1.78% for EdgeMark; a mean ratio of price to 1993 Estimated EPS of 11.7 times, as compared with 9.4 times for EdgeMark; a mean ratio of market price to tangible book value per share of 1.55 times, as compared with 2.09 times for EdgeMark; and a mean ratio of market price to book value per share of 1.46 times, as compared with 1.05 times for EdgeMark.

  DLJ also compared the mean values for each of such ratios, for the DLJ Midwest Universe with the corresponding ratio for Old Kent. This analysis showed that the DLJ Midwest Universe had a mean tangible equity to assets ratio of 7.26%, as compared with 7.79% for Old Kent; a mean return on average total assets of 1.27%, as compared with 1.40% for Old Kent; a mean return on average total equity of 15.8%, as compared with 17.0% for Old Kent; a mean ratio of loan loss reserve to nonperforming loans of 284.1%, as compared with 201.6% for Old Kent; a mean ratio of nonperforming assets to loans plus other real estate owned of 1.33%, as compared with 1.51% for Old Kent; a mean ratio of market price to 1993 estimated EPS of 11.0 times, as compared with 10.5 times for Old Kent; a mean ratio of market price to tangible book value per share of 1.92 times, as compared with 1.69 times for Old Kent; and a mean ratio of market price to book value per share of 1.87 times, as compared with 1.69 times for Old Kent.

  Analysis of Selected Merger Transactions. DLJ reviewed selected mergers involving acquisitions of Midwestern banks or bank holding companies announced between January 1, 1991, and October 26, 1993, in which the total assets of the acquired institution was between $250 million and $1.5 billion. Specifically, DLJ reviewed the mergers involving the following pairs of institutions:
BanPonce Corporation/Pioneer Bancorp, Mercantile Bancorporation, Inc./Metro Bancorporation, Banc One Corporation/First Financial Associates, United Missouri Bancshares, Inc./CNB Financial Corporation, Old National Bancorp/DCB Corporation, Hawkeye Bancorporation/First Dubuque Corporation, Banc One Corporation/First Community Bancorp, Mercantile Bancorporation, Inc./Mid-American Corporation, Coal City Corporation/Manufacturers National Corporation, Banc One Corporation/Jefferson Bancorp, Inc., Commerce Bancshares, Inc./First Peoria Corp., Mercantile Bancorporation, Inc./Ameribanc, Inc., CNB Bancshares, Inc./Indiana Bancshares, Boatmen's Bancshares, Inc./First Interstate of Iowa, Inc., Associated Banc Corporation/F&M Financial Services Corporation, NBD Bancorp, Inc./Gainer Corporation, Banc One Corporation/Marine Corporation, NBD Bancorp, Inc./FNW Bancorp, Inc., and Firstbank of Illinois Corporation/Central Banc System, Inc. DLJ calculated the multiples of the offer value over the market price, LTM EPS, book value per share and tangible book value per share of the acquired company in each transaction. The calculations yielded a range of multiples of offer value to market price of 1.17 times to 1.72 times, with a mean of 1.42 times and a median of 1.41 times; a range of multiples of offer value to LTM EPS of 9.3 times to 44.4 times, with a mean of 18.0 times and a median of 15.3 times; a range of multiples of offer value to book value of 1.03 times to 2.23 times, with a mean of 1.57 times and median of 1.53 times, and a range of multiples of offer value to tangible book value of 1.09 times to 2.48 times, with a mean of 1.71 times and a median of 1.66 times.

                                       -22-
  DLJ compared these multiples with the corresponding multiples for the Merger, valuing the shares of Old Kent Common Stock that would be received pursuant to the Plan of Merger at $42.79 (the "Collar Value") and $38.65 (the "Walkaway Value") per share Edgemark Common Stock. In calculating the multiples for the Merger, DLJ used the closing price per share of EdgeMark Common Stock on October 29, 1993, estimated EPS for the year ending December 31, 1993, book value per share and tangible book value per share as of September 30, 1993. At the Collar Value, the multiples of EdgeMark's market price per share, 1993 estimated EPS, book value per share and tangible book value were 1.82 times, 17.2 times, 1.91 times and 3.81 times, respectively. At the Walkaway Value, the multiples of EdgeMark's market price per share, 1993 estimated EPS, book value per share and tangible book value per share were 1.64 times, 15.5 times, 1.73 times and 3.44 times, respectively.

  No company or transaction used in the above analysis as a comparison is identical to EdgeMark, Old Kent or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

  Pro Forma Merger Analysis. In the course of discussions preceding execution of the Merger Agreement, Old Kent informed DLJ that with various cost savings and revenue enhancements combined with continued credit improvement at EdgeMark, Old Kent expected the transaction to be modestly accretive to earnings (approximately $0.02 per share) within twelve months of the effective time of the Merger. Old Kent also informed DLJ that it anticipated the transaction would be modestly dilutive to Old Kent's tangible book value per share.

  DLJ also analyzed certain additional pro forma effects of the Merger.
DLJ's analysis showed that holders of EdgeMark Common Stock would experience an increase in dividend income of from 468% to 540%, based on EdgeMark's and Old Kent's current dividend payments as of November 1, 1993; and that the shares of Old Kent Common Stock issued in the Merger would represent from 4.2% to 4.7% of the pro forma total number of outstanding shares of Old Kent Common Stock.

  In connection with its written opinion dated as of the date of this Prospectus and Proxy Statement, DLJ performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  Although the summary set forth above does not purport to be a complete description of the analyses performed by DLJ, the material analyses performed by DLJ in rendering its opinion have been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. DLJ believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which DLJ reached its opinions. In addition, DLJ may have given various analyses more or less weight than any other analysis, but no analysis was given materially more

                                       -23-
weight than any other analysis. Also, DLJ may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DLJ's view of the actual value of EdgeMark or the combined company.

  In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EdgeMark and Old Kent. The analyses performed by DLJ are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DLJ's analysis of the fairness, from a financial point of view, of the Conversion Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. DLJ used in its analyses various projections of future performance prepared by the managements of EdgeMark and Old Kent. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. DLJ's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for EdgeMark or the effect of any other business combination in which EdgeMark might engage.

In addition, as described above, DLJ's opinion to the EdgeMark board of directors was one of many factors taken into consideration by the EdgeMark board of directors in making its determination to approve the Plan of Merger.

  Pursuant to the terms of a letter agreement, dated June 1, 1993 (the "Engagement Letter"), for DLJ's services in connection with the Merger, including the rendering of its opinions, EdgeMark (i) has paid DLJ $550,000 and
(ii) has agreed to pay DLJ an amount equal to 1.75% of the aggregate amount of consideration received by the holders of EdgeMark Common Stock (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), less the amount paid by EdgeMark pursuant to clause
(i) above. Because the major portion of the aggregate consideration to be received by the holders of EdgeMark Common Stock is to be paid in the form of securities, the Engagement Letter provides that the value of such securities, for purposes of calculating the fee payable to DLJ, will be determined by the last sale price for such securities on the last trading day thereof prior to consummation of the Merger. Such fee shall be payable in cash upon consummation of the Merger. EdgeMark has also agreed under the Engagement Letter to reimburse DLJ for reasonable all out-of-pocket expenses, including reasonable fees and expenses of legal counsel, and has agreed to indemnify DLJ against certain expenses and liabilities incurred in connection with its engagement, including liabilities under Federal securities law. The DLJ fee is an obligation of EdgeMark, which is payable at closing, and will have no impact on the consideration to be received by the holders of EdgeMark Common Stock.

  DLJ may, in the ordinary course of its business, actively trade securities of EdgeMark and Old Kent for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time.

                                       -24-
  DLJ has from time to time in the past been, and may in the future be, considered or employed by EdgeMark or Old Kent to provide investment banking and securities brokerage services. These relationships are considered by EdgeMark and Old Kent, respectively, to be in the ordinary course of business and to be immaterial to DLJ's engagement relative to the Merger.


Conversion of EdgeMark Shares

  Pursuant to the Plan of Merger, EdgeMark is soliciting proxies from EdgeMark's stockholders for the purpose of adopting the Plan of Merger. The affirmative vote of the holders of a majority of the outstanding shares of EdgeMark Common Stock is required to adopt the Plan of Merger.

  At the time the Merger becomes effective, EdgeMark will be merged with and into OKFC Subsidiary. The surviving corporation will be OKFC Subsidiary and will own all of the subsidiaries and other assets of EdgeMark. Upon consummation of the Merger, all of the issued and outstanding capital stock of the surviving corporation will be owned by Old Kent.

  At the time the Merger becomes effective, each of the then issued and outstanding shares of EdgeMark Common Stock will be converted into the number of shares of Old Kent Common Stock equal to the "Conversion Ratio." The Conversion Ratio will be equal to $42.79 (which is $62,000,000 divided by the number of shares of EdgeMark Common Stock outstanding as of the date of the Plan of Merger) divided by the "Old Kent Stock Price Per Share." The "Old Kent Common Stock Price Per Share" is the weighted average of all transactions reported for Old Kent Common Stock on the Bloomberg Financial Markets System, or an equivalent system, for each of the last ten trading days preceding the date of closing for which transactions are reported on that system (the "Pricing Period"). Notwithstanding such weighted average, the Old Kent Stock Price Per Share shall not be more than $35 per share nor less than $31 per share.

  The following table shows a range of hypothetical Old Kent Stock Prices
Per Share, and the Conversion Ratios corresponding to each Old Kent Stock Price Per Share.

                           Average                 Conversion
                           Price                   Ratio
                           At or Above $35.00      1.2226
                           34.00                   1.2585
                           33.00                   1.2967
                           32.00                   1.3372
                           At or Below 31.00       1.3803

  The following table shows the closing sale price of Old Kent Common Stock on the dates listed and the corresponding Conversion Ratios that would apply if the closing sale price shown were the average price of Old Kent Common Stock during the Pricing Period.

                                       -25-

                                      Closing               Conversion
             Date                     Sale Price            Ratio
             November 1, 1993 (1)     33.125                1.2918
             December 31, 1993        29.875                1.3803
             January 31, 1994         31.24                 1.3748
             February 23, 1994

(1) The last trading day before public announcement of the Plan of Merger.




  The price of $42.79, which is divided by the Old Kent Stock Price Per Share to yield the Conversion Ratio that determines the amount of Old Kent Common Stock to be received by EdgeMark's stockholders, and the limits on the range of the Conversion Ratio, were determined through the parties' negotiation of the Plan of Merger (see "The Merger--Merger Recommendation and Reasons for the Transaction"). These terms reflect EdgeMark and Old Kent's judgment as to the value of the shares of EdgeMark Common Stock relative to the historical and anticipated market price of Old Kent Common Stock.

  The limits of the range of the Conversion Ratio (1.2226 and 1.3803) are intended to limit the extent to which the amount of Old Kent Common Stock to be received by EdgeMark's stockholders in the Merger is adjusted based on extraordinary fluctuations in the market price of Old Kent Common Stock which may be unrelated to Old Kent's financial condition or operations and therefore should not cause adjustment of the Conversion Ratio beyond the limits of its range. See "The Merger--Stock Price Condition" for a discussion of EdgeMark's ability to avoid consummating the Merger in the event of an extraordinary downward movement in the market price of Old Kent Common Stock which is not matched by a group of comparable stocks.

  The Conversion Ratio is subject to upward or downward adjustment upon the occurrence of or the setting of a record date for certain events between the date of the Plan of Merger and the effective time of the Merger which result in or would result in changes in the number of shares of Old Kent Common Stock or EdgeMark Common Stock outstanding, as the case may be. The purpose of any adjustment to the Conversion Ratio would be to prevent dilution of the interests of the respective shareholders of Old Kent and EdgeMark upon the occurrence of certain events listed in the Plan of Merger. It is expected that none of these events will occur and that no adjustment of the Conversion Ratio will be necessary.

  Old Kent will not issue fractional shares of its Common Stock in the Merger. An EdgeMark stockholder who would otherwise be entitled to receive a fraction of a share of Old Kent Common Stock in the Merger will receive instead an amount of cash determined by multiplying that fraction by the Old Kent Stock Price Per Share.

                                       -26-
  Before the effective time of the Merger, each outstanding stock option entitling the holder to purchase EdgeMark Common Stock will be converted into an option to acquire, for an equivalent price, the number of shares of Old Kent Common Stock which would have been acquired if the options had been exercised immediately prior to the Merger.

  Shares of EdgeMark Common Stock as to which a legally sufficient demand for appraisal has been made, and which are not voted in favor of the Merger, will not be converted into shares of Old Kent Common Stock, but will represent solely the right to receive payment of the appraised value of such shares in accordance with Delaware law. (See "Appraisal Rights.")


Stock Price Condition

  EdgeMark shall not be obligated to consummate the Merger at any time when both of the following conditions exist: (i) the Old Kent Stock Price Per Share is less than $28, subject to certain adjustments; and (ii) the percentage determined by dividing the Old Kent Stock Price Per Share by $33 is more than 15 percentage points less than the percentage determined by dividing the sum of the closing prices of a group of comparison stocks (as defined in the Plan of Merger) on the last day of the Pricing Period by the sum of the closing prices of these comparison stocks on October 29, 1993. The comparison stock used for this purpose include the publicly based common stocks of a group of 15 regional bank holding companies listed in the Plan of Merger.

  The effect of this provision is that EdgeMark need not consummate the Merger at a time when the price of Old Kent Common Stock has declined substantially from the price prevailing when EdgeMark's board of directors approved the Merger and that decline has been disproportionate to any decline in the average price of the comparison stocks.


Distribution of Old Kent Common Stock

  As of the effective time of the Merger, holders of EdgeMark Common Stock outstanding immediately prior to the effective time of the Merger will cease to be stockholders of EdgeMark and will have no rights as EdgeMark stockholders. Certificates which represented shares of EdgeMark Common Stock outstanding immediately prior to the effective time of the Merger ("Old Certificates") will then represent shares of Old Kent Common Stock having all of the voting and other rights of shares of Old Kent Common Stock, except for the right to receive dividends pending surrender of the Old Certificates, and the right to receive cash in lieu of fractional shares, all as provided in the Plan of Merger. After the effective time of the Merger, Old Certificates will be ex-changeable for new stock certificates representing the number of shares of Old Kent Common Stock to which such holders will be entitled.

  As soon as practicable and in any event not later than three business days after the Merger becomes effective, Old Kent will send transmittal materials to be used to exchange Old Certificates for stock certificates representing Old


                                       -27-
Kent Common Stock. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

  As soon as practicable after the Merger becomes effective, Old Kent will deliver the number of shares of Old Kent Common Stock issuable and the amount of cash payable for fractional shares in the Merger to Old Kent Bank and Trust Company, or such other bank or trust company as Old Kent may designate for such purpose (the "Exchange Agent"). Old Kent and the Exchange Agent will appoint either Old Kent Bank, Elmhurst, Illinois, or another bank with offices in Chicago, as an agent for purposes of facilitating the physical exchange of Old Certificates for new stock certificates.

  As soon as practicable after the receipt of the proper transmittal documents and Old Certificates from an EdgeMark stockholder, the Exchange Agent will issue and deliver new stock certificates to the stockholder. The Exchange Agent will issue and deliver certificates in the name and to the address appearing on EdgeMark's stock records as of the effective time of the Merger, or in such other name or to such other address as the holder of record may specify in transmittal documents received by the Exchange Agent. The Exchange Agent is not required to issue and deliver certificates to a stockholder until it has received all of the Old Certificates held of record by that stockholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials. Such Old
Certificates, transmittal materials and affidavits must be in a form and condition reasonably acceptable to the Exchange Agent.

  The Exchange Agent will have reasonable discretion to determine the rules and procedures relating to the issuance and delivery of certificates of Old Kent Common Stock into which shares of EdgeMark Common Stock are converted in the Merger and governing the payment for fractional shares.

  The declaration of a dividend on Old Kent Common Stock payable to shareholders of record of Old Kent as of a record date at or after the effective time of the Merger will include dividends on all shares issuable under the Plan of Merger. However, no former stockholder of EdgeMark will be entitled to receive a distribution of such dividends until physical exchange of that stockholder's Old Certificates shall have been effected. Upon physical exchange of that stockholder's Old Certificates, he or she will be entitled to receive from Old Kent an amount equal to all such dividends (without interest and less the amount of taxes, if any, which may have been imposed or paid) declared and paid with respect to those shares.

  After the effective time of the Merger, Old Kent and EdgeMark will not transfer on the stock transfer books of EdgeMark any shares of EdgeMark Common Stock which were issued and outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, a stockholder properly presents Old Certificates to Old Kent, Old Kent will cancel and exchange the Old Certificates for stock certificates representing shares of Old Kent Common Stock as provided in the Plan of Merger. After the effective time of the Merger, ownership of shares represented by Old Certificates may be transferred only on the stock transfer records of Old Kent.


                                       -28-
Effective Date of the Merger

  The Merger shall be consummated at the close of business on the date specified in a Certificate of Merger filed in accordance with the Delaware General Corporation Law. If the stockholders of EdgeMark adopt the Plan of Merger at the special meeting of EdgeMark stockholders, and the other conditions to the Merger set forth in the Plan of Merger and summarized under "The Merger--Conditions to the Merger and Abandonment" herein are satisfied, the effective time of the Merger is anticipated to be during the second quarter of 1994, provided that the Plan of Merger has not been terminated prior to such date. The Merger may not be consummated until receipt of approval from the Federal Reserve Board or its delegate and expiration of the required 30-day waiting period following such approval, and until receipt of approvals from the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner") and the Commissioner of Financial Institutions Bureau, Michigan
Department of Commerce (the "Michigan Commissioner"). An application for prior approval of the Merger was submitted to the Federal Reserve Board on January 19, 1994. Applications for approval of the Merger have also been submitted to the Illinois Commissioner and the Michigan Commissioner. Although such approvals are anticipated, there can be no assurance when or if such approvals will be granted, or when or if any other condition to the Merger will be satisfied.


Business of EdgeMark Pending the Merger

  The Plan of Merger also contains covenants to which EdgeMark has agreed.
The covenants remain in effect until the effective time of the Merger or until the Plan of Merger has been terminated, and include, among others, an agreement that EdgeMark and each of its subsidiaries: (i) will conduct its business and manage its property only in the usual, regular and ordinary course; (ii) will not enter into any employment agreement which is not terminable, without cost or penalty, on 60 days' notice; (iii) will not issue any capital stock or any security convertible into capital stock, or grant any warrant or option to acquire capital stock, or otherwise alter its capital structure, other than as required by outstanding EdgeMark stock options; (iv) will not make any material changes in any policies or procedures applicable to the conduct of its business; and (v) will not sell, mortgage, pledge, encumber or otherwise dispose of any property or assets, except in the ordinary course of business. Nothing contained in the Plan of Merger shall preclude EdgeMark from declaring and paying semiannual cash dividends on its Common Stock of $.10 per share in June and $.15 per share in December, nor preclude EdgeMark or any of its subsidiaries from making ordinary hiring and personnel decisions or from making ordinary and regular adjustments in the compensation of persons employed by it (provided such adjustments are reasonable in amount and consistent with the prior year and are made after first consulting with Old Kent), nor preclude any subsidiary of EdgeMark from declaring and paying dividends to EdgeMark. The board of directors of EdgeMark is under no obligation to pay dividends on EdgeMark Common Stock.




                                       -29-
EdgeMark Stock Options

  It is contemplated that each stock option entitling the holder to purchase EdgeMark Common Stock which shall be outstanding at the effective time of the Merger, shall be converted into an option to purchase that number of shares of Old Kent Common Stock which such holder would have been entitled to receive pursuant to the Merger had such holder exercised such option immediately prior to the effective time of the Merger, and the option price shall be proportionately adjusted.

  As of February 17, 1994, there were options outstanding to purchase an aggregate of 117,802 shares of EdgeMark Common Stock.


Management After the Merger

  Upon the consummation of the Merger, the directors and officers of OKFC Subsidiary will be the persons who were directors and officers of OKFC Subsidiary immediately prior to the effective time of the Merger.
Old Kent has agreed that after the effective time of the Merger, OKFC
Subsidiary shall cause two persons, to be selected by OKFC Subsidiary from those who presently serve on EdgeMark's board of directors, to be elected or appointed to the board of directors of Old Kent Bank, Elmhurst, Illinois. Such directors shall, after their initial election or appointment, be subject to re-election at the discretion of the stockholders of OKFC Subsidiary on the same basis as other directors. It is expected that Charles Bruning will be appointed Vice Chairman and a Director of Old Kent after the Merger.

  The directors, officers and employees of EdgeMark's subsidiaries will continue immediately after the effective time of the Merger as directors, offi-cers and employees of the same subsidiaries.


Conditions to the Merger and Abandonment

  The obligations of Old Kent and EdgeMark to consummate the Merger are subject to the fulfillment of certain conditions, including, but not limited to, the following:

1. An affirmative vote of holders of a majority of the outstanding shares of EdgeMark Common Stock is required to adopt the Plan of Merger.

2. The Board of Governors of the Federal Reserve System, the Illinois Commissioner and the Michigan Commissioner must each approve the Merger.

3. Old Kent and EdgeMark must comply with their respective covenants, and their respective representations and warranties must be true in all material respects each as set forth in the Plan of Merger. (See "Business of EdgeMark Pending the Merger.")

4.  Old Kent and EdgeMark must receive certain opinions of counsel.


                                       -30-
5. EdgeMark must obtain waivers of all rights which would be triggered by the change in control of EdgeMark resulting from the Merger, other than rights with respect to adjustment of the rate of dividends payable on EdgeMark's Preferred Stock as provided in the Certificate of Designation of Rights and Preferences.

6. There must not be any suit or proceeding pending or threatened which may result in material liability to EdgeMark or its subsidiaries on a consolidated basis or which challenges the Merger.

  Either Old Kent or EdgeMark, whichever is entitled to the benefit of the foregoing conditions, may waive one or more of those conditions except where satisfaction of the condition is required by law. The Plan of Merger contains various other conditions to the respective obligations of Old Kent and EdgeMark which have been satisfied.

  The boards of directors, or duly authorized committees thereof, of EdgeMark and Old Kent may by mutual consent terminate the Plan of Merger and abandon the Merger at any time prior to the effective time of the Merger.

   Either EdgeMark or Old Kent may terminate the Plan of Merger and abandon the Merger on its own action upon the occurrence of certain events specified in the Plan of Merger, including, among others, the following events:

1. Old Kent or EdgeMark discovers that one or more of the other party's representations and warranties is or has become untrue, and the cumulative effect of all such untrue representations and warranties is material to the other party's business, income or financial condition on a consolidated basis;

2. Old Kent or EdgeMark commits one or more breaches of any provision of the Plan of Merger which would in the aggregate be material on a consolidated basis;

3. There occurs a materially adverse change in the financial condition of Old Kent or EdgeMark and their respective subsidiaries on a consolidated basis;

4.  The Merger is not effective on or before September 30, 1994;

5. A court of competent jurisdiction issues a final unappealable injunction or other judgment restraining or prohibiting consummation of the Merger;

6. The stockholders of EdgeMark fail to adopt the Plan of Merger at the special meeting;

7. The Board of Governors of the Federal Reserve System, the Illinois Commissioner or Michigan Commissioner refuses to approve the Merger;

  Old Kent may terminate the Plan of Merger and abandon the Merger if an environmental assessment indicates any environmental conditions which are contrary to EdgeMark's representations and warranties, and the parties are unable to agree on a course of action for further investigation of the environmental condition and/or mutually acceptable modification to the Plan of Merger, and the environmental condition is not one for which it can be

                                       -31-
determined to be a reasonable degree of certainty that the risk and expense to which Old Kent would be subject as the owner of the property can be quantified or limited to an immaterial amount.

  Old Kent may terminate the Plan of Merger and abandon the Merger at any time more than 30 days after the execution of the Plan of Merger if either
(i) the holders of EdgeMark's short-term notes, or (ii) the holders of EdgeMark Preferred Stock have not then provided assurances, reasonably acceptable to Old Kent, that they will approve the Merger or have conditioned that approval in a manner unacceptable to Old Kent.

  Old Kent may terminate the Plan of Merger and abandon the Merger if EdgeMark or its subsidiaries, or any of their directors, officers, employees, investment bankers, representatives, or agents negotiates, solicits, invites, or discusses with any party other than Old Kent any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving EdgeMark or any of its subsidiaries.


Termination Fee

  Under certain circumstances involving the acquisition of control of EdgeMark by a party other than Old Kent, EdgeMark is required under the Plan of Merger to pay Old Kent a "Termination Fee." The Termination Fee is payable only if, while the Plan of Merger is in effect, (i) a party other than Old Kent directly or indirectly acquires control (as defined in the Federal Bank Holding Company Act, substituting 50 percent for 25 percent) of EdgeMark, or acquires 50 percent or more of the consolidated assets of EdgeMark and EdgeMark's subsidiaries, or (ii) EdgeMark solicits, invites, negotiates, discusses, or enters into an agreement with a party other than Old Kent to acquire such control or such assets or publicly announces an intention to do so, and within one year of the date of such solicitation, invitation, negotiation, discussion, agreement, or announcement (whether or not this Plan of Merger is then in effect) the party acquires such control or such assets.

  The Termination Fee would be the greater of (i) $1,000,000; or (ii) 15 percent of the excess of the "Acquisition Price" of EdgeMark Common Stock over the "Old Kent Merger Price," multiplied by the number of shares of EdgeMark Common Stock outstanding immediately prior to the acquisition of control of EdgeMark. For purposes of the Termination Fee, "Acquisition Price" is generally the value of the consideration received by EdgeMark stockholders from the party acquiring control of EdgeMark, and "Old Kent Merger Price" is defined as $42.79, subject to certain adjustments.

  Old Kent will not be entitled to receive the Termination Fee if the Plan of Merger is terminated and the Merger is abandoned by EdgeMark by reason of a breach of Old Kent's warranties or covenants, an injunction prohibiting consummation of the Merger, a refusal by any regulatory authority to approve the Merger, the occurrence of a materially adverse change in the financial condition of Old Kent, or the discovery of an environmental condition which is

                                       -32-
contrary to EdgeMark's representations and warranties and for which the parties are unable to agree on a course of further investigation and/or a mutually acceptable modification to the Plan of Merger. In addition, Old Kent will not be entitled to receive the Termination Fee if the Plan of Merger is terminated and the Merger is abandoned by EdgeMark because the Merger has not yet become effective on September 30, 1994, if Old Kent has failed to satisfy certain conditions precedent to EdgeMark's obligations under the Plan of Merger, or if the Plan of Merger is terminated and the Merger is abandoned by mutual consent of the parties.


Description of Old Kent Capital Stock

  Old Kent's authorized capital stock consists of 175,000,000 shares of common stock, $1 par value ("Common Stock"), and 25,000,000 shares of preferred stock, no par value ("Preferred Stock"). As of October 31, 1993, Old Kent had outstanding 40,530,990 shares of Common Stock and no shares of Preferred Stock. Old Kent expects to issue no more than 2,181,000 shares of Common Stock in the Merger.

  Common Stock. Holders of Old Kent Common Stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by the board of directors. The dividend rights of Old Kent Common Stock are subject to the rights of Old Kent Preferred Stock which has been or may be issued.
Each holder of Old Kent Common Stock is entitled to one vote for each share held. Old Kent Common Stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

  In the case of any liquidation, dissolution or winding up of the affairs of Old Kent, holders of Old Kent Common Stock will be entitled to receive, pro rata, any assets distributable to common shareholders in respect to the number of shares held by them. The liquidation rights of Old Kent Common Stock are subject to the rights of holders of Old Kent Preferred Stock which has been or may be issued.

  All outstanding shares of Old Kent Common Stock are, and shares to be issued pursuant to the Plan of Merger will be when issued, fully paid and nonassessable.

  Preferred Stock.  Old Kent is authorized to issue shares of Preferred
Stock from time to time in one or more series. Preferred Stock may have such designations, powers, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions as may be provided for the issue of such series by resolution adopted by the Old Kent board of directors. Such Preferred Stock may have priority over Old Kent Common Stock as to dividends and as to distribution of Old Kent's assets upon any liquidation, dissolution or winding up of Old Kent. Such Preferred Stock may be redeemable for cash, property or rights of Old Kent, may be convertible into shares of Old Kent Common Stock, and may have voting rights entitling the holder to not more than one vote per share.



                                       -33-
Provisions Affecting Control

  The Michigan Business Corporation Act and Old Kent's shareholder rights plan contain provisions that could be utilized to impede efforts to acquire control of Old Kent.

  Shareholder Rights Plan. The Board of Directors of Old Kent has adopted a shareholder rights plan. This plan is designed to protect the shareholders of Old Kent against unsolicited attempts to acquire control of Old Kent in a manner that does not offer a fair price to all of the shareholders. Under this plan two-thirds of a "Right" is associated with each outstanding share of Old Kent Common Stock. Each full Right entitles a shareholder of Old Kent to purchase one one-hundredth of a share of Series B Preferred Stock from Old Kent at a price of $80. The Rights become exercisable if a person or group (an "Acquiring Person") has acquired, or has obtained the right to acquire, 20 percent or more of the outstanding shares of Old Kent Common Stock or has commenced a tender offer or exchange offer that would result in the Acquiring Person owning 25 percent or more of the outstanding shares of Old Kent Common Stock. If Old Kent were the surviving corporation in a merger with an Acquiring Person and Old Kent Common Stock is not changed or exchanged, an Acquiring Person were to become the beneficial owner of more than 25 percent of the outstanding shares of Old Kent Common Stock, or an Acquiring Person were to engage in one or more "self-dealing' transactions deemed to be unfair to Old Kent, each holder of a Right would have the right to receive, upon exercise, Old Kent Common Stock having a value equal to two times the exercise price of the Right. In addition, after an Acquiring Person has acquired, or obtained the right to acquire, 20 percent or more of the outstanding shares of Old Kent Common Stock and the Acquiring Person causes Old Kent to merge into the Acquiring Person or causes 50 percent or more of Old Kent's assets to be sold or transferred, each holder of a Right would have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Right. Old Kent is entitled to redeem the Rights at $.01 per Right at any time until ten days following the public announcement that an Acquiring Person has acquired, or has obtained the right to acquire, 20 percent or more of the outstanding shares of Old Kent Common Stock.

  Michigan Fair Price Act. Certain provisions of the Michigan Business Corporation Act (the "Fair Price Act") establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested share-holders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

  The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions

                                       -34-
include, among others, that (1) the purchase price to be paid for the shares of the corporation in the business combination is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (2) once becoming an interested shareholder, the person does not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

  The requirements of the Fair Price Act do not apply to business combinations with the interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

  Control Share Act. Michigan law regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). The Control Share Act applies to Old Kent and its shareholders.

  The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20 percent, 33-1/3 percent or 50 percent. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

  The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of a corporation's shareholders except the acquiring person.


Comparison of Rights of Old Kent Shareholders and
 EdgeMark Stockholders

  Old Kent is a Michigan corporation. If the Merger is consummated, the present stockholders of EdgeMark will become shareholders of Old Kent. EdgeMark is a Delaware corporation. The Michigan Business Corporation Act is similar to the Delaware General Corporation Law. However, there are a number of differences between the two laws.

  Appraisal Rights. Under both Michigan and Delaware law, a holder of shares of stock who does not vote in favor of certain corporate actions may



                                       -35-
have the right to obtain an appraisal of those shares in certain circumstances, and the right to receive cash in exchange for those shares (called appraisal rights or rights of dissent).

  The Michigan Business Corporation Act recognizes rights of dissent in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales or other dispositions of all or substantially all of the assets of a corporation, certain acquisitions for stock, and approval of a control share acquisition. Under Delaware law, appraisal rights are available for the shares of any stock of a constituent corporation in certain mergers. Unless the corporate charter otherwise provides, appraisal rights are not available under Delaware law as a result of an amendment to a corporation's certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

  Under Delaware law, appraisal rights are available for the shares of any stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, was held of record by fewer than 2,000 stockholders. Because EdgeMark Common Stock is held of record by fewer than 2,000 stockholders, appraisal rights would generally be available to such stockholders.

  Under Michigan law, rights of dissent are not available in connection with mergers, consolidations or sales of assets of a corporation the shares of which are held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation. Because shares of stock of Old Kent are held by more than 2,000 persons, holders of Old Kent stock have no such general rights of dissent. However, Old Kent's Articles of Incorporation provide that any Old Kent shareholder may dissent from any plan of merger or consolidation to which Old Kent is a party or any sale, lease, exchange, or other disposition of all or substantially all of the assets of Old Kent not in the usual or regular course of business, in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders as provided in the Michigan Corporation Act, without regard to the exception to a shareholder's right to dissent provided in
Section 761(1) of the Act. This right of dissent does not apply to any corporate action that is approved by (i) an affirmative vote of at least fifty percent (50%) of the entire board of directors of Old Kent, and (ii) an affirmative vote of fifty percent (50%) of the Continuing Directors. "Continuing Director" means a member of the board of directors of Old Kent who was either (i) first elected or appointed as a director prior to April 17, 1989, or (ii) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

  Limitation of Director Liability. The Michigan Business Corporation Act and the Delaware General Corporation Law both permit corporations to limit the personal liability of their directors in certain circumstances. Old Kent's Articles of Incorporation and EdgeMark's Certificate of Incorporation both provide that directors of the respective corporation shall not be liable to the corporation or its shareholders for monetary damages for breaches of fiduciary duty, except to the extent that such a limitation of liability contravenes the

                                       -36-
respective state's law. These provisions eliminate the personal liability of directors of Old Kent and EdgeMark in their capacity as directors (but not in their capacity as officers) to the respective corporation and its shareholders to the full extent permitted by Michigan or Delaware law, as the case may be.

  Shareholder Action by Written Consent. Under Delaware law, unless the corporate charter otherwise provides, an action required by law to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding shares having the minimum number of votes that would be necessary to take the action at a meeting have consented in writing to the action. Under Michigan law, shareholders must unanimously consent in writing to action taken without a meeting, unless the articles of incorporation provide that the action may be taken with the written consent of holders of the minimum number of votes that would be necessary to authorize the action at a meeting. The articles of incorporation of Old Kent reflect Michigan law and do not authorize shareholder action without a meeting by less than unanimous written consent.

  Evaluation of Proposed Offers. Old Kent's Articles of Incorporation provide that Old Kent's board of directors will not approve, adopt, or recommend any proposal of any party other than Old Kent to make a tender or exchange offer for any equity security of Old Kent, or engage in any merger or consolidation of Old Kent with or into another entity, any sale, exchange, lease, mortgage, pledge, transfer, or other disposition of all or substantially all of Old Kent's assets, any liquidation or dissolution of Old Kent, or any reorganization or recapitalization of Old Kent which would result in a change of control of Old Kent, unless it has first evaluated the proposal and determined, in its judgment, that the proposal would be in substantial compliance with all applicable laws. If Old Kent's board of directors determines, in its judgment, that a proposal would be in substantial compliance with all laws, the board of directors will then evaluate the proposal and determine whether the proposal is in the best interests of Old Kent and its shareholders. In evaluating a proposed offer to determine whether it would be in the best interests of the corporation and its shareholders, the board of directors, in exercising its judgment, may consider all facts which it deems relevant including, without limitation: (i) the fairness of the consideration to be received by its shareholders under the proposed offer; (ii) the possible economic and social impact of the proposed offer and its consummation on Old Kent and its subsidiaries and their employees, customers, and depositors;
(iii) the possible economic and social impact of the proposed offer and its consummation on the communities in which Old Kent and its subsidiaries operate or are located; (iv) the business, financial condition, safety, soundness, and earning prospects of the offering party; (v) the competence, experience, and integrity of the offering party and its management; and (vi) the intentions of the offering party regarding the use of the assets of Old Kent to finance the transaction.

  Supermajority Voting. Edgemark's Certificate of Incorporation requires the affirmation vote of the holders of 75% of the voting stock of EdgeMark for approval of certain business combinations. This requirement does not apply to transactions which have been approved by two-thirds of EdgeMark's directors. Because the Merger has been approved by two-thirds of EdgeMark's directors, the

                                       -37-
normal requirements of Delaware law apply, and, accordingly, only a majority vote of the stockholders is required.


Agreements of Affiliates

  The shares of Old Kent Common Stock to be issued to EdgeMark stockholders pursuant to the Plan of Merger have been registered under the Securities Act of 1933. That registration, however, does not cover resales by EdgeMark stockholders who may be deemed to control or be controlled by, or be under common control with, EdgeMark at the time of the annual meeting of stockholders ("Affiliates").

  Each director and executive officer of EdgeMark, all of whom have been identified by EdgeMark as Affiliates of EdgeMark, has agreed that he or she will not sell, transfer or otherwise dispose of shares of Old Kent Common Stock received in the Merger in a manner which would result in violation of the Securities Act of 1933 or applicable rules and regulations. Old Kent may place a legend reflecting such transfer restrictions on the certificates representing such shares of Old Kent Common Stock.

  Certain of EdgeMark's Affiliates have also agreed that they will cause their personal shares of EdgeMark stock to be voted in favor of adoption of the Plan of Merger.


Federal Income Tax Consequences

  As a condition precedent to the Merger, Old Kent and EdgeMark must receive opinions of Old Kent's legal counsel substantially to the effect that (among other issues) for federal income tax purposes:

1. No gain or loss will be recognized by the stockholders of EdgeMark who receive shares of Old Kent Common Stock in exchange for all of their shares of EdgeMark Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock;

2. The basis of Old Kent Common Stock to be received by stockholders of EdgeMark will, in each instance, be the same as the basis of the shares of EdgeMark Common Stock surrendered in exchange therefore; and

3. The holding period of the Old Kent Common Stock received by stockholders of EdgeMark will, in each instance, include the holding period of the respective shares of EdgeMark Common Stock surrendered in exchange therefore; provided, that the EdgeMark Common Stock was, in each instance, held as a capital asset in the hands of the stockholder of EdgeMark at the effective time of the Merger.

4. No income will be recognized by the holders of EdgeMark's outstanding stock options by reason of the amendment of the terms of these stock options as contemplated by the Plan of Merger.


                                       -38-
  EACH STOCKHOLDER OF EDGEMARK SHOULD CONSULT A PROFESSIONAL TAX ADVISER ON THE TAX CONSEQUENCES OF THE CONSOLIDATION TO SUCH STOCKHOLDER. THE TAX AND OTHER MATTERS DESCRIBED IN THIS PROSPECTUS AND PROXY STATEMENT DO NOT CONSTITUTE LEGAL OR TAX ADVICE.

















































                                       -39-
APPRAISAL RIGHTS


  If the Merger is consummated, holders of EdgeMark Common Stock in respect of which appraisal rights have been perfected and not withdrawn or otherwise lost will be entitled to have the "fair value" of their shares at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash by complying with the provisions of Section 262 of the Delaware General Corporation Law.

  The following is a summary of Section 262 and the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, which is reprinted in full as Appendix E to this Prospectus and Proxy Statement. Appendix E should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth in Section 262 will result in the loss of appraisal rights.

  All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of EdgeMark Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of EdgeMark Common Stock that are held of record in the name of another person, such as a broker or nominee, is responsible for ensuring that the demand for appraisal is made by the record holder.

  Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of shares of EdgeMark Common Stock must be delivered to EdgeMark before the taking of the vote on the Plan of Merger. This written demand for appraisal of shares must be in addition to and separate from any proxy given or vote cast in connection with the special meeting called to consider the Merger. Voting against, abstaining from voting or failing to vote on the Plan of Merger will not constitute a demand for appraisal within the meaning of Section 262.

  Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Plan of Merger, but a vote against adoption of the Plan of Merger is not required in order for that stockholder to exercise appraisal rights. If a stockholder returns a signed proxy but does not specify a vote against adoption of the Plan of Merger or a direction to abstain, the proxy will be voted for adoption of the Plan of Merger, which will have the effect of waiving that stockholder's appraisal rights.

  A demand for appraisal must be executed by or for the stockholder of record, exactly as such stockholder's name appears on the certificate or certificates representing shares of EdgeMark Common Stock. If the EdgeMark Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the




                                       -40-
EdgeMark Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. A record owner, such as a broker, who holds EdgeMark Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner.

  A stockholder who elects to exercise appraisal rights may mail or deliver his or her written demand to: Charles A. Bruning, President, EdgeMark Financial Corporation, Merchandise Mart Plaza, Chicago, Illinois 60654. The written demand for appraisal should comply with the preceding paragraphs and should specify the stockholder's name and mailing address, the number of shares of EdgeMark Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. It is the responsibility of each stockholder electing appraisal rights to ensure that the written demand is received by EdgeMark before the taking of the vote on the Plan of Merger at the special meeting of EdgeMark's stockholders.

  Within ten days after the effective time of the Merger, OKFC Subsidiary, as the corporation into which EdgeMark is to be merged, must provide notice of the effective time of the Merger to all stockholders who have complied with
Section 262 and have not voted for adoption of the Plan of Merger.
  Within 120 days after the effective time of the Merger, either OKFC Subsidiary or any stockholder of EdgeMark who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all of the dissenting stockholders. If a petition for an appraisal is filed in a timely manner, after a hearing on such petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares of EdgeMark Common Stock owned by such stockholders determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest (simple or compound as the court may direct) to be paid, if any, upon the amount determined to the fair value.

  Stockholders considering seeking appraisal should keep in mind that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Plan of Merger if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by a dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of EdgeMark Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party will bear their own expenses.

  Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective time of the Merger, be entitled to


                                       -41-
vote for any purpose the shares of EdgeMark Common Stock subject to such demand or to receive payment of dividends or other distribution on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

  The provisions of Section 262 are technical in nature and complex. EdgeMark stockholders desiring to exercise appraisal rights should consult counsel, since the failure to comply strictly with the provisions of
Section 262 may defeat their appraisal rights.


VOTING AND MANAGEMENT INFORMATION


Voting Securities and Principal Stockholders of EdgeMark

  Holders of record of shares of EdgeMark Common Stock at the close of business on February 17, 1994, will be entitled to vote at the annual meeting.

As of February 17, 1994, there were 1,461,939 shares of EdgeMark Common Stock outstanding. Each share of EdgeMark Common Stock is entitled to one vote.

  The following table sets forth information concerning the number of shares of EdgeMark Common Stock held by each stockholder who is known to EdgeMark's management to be the beneficial owner of more than five percent of the outstanding shares as of December 31, 1993:

                                                                                               Old Kent Common
                                     Amount and Nature Beneficial                              Stock to be Received
                                     Ownership of EdgeMark Common Stock (1)                    in the Merger
                                                  Shared
                                   Sole Voting    Voting or                                    Total        Percent
        Name and Address of        and Invest-    Investment   Trustee/     Stock                 Percent     Following    of
        Beneficial Owner           ment Power     Power(2)     Shared       Options       Total   of Class    Merger(3)    Class(4)
Norm & Co.
c/o Harris Trust & Savings Bank
111 West Monroe Street
P.O. Box 755
Chicago, Illinois 60690                197,357     -0-          -0-           -0-          197,357    13.62%    255,912           *

Charles A. Bruning
c/o EdgeMark Financial Corporation
Merchandise Mart Plaza, Suite 2410
Chicago, Illinois 60654                 42,902     -0-         29,539(3)     90,802        163,243    10.5      211,677           *

  The following table sets forth certain information concerning the number of shares of EdgeMark Common Stock held as of December 31, 1993, by each of EdgeMark's directors and by all of EdgeMark's directors and executive officers as a group:
                                       -42-

                                                                                                            Old Kent Common
                                      Amount and Nature Beneficial                                          Stock to be Received
                                      Ownership of EdgeMark Common Stock (1)                                in the Merger
                                                   Shared
                                    Sole Voting    Voting or                                                 Total       Percent
                                    and Invest-    Investment  Trustee/    Stock                 Percent     Following   of
      Name of Beneficial Owner      ment Power     Power(2)    Shared (3)  Options       Total   of Class    Merger(4)   Class(5)
Roger A. Anderson                       22,524    9,233.78         - 0 -     - 0 -   31,757.78       2.17%      41,180         *
Stephen J. Bloom                        19,793       - 0 -         - 0 -     - 0 -      19,793       1.36       25,665         *
Charles A. Bruning                      42,902       - 0 -        29,539    90,802     163,243      10.50      211,677         *
Jerry J. Glashagel                      26,957       - 0 -         - 0 -     - 0 -      26,957       1.85       34,955         *
Wayne L. Haraldson                      21,461       9,748         - 0 -     - 0 -      31,209       2.14       40,468         *
Derek N. G. Metcalf                  47,738.87    7,335.62        29,539     - 0 -   84,613.49       5.80      109,718         *
William H. Pokorny, Sr.               6,316.75    4,058.36        29,539     - 0 -   39,914.11       2.74       51,756         *
Eugene J. Wozniak, Sr.               15,123.43      10,874         - 0 -     - 0 -   25,997.43       1.80       33,710         *
All Directors and Executive
  Officers as a group (16 persons)  231,618.92   41,579.76        29,539   114,802  417,539.68      26.55%     541,423      1.34%

__________________________
 * Less than 1%.
(1) The numbers of shares stated are based on information furnished by the persons listed and include shares personally owned of record by each person and shares which under applicable regulations are deemed to be otherwise beneficially owned by each person.
Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to the security.
Voting power includes the power to vote or to direct the voting of the security.  Investment power includes the power to dispose or to direct the disposition of the security.  A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2) These numbers include shares as to which the indicated person or entity is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and children over whom the indicated person may have substantial influence by reason of relationship.  In some instances the indicated person disclaims beneficial ownership of these shares.  Shares held in fiduciary capacities by bank subsidiaries of EdgeMark are not included.

(3) This amount 29,539 represents shares held in the EdgeMark Employee Benefit & Income Plan, which Messrs. Bruning, Metcalf and
Pokorny serve as co-trustees with other individuals.  Except 909 shares held for the benefit of Bruning, Bruning disclaims beneficial ownership of these shares.
                                         -43-

(4) Based on an assumed Conversion Ratio of 1.2967 shares of Old Kent Common Stock for each share of EdgeMark Common Stock.  (See
"Comparative Per Share Data.")

(5) This column reflects the percentage of the outstanding shares of Old Kent Common Stock which the specified person will hold following the consummation of the Merger.  These percentages were computed by reference to a total of 40,530,990 shares of Old
Kent Common Stock outstanding.  This number assumes that the number of shares to be issued in the Merger will be equal to the number of shares to be repurchased by Old Kent in connection with the Merger.  (See "Market Value of Shares.")

Interest of Certain Persons

  As of December 31, 1993, executive officers and directors of EdgeMark are or may be deemed to be the beneficial owners of a total of 417,540 shares, or 26.55 percent of the outstanding shares of EdgeMark Common Stock. (See "Voting and Management Information--Voting Securities and Principal Stockholders of EdgeMark.")

  As of February 17, 1994, certain individuals, including officers of EdgeMark and its subsidiaries, held stock options to acquire 117,802 shares of EdgeMark Common Stock. (See "Voting Securities and Principal Stockholders of EdgeMark.")

Before the Merger becomes effective, EdgeMark will amend these stock options, if they have not been exercised and if they are still in effect, so that they will become, if and when the Merger becomes effective, options to acquire, for an equivalent price, the number of shares of Old Kent Common Stock that would have been acquired if the options to acquire EdgeMark Common Stock had been exercised immediately prior to the effective time of the Merger. The options will in all other respects contain substantially the same terms and conditions as they do presently.

  After the effective date of the Merger, OKFC Subsidiary will cause two persons, to be selected by OKFC Subsidiary from those who presently serve on the EdgeMark board of directors, to be elected or appointed to the board of directors of Old Kent Bank, Elmhurst, Illinois. Such directors will, after their initial election or appointment, be subject to reelection at the discretion of the sole stockholder of OKFC Subsidiary on the same basis as other directors.

                                       -44-
  No director or executive officer of EdgeMark owns any shares of Old Kent Common Stock. No director or executive officer of Old Kent has any personal interest in the Merger other than by reason of his or her holdings of Old Kent Common Stock. Except as otherwise described in this Prospectus and Proxy Statement, there are no material relationships among the executive officers, directors and principal stockholders of EdgeMark and the executive officers, directors and principal shareholders of Old Kent.


GENERAL INFORMATION

Incorporation by Reference

  The following documents and information are incorporated by reference into this Prospectus and Proxy Statement:

Form 10-K Report. Old Kent's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1992.

All other reports filed by Old Kent pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1992.

The description of Old Kent's common stock contained in Old Kent's Form 8-B filed with the Commission on May 31, 1984, and all amendments and reports filed for the purpose of updating such description.

All other reports Old Kent files with the Commission subsequent to the date of this Prospectus and Proxy Statement, but prior to the date of the special meeting of EdgeMark stockholders, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

EdgeMark's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1992.

All other reports filed by EdgeMark pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1992.

All other reports EdgeMark files with the Commission subsequent to the date of this Prospectus and Proxy Statement, but prior to the date of the special meeting of EdgeMark stockholders, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

  A copy of EdgeMark's 1992 Annual Report to Stockholders is attached as Appendix B to this Prospectus and Proxy Statement. This Prospectus and Proxy Statement incorporates by reference the following portions of EdgeMark's 1992 Annual Report to Stockholders [Edgar note: Page references are to the original. Page references in parenthetical notes are to the Edgar filing. Edgar page references will not appear in the definitive prospectus.]:

Market for EdgeMark's Common Stock and Related Security Holder Matters. The information on the market price of and dividends on EdgeMark's Common Stock and other stockholder matters set forth on page 13 (B-13).

                                       -45-
Selected Financial Data. The five year summary of selected financial data set forth on page 12 (B-12).

Consolidated Financial Statements. The Consolidated Balance Sheets, Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Changes in Financial Position (including related notes and the report of the independent auditors) set forth on pages 22-37 (B-20 through B-55).

Supplementary Financial Data. The supplementary financial data set forth on page 13 (B-13).

Management's Discussion and Analysis of Financial Conditions and Results of Operations. Management's Discussion and Analysis of Financial Condition and Results of Operations set forth on pages 14-21 (B-14 through B-27) of EdgeMark's 1992 Annual Report to Stockholders.

EdgeMark's 1992 annual report is not deemed to be filed with the Commission and is not part of this Prospectus and Proxy Statement except and only to the extent of the sections of such report listed above which are expressly incorporated by reference in this Prospectus and Proxy Statement.

  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus and Proxy Statement shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus and Proxy Statement modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.


Independent Public Accountants

  The financial statements and schedules of Old Kent Financial Corporation incorporated by reference in this prospectus and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen & Co., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of EdgeMark and its subsidiaries as of December 31, 1992, and 1991, and for the years then ended have been included herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The statements of consolidated earnings, changes in consolidated stockholders' equity, and consolidated cash flows of EdgeMark Financial Corporation and its subsidiaries for the year ended December 31, 1990, incorporated by reference in this Prospectus and Proxy Statement from the Annual Report on Form 10-K of EdgeMark Financial Corporation for the year ended December 31, 1992, have been

                                       -46-
audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  KPMG Peat Marwick served as EdgeMark's independent auditor for the year ended December 31, 1992. Audit and related services provided during the year included the examination of annual financial statements, review and consultation regarding filings with the Securities and Exchange Commission, and consultation on other financial, accounting, reporting and tax matters. EdgeMark has selected KPMG Peat Marwick to serve as EdgeMark's independent auditor in 1993.

  EdgeMark expects that representatives of KPMG Peat Marwick will be present at the special meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


Stockholder Proposals

  In the event that the EdgeMark stockholders adopt the Plan of Merger and the Merger is consummated, there will be no annual meeting of EdgeMark stockholders in 1994. If the Merger is not consummated, proposals of stockholders intended to be presented at the annual meeting of stockholders in 1994 must be received by EdgeMark for inclusion in its proxy statement and form of proxy relating to that meeting a reasonable time before proxy solicitation is made for that meeting. Stockholders should make their proposals in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.


Legal Opinions

  Certain legal matters in connection with the proposed Merger will be passed upon for Old Kent by its general counsel, Warner, Norcross & Judd of Grand Rapids, Michigan, and for EdgeMark by its counsel, Hinshaw & Culbertson of Chicago, Illinois.

  As of November 17, 1993, partners in and attorneys employed by Warner, Norcross & Judd and their associates were beneficial owners of a total of 192,300 shares of Old Kent Common Stock having an aggregate market value of $5,813,775 as of that date. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting or disposition, including personal shares as well as shares hold in fiduciary capacities.


Sources of Information

  The information contained in this Prospectus and Proxy Statement relating to Old Kent and EdgeMark has been furnished by each of them for inclusion. EdgeMark has relied upon Old Kent with respect to the accuracy and completeness of the information concerning Old Kent, and Old Kent has relied upon EdgeMark with respect to the accuracy and completeness of the information concerning EdgeMark.
                                       -47-
APPENDIX A

AGREEMENT AND PLAN OF MERGER









APPENDIX A










AGREEMENT AND PLAN OF MERGER


Among


EDGEMARK FINANCIAL CORPORATION,



OLD KENT FINANCIAL CORPORATION,


and


OLD KENT-ILLINOIS, INC.











Dated as of November 1, 1993


TABLE OF CONTENTS

                                                                   Page

ARTICLE I - THE TRANSACTION   . . . . . . . . . . . . . . . . . .    2

1.1   Adoption of Plan of Merger  . . . . . . . . . . . . . . . .    2
1.2   The Closing . . . . . . . . . . . . . . . . . . . . . . . .    2
1.3   Effective Time of the Merger  . . . . . . . . . . . . . . .    2
1.4   Merger of EdgeMark with and into OKFC Subsidiary  . . . . .    2
1.5   Effect of the Merger  . . . . . . . . . . . . . . . . . . .    3
1.6   Additional Actions  . . . . . . . . . . . . . . . . . . . .    3
1.7   Surviving Corporation . . . . . . . . . . . . . . . . . . .    3
1.8   Manner and Basis of Converting Shares . . . . . . . . . . .    3
1.9   Cessation of Shareholder Status . . . . . . . . . . . . . .    8
1.10  Surrender of Old Certificates and Distribution of Old Kent
      Common Stock   . . . . . . . . . . . . . . . . . . . . . .     8
1.11  Cash in Lieu of Fractional Shares . . . . . . . . . . . . .    9


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF OLD KENT  . . . . .   9

2.1   Authorization, No Conflicts, Etc. . . . . . . . . . . . . .   10
2.2   Organization and Good Standing  . . . . . . . . . . . . . .   11
2.3   Capital Stock . . . . . . . . . . . . . . . . . . . . . . .   11
2.4   Financial Statements  . . . . . . . . . . . . . . . . . . .   12
2.5   Absence of Undisclosed Liabilities  . . . . . . . . . . . .   12
2.6   Absence of Material Adverse Change  . . . . . . . . . . . .   12
2.7   Absence of Litigation . . . . . . . . . . . . . . . . . . .   12
2.8   Conduct of Business . . . . . . . . . . . . . . . . . . . .   13
2.9   Absence of Defaults Under Contracts . . . . . . . . . . . .   13
2.10  Employee Benefit Plans  . . . . . . . . . . . . . . . . . .   13
2.11  Environmental Matters . . . . . . . . . . . . . . . . . . .   13
2.12  SEC and Other Filings . . . . . . . . . . . . . . . . . . .   13
2.13  Registration Statement, Etc.  . . . . . . . . . . . . . . .   14
2.14  Investment Bankers and Brokers  . . . . . . . . . . . . . .   14
2.15  Old Kent Common Stock . . . . . . . . . . . . . . . . . . .   14
2.16  True and Complete Information . . . . . . . . . . . . . . .   14
2.17  Truth and Completeness of Representations and Warranties  .   15


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF EDGEMARK . . . .    15

3.1   Authorization, No Conflicts, Etc. . . . . . . . . . . . . .   15
3.2   Organization and Good Standing  . . . . . . . . . . . . . .   16
3.3   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .   17
3.4   Capital Stock . . . . . . . . . . . . . . . . . . . . . . .   18
3.5   Financial Statements  . . . . . . . . . . . . . . . . . . .   19
3.6   Absence of Undisclosed Liabilities  . . . . . . . . . . . .   19
3.7   Absence of Material Adverse Change  . . . . . . . . . . . .   19
3.8   Absence of Litigation . . . . . . . . . . . . . . . . . . .   20


                                       A-i

3.9   Conduct of Business . . . . . . . . . . . . . . . . . . . .   20
3.10  Absence of Defaults Under Contracts . . . . . . . . . . . .   20
3.11  SEC and Other Filings . . . . . . . . . . . . . . . . . . .   20
3.12  Registration Statement, Etc.  . . . . . . . . . . . . . . .   21
3.13  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .   21
3.14  Title to Properties . . . . . . . . . . . . . . . . . . . .   22
3.15  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
3.16  Licenses, Permits, Etc. . . . . . . . . . . . . . . . . . .   23
3.17  Certain Employment Matters  . . . . . . . . . . . . . . . .   23
3.18  Employee Benefit Plans  . . . . . . . . . . . . . . . . . .   24
3.19  Environmental Matters . . . . . . . . . . . . . . . . . . .   26
3.20  Duties as Fiduciary . . . . . . . . . . . . . . . . . . . .   27
3.21  Investment Bankers and Brokers  . . . . . . . . . . . . . .   27
3.22  Related Persons . . . . . . . . . . . . . . . . . . . . . .   27
3.23  Change in Business Relationships  . . . . . . . . . . . . .   28
3.24  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   28
3.25  Books and Records . . . . . . . . . . . . . . . . . . . . .   28
3.26  Loan Guarantees . . . . . . . . . . . . . . . . . . . . . .   28
3.27  Events Since December 31, 1992  . . . . . . . . . . . . . .   28
3.28  Reserve for Loan Losses . . . . . . . . . . . . . . . . . .   30
3.29  Loan Origination and Servicing  . . . . . . . . . . . . . .   30
3.30  Public Communications; Securities Offering  . . . . . . . .   30
3.31  No Insider Trading  . . . . . . . . . . . . . . . . . . . .   30
3.32  Continuity of Interest  . . . . . . . . . . . . . . . . . .   30
3.33  True and Complete Information . . . . . . . . . . . . . . .   31
3.34  Truth and Completeness of Representations and Warranties  .   31


ARTICLE IV - CERTAIN COVENANTS  . . . . . . . . . . . . . . . . .   31

4.1   EdgeMark Disclosure Statement . . . . . . . . . . . . . . .   31
4.2   Conduct of Business Pending the Effective Time of the Merger  35
4.3   Sale of Mortgage Company  . . . . . . . . . . . . . . . . .   38
4.4   Regular Dividends and Compensation Adjustments  . . . . . .   38
4.5   Dividend Reinvestment Plan and Stock Purchase Plan  . . . .   38
4.6   Data Processing Arrangements  . . . . . . . . . . . . . . .   39
4.7   Affiliates  . . . . . . . . . . . . . . . . . . . . . . . .   39
4.8   Maintenance of Insurance  . . . . . . . . . . . . . . . . .   39
4.9   Competing Proposals . . . . . . . . . . . . . . . . . . . .   39


ARTICLE V - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . .  40

5.1    Registration Statement . . . . . . . . . . . . . . . . . .   40
5.2    Other Filings  . . . . . . . . . . . . . . . . . . . . . .   40
5.3    Press Releases . . . . . . . . . . . . . . . . . . . . . .   41
5.4    Indemnification  . . . . . . . . . . . . . . . . . . . . .   41
5.5    Stockholder and Lender Approval  . . . . . . . . . . . . .   41
5.6    Miscellaneous Agreements and Consents  . . . . . . . . . .   41
5.7    Stock Options  . . . . . . . . . . . . . . . . . . . . . .   41
5.8    Exchange of Financial Information  . . . . . . . . . . . .   42
5.9    Investigation  . . . . . . . . . . . . . . . . . . . . . .   42

                                       A-ii
5.10   Environmental Investigation  . . . . . . . . . . . . . . .   44
5.11   Board Positions.  . . . . . . . . . . . . . . . . . . . .    45


ARTICLE VI - CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS  . . .  45

6.1   Renewal of Representations and Warranties, Etc. . . . . . .   45
6.2   Opinion of Legal Counsel  . . . . . . . . . . . . . . . . .   45
6.3   Required Approvals  . . . . . . . . . . . . . . . . . . . .   48
6.4   Order, Decree, Etc. . . . . . . . . . . . . . . . . . . . .   48
6.5   Proceedings . . . . . . . . . . . . . . . . . . . . . . . .   48
6.6   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .   49
6.7   Registration Statement  . . . . . . . . . . . . . . . . . .   49
6.8   Certificate as to Outstanding Shares  . . . . . . . . . . .   49
6.9   Change of Control Waivers  . . . . . . . . . . . . . . . .    49


ARTICLE VII - CONDITIONS PRECEDENT TO EDGEMARK'S OBLIGATIONS . . .  50

7.1   Renewal of Representations and Warranties, Etc. . . . . . .   50
7.2   Opinion of Legal Counsel  . . . . . . . . . . . . . . . . .   50
7.3   Required Approvals  . . . . . . . . . . . . . . . . . . . .   52
7.4   Order, Decree, Etc. . . . . . . . . . . . . . . . . . . . .   52
7.5   Proceedings . . . . . . . . . . . . . . . . . . . . . . . .   53
7.6   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .   53
7.7   Registration Statement  . . . . . . . . . . . . . . . . . .   53
7.8   Fairness Opinion  . . . . . . . . . . . . . . . . . . . . .   53
7.9   Upset Price  . . . . . . . . . . . . . . . . . . . . . . . .  53


ARTICLE VIII - ABANDONMENT OF MERGER . . . . . . . . . . . . . . .  54

8.1   Mutual Abandonment Prior to Effective Time of the Merger  .   54
8.2   Old Kent's Rights to Terminate  . . . . . . . . . . . . . .   54
8.3   EdgeMark's Rights to Terminate  . . . . . . . . . . . . . .   56


ARTICLE IX - AMENDMENT AND WAIVER  . . . . . . . . . . . . . . .    57

9.1   Amendment . . . . . . . . . . . . . . . . . . . . . . . . .   57
9.2   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . .   57
9.3   Specific Enforcement  . . . . . . . . . . . . . . . . . . .   57


ARTICLE X - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . .    58

10.1   Termination Fee  . . . . . . . . . . . . . . . . . . . . .   58
10.2   Liability After Termination  . . . . . . . . . . . . . . .   60
10.3   Termination of Representations and Warranties. . . . . . .   60
10.4   Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   60
10.5   Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   60
10.6   Governing Law  . . . . . . . . . . . . . . . . . . . . . .   61

                                       A-iii
10.7   Method of Consent or Waiver  . . . . . . . . . . . . . . .   61
10.8   Entire Agreement . . . . . . . . . . . . . . . . . . . . .   61
10.9   No Assignment  . . . . . . . . . . . . . . . . . . . . . .   61
10.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . .   61
10.11  Further Assurances; Privileges . . . . . . . . . . . . . .   61
10.12  Headings, Etc. . . . . . . . . . . . . . . . . . . . . . .   62
10.13  Severability . . . . . . . . . . . . . . . . . . . . . . .   62


DEFINITIONS

Acquisition Price . . . . . . . . . . . . . . . . . . . . . . . .   58
Aggregate Price Per Share   . . . . . . . . . . . . . . . . . . .    5
Business Combination  . . . . . . . . . . . . . . . . . . . . . .   40
Call Reports  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . .    2
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Comparison Stocks Base Price Per Share  . . . . . . . . . . . . .    5
Constituent Corporation . . . . . . . . . . . . . . . . . . . . .    2
Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Conversion Ratio  . . . . . . . . . . . . . . . . . . . . . . . .    4
Delaware Act  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
EdgeMark  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
EdgeMark Common Stock . . . . . . . . . . . . . . . . . . . . . .    1
EdgeMark Disclosure Statement . . . . . . . . . . . . . . . . . .   15
EdgeMark Preferred Stock  . . . . . . . . . . . . . . . . . . . .    1
EdgeMark Related Person . . . . . . . . . . . . . . . . . . . . .   27
EdgeMark's Subsidiaries . . . . . . . . . . . . . . . . . . . . .   17
Effective Time of the Merger  . . . . . . . . . . . . . . . . . .    2
Employee Benefit Plan . . . . . . . . . . . . . . . . . . . . . .   24
Employment-Related Payments . . . . . . . . . . . . . . . . . . .   23
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . .   26
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . .    8
Federal Bank Holding Company Act  . . . . . . . . . . . . . . . .    1
Federal Reserve Board . . . . . . . . . . . . . . . . . . . . . .    1
Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . .   26
Illinois Bank Holding Company Act . . . . . . . . . . . . . . . .   11
Internal Revenue Code . . . . . . . . . . . . . . . . . . . . . .   24
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Lower Limit . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Michigan Banking Code . . . . . . . . . . . . . . . . . . . . . .   11
OKFC Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . .    1
OKFC Subsidiary Common Stock  . . . . . . . . . . . . . . . . . .    1
Old Certificates  . . . . . . . . . . . . . . . . . . . . . . . .    8
Old Kent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Old Kent Base Price Per Share . . . . . . . . . . . . . . . . . .    5
Old Kent Common Stock . . . . . . . . . . . . . . . . . . . . . .    1
Old Kent Disclosure Statement . . . . . . . . . . . . . . . . . .    9
Old Kent - Illinois, Inc. . . . . . . . . . . . . . . . . . . . .    3
Old Kent Merger Price . . . . . . . . . . . . . . . . . . . . . .   58

                                       A-iv
Old Kent Stock Price Per Share  . . . . . . . . . . . . . . . . .    4
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Phase I . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    1
Pricing Period  . . . . . . . . . . . . . . . . . . . . . . . . .    5
Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Prospectus and Proxy Statement  . . . . . . . . . . . . . . . . .   14
Purchase Price Per Share  . . . . . . . . . . . . . . . . . . . .    4
Registration Statement  . . . . . . . . . . . . . . . . . . . . .   14
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . .   39
Securities Exchange Act . . . . . . . . . . . . . . . . . . . . .   30
Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . .   14
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . .    2
Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . .   58
Unaffiliated Person . . . . . . . . . . . . . . . . . . . . . . .   58
Upper Limit . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Upset Limit . . . . . . . . . . . . . . . . . . . . . . . . . . .    5



































                                       A-v
AGREEMENT AND PLAN OF MERGER


             This Agreement and Plan of Merger ("Plan of Merger") is made as of November 1, 1993, among EDGEMARK FINANCIAL CORPORATION, a Delaware corporation ("EdgeMark"), Merchandise Mart Plaza, Suite 2400, Chicago, Illinois; OLD KENT FINANCIAL CORPORATION, a Michigan corporation ("Old Kent"), One Vandenberg Center, Grand Rapids, Michigan; and OLD KENT - ILLINOIS, INC., a Delaware cor-poration ("OKFC Subsidiary"), 105 S. York Street, Elmhurst, Illinois.

            Old Kent and EdgeMark desire that EdgeMark become affiliated with Old Kent. The affiliation would be effected through the merger of EdgeMark with and into OKFC Subsidiary, a wholly owned subsidiary of Old Kent. The merger would be effected in accordance with this Plan of Merger and in accordance with the General Corporation Act of the State of Delaware, as amended (the "Delaware Act"). The transactions contemplated by and described in this Plan of Merger are referred to as the "Merger."

 Old Kent is a bank holding company registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"). Old Kent has authorized capital stock consisting of 175,000,000 shares, divided into two classes, 150,000,000 shares of common stock, $1 par value ("Old Kent Common Stock"), and 25,000,000 shares of preferred stock.

 EdgeMark is a bank holding company registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. EdgeMark has authorized capital stock consisting of 6,000,000 shares of common stock, $1 par value ("EdgeMark Common Stock"), all of which are voting shares and 200,000 shares of preferred stock, of no par value ("EdgeMark Preferred Stock").

 OKFC Subsidiary is a wholly owned subsidiary of Old Kent. OKFC Subsidiary has authorized capital stock consisting of 100,000 shares of common stock, $5 par value ("OKFC Subsidiary Common Stock"), of which 66,000 shares are issued and outstanding and held by Old Kent.

 The respective Boards of Directors of EdgeMark, Old Kent, and OKFC Subsidiary each deem the Merger advisable and in the best interests of its corporation and its respective stockholders and shareholders. By resolutions duly adopted, the respective Boards of Directors of EdgeMark, Old Kent, and OKFC Subsidiary have each approved, adopted, and authorized the execution, delivery, and performance of this Plan of Merger. The respective Boards of Directors of EdgeMark and OKFC Subsidiary have directed that this Plan of Merger be submitted to EdgeMark's stockholders and to OKFC Subsidiary's sole stockholder for adoption and approval.

 Therefore, in consideration of the premises and the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:





                                       A-1
ARTICLE I

THE TRANSACTION


 Subject to the terms and conditions of this Plan of Merger, the Merger of EdgeMark with and into OKFC Subsidiary shall be carried out in the following manner:

  1.1 Adoption of Plan of Merger. As soon as practicable after this Plan of Merger has been executed and delivered and the Registration Statement (as described in Section 2.13.1) has become effective, EdgeMark shall submit this Plan of Merger to its stockholders at a meeting properly called, noticed, and held for that purpose. At the meeting of EdgeMark's stockholders, and in any proxy materials used in connection with the meeting, the Board of Directors of EdgeMark shall, subject to its fiduciary duty, recommend that its stockholders vote for adoption of this Plan of Merger. Old Kent shall vote all shares of OKFC Subsidiary Common Stock in favor of approval of this Plan of Merger in a timely manner.

  1.2 The Closing. The Merger shall be consummated as promptly as possible after a closing (the "Closing"). The Closing shall be held at such time and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner, Norcross & Judd, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan, at 1:30 p.m., local time, on such date as may be mutually agreed by the parties, or in the absence of such agreement, on a date specified by either party upon 10 business days' written notice after the last to occur of the following events:
(i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of this Plan of Merger by the stockholders of EdgeMark. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Old Kent or EdgeMark as set forth in Articles VI and VII, respectively. Upon consummation of the Closing, EdgeMark and OKFC Subsidiary shall execute and deliver an appropriate certificate of merger in the form and as required by the Delaware Act ("Certificate of Merger").

  1.3 Effective Time of the Merger. Subject to the terms and conditions of this Plan of Merger, the Merger shall be consummated as promptly as possible following the Closing by filing the Certificate of Merger in the manner required by law. The "Effective Time of the Merger" shall be the close of business on a date to be specified in the Certificate of Merger, which shall be as soon as practicable, but not later than 3 days, after the Closing.

  1.4 Merger of EdgeMark with and into OKFC Subsidiary. EdgeMark shall be merged with and into OKFC Subsidiary (each sometimes being referred to as a "Constituent Corporation" prior to the Merger) upon the filing of the Certificate of Merger with the administrators authorized by law to administer the Delaware Act. At the Effective Time of the Merger, the Constituent Corporations shall become a single corporation, which shall be OKFC Subsidiary (the "Surviving Corporation"). The Surviving Corporation shall have all of the

                                       A-2
rights, privileges, immunities, and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the Delaware Act.

  1.5 Effect of the Merger. From and after the Effective Time of the Merger, the effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Subchapter Nine of the Delaware Act with respect to the merger of two domestic corporations.

  1.6 Additional Actions. If at any time after the Effective Time of the Merger, the Surviving Corporation shall determine that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of EdgeMark or OKFC Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger, then EdgeMark and OKFC Subsidiary and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and to otherwise carry out the purposes of this Plan of Merger. The proper officers and directors of the Surviving Corporation are fully authorized in the name of EdgeMark and OKFC Subsidiary to take any and all such action as may be contemplated by this Article.

  1.7 Surviving Corporation. Immediately after the Effective Time of the Merger, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

 1.7.1 Name. The name of the Surviving Corporation shall be "Old Kent - Illinois, Inc."

 1.7.2 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of OKFC Subsidiary as in effect immediately prior to the effective time of the Merger.

 1.7.3 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of OKFC Subsidiary as in effect immediately prior to the Effective Time of the Merger.

 1.7.4 Directors. The directors of the Surviving Corporation shall be the persons who were directors of OKFC Subsidiary immediately prior to the Effective Time of the Merger.

 1.7.5 Officers. The officers of the Surviving Corporation shall be the persons who were officers of OKFC Subsidiary immediately prior to the Effective Time of the Merger.

  1.8  Manner and Basis of Converting Shares.  At the Effective Time of the
Merger:


                                       A-3
 1.8.1 Conversion of OKFC Subsidiary Common Stock. The shares of OKFC Subsidiary Common Stock which are outstanding immediately prior to the Effective Time of the Merger shall be converted into the same number of shares of common stock of the Surviving Corporation, which shall represent all of the issued and outstanding shares of the common stock of the Surviving Corporation.

 1.8.2 Treasury Stock and Stock Held by Old Kent. Each share of EdgeMark Common Stock held by EdgeMark as a treasury share, if any, shall be canceled and no consideration shall be payable with respect to any such share. Each share of EdgeMark Common Stock, if any, held by Old Kent or any of Old Kent's subsidiaries for its own account and not in a fiduciary capacity for a person other than Old Kent or any of Old Kent's subsidiaries shall be canceled and no consideration shall be payable with respect to any such share.

 1.8.3 Dissenting Shares. Each outstanding share of EdgeMark Common Stock as to which a legally sufficient demand has been made in accordance with the Delaware Act and which was not voted in favor of the Merger shall after the Effective Time of the Merger represent only the rights of a dissenting stockholder under the Delaware Act and shall not be converted into or represent a right to receive Old Kent Common Stock as provided in Section 1.8.5 (Conversion of EdgeMark Common Stock) of this Plan of Merger. If, however, the holder of such a dissenting share of EdgeMark Common Stock shall have failed to perfect, shall have effectively withdrawn, shall have waived or lost, or shall otherwise be ineligible to exercise dissenting stockholders' rights, then at that time that share shall be converted into Old Kent Common Stock as provided in Section 1.8.5 of this Plan of Merger.

 1.8.4 Conversion of EdgeMark Preferred Stock. Each share of EdgeMark Preferred Stock that is outstanding immediately prior to the Effective
Time of the Merger shall be converted into and remain outstanding as the same number of shares of preferred stock of the Surviving Corporation ("OKFC Preferred Stock"), having substantially the same terms and conditions as such shares do presently. Such shares shall represent all of the issued and outstanding shares of the preferred stock of the Surviving Corporation.

 1.8.5 Conversion of EdgeMark Common Stock. Except as otherwise provided in this Section 1.8 of this Plan of Merger, each share of EdgeMark Common Stock that is outstanding immediately prior to the Effective Time of the Merger shall be converted into the number of shares of Old Kent Common Stock equal to the Conversion Ratio, subject to payment for fractional shares as provided in
Section 1.11 (Cash in Lieu of Fractional Shares).

 1.8.6 Conversion Ratio. Subject to adjustment as provided in Section 1.8.10 (Adjustments), the "Conversion Ratio" shall be equal to the Purchase Price Per Share (defined below) divided by the Old Kent Stock Price Per Share (defined below), computed as follows:

(a) Purchase Price Per Share. The "Purchase Price Per Share" shall be $42.79 (which is $62,000,000 divided by the 1,448,939 shares of EdgeMark Common Stock outstanding as of the date of this Plan of Merger).

(b) Old Kent Stock Price Per Share. The "Old Kent Stock Price Per Share" shall be the dollar amount equal to the weighted average of all transactions reported
                                       A-4
for Old Kent Common Stock on the Bloomberg Financial Markets System (or an equivalent system) for each of the last 10 trading days preceding the date of the Closing for which transactions in Old Kent Common Stock are reported on that system (the "Pricing Period"); provided, however, that the Old Kent Stock Price Per Share shall not, in any event, be greater than $35 (the "Upper Limit") or less that $31 (the "Lower Limit").

 1.8.7 Closing Conditions. EdgeMark shall not be obligated to consummate the Closing at any time when both of the following conditions exist:

(a) Upset Limit. The Old Kent Stock Price Per Share is less than $28 (the "Upset Limit"), subject to adjustment under Section 1.8.10; and

(b) Market Value Decline. The percentage determined by dividing the Old Kent Stock Price Per Share (determined for this purpose without application of the Lower Limit) by $33 (the "Old Kent Base Price Per Share") is more than 15 percentage points less than the percentage determined by dividing the Aggregate Price Per Share of the Comparison Stocks on the last day of the Pricing Period by the Aggregate Price Per Share of the Comparison Stocks on October 29, 1993 ("Comparison Stocks Base Price Per Share"), subject to adjustment under Section 1.8.10.

 1.8.8 Aggregate Price Per Share. The "Aggregate Price Per Share of the Comparison Stocks" means the sum of the closing prices of all of the Comparison Stocks as reported in the Wall Street Journal (or a source of equivalent integrity) for each day in question.

 1.8.9 Comparison Stocks. The "Comparison Stocks" mean the most widely held class of common stock of each of the following corporations (the closing price and trading symbol of each stock on October 29, 1993, are listed below for reference purposes only):

  Corporation                                 Trading Symbol       Price
  Integra Financial Corp.                       ITG               $ 46.00
  Huntington Bancshares, Inc.                   HBAN                25.25
  First Tennessee National Corp.                FTEN                38.00
  Firstar Corporation                           FSR                 32.50
  Fifth Third Bancorp                           FITB                52.50
  First of America Bank Corporation             FOA                 38.50
  First Alabama Bancshares, Inc.                FABC                33.50
  Marshall & Ilsley Corporation                 MRIS                22.75
  Star Banc Corp.                               STRZ                34.75
  AmSouth Bancorporation                        ASO                 29.25
  Meridian Bancorp, Inc.                        MRDD                30.50
  Mercantile Bancorporation, Inc.               MTL                 49.25
  Crestar Financial Corporation                 CF                  39.875
  Commerce Bancshares, Inc.                     CBSH                29.125
  Michigan National Corporation                 MNCO                62.125
  Aggregate Price Per Share of
   Comparison Stocks (subject to adjustment)                      $563.875

                                       A-5
provided, however, that any of these corporations shall be excluded from this definition and from the comparison described in Section 1.87(b) (Market Value Decline) if between October 29, 1993, and the end the Pricing Period there is publicly announced a proposed merger, acquisition or business combination of that corporation or a tender offer, exchange offer for or other transaction involving the acquisition of a majority of that corporation's common stock or assets.

 1.8.10 Adjustments. The Conversion Ratio and related amounts and related computations described in Subsections 1.8.6 through 1.8.9 shall be adjusted in the manner provided in this Section 1.8.10 upon the occurrence of any of the following events:

(a) Stock Dividends and Distributions. If Old Kent declares a stock dividend, stock split, or other general distribution of Old Kent Common Stock to holders of Old Kent Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split, or distribution occurs prior to the beginning of the Pricing Period, then the Upper Limit, Lower Limit, Upset Limit, and Old Kent Base Price Per Share shall be adjusted by multiplying them by that ratio (1) the numerator of which shall be the total number of shares of Old Kent Common Stock outstanding immediately prior to such dividend, split, or distribution, and (2) the denominator of which shall be the total number of shares of Old Kent Common Stock outstanding immediately after such dividend, split, or distribution.

(b) Other Action Affecting Old Kent Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination which would substantially change the number and value of outstanding shares of Old Kent Common Stock; a distribution of warrants or rights with respect to Old Kent Common Stock; or any other transaction which would have a substantially similar effect; then the nature or amount of the consideration to be received by the stockholders of EdgeMark in exchange for their shares of EdgeMark Common Stock and the Conversion Ratio shall be adjusted in such manner and at such time as Old Kent and EdgeMark may mutually agree to be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Old Kent Common Stock or a consolidation or merger of Old Kent with or into another corporation, other than a merger in which Old Kent is the surviving corporation and which merger does not result in any reclassification of Old Kent Common Stock, holders of EdgeMark Common Stock would receive, in lieu of each share of Old Kent Common Stock to be issued in exchange for EdgeMark Common Stock, the kind and amount of shares of Old Kent stock, other securities, money, and property receivable upon such reclassification, consolidation, or merger by holders of Old Kent Common Stock with respect to each share of Old Kent Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

(c) Postponement of Closing. Old Kent and EdgeMark agree not to convene the Closing at any time which would result in there being an ex-dividend or ex-distribution date for an any transaction described in Subsections 1.8.10(a) (Stock Dividends and Distributions) or 1.8.10(b) (Other Action Affecting Old Kent Common Stock) during the Pricing Period.


                                       A-6

(d) Adjustment to Comparison Stock Price. If prior to the last day of the Pricing Period there occurs with respect to one or more of the Comparison Stocks any stock dividend, stock split, distribution of stock with respect to stock or similar transactions changing the number and value of issued and outstanding shares of that stock, then an adjustment shall be made to the price of that Comparison Stock that was used in computing the Comparison Stocks Base Price Per Share in the manner of the adjustment described in Subsection 1.8.10(a) (Stock Dividends and Distributions) (unless such transaction results in excluding that Comparison Stock from the definition of "Comparison Stocks").

(e) Employee Stock Options, Etc. Notwithstanding the foregoing subsections of this Section 1.8.10, no adjustment shall be made to the Conversion Ratio, the Upper Limit, the Lower Limit, the Upset Limit or the Old Kent Base Price Per Share in the event of the issuance of additional shares of Old Kent Common Stock pursuant to the exercise of stock options pursuant to stock option plans of Old Kent, or the grant or sale of shares to, or for the account of, Old Kent employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other benefit plans of Old Kent.

(f) Authorized but Unissued Shares. Notwithstanding the other provisions of this Section 1.8.10, no adjustment shall be made to the Conversion Ratio, the Upper Limit, the Lower Limit, the Upset Limit or the Old Kent Base Price Per Share in the event of the issuance of additional shares of Old Kent Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration which the Board of Directors, or a duly authorized committee of the Board of Directors, of Old Kent in its reasonable business judgment determines to be fair and reasonable.

(g) Changes in Capital. Subject only to making any adjustment to the Conversion Ratio and related computations prescribed by this Section 1.8.10, nothing contained in this Plan of Merger is intended to preclude Old Kent from amending its articles of incorporation to change its capital structure or from issuing additional shares of Old Kent Common Stock, preferred stock, shares of other capital stock, or securities which are convertible into shares of capital stock.

(h) Increase in Outstanding Shares of EdgeMark Common Stock. In the event that the number of shares of EdgeMark Common Stock outstanding is greater than 1,448,939 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of the exercise of EdgeMark Stock Options identified in Section 5.7 (Stock Options), then the Conversion Ratio shall be adjusted to that ratio determined by multiplying the Conversion Ratio by a fraction (1) the numerator of which shall be 1,448,939 (the total number of shares of EdgeMark Common Stock outstanding as of the date of this Plan of Merger), and (2) the denominator of which shall be the total number of shares of EdgeMark Common Stock outstanding as of the Effective Time of the Merger, excluding not more than 130,802 shares, if any, issued after the date of this Plan of Merger upon exercise of EdgeMark Stock Options identified in Section 5.7 (Stock Options).



                                       A-7
  1.9 Cessation of Shareholder Status. As of the Effective Time of the Merger, record holders of certificates which represented shares of EdgeMark Common Stock outstanding immediately prior to the Effective Time of the Merger ("Old Certificates") shall cease to be stockholders of EdgeMark and shall have no rights as EdgeMark stockholders. Such Old Certificates shall then represent the right to receive shares of Old Kent Common Stock, except as otherwise provided in this Plan of Merger, and the right to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

  1.10 Surrender of Old Certificates and Distribution of Old Kent Common Stock. After the Effective Time of the Merger, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of Old Kent Common Stock to which such holders shall be entitled, in the following manner:

 1.10.1  Transmittal Materials.  Within three days after the Effective
Time of the Merger, or as soon thereafter as is practicable, Old Kent shall send or cause to be sent to each record holder of EdgeMark Common Stock as of the Effective Time of the Merger transmittal materials for use in exchanging that holder's Old Certificates for Old Kent Common Stock certificates. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

 1.10.2  Exchange Agent.  As soon as practicable after the Effective
Time of the Merger, Old Kent will deliver to Old Kent Bank and Trust Company, or such other bank or trust company as Old Kent may designate (the "Exchange Agent"), the number of shares of Old Kent Common Stock issuable and the amount of cash payable for fractional shares in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Old Kent Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled to such shares. Old Kent and the Exchange Agent shall appoint Old Kent Bank, Elmhurst, Illinois, or another bank with offices in Chicago as an agent for purposes of facilitating the physical exchange of certificates and other documents as provided in this Plan of Merger.

 1.10.3 Delivery of New Certificates. Old Kent shall cause the Exchange Agent to promptly issue and deliver stock certificates in the names and to the addresses as appear on EdgeMark's stock records as of the Effective Time of the Merger or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; provided, that:

(a) Receipt of Old Certificates. With respect to each EdgeMark stockholder, the Exchange Agent shall have received all of the Old Certificates held by that stockholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and





                                       A-8
(b) Satisfactory Form. Such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.

 1.10.4 Dividends Pending Surrender. Whenever a dividend is declared by Old Kent on Old Kent Common Stock which is payable to shareholders of record of Old Kent as of a record date on or after the Effective Time of the Merger, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former stockholder of EdgeMark shall be entitled to receive a distribution of any such dividend until the physical exchange of that stock-holder's Old Certificates for new Old Kent Common Stock certificates shall have been effected. Upon the physical exchange of that stockholder's Old Certif-icates, that stockholder shall be entitled to receive from Old Kent an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared and paid with respect to the shares of Old Kent Common Stock represented thereby.

 1.10.5 Stock Transfers. On or after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of EdgeMark of the shares of EdgeMark Common Stock which were issued and outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Old Certificates are properly presented for transfer, then they shall be canceled and exchanged for stock certificates representing shares of Old Kent Common Stock as provided in this Plan of Merger. After the Effective Time of the Merger, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of Old Kent.

 1.10.6 Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine reasonable rules and procedures relating to the issu-ance and delivery of certificates of Old Kent Common Stock into which shares of EdgeMark Common Stock are converted in the Merger and governing the payment for fractional shares of EdgeMark Common Stock.

  1.11 Cash in Lieu of Fractional Shares. Each holder of EdgeMark Common Stock who would otherwise have been entitled to receive a fraction of a share of Old Kent Common Stock shall receive, in lieu thereof, an amount of cash, rounded to the nearest penny, determined by multiplying such fraction by the Old Kent Stock Price Per Share (determined for this purpose only without application of the Upper Limit or Lower Limit).


ARTICLE II

REPRESENTATIONS AND WARRANTIES OF OLD KENT


 Old Kent represents and warrants to EdgeMark that, except as otherwise set forth in a disclosure statement (the "Old Kent Disclosure Statement"), which will be delivered to EdgeMark within 30 days after the date of the execution of this Plan of Merger:


                                       A-9
2.1  Authorization, No Conflicts, Etc.

 2.1.1 Authorization of Agreement. The execution, delivery, and performance of this Plan of Merger by Old Kent and by OKFC Subsidiary have been duly authorized and approved by all necessary corporate action. When executed and delivered, this Plan of Merger will be legally binding on and enforceable against Old Kent and OKFC Subsidiary in accordance with its terms.

 2.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Old Kent and OKFC Subsidiary, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

(a) Articles, Certificate or Bylaws. Any provision of Old Kent's or OKFC Subsidiary's Articles of Incorporation, Certificate of Incorporation or Bylaws; or

(b) Statutes, Judgments, Etc. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Old Kent or Old Kent's subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 2.1.4 (Required Approvals).

 2.1.3 No Contractual Breach, Default, Liability, Etc. The execution, delivery, and performance of this Plan of Merger by Old Kent and OKFC Subsidiary, and the consummation of the Merger, do not and will not:

(a) Agreements, Etc. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of Old Kent or any of Old Kent's subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which Old Kent or any of Old Kent's subsidiaries is a party or by which they are bound or affected:

  (1) Which is material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis; or

  (2) The violation or breach of which could prevent Old Kent or OKFC Subsidiary from consummating the Merger;

(b) Regulatory Restrictions. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under any memorandum of understanding or similar regulatory consent agreement to which Old Kent or OKFC Subsidiary is a party or subject, or by which it is bound or affected; or

(c) Tortious Interference. Subject EdgeMark or EdgeMark's Subsidiaries to liability for tortious interference with contractual rights.

 2.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is


                                       A-10
necessary for the consummation of the Merger by Old Kent and OKFC Subsidiary other than in connection or compliance with the provisions of the Delaware Act, compliance with federal and state securities laws, bylaws and rules of the National Association of Securities Dealers, Inc., and the consents, authorizations, or approvals required under the Federal Bank Holding Company Act, the Michigan Banking Code of 1969, as amended (the "Michigan Banking Code"), and the Illinois Bank Holding Company Act of 1957, as amended (the "Illinois Bank Holding Company Act").

  2.2 Organization and Good Standing. Old Kent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Old Kent possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Old Kent is a bank holding com-pany duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. Old Kent is qualified or admitted to conduct business as a foreign corporation in each state in which such qualification or admission is material to its business.

  2.3  Capital Stock.

 2.3.1 Classes and Shares. The authorized capital stock of Old Kent consists of 175,000,000 shares divided into two classes as follows: (i) 150,000,000 shares of common stock, $1 par value, of which, as of October 21, 1993, a total of 40,574,530 shares were legally issued and outstanding; and
(ii) 25,000,000 shares of preferred stock, none of which were issued and outstanding as of the date of this Plan of Merger.

 2.3.2  No Other Capital Stock.  As of the execution of this Plan of Merger:

(a) Other than Old Kent Common Stock, there is no security or class of securities issued and outstanding which represents or is convertible into capital stock of Old Kent; and

(b) There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Old Kent, or agreements to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except pursuant to the exercise of stock options pursuant to stock option plans and the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, and other benefit plans.

 2.3.3 Issuance of Shares. Between October 21, 1993, and the execution of this Plan of Merger, no additional shares of capital stock have been issued by Old Kent, except as set forth in, or as contemplated by, this Plan of Merger, and except pursuant to the exercise of employee stock options pursuant to employee stock option plans, and the grant or sale of shares to, or for the account of, employees pursuant to restricted stock, deferred stock compensation, or other benefit plans.




                                       A-11
 2.3.4 Voting Rights. Other than the shares of OKFC Subsidiary Common Stock, neither Old Kent nor any of Old Kent's subsidiaries has outstanding any security or issue of securities:

(a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

(b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

  2.4 Financial Statements. The consolidated financial statements of Old Kent and Old Kent's subsidiaries as of and for the year ended December 31, 1992, as reported on by Old Kent's independent accountants, Arthur Andersen & Co., and the unaudited consolidated financial statements of Old Kent and Old Kent's subsidiaries as of and for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993, including all schedules and notes relating to such statements, as previously delivered to EdgeMark, are correct and complete in all material respects. These statements fairly present Old Kent's and Old Kent's subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements).

  2.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of Old Kent as of December 31, 1992, and the notes thereto, as of that date neither Old Kent nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which were, or as to which there is a reasonable probability that they could be, materially adverse to the business, income or financial condition of Old Kent and its subsidiaries on a consolidated basis.

  2.6 Absence of Material Adverse Change. Since December 31, 1992, there has been no material adverse change in the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of Old Kent and Old Kent's subsidiaries on a consolidated basis for reasons specific to Old Kent and not applicable to the banking industry in general.

  2.7 Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against Old Kent or any of its subsidiaries, or the assets or business of Old Kent or any of its subsidiaries, any of which has or may have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis. There is no factual basis known to Old Kent which presents a reasonable potential for any such action, suit, proceeding, claim, arbitra-tion, or investigation.


                                       A-12
  2.8 Conduct of Business. Old Kent and its subsidiaries have conducted their respective businesses and used their respective properties substantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state banking laws; federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, and fair labor standards, and insurance; and "Environmental Laws" as defined in Sec-tion 3.19.2; except for violations which would not have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

  2.9  Absence of Defaults Under Contracts.  To the best knowledge of Old
Kent after reasonable investigation, there is not under any contract or agreement to which Old Kent or any of its subsidiaries is a party, or by which they are bound, any existing default by Old Kent, any of Old Kent's subsidiaries, or any other party, which would have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

  2.10 Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by or for Old Kent or to which Old Kent has made payments or contributions on behalf of its employees (each referred to as an "Employee Benefit Plan"), Old Kent and each Employee Benefit Plan are in substantial compliance with applicable sections of ERISA and the Internal Revenue Code, except to the extent that noncompliance is not material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

  2.11 Environmental Matters. Old Kent and its subsidiaries have complied with all Environmental Laws (as defined in Section 3.19.2), except to the extent that noncompliance is not material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

  2.12  SEC and Other Filings.  In the last five years:

 2.12.1 SEC Filings. Old Kent has filed, and will continue to file in a timely manner, all required filings with the Securities and Exchange Commission (the "SEC"), including without limitation all Form 10-K and 10-Q Reports;

 2.12.2 Regulatory Filings. Old Kent has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

 2.12.3 Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would presently be material to the business,

                                       A-13
income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

  2.13  Registration Statement, Etc.

 2.13.1 "Document." The term "Document," when capitalized in this Plan of Merger, shall collectively mean: (i) the registration statement to be filed by Old Kent with the SEC (the "Registration Statement") in connection with the Old Kent Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "Prospectus and Proxy Statement") to be mailed to EdgeMark stockholders in connection with the annual or special meeting of stockholders prescribed by Section 1.1 (the "Stockholders' Meeting"); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the State of Illinois, the State of Michigan, or any other regulatory agency in connection with the transactions contemplated by this Plan of Merger.

 2.13.2 Accurate Information. None of the information to be supplied by Old Kent for inclusion, or included, in any Document will:

(a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

(b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

 2.13.3 Compliance of Filings. All documents which Old Kent is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  2.14 Investment Bankers and Brokers. Old Kent has not employed any broker, finder, or investment banker in connection with the Merger. Old Kent has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

  2.15 Old Kent Common Stock. The shares of Old Kent Common Stock and OKFC Preferred Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and, when issued as contemplated by this Plan of Merger, will be legally issued, fully paid, and nonassessable shares.

  2.16 True and Complete Information. No schedule, statement, list, cer-tificate, or other information furnished or to be furnished by Old Kent in connection with this Plan of Merger, including the Old Kent Disclosure State-ment, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements

                                       A-14
contained therein, in light of the circumstances in which they are made, not misleading.

  2.17  Truth and Completeness of Representations and Warranties.


 2.17.1 True at the Closing. Old Kent further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

 2.17.2 Untrue Representations and Warranties. During the term of this Plan of Merger, if Old Kent becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of Old Kent's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

(a) Notice. Old Kent shall immediately give detailed written notice thereof to EdgeMark; and

(b) Remedy Unless Waived. Old Kent shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by EdgeMark.


ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EDGEMARK

 EdgeMark represents and warrants to Old Kent that, except as otherwise set forth in a disclosure statement (the "EdgeMark Disclosure Statement"), which will be delivered to Old Kent within 30 days after the date of the execution of this Plan of Merger:

  3.1  Authorization, No Conflicts, Etc.

 3.1.1 Authorization of Agreement. The execution, delivery, and performance of this Plan of Merger by EdgeMark have been duly authorized and approved by all necessary corporate action. When executed and delivered, this Plan of Merger will be legally binding on and enforceable against EdgeMark in accordance with its terms, except that the consummation of the Merger is subject to the approval of EdgeMark's stockholders as described in Section 1.1 (Adoption of Plan of Merger).

 3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by EdgeMark, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:


                                       A-15
(a) Certificates or Bylaws. Any provision of EdgeMark's Certificate of Incorporation or Bylaws; or

(b) Statutes, Judgments, Etc. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to EdgeMark or EdgeMark's Subsidiaries (as defined in this Plan of Merger), assuming the timely receipt of each of the approvals referred to in Section
3.1.4 (Required Approvals).

 3.1.3 No Contractual Breach, Default, Liability, Etc. The execution, delivery, and performance of this Plan of Merger by EdgeMark, and the consummation of the Merger, do not and will not:

(a) Agreements, Etc. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of EdgeMark or any of EdgeMark's Subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which EdgeMark or any of EdgeMark's Subsidiaries is a party or by which they are bound or affected:

  (1) Which is material to the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries on a consolidated basis; or

  (2) The violation or breach of which could prevent EdgeMark from consummating the Merger;

(b) Regulatory Restrictions. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under any memorandum of understanding or similar regulatory consent agreement to which EdgeMark or any of Edgemark's Subsidiaries is a party or subject, or by which it is bound or affected; or

(c) Tortious Interference. Subject Old Kent or Old Kent's subsidiaries to liability for tortious interference with contractual rights.

 3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by EdgeMark other than in connection or compliance with the provisions of the Delaware Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the Michigan Banking Code, and the Illinois Bank Holding Company Act.

  3.2 Organization and Good Standing. EdgeMark is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. EdgeMark possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. EdgeMark is a bank holding com-pany duly registered and in good standing with the Federal Reserve Board under


                                       A-16
the Federal Bank Holding Company Act. EdgeMark is duly qualified to conduct business in the State of Illinois as a foreign corporation. EdgeMark is not required to be qualified or admitted to conduct business as a foreign cor-poration in any other state in which such qualification or admission would be material to its business.

  3.3  Subsidiaries.

 3.3.1 Ownership of Subsidiaries. Except for directors' qualifying shares as to which enforceable repurchase agreements exist (which are identified in the EdgeMark Disclosure Statement), EdgeMark owns all of the issued and outstanding shares of capital stock of Merchandise National Bank, Edgewood Bank, EdgeMark Bank-Lombard, First National Bank of Lockport, EdgeMark Bank-Rosemont, and EdgeMark Investment Services, Inc., free and clear of all claims, security interests, pledges, or liens of any kind other than a pledge of the capital stock of the subsidiaries which are banks to LaSalle National Bank, Chicago, Illinois, to secure repayment of the outstanding debt reflected in EdgeMark's financial statements as of December 31, 1992. As of the date of the execution of the Plan of Merger, EdgeMark Bank-Lombard owns all of the issued and outstanding shares of EdgeMark Mortgage Corporation free and clear of any claims, security interests, pledges, or liens of any kind. The foregoing banks and corporations shall be collectively referred to as "EdgeMark's Subsidiaries" in this Plan of Merger. Each of EdgeMark's Subsidiaries is duly organized, validly existing, and in good standing under the laws of the United States of America, the State of Illinois, or the state of its organization, as the case may be. EdgeMark does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this
Section 3.3.

 3.3.2 Rights to Capital Stock. There are no outstanding subscriptions, options, warrants, rights to acquire, or any other similar agreements pertaining to the capital stock of EdgeMark's Subsidiaries.

 3.3.3  Qualification and Power.  Each of EdgeMark's Subsidiaries:

(a) Foreign Qualification. Is qualified or admitted to conduct business in each state in which such qualification or admission would be material to its business; and

(b) Corporate Power. Has full corporate power and authority to carry on its business as and where now being conducted.

 3.3.4 FDIC; Insurance Assessments. Each of EdgeMark's Subsidiaries which is a bank maintains in full force and effect deposit insurance through the FDIC. Each of EdgeMark's Subsidiaries which is a bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect.




                                       A-17
 3.3.5 Regulatory Fees and Charges. Each of EdgeMark's Subsidiaries which is a bank has paid as and when due all material fees, charges, assessments, or the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

 3.3.6 Assets Used in Business. The nonfinancial assets owned or leased by EdgeMark and EdgeMark's Subsidiaries constitute all of the assets held for use or used in connection with the business of EdgeMark and EdgeMark's Subsidiaries and are adequate to carry on such business as presently conducted. All of EdgeMark's and EdgeMark's Subsidiaries' nonfinancial assets and properties are in good operating condition and in a good state of maintenance and repair, and in the possession of EdgeMark or EdgeMark's Subsidiaries.

 3.3.7 Banking Business. Each of EdgeMark's Subsidiaries which is a bank is eligible for acquisition by a bank holding company headquartered in Michigan under the Illinois Bank Holding Company Act.

  3.4  Capital Stock.

 3.4.1 Classes and Shares. The authorized capital stock of EdgeMark consists of (i) 6,000,000 shares of common stock, $1 par value, of which, as of the date and time of the execution of this Plan of Merger, 1,448,939 were issued and outstanding and 130,802 shares were reserved for issuance in connection with outstanding employee stock options; and (ii) 200,000 shares of preferred stock, of no par value, of which, as of the date and time of the execution of this Plan of Merger, 80,000 shares were issued and outstanding.

 3.4.2 No Other Capital Stock. There is no security or class of securities authorized or issued which represents or is convertible into capital stock of EdgeMark except as described in this Section 3.4. As of the execution of this Plan of Merger, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of EdgeMark, or agreements to which EdgeMark is a party or by which it is bound to issue capital stock other than a total of 130,802 shares issuable under stock options.

 3.4.3 Issuance of Shares. After the execution of this Plan of Merger, the number of issued and outstanding shares of EdgeMark Common Stock is subject to change before the Effective Time of the Merger only by reason of the issuance of additional shares of EdgeMark Common Stock upon exercise of employee stock options, described in Section 3.4.2 (No Other Capital Stock).

 3.4.4 Voting Rights. Other than the shares of EdgeMark Common Stock and EdgeMark Preferred Stock described in this Section 3.4, neither EdgeMark nor any of EdgeMark's Subsidiaries has outstanding any security or issue of securities:

(a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

(b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.


                                       A-18
 3.4.5 Preferred Stock. All issued and outstanding shares of EdgeMark Preferred Stock are callable for redemption at their stated value, without penalty or premium (but with a dividend rate adjustment as provided in the applicable Certificate of Designation of Rights and Preferences), on any Quarterly Payment Date as specified in the applicable Certificate of Designation of Rights and Preferences. All dividends upon EdgeMark Preferred Stock have been, and prior to the Closing will be, paid when due under the adjustable rate option provided under the applicable Certificate of Designation of Rights and Preferences.

  3.5  Financial Statements.

 3.5.1 Financial Statements. The consolidated financial statements of EdgeMark and EdgeMark's Subsidiaries as of and for the each of three years ended December 31, 1990, 1991, and 1992, as reported on by EdgeMark's independent accountants, KPMG Peat Marwick, and the unaudited consolidated financial statements of EdgeMark and EdgeMark's Subsidiaries as of and for each of the quarters ending March 31, 1993, June 30, 1993, and September 30, 1993, including all schedules and notes relating to such statements, as previously delivered to Old Kent, are correct and complete in all material respects.
These statements fairly present EdgeMark's and EdgeMark's Subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements).

 3.5.2 Call Reports. The consolidated reports of condition and income of EdgeMark's Subsidiaries which are banks as of and for each of the years ended December 31, 1990, 1991, and 1992, and as of and for the each of the quarters ended March 31, June 30, and September 30, 1993, as filed with the FDIC, and the consolidated reports of condition and income of EdgeMark and EdgeMark's Subsidiaries to be filed with the FDIC prior to the Effective Date of the Merger, including all schedules and notes relating to such reports (col-lectively, the "Call Reports"), are correct and complete and will be correct and complete in all material respects. The Call Reports which have been filed were prepared, and the Call Reports to be filed will be prepared, in confor-mity with applicable regulatory accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such reports).

  3.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of EdgeMark and EdgeMark's Subsidiaries as of December 31, 1992, and the notes thereto, neither EdgeMark nor any of EdgeMark's Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which are, or as to which there is a reasonable probability that they could be, materially adverse to the income or financial condition of EdgeMark or any of EdgeMark's Subsidiaries.

  3.7 Absence of Material Adverse Change. Since December 31, 1992, there has been no material adverse change in the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries. No facts or circum-stances have been discovered from which it reasonably appears that there is a

                                       A-19
significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries for reasons specific to EdgeMark and not applicable to the banking industry in general.

  3.8 Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against EdgeMark, EdgeMark's Subsidiaries, or the assets or business of EdgeMark or any of EdgeMark's Subsidiaries, any of which has or may have a material adverse effect on the business, income, or financial condition of EdgeMark or such EdgeMark Subsidiary. There is no factual basis known to EdgeMark which presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

  3.9 Conduct of Business. EdgeMark and EdgeMark's Subsidiaries have conducted their respective businesses and used their respective properties sub-stantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and "Environmental Laws" as defined in Section 3.19.2; except for violations which would not have a material adverse effect on the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries.

  3.10  Absence of Defaults Under Contracts.  To the best knowledge of
EdgeMark after reasonable investigation, there is not under any contract or agreement to which EdgeMark or any of EdgeMark's Subsidiaries is a party, or by which they are bound, any existing default by EdgeMark, any of EdgeMark's Sub-sidiaries, or any other party, which could have a material adverse effect on the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries.

  3.11  SEC and Other Filings.  In the last five years:

 3.11.1 SEC Filings. EdgeMark has filed, and will continue to file, in a timely manner all required filings with the SEC, including without limita-tion all Form 10-K and 10-Q Reports;

 3.11.2 Regulatory Filings. EdgeMark has filed in a timely manner all other filings with other regulatory bodies for which filings are required;

 3.11.3 Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would presently be material to the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries; and



                                       A-20
 3.11.4 All such filings complied in all material respects with all regulations, forms, and guidelines applicable to such filings.

  3.12  Registration Statement, Etc.

 3.12.1 Accurate Information. None of the information to be supplied by EdgeMark for inclusion, or included, in any Document will:

(a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

(b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

 3.12.2 Compliance of Filings. All documents which EdgeMark is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  3.13  Tax Matters.

 3.13.1 Tax Returns. EdgeMark and EdgeMark's Subsidiaries have duly and timely filed all material tax returns which they have by law been required to file, including without limitation those with respect to income, withholding, social security, unemployment, franchise, real property, personal property, and intangibles taxes. Each of such tax returns, reports, and statements, as amended, is correct and in substantial compliance in all material respects with all applicable laws and regulations.

 3.13.2 Tax Assessments and Payments. All taxes and assessments, including any penalties, interest, and deficiencies relating to those taxes and assessments, due and payable by EdgeMark and EdgeMark's Subsidiaries have been paid in full as and when due. The provisions made for taxes on the consolidated balance sheet of EdgeMark and EdgeMark's Subsidiaries as of December 31, 1992, are sufficient for the payment of all federal, state, county, and local taxes of EdgeMark and EdgeMark's Subsidiaries accrued but unpaid as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1992.

 3.13.3 Tax Audits. The federal consolidated income tax returns of EdgeMark have not been audited by the Internal Revenue Service ("IRS") since Edgemark's organization. There is no tax audit or legal or administrative proceeding for assessment or collection of taxes pending or, to EdgeMark's knowledge, threatened with respect to EdgeMark or EdgeMark's Subsidiaries. No claim for assessment or collection of taxes has been asserted with respect to

                                       A-21
EdgeMark or any of EdgeMark's Subsidiaries. No waiver of any limitations stat-ute or extension of any assessment or collection period has been executed by or on behalf of EdgeMark or EdgeMark's Subsidiaries.

  3.14 Title to Properties. EdgeMark and EdgeMark's Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in the consolidated balance sheet of EdgeMark and EdgeMark's Subsidiaries as of December 31, 1992, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

 3.14.1 Reflected on Balance Sheet. As reflected on the consolidated balance sheet of EdgeMark and EdgeMark's Subsidiaries as of December 31, 1992, and the notes thereto;

 3.14.2 Normal to Business. Liens for current taxes not yet delinquent, and liens or encumbrances which are normal to the business of EdgeMark and EdgeMark's
Subsidiaries and which are not material in relation to the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries; and

 3.14.3 Immaterial Imperfections. Such imperfections of title, easements, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby, or which would not otherwise be material to the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries.

To the best of EdgeMark's knowledge, no building or improvement on any real property owned by EdgeMark or EdgeMark's Subsidiaries encroaches on any easement or property owned by another, and no building or property owned by another encroaches on any real property owned by EdgeMark or EdgeMark's Subsidiaries or on any easement the benefit of which runs to real property owned by EdgeMark or EdgeMark Subsidiaries. To the best of EdgeMark's knowledge, none of the boundaries of any parcel of real property owned by EdgeMark or EdgeMark's Subsidiaries deviates substantially from those shown on the survey of such parcel, if any, attached to the EdgeMark Disclosure Statement or from what they appear to be through visual inspection.

  3.15 Leases. All leases pursuant to which EdgeMark or EdgeMark's Subsidiaries, as lessee, lease real or personal property which is material to the business of EdgeMark or any of EdgeMark's Subsidiaries, are valid, effec-tive, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either EdgeMark or EdgeMark's Subsidiaries, or to the best knowledge of EdgeMark, the other party. None of such leases contains a prohibition against assignment by EdgeMark or EdgeMark's Subsidiaries, by operation of law or otherwise, or any other provision which would preclude EdgeMark or any of its direct or indirect subsidiaries from possessing and using the leased premises for the same purposes and upon the same rental and

                                       A-22
other terms upon consummation of the Merger as are applicable to the possession and use by EdgeMark or EdgeMark's Subsidiaries as of the date of this Plan of Merger.

  3.16  Licenses, Permits, Etc.

 3.16.1 All Licenses, Permits, Etc. EdgeMark and EdgeMark's Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of their businesses as presently conducted, the lack of which would have a material adverse effect on the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries.

 3.16.2  Regulatory Action.  Neither EdgeMark nor any of EdgeMark's
Subsidiaries:

(a) Has been charged with, or to the best of EdgeMark's knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, or regulation; or

(b) Is the subject of any pending or, to EdgeMark's knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business, properties, or operations.

  3.17  Certain Employment Matters.

 3.17.1 Employment Policies, Programs, and Procedures. The policies, programs and practices of EdgeMark and EdgeMark's Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment.

 3.17.2 Record of Payments. There are no existing or outstanding obligations of EdgeMark or EdgeMark's Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for "Employment-Related Payments," as defined in Section 3.17.3, to trusts or other funds or to any governmental agency or to any present or former director, officer, employee, or agent (or his or her heirs, survivors, legatees, or legal representatives) which have not been duly recorded on the books and records of EdgeMark or EdgeMark's Subsidiaries and paid when due or duly accrued as a liability.

 3.17.3 "Employment-Related Payments." For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment, unemployment compensation benefits, profit sharing, pension or retirement benefits or social security benefits, or for fringe benefits, including vacation or holiday pay, bonuses and other forms of compensation, or for medical insurance or medical expenses, which are payable to present or former directors, officers, employees, or agents or their survivors, heirs, legatees, or legal representatives.



                                       A-23
 3.17.4 Employment Claims. There are no disputes, claims, or charges, pending or, to EdgeMark's knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and there is no basis for any valid claim or charge with regard to such matters.

 3.17.5 Disclosure of Agreements. There is no written or oral, express or implied:

(a) Employment contract or agreement, or guarantee of job security made with or to any past or present employee of EdgeMark or EdgeMark's Subsidiaries which is not terminable by EdgeMark or EdgeMark's Subsidiaries upon 60 days' or less notice without penalty or obligation;

(b) Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in FASB 106, or profit sharing; or

(c) Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation
Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivors of any employee.

  3.18 Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of ERISA, maintained by or for the benefit of EdgeMark or EdgeMark's Subsidiaries or to which EdgeMark or EdgeMark's Subsidiaries have made payments or contributions on behalf of its employees (each referred to as an "Employee Benefit Plan"):

 3.18.1 ERISA Compliance. EdgeMark and EdgeMark's Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, including Sections 601-608 concerning continuation of health care coverage, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

 3.18.2 Code Compliance. EdgeMark and EdgeMark's Subsidiaries and each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and all trusts created thereunder are in compliance with the applicable provisions of the Internal Revenue Code, including Section 4980B concerning continuation of health care coverage.

 3.18.3 Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.



                                       A-24
 3.18.4 Plan Termination. No Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust subsequent to June 30, 1974, except in compliance with notice and disclosure to the Internal Revenue Service (the "IRS") and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each such termination, all termination procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

 3.18.5 Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

 3.18.6 Defined Benefit Plan. No Employee Benefit Plan in effect as of December 31, 1992, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

 3.18.7 Payment of Contributions. EdgeMark has made when due all contributions required under any Employee Benefit Plan and under applicable laws and regulations.

 3.18.8 Payment of Benefits. There are no payments which have become due from any Employee Benefit Plan, the trusts created thereunder, or from EdgeMark or EdgeMark's Subsidiaries which have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

 3.18.9 Accumulated Funding Deficiency. No Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal
Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

 3.18.10 Filing of Reports. EdgeMark has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue
Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which, as of the making of this representation and warranty, would presently be mate-rial to the financial condition, net income, business, properties, operations, or prospects of EdgeMark or any of EdgeMark's Subsidiaries.




                                       A-25
  3.19  Environmental Matters.

 3.19.1  Hazardous Substances.  For purposes of this Plan of Merger,
"Hazardous Substances" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9601 et seq. ("CERCLA") and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls.

 3.19.2 Environmental Laws. For purposes of this Plan of Merger, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of Hazardous Substances;
(ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

 3.19.3 Owned or Operated Property. With respect to: (i) the real estate owned or leased by EdgeMark or EdgeMark's Subsidiaries and used in the conduct of their business; (ii) other real estate owned; (iii) to EdgeMark's knowledge, after reasonable investigation, real estate held and administered in trust; and (iv) to EdgeMark's knowledge, any real estate formerly owned or leased by EdgeMark or EdgeMark's Subsidiaries (for purposes of this Section, properties described in any of (i) through (iv) are collectively referred to as "premises"):

(a) Construction and Content. None of the premises are constructed of, or contain as a component part, any material which (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any substance, whether gaseous, liquid, or solid, that is a Hazardous Substance or is known to be (either by single exposure or by repeated or prolonged exposure) injurious or hazardous to the health of persons occupying the premises. Without limiting the generality of this Section, the premises are, and during all applicable limitation periods have been, free of asbestos and fiberglass except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

(b) Uses of Premises. No part of the premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances.

(c) Underground Storage Tanks. The premises do not contain, and have never contained, an underground storage tank. With respect to any underground storage tank listed in the Disclosure Statement as an exception to the foregoing, such any underground storage tank presently or previously located on the premises is or has been maintained or removed, as applicable, in compliance with Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment.


                                     A-26
(d) Absence of Contamination. The premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

(e) Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, or citation involving EdgeMark or any of EdgeMark's Subsidiaries pending, threatened, or previously asserted under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. There is no factual basis for any of the foregoing. Without limiting the generality of this Section, there is no basis for any claim against or involving EdgeMark or any of its properties or assets under Section 107 of CERCLA or similar provision of any other Environmental Law.

 3.19.4 Loan Portfolio. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted:

(a) Investigation. EdgeMark and EdgeMark's Subsidiaries have complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the EdgeMark Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property.

(b) No Known Contamination. To EdgeMark's knowledge, no such property contains or is contaminated by any Hazardous Substance.

  3.20 Duties as Fiduciary. EdgeMark's Subsidiaries have performed all of their duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion which complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, violation of which would be material to the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries.

  3.21 Investment Bankers and Brokers. EdgeMark has employed the investment banking firm Donaldson, Lufkin & Jenrette Securities Corporation and has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger. EdgeMark's only financial obligation with respect to investment banking firms is the payment of fees and expenses which will not exceed 1.75% of the total market value of consideration paid by Old Kent for EdgeMark Common Stock and stock options in the Merger (less amounts previously paid), plus expenses. EdgeMark has not employed any other broker, finder, or investment banker in connection with the Merger. EdgeMark has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

  3.22 Related Persons. For purposes of this Plan of Merger, the term "EdgeMark Related Person" shall mean any director or executive officer of EdgeMark or EdgeMark's Subsidiaries, their spouses and children, any person who


                                       A-27
is a member of the same household as such persons, and any corporation, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

 3.22.1 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of EdgeMark or any of EdgeMark's Subsidiaries, no EdgeMark Related Person owns or controls any material assets or properties which are used in the business of EdgeMark or EdgeMark's Subsidiaries.

 3.22.2 Contractual Relationships. Other than ordinary and customary banking relationships, no EdgeMark Related Person has any contractual relationship with EdgeMark or EdgeMark's Subsidiaries.

 3.22.3 Loan Relationships. No EdgeMark Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, EdgeMark or EdgeMark's Subsidiaries in a principal amount of $50,000 or more.

  3.23 Change in Business Relationships. Neither EdgeMark nor any of EdgeMark's Subsidiaries has notice, whether on account of the Merger or otherwise, that (i) any customer, agent, representative, or supplier of EdgeMark or any of EdgeMark's Subsidiaries intends to discontinue, diminish, or change its relationship with EdgeMark or any of EdgeMark's Subsidiaries, the effect of which would be material to the business of EdgeMark or any of EdgeMark's Subsidiaries; or (ii) any executive officer of EdgeMark intends to terminate his or her employment.

  3.24 Insurance. The EdgeMark Disclosure Statement contains true copies of each policy of insurance presently in force with respect to the assets, properties, premises, operations, and personnel of EdgeMark and EdgeMark's Subsidiaries. EdgeMark and each of EdgeMark's Subsidiaries maintains in full force and effect insurance on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable banks. There is no unsatisfied claim of $5,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering EdgeMark's or EdgeMark's Subsidiaries' assets, properties, premises, operations, or personnel.

  3.25 Books and Records. The minutes contained in corporate minute books and files of EdgeMark and each of EdgeMark's Subsidiaries (since it was acquired by EdgeMark) properly and accurately record in all material respects all actions actually taken by its shareholders, directors, and committees of directors. The books, accounts, and records of EdgeMark and each of EdgeMark's Subsidiaries reflect only actual transactions and have been maintained in all material respects in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied, and in compliance with all applicable laws and regulations.

  3.26 Loan Guarantees. All guarantees of indebtedness owed to any of EdgeMark's Subsidiaries, including but not limited to those of the Federal

                                       A-28
Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other sim-ilar laws affecting creditors' rights, and by the exercise of judicial dis-cretion in accordance with general principles applicable to equitable and similar remedies, and except as would not be material to EdgeMark or any of EdgeMark's Subsidiaries.

  3.27 Events Since December 31, 1992. Neither EdgeMark nor any of EdgeMark's Subsidiaries has, since December 31, 1992:

 3.27.1 Business in Ordinary Course. Conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability or for the aggregate of any group of related liabilities which do not exceed $50,000.

 3.27.2 Strikes or Labor Trouble. Experienced or, to the best knowledge of EdgeMark, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character which has been or could reasonably be expected to be materially adverse to the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries.

 3.27.3 Discharge of Obligations. Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than those shown on its December 31, 1992, consolidated financial statements, or incurred after the date thereof, other than in the ordinary course of business or such other liabilities, obligations, liens, or encumbrances for indebtedness of in excess of $50,000 in the aggregate.

 3.27.4 Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business or such other liabilities, obligations, liens, or encumbrances for indebtedness of in excess of $50,000 in the aggregate.

 3.27.5 Extraordinary Transactions. Entered into any transaction involving more than $50,000 in the aggregate, other than in the ordinary course of business, or incurred such other liabilities, obligations, liens, or encum-brances for indebtedness of in excess of $50,000 in the aggregate.

 3.27.6 Contract Amendment or Termination. Made or permitted any amendment or termination of any contract to which it is a party and which is material to the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries, except as expressly provided in this Plan of Merger.

 3.27.7 Anticipated Changes. No facts or circumstances have been discovered from which it appears that there is a risk that there will occur a materially adverse change in the financial condition, net income, business, properties, operations, or prospects of EdgeMark or any of EdgeMark's Subsidiaries.


                                       A-29
  3.28 Reserve for Loan Losses. The reserve for loan losses reflected in EdgeMark's and EdgeMark's Subsidiaries' audited consolidated financial statements for the period ending December 31, 1992, and Call Reports for the quarters ending March 31, 1993, June 30, 1993, and September 30, 1993, was adequate to meet all reasonably anticipated loan losses, net of recoveries related to loans previously charged off.

  3.29 Loan Origination and Servicing. In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other con-tractual obligations, either for its own account or for the account of others, EdgeMark's Subsidiaries have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

  3.30 Public Communications; Securities Offering. No annual report, quarterly report, proxy material, press release, or other communication previously sent or released by EdgeMark or EdgeMark's Subsidiaries to EdgeMark's stockholders or the public and no registration statement, notice, filing, prospectus, offering memorandum, or other communication filed by EdgeMark or EdgeMark's Subsidiaries with any regulatory agency or furnished by EdgeMark or EdgeMark's Subsidiaries to any person in connection with the issuance of shares of EdgeMark Common Stock in its 1988 securities offering was false or misleading with respect to any material fact, or omitted to state any material fact necessary to make the statements therein not misleading.

  3.31 No Insider Trading. EdgeMark has reviewed its stock transfer records since December 31, 1992, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, to the best of EdgeMark's knowledge, no director or officer of EdgeMark or EdgeMark's Subsidiaries and no person related to a director or officer by blood or marriage and residing in the same household has since December 31, 1992, purchased or sold, or caused to be purchased or sold, any shares of EdgeMark Common Stock of which such director, officer, or related person is the record or beneficial owner as determined according to Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), during any period when EdgeMark was in possession of material nonpublic information.

  3.32 Continuity of Interest. There is no plan or intention by the stockholders of EdgeMark who own 5 percent or more of EdgeMark Common Stock, and, to the best knowledge of EdgeMark, there is no plan or intention on the part of the remaining stockholders of EdgeMark who own EdgeMark Common Stock to sell, exchange, or otherwise dispose of a number of shares of Old Kent Common Stock received in the transaction that would reduce the EdgeMark's stock-holders' ownership of Old Kent Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than (i) 50 percent of the value of all of the formerly outstanding EdgeMark Common Stock and EdgeMark Preferred Stock as of the same time, (ii) reduced by the stated value of the EdgeMark Preferred Stock. For purposes of this representation, shares of EdgeMark Common Stock exchanged for cash in lieu of fractional shares or sur-rendered by dissenters will be treated as outstanding EdgeMark Common Stock at the Effective Time of the Merger. Moreover, shares of EdgeMark Common Stock

                                       A-30
and shares of Old Kent Common Stock held by EdgeMark stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

  3.33 True and Complete Information. No schedule, statement, list, cer-tificate, or other information furnished or to be furnished by EdgeMark in connection with this Plan of Merger, including the EdgeMark Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

  3.34  Truth and Completeness of Representations and Warranties.

 3.34.1 True at the Closing. EdgeMark further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

 3.34.2 Untrue Representations and Warranties. During the term of this Plan of Merger, if EdgeMark becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of EdgeMark's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

(a) Notice. EdgeMark shall immediately give detailed written notice thereof to Old Kent; and

(b) Remedy Unless Waived. EdgeMark shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by Old Kent.


ARTICLE IV

CERTAIN COVENANTS

  4.1 EdgeMark Disclosure Statement. EdgeMark shall prepare the EdgeMark Disclosure Statement, which shall be certified with respect to Section 3.33 (True and Complete Information) on behalf of EdgeMark by its chief executive officer and its chief financial officer, and shall be delivered to Old Kent not later than 30 days after the execution of this Plan of Merger. The EdgeMark Disclosure Statement shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, which pertain to one or more sections or articles of this Plan of Merger. In addition to any exceptions to EdgeMark's representations set forth in Article III, the EdgeMark Disclosure Statement shall contain true and


                                       A-31
correct copies of each and every document specified below. Not less than 5 days prior to the Closing, EdgeMark shall deliver to Old Kent an update to the EdgeMark Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, which are not contained in the EdgeMark Disclosure Statement as initially delivered. The update to the EdgeMark Disclosure Statement shall be certified with respect to Section 3.33 (True and Complete Information) on behalf of EdgeMark by its chief executive officer and its chief financial officer. The EdgeMark Disclosure Statement and the update, as of the dates they are delivered, shall contain:

 4.1.1 Compensation Plans. All plans, policies or contracts providing for bonuses, pensions, all sales commission schedules, options, stock purchases, deferred compensation, severance or termination pay, retirement payments, profit sharing, or retirement savings, any summary plan description relating thereto, and, to the extent applicable, the last two annual reports on Form 5500 for each such plan or contract.

 4.1.2 Labor Agreements. All collective bargaining or other contracts or agreements with any labor union or employee group concerning employees of EdgeMark or any of EdgeMark's Subsidiaries.

 4.1.3 Employment Agreements. All employment agreements not terminable by EdgeMark or EdgeMark's Subsidiaries upon 60 days' or less notice without penalty or obligation.

 4.1.4 Affirmative Action Programs. All affirmative action plans or programs covering employees of EdgeMark or EdgeMark's Subsidiaries.

 4.1.5 Employment Policies. All employee handbooks, policy manuals, rules and standards of employment promulgated by EdgeMark or EdgeMark's Subsidiaries with regard to their employees and presently in effect.

 4.1.6 Judgments, Orders or Settlement Agreements. All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of EdgeMark or EdgeMark's Subsidiaries which, by their terms, continue to bind or affect EdgeMark or EdgeMark's Subsidiaries.

 4.1.7 Defaulted Contracts. Excepting any ordinary and customary banking relationship, all agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments:

(a) Under which EdgeMark or any of EdgeMark's Subsidiaries is in default or as to which material provisions, or rights thereunder, have been waived or materially amended or modified; or

(b) Under which, to the best of EdgeMark's knowledge, another party is in default under its obligations to EdgeMark or any of EdgeMark's Subsidiaries, or as to which material provisions, or rights thereunder, have been waived or materially amended or modified.



                                       A-32
 4.1.8 Loan Delinquencies. A list of loans or extensions of credit on EdgeMark's Subsidiaries' books with a principal balance of $50,000 or more which are more than 60 days contractually delinquent.

 4.1.9 Letters of Credit and Loan Contingencies. A listing of all letters of credit and obligations to make loans or extend credit which any of EdgeMark's Subsidiaries cannot reject or terminate without advance notice or penalty in its sole discretion, and upon which any of EdgeMark's Subsidiaries may be or may become liable without action or omission of EdgeMark's Subsidiaries after the Closing, identifying and describing such letters of credit and obligations in reasonable detail and excepting (if EdgeMark chooses to except them) any such letter of credit or obligation with respect to which EdgeMark's Subsidiaries' obligation does not exceed $50,000.

 4.1.10 Related Party Contracts. All agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments, which are, to the best of EdgeMark's knowledge, with any EdgeMark Related Person, excepting any ordinary and customary banking relationship.

 4.1.11 Related Person Loans. A list of all outstanding loans or loan commitments from, and all irrevocable letters of credit issued by, EdgeMark or EdgeMark's Subsidiaries in a principal amount of $50,000 or more to any EdgeMark Related Person.

 4.1.12 Retired Employee Expenses. All plans, agreements, arrangements, or understandings with respect to payment of medical expenses, insurance, or other benefits with respect to any former employee, any spouse or child, any member of the same household, estate, or any survivor of a former employee.

 4.1.13 Deeds and Titles. All deeds, titles, or other evidences of title to real estate and complete and correct lists of all items of personal property which had a book value in excess of $50,000 as of December 31, 1992, reflected in the books and records of EdgeMark or EdgeMark's Subsidiaries as being owned (including those reflected in the consolidated balance sheet of EdgeMark and EdgeMark's Subsidiaries as of December 31, 1992), except as since disposed of in the ordinary course of business, and excepting any "other real estate owned."

 4.1.14 Lease Agreements. All leases or other agreements pursuant to which EdgeMark or EdgeMark's Subsidiaries, as lessee or lessor, lease real or personal property, excepting any lease as to personal property under which the aggregate lease payments with respect to that lease do not exceed $50,000.

 4.1.15  Other Agreements.

(a) All contracts or agreements to which EdgeMark or EdgeMark's Subsidiaries are a party or subject which call for aggregate payments in excess of $50,000 with respect to individual items or individual agreements, excepting any ordinary and customary banking relationship.

(b)  All data processing agreements, service agreements, consulting agreements,


                                       A-33
or any similar arrangements not terminable by EdgeMark or EdgeMark's Subsidiaries upon 60 days' or less notice without penalty, excepting any agreement which does not require aggregate payments in excess of $50,000.

(c) All contracts or agreements, whether existing or proposed, for the purchase of equipment, supplies, other personal or real property, or services which call for aggregate payments in excess of $50,000.

(d) All loan servicing agreements pursuant to which EdgeMark or EdgeMark's Subsidiaries services loans for others.

(e) All mortgage forward commitments and similar agreements pursuant to which EdgeMark or EdgeMark's Subsidiaries sells to others mortgages which it originates.

(f) All interest rate swap agreements and other agreements relating to hedging interest rate risks.

(g) All agreements and related correspondence pertaining to EdgeMark's sale of EdgeMark Mortgage Company's assets and operations.

 4.1.16 Insurance Policies. All policies of insurance maintained by EdgeMark or EdgeMark's Subsidiaries with respect to assets, properties, prem-ises, operations, and personnel, and copies of the most recent insurance audit, review, or report (if any).

 4.1.17 Charter Documents and Bylaws. The certificate of incorporation and articles of incorporation, as the case may be, and bylaws of EdgeMark and EdgeMark's Subsidiaries, including all amendments to date.

 4.1.18 Stockholder List. A stockholder list as of the most recent date available identifying each stockholder, indicating the number of shares held, and providing the stockholder's record address.

 4.1.19 Employee Benefit Plans. All Employee Benefit Plans, including amendments. The latest determination letter issued by the IRS with respect to each Employee Benefit Plan which is a qualified plan under Section 401(a) of the Code and any determination letter issued with respect to each amendment to each such Plan, any summary plan description relating thereto, and all administrative forms for each Employee Benefit Plan.

 4.1.20 Executive Employment and Compensation. Definitive statements identifying and describing in a summary manner each and every written or oral, express or implied contract, agreement, or arrangement pertaining to the employment or compensation of EdgeMark's directors, officers, or employees who in 1992 received, or in 1993 are contractually entitled to receive, aggregate compensation of $50,000 or more. Each definitive statement shall be separately signed and acknowledged as being true, correct, and complete by each such person.

 4.1.21  Management Letters.  Copies of any letters or memoranda to

                                       A-34
management or special reports received during each of the last three years by EdgeMark or EdgeMark's Subsidiaries from EdgeMark's independent public accoun-tants which set forth criticisms of, or advice, suggestions, or recommendations for improvements in, any aspect of the accounting for or operation of EdgeMark or EdgeMark's Subsidiaries.

 4.1.22 Change of Control. Copies of agreements, contracts, loans, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments, which may be accelerated, terminated, or otherwise materially affected by virtue of the change of control of EdgeMark upon consummation of the Merger.

 4.1.23 Long-term Debt. Copies of any loan agreements, notes, indentures, security agreements, mortgages, pledge receipts, guaranties, and related documents with respect to all long-term indebtedness of EdgeMark or EdgeMark's Subsidiaries.

 4.1.24 Regulatory Orders. Copies of any order, decree, memorandum, agreement, or understanding with regulatory agencies binding upon or affecting the operations of EdgeMark or Edgemark's Subsidiaries or their directors or officers in their capacities as such.

 4.1.25 Patents, Trademarks, Copyrights, and Trade Secrets. All trademarks, trade names, service marks, patents, or copyrights, whether or not registered or the subject of an application for registration, which are owned by EdgeMark or EdgeMark's Subsidiaries or licensed from a third party.

 4.1.26 Environmental Investigation Policies. Copies of all policies formally adopted by the Board of Directors of EdgeMark and each of EdgeMark's Subsidiaries as currently in effect and, with respect to environmental matters, copies of all policies that have been in effect during the last 10 years regarding the performance of environmental investigations of properties accepted as collateral for loans or accepted in trust, including the effective dates of all such policies.

  4.2 Conduct of Business Pending the Effective Time of the Merger. From the execution of this Plan of Merger until the Effective Time of the Merger, EdgeMark agrees that, except as consented to in writing by Old Kent or as otherwise provided in this Plan of Merger, EdgeMark shall, and it shall cause EdgeMark's Subsidiaries to:

 4.2.1 Ordinary Course. Conduct its business and manage its property only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the execution of this Plan of Merger, and not make any substantial change to its methods of management or operation in respect of such business or property.

 4.2.2 No Inconsistent Actions. Take no action which would be inconsistent with or contrary to the representations, warranties, and covenants made by EdgeMark in this Agreement, and take no action which would cause EdgeMark's representations and warranties to become untrue except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction.

                                       A-35
 4.2.3 Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and Old Kent has been notified of such contest.

 4.2.4 No Amendments. Make no change in its certificate of incorporation, articles of association, or articles of incorporation, as the case may be, or its bylaws.

 4.2.5 Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws and accounting standards.

 4.2.6 No Change in Stock. Except as contemplated by this Plan of Merger, make no change in the number of shares of its capital stock issued and outstanding; grant no warrant, option, or commitment relating to its capital stock; enter into no agreement relating to its capital stock; and issue no securities convertible into its capital stock.

 4.2.7 Maintenance. Use its best efforts to maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

 4.2.8 Preservation of Goodwill. Use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

 4.2.9 Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on their respective assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

  4.2.10 Charge-Offs. Charge off loans and maintain its reserve for loan losses, in each case in a manner in conformity with the prior practices of EdgeMark and EdgeMark's Subsidiaries and applicable industry, regulatory, and accounting standards.

 4.2.11 Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

 4.2.12 New Directors or Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not, without first consulting Old Kent:

(a) Increase the number of directors or fill any vacancy on the board of directors; or

                                       A-36
(b)  Elect or appoint any person to an executive office.

 4.2.13  Compensation and Benefits.

(a) Not increase, or agree to increase, the salary or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to (except for bonuses which will have been earned for 1993 under the EdgeMark Incentive Compensation Matrix Plan or EdgeMark Mortgage Corporation's Incentive Bonus Plan as in effect prior to October 1, 1993), any officer or director, or any other class or group of employees as a class or group, except for increases, agreements or payments which are reasonable in amount and consistent with the prior year and which are announced and made only after first consulting with Old Kent; or

(b) Not introduce, change, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger or necessary or advisable, in the opinion of counsel, to maintain any tax qualified status.

 4.2.14 New Employment Agreements. Not enter into any employment agreement which is not terminable by EdgeMark or EdgeMark's Subsidiaries without cost or penalty upon 60 days' notice or less.

 4.2.15 Dividends. With respect to EdgeMark only, not declare or pay any dividends, nor make any other distribution, in respect of any shares of its capital stock except as permitted by Section 4.4 (Regular Dividends and Compensation Adjustments).

 4.2.16 Borrowing. Not borrow money except in the ordinary course of business.

 4.2.17 Mortgaging Assets. Not sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the ordinary course of business, except for property or assets, or any group of related properties or assets, which have a fair market value of less than $50,000, and except as described in Section 4.3 (Sale of Mortgage Company).

 4.2.18 Notice of Actions. Notify Old Kent of the threat or commencement of any action, suit, proceeding, claim, arbitration, or investigation against or relating to: (i) EdgeMark's or EdgeMark's Subsidiaries' directors, officers, or employees in their capacities as such; (ii) EdgeMark's or EdgeMark's Subsidiaries' assets, liabilities, business, or operations; or (iii) the Merger or this Plan of Merger.

 4.2.19 Cooperation. Take such actions as may be reasonably necessary to effect the Merger.

 4.2.20 Large Expenditures. Not pay, agree to pay, or incur any liability, excepting such liabilities which have been accrued on its books as of the execution of this Plan of Merger, for the purchase or lease of any item

                                       A-37
of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to EdgeMark and EdgeMark's Subsidiaries, excepting pursuant to prior commitments made by EdgeMark or EdgeMark's Subsidiaries that are disclosed in the EdgeMark Disclosure Statement.

 4.2.21 New Service Arrangements. Not enter into, or commit to enter into, any agreement for trust, consulting, professional, data processing, or other services to EdgeMark or any of EdgeMark's Subsidiaries which is not ter-minable by EdgeMark or EdgeMark's Subsidiaries without penalty upon 60 days' notice or less.

 4.2.22 Capital Improvements. Not open, enlarge, or materially remodel any bank or other facility, and not lease, purchase, or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments made by EdgeMark or EdgeMark's Subsidiaries that are disclosed in the EdgeMark Disclosure Statement.

  4.3 Sale of Mortgage Company. As of the date of this Plan of Merger, EdgeMark is negotiating for the sale and transfer of certain liabilities and substantially all of the business, assets, operations, and employees of Edgemark Mortgage Corporation to Comerica Mortgage Corporation. EdgeMark shall keep Old Kent currently apprised of the status of those negotiations and that transaction. EdgeMark shall not enter into any binding agreement to accomplish that transaction without Old Kent's prior written consent, which shall not be unreasonably withheld. EdgeMark shall not, in any event, agree to any covenant not to compete that would be binding upon Old Kent, Old Kent's subsidiaries, EdgeMark or EdgeMark's Subsidiaries or their successors or assigns; except, after consultation with Old Kent, for reasonable and appropriate agreements to not specifically solicit EdgeMark Mortgage Corporation customers and employees.

  4.4  Regular Dividends and Compensation Adjustments.

 4.4.1 Common Stock. EdgeMark may declare and pay cash dividends upon Common Stock semiannually at a rate of $.10 per share in June and $.15 per share in December in a manner, on dates, and with respect to record dates consistent with its past practice. However, EdgeMark shall adjust the record date for its regularly scheduled dividend, if any (otherwise permissible under this Section 4.4), with respect to the period in which the Effective Time of the Merger occurs if necessary to assure that EdgeMark stockholders receive one and only one dividend payable in, or with a record date occurring in, the quarter in which the Effective Time of the Merger occurs, whether with respect to EdgeMark Common Stock or Old Kent Common Stock received in the Merger.

 4.4.2 Preferred Stock. EdgeMark shall pay dividends upon EdgeMark Preferred Stock in a manner, on dates, and with respect to record dates consistent with its past practice and in accordance with the Certificate of Designation of Rights and Preferences governing the EdgeMark Preferred Stock.

  4.5 Dividend Reinvestment Plan and Stock Purchase Plan. EdgeMark shall suspend the operation of its Dividend Reinvestment Plan and Stock Purchase Plan


                                       A-38
from the date of execution of this Plan of Merger until either (i) the Effective Time of the Merger, or (ii) this Plan of Merger is terminated and the Merger abandoned.

  4.6 Data Processing Arrangements. Until the Effective Time of the Merger, EdgeMark shall advise Old Kent of all anticipated renewals or extensions of existing data processing services agreements with independent vendors. EdgeMark agrees to cooperate with Old Kent in negotiating with those vendors the length of any extension or renewal term of those agreements, which, unless otherwise agreed with Old Kent, shall not exceed one year from the date of renewal. EdgeMark agrees to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate to prevent those agreements from automatically renewing for a term of more than one year from the date of renewal, except as otherwise agreed between EdgeMark and Old Kent.

  4.7 Affiliates. The EdgeMark Disclosure Statement shall identify every person who may, to EdgeMark's reasonable knowledge, be deemed to be an "affiliate" of EdgeMark for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). EdgeMark shall cause its counsel to deliver to each person who is identified as an affiliate, on or prior to the Effective Time of the Merger, advice with respect to such person's obligations under the Securities Act and the regulations issued thereunder with respect to disposition of securities of Old Kent. Further, EdgeMark shall use all reasonable efforts to cause each person who is identified as an affiliate to deliver to Old Kent on or prior to the Effective Time of the Merger a written agreement, satisfactory to Old Kent, that such person shall not offer to sell or otherwise dispose of any shares of Old Kent Common Stock issued to such person pursuant to the Merger in violation of the Securities Act or the regulations thereunder.

  4.8 Maintenance of Insurance. EdgeMark shall use all reasonable efforts to obtain renewal of the directors' and officers' liability and corporation reimbursement insurance in effect on the execution of this Plan of Merger on terms and conditions reasonably agreeable to EdgeMark. EdgeMark shall consult with Old Kent regarding any renewals of, and the premiums to be paid for, such insurance prior to taking any action to renew or terminate such insurance. If EdgeMark's directors and officers liability insurance policy is canceled or not renewed by the issuer during the term of this Plan of Merger, EdgeMark shall, at Old Kent's option, purchase the discovery period offered under the policy.

  4.9 Competing Proposals. Neither EdgeMark nor EdgeMark's Subsidiaries nor any of their directors, officers, employees, investment bankers, representatives, or agents shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

 4.9.1 No Solicitation. Neither EdgeMark nor EdgeMark's Subsidiaries, nor any of their directors, officers, employees, investment bankers, representatives, or agents, shall solicit, invite, negotiate, or discuss with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary

                                       A-39
course, or other business combination involving EdgeMark other than the Merger (a "Business Combination").

 4.9.2 Communication of Other Proposals. EdgeMark shall cause written notice to be delivered to Old Kent promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a "Proposal") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates or shall contain a copy of EdgeMark's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Proposal was received. Thereafter, EdgeMark shall promptly notify Old Kent of any material changes in the terms, conditions, and status of any Proposal.

 4.9.3 Furnishing Information. EdgeMark shall not furnish or permit any person or entity under its direct or indirect control to furnish any nonpublic information concerning EdgeMark or EdgeMark's Subsidiaries to any person who is not affiliated or under contract with EdgeMark or Old Kent, except as required by applicable law or regulations.


ARTICLE V

ADDITIONAL AGREEMENTS

  5.1  Registration Statement.  As soon as is reasonably practical, Old
Kent agrees to prepare and file with the SEC under the Securities Act the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Old Kent of the shares of Old Kent Common Stock as contemplated by this Plan of Merger, together with such amend-ments as may reasonably be required in order for the Registration Statement to become effective. Old Kent agrees to provide EdgeMark with the opportunity to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. Old Kent agrees to provide EdgeMark with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Old Kent agrees to notify EdgeMark of any stop orders or threatened stop orders with re-spect to the Registration Statement. EdgeMark agrees to provide all necessary information pertaining to EdgeMark and EdgeMark's Subsidiaries promptly upon request, and to use its best efforts to obtain the cooperation of EdgeMark's independent accountants and attorneys, in connection with the preparation of the Registration Statement.

  5.2 Other Filings. Old Kent agrees to prepare and file, as soon as is reasonably practical, with the Federal Reserve Board, the State of Illinois, the State of Michigan, and other regulatory agencies, all documents in connection with the transactions contemplated by this Plan of Merger. Old Kent agrees to provide EdgeMark with the opportunity to review and comment upon such documents before filing, and to provide EdgeMark with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.


                                       A-40
  5.3 Press Releases. EdgeMark and Old Kent shall consult with each other with respect to the form and substance of any press release, Form 8-K, or other public disclosure of matters related to this Plan of Merger.

  5.4 Indemnification. Old Kent acknowledges that any and all rights to indemnification now existing in favor of the employees, agents, directors or officers of EdgeMark and EdgeMark's Subsidiaries under their respective certificate or articles of incorporation, charter, articles of association or bylaws shall survive the Merger and shall continue with respect to acts or omissions occurring prior to the Effective Time of the Merger with the same force and effect as prior to the Effective Time of the Merger. In the event of any claim or litigation giving rise to such indemnification, Old Kent will provide the indemnified party with access to and the right to copy all documents and other information reasonably required for the defense of the litigation, subject to reasonable precautions to prevent inappropriate use or disclosure of such documents and information and will reasonably cooperate in the defense of such litigation. An employee, agent, director or officer of EdgeMark seeking indemnification pursuant to the provisions of EdgeMark's or EdgeMark's Subsidiaries' certificate or articles of incorporation, charter, articles of association or bylaws shall be entitled to have the resolution of any dispute regarding the right to and the extent of the indemnification, including without limitation the right to the advancement of or the reimbursement of legal fees and expenses related to such claim or litigation, resolved by an arbitrator selected by Old Kent and the party seeking indemnification in accordance with the rules of the American Arbitration Association.

  5.5 Stockholder and Lender Approval. Old Kent agrees to cooperate with and lend reasonable assistance to EdgeMark in obtaining the assurances of the holders of EdgeMark's short-term notes required by Section 8.2.7 (No Lender Approval), and holders of EdgeMark's Preferred Stock required by Section 8.2.8 (No Preferred Stockholder Approval). This obligation does not require Old Kent to expend additional sums of money in obtaining the assurances or to agree to pay any consideration to the lenders or holders, as the case may be, except for amounts which may be due them under the applicable governing instruments.

  5.6 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger. Old Kent and EdgeMark will use reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

  5.7 Stock Options. Before the Effective Time of the Merger, EdgeMark will amend the terms of all of its outstanding stock options identified in
Section 3.4.1 (Classes and Shares) so that they will become, if and when the Merger becomes effective, options to acquire, for an equivalent price, the number of shares of Old Kent Common Stock that would have been acquired if the options to acquire EdgeMark Common Stock had been exercised immediately prior to the Effective Time of the Merger. The options shall in all other respects

                                       A-41
contain substantially the same terms and conditions as they do presently. Old Kent agrees to honor the options according to their terms and to register the options and the shares acquired upon their exercise with the SEC on Form S-8, if and to the extent that they are eligible for registration under that form.

  5.8  Exchange of Financial Information.  Subject to Section 5.9
(Investigation):

 5.8.1 Quarterly Information. EdgeMark and Old Kent shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement prepared for distribution to stockholders or shareholders, respectively, after the date of this Plan of Merger.

 5.8.2 EdgeMark Information. After the execution of this Plan of Merger until the Effective Time of the Merger, EdgeMark shall promptly deliver to Old Kent copies of:

(a) Each monthly internal financial report prepared with respect to EdgeMark and each of EdgeMark's Subsidiaries on a consolidated or unconsolidated basis. EdgeMark represents and warrants that such information shall be consistent with the fundamental information as used for internal purposes by EdgeMark in the management of its consolidated business; and

(b) Each financial report or statement submitted to regulatory authorities for EdgeMark and each of EdgeMark's Subsidiaries.

 5.8.3 SEC Filings. After the execution of this Plan of Merger until the Effective Time of the Merger, Old Kent and EdgeMark shall each promptly deliver to the other copies of all Form 10-K and 10-Q Reports and all other reports filed with the SEC.

  5.9  Investigation.

 5.9.1 Old Kent's Access to Information. While this Plan of Merger is in effect, EdgeMark shall:

(a) Permit, and shall cause EdgeMark's Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times;

(b) Use reasonable efforts to cause its and its subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives; and

(c) Furnish, upon request, any information reasonably requested respecting its and its subsidiaries' property, assets, business, and affairs.

 5.9.2 Consent to Disclose. Old Kent acknowledges that certain information may not be disclosed by EdgeMark or EdgeMark's Subsidiaries without the prior written consent of persons not affiliated with EdgeMark or EdgeMark's



                                       A-42
Subsidiaries. If such information is requested by Old Kent, then EdgeMark shall use, or cause its Subsidiaries to use, reasonable efforts to obtain such prior consent, and shall not be required to disclose such information unless and until such prior consent has been obtained.

 5.9.3 EdgeMark's Access to Information. For the purpose of permitting an examination of Old Kent by such of EdgeMark's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of EdgeMark's evaluation of this Merger, provided that EdgeMark shall cause such parties to agree to maintain the confidentiality of the information as provided in this Plan of Merger, while this Plan of Merger is in effect, Old Kent shall:

(a) Permit reasonable access to its properties, books, and records at reasonable times;

(b) Use reasonable efforts to cause its officers, directors, employees, accountants, and attorneys to cooperate fully; and

(c) Furnish, upon request, any information reasonably requested respecting its property, assets, business, and affairs.

 5.9.4 Confidentiality. Except as provided in Section 5.9.6 (Other Information), while this Plan of Merger is in effect and at all times thereafter, Old Kent and EdgeMark each agree to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys, accountants, and financial advisers for, such party who are reasonably believed to have a need for such information in connection with the Merger), any financial statements, schedules, contracts, agreements, instruments, papers, documents, or other information relating to the other party and the other party's subsidiaries which it may come to know as a direct result of a disclosure by the other party or the other party's sub-sidiaries, or which may come into its possession directly as a result of and during the course of such investigation.

 5.9.5 Return of Materials. Upon the termination of this Plan of Merger, Old Kent and EdgeMark each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all notes and summaries of such written materials, in connection with such investigation, including any and all copies of any of the foregoing. Old Kent and EdgeMark each agree to preserve intact all such materials which are returned to them and to make such materials reasonably available upon request or subpoena, for a period of not less than five years from the termination of this Plan of Merger or such longer or shorter period of time as they may mutually agree.

 5.9.6 Other Information. The provisions of this Section 5.9 shall not preclude Old Kent or EdgeMark, or their respective subsidiaries, from using or disclosing information which is: (i) readily ascertainable from public information or trade sources; (ii) known by it before the commencement of discussions between the parties or subsequently developed by it or its



                                       A-43
subsidiaries independent of any investigation under this Plan of Merger or re-ceived from a third party not under any obligation to EdgeMark or Old Kent, or their respective subsidiaries, to keep such information confidential; or (iii) reasonably required to be included in any filing or application required by any governmental or regulatory agency, including without limitation Old Kent's application or applications to the Federal Reserve Board, Old Kent's or EdgeMark's Form 10-K filed with the SEC, and Old Kent's or EdgeMark's annual report and proxy statement. Old Kent shall permit EdgeMark to review Old Kent's application or applications to the Federal Reserve Board, the State of Michigan, and the State of Illinois prior to filing and EdgeMark may reason-ably request that sensitive or competitive information be separately filed as confidential in accordance with instructions, rules, and regulations promulgated by such agencies.

  5.10 Environmental Investigation. Old Kent shall engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of EdgeMark's or EdgeMark's Subsidiaries' business and, upon Old Kent's reasonable request, any other real estate owned. The fees and expenses of the consultant with respect to the Phase I assessments shall be shared equally by Old Kent and EdgeMark. The consultant shall complete and deliver the Phase I assessments not later than 60 days after the date of this Plan of Merger. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties set forth in Section 3.19 (Environmental Matters), without regard to any exceptions that may be contained in the EdgeMark Disclosure Statement, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

 5.10.1 Mutual Agreement. Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Old Kent and EdgeMark. If the work plans or removal or remediation actions would entail a material cost to complete, Old Kent and EdgeMark shall discuss a mutually acceptable modification to this Plan of Merger. Old Kent and EdgeMark shall cooperate in the review, approval, and implementation of all work plans.

 5.10.2 Remediation by EdgeMark. If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Old Kent and its subsidiaries would be subject


                                       A-44
as owner of the property involved can be quantified and limited to an immaterial amount, then Old Kent may abandon this Plan of Merger pursuant to Section 8.2.12 (Environmental Conditions).

  5.11 Board Positions. After the Effective Time of the Merger, OKFC Subsidiary shall cause two persons, to be selected by OKFC Subsidiary from those who presently serve on the EdgeMark Board of Directors, to be elected or appointed to the Board of Directors of Old Kent Bank, Elmhurst, Illinois. Such directors shall, after their initial election or appointment be subject to re-election at the discretion of the stockholder on the same basis as other directors.


ARTICLE VI

CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS

 All obligations of Old Kent under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Old
Kent), prior to or at the Closing, of each of the following conditions:

  6.1  Renewal of Representations and Warranties, Etc.

 6.1.1 Representations and Warranties. EdgeMark's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material relative to the business, income, or financial condition of EdgeMark and EdgeMark's Subsidiaries on a consolidated basis. For purposes of this Section 6.1.1, representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

 6.1.2 Compliance with Agreements. EdgeMark and EdgeMark's Subsidiaries shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by EdgeMark and EdgeMark's Subsidiaries prior to or at the Closing in all material respects.

 6.1.3 Certificates. Compliance with Sections 6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of EdgeMark and, with respect to agreements conditions and covenants pertaining to EdgeMark's Sub-sidiaries, by appropriate officers of EdgeMark's Subsidiaries, dated as of the date of the Closing, certifying the foregoing in such detail as Old Kent may reasonably request, describing any exceptions to such compliance in such certificates.

  6.2 Opinion of Legal Counsel. EdgeMark shall have delivered to Old Kent an opinion of Pope, Ballard, Shepard & Fowle, Ltd., counsel for EdgeMark, dated


                                       A-45
as of the date of the Closing and reasonably satisfactory to counsel for Old Kent, to the effect that:

 6.2.1 Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger as provided herein, by EdgeMark have been duly authorized, approved, and adopted by all requisite action of EdgeMark's Board of Directors and its stockholders.

 6.2.2 Organization. EdgeMark is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. EdgeMark is duly qualified to do business in, and is in good standing with, the State of Illinois as a foreign corporation. EdgeMark has the corporate power to carry on its business substantially as and where it is now being conducted.

 6.2.3 Capital Stock. The authorized capital stock of EdgeMark as of the close of business on the day preceding the Closing consists of (i) the number of shares of common stock, $1 par value, specified in the opinion of which the number of shares specified in the opinion are then legally issued and outstanding, fully paid, and nonassessable, and that the number of shares that are then reserved for issuance under then outstanding EdgeMark stock options is as specified in the opinion; and (ii) 200,000 shares of preferred stock, of no par value, of which, as of the close of business as of the day preceding the Closing, 80,000 shares then issued and outstanding. All issued and outstanding shares of EdgeMark Preferred Stock are callable for redemption at the stated value, without penalty or premium (but with a dividend rate adjustment as provided in the Certificate of Designation of Rights and Preferences), on any Quarterly Payment Date as specified in the Certificate of Designation of Rights and Preferences.

 6.2.4 Issuance of Shares. Except as disclosed in such opinion, to counsel's knowledge:

(a) Since the date and time of the execution of this Plan of Merger, no additional shares of EdgeMark Common Stock or EdgeMark Preferred Stock have been authorized for issuance or issued by EdgeMark.

(b) There are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of EdgeMark, or agreements to which EdgeMark is a party or by which it is bound to issue capital stock, except as set forth in the EdgeMark Disclosure Statement or in such opinion.

 6.2.5 Organization of Subsidiaries. Merchandise National Bank, Edgewood Bank, EdgeMark Bank-Lombard, First National Bank of Lockport, EdgeMark Bank-Rosemont, EdgeMark Investment Services, Inc., and (if still owned at the Closing) EdgeMark Mortgage Corporation are each duly organized, validly exist-ing, and in good standing under the laws of the United States of America, the State of Illinois, or the State of Delaware as the case may be. Each of EdgeMark's Subsidiaries possesses all requisite authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws.



                                       A-46
 6.2.6 Ownership of Subsidiaries. Except for directors' qualifying shares as to which enforceable repurchase agreements exist (which are identified in the EdgeMark Disclosure Statement), EdgeMark owns all of the issued and outstanding shares of capital stock of Merchandise National Bank, Edgewood Bank, EdgeMark Bank-Lombard, First National Bank of Lockport, EdgeMark Bank-Rosemont, and EdgeMark Investment Services, Inc., free and clear of all claims, security interests, pledges, or liens of any kind other than a pledge of the capital stock of EdgeMark's Subsidiaries which are banks to LaSalle National Bank, Chicago, Illinois, to secure repayment of the outstanding debt reflected in EdgeMark's financial statements as of December 31, 1992. Provided that EdgeMark Bank-Lombard still owns EdgeMark Mortgage Corporation at the date of Closing, EdgeMark Bank-Lombard owns all of the issued and outstanding shares of EdgeMark Mortgage Corporation free and clear of any claims, security interests, pledges, or liens of any kind. To the best of counsel's knowledge, EdgeMark does not have Control, either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this Section 6.2.6. To the best of counsel's knowledge, there are no outstanding subscriptions, options, warrants, rights to acquire any capital stock of EdgeMark's Subsidiaries, or agreements to which EdgeMark or any of EdgeMark's Subsidiaries is a party or by which it is bound to issue capital stock of EdgeMark's Subsidiaries.

 6.2.7 Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of EdgeMark, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganiza-tion, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

 6.2.8 All Approvals Received. All approvals, consents, authorizations, or modifications as may, to the best of counsel's knowledge, be required to permit the performance by EdgeMark of its obligations under this Plan of Merger and consummation of the Merger have been obtained, except as may be required in order to comply with the registration or qualification requirements of the blue sky laws of any state with respect to the issuance of Old Kent Common Stock pursuant to this Plan of Merger.

 6.2.9 All Actions Taken. To the best of counsel's knowledge, all other actions and proceedings required by law or this Plan of Merger to be taken by EdgeMark and by EdgeMark's Subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

 6.2.10 No Breach or Violation. The consummation by EdgeMark of the transactions contemplated by this Plan of Merger will not, to the best of counsel's knowledge, result in any breach or violation of, or default under, any judgment, decree, mortgage, agreement, lease, commitment, indenture, or other instrument applicable to EdgeMark or to EdgeMark's Subsidiaries, except as disclosed in such opinion. All consents and approvals of the transactions contemplated by this Plan of Merger which, to the best of counsel's reasonable knowledge, are required from any person pursuant to any contract or agreement to which EdgeMark or EdgeMark's Subsidiaries are a party or subject, or by


                                       A-47
which EdgeMark or EdgeMark's Subsidiaries are bound, have been obtained, except as disclosed in the EdgeMark Disclosure Statement or in such opinion.

 6.2.11 No Litigation. Counsel does not know of any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to EdgeMark or EdgeMark's Subsidiaries, or its or their respective properties or businesses, which challenges the Merger, or which may result in any liability to EdgeMark or to EdgeMark's Subsidiaries which would have a material adverse effect on the business, income, or financial condition of EdgeMark or any of EdgeMark's Subsidiaries, except as disclosed in the EdgeMark Disclosure Statement or in such opinion.

 Such opinion shall also cover such other matters incident to the transactions contemplated in this Plan of Merger as Old Kent and its counsel may reasonably request. In rendering its opinion, Pope, Ballard, Shepard & Fowle, Ltd., may rely on certificates of governmental officials and officers of EdgeMark or EdgeMark's Subsidiaries, certificates of EdgeMark's transfer agent, and opinions of other counsel as to the laws of jurisdictions in which counsel is not licensed to practice law, and such other evidence as counsel for EdgeMark may reasonably deem necessary or desirable. Any certificates or legal opinions upon which EdgeMark's counsel may rely shall also be addressed to Old Kent and Old Kent shall be entitled to rely thereon. As to each matter with respect to which EdgeMark's counsel relies upon a legal opinion rendered by other counsel, EdgeMark's counsel shall state that EdgeMark's counsel has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading.

  6.3  Required Approvals.  Old Kent shall have received:

 6.3.1 Regulatory. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by EdgeMark and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger.

 6.3.2 Stockholder. Evidence reasonably satisfactory to Old Kent of the requisite approval of the stockholders of EdgeMark of this Plan of Merger and the Merger.

  6.4 Order, Decree, Etc. Neither Old Kent nor EdgeMark shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

  6.5 Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (i) against or relating to EdgeMark or EdgeMark's Subsidiaries or their properties or business which may result in any liability to EdgeMark or EdgeMark's Subsidiaries which could have a material adverse effect on the financial condition, net income, business, properties, operations, or prospects of EdgeMark and EdgeMark's Sub-sidiaries on a consolidated basis; or (ii) which challenges the Merger or this Plan of Merger.


                                       A-48
  6.6 Tax Matters. Old Kent shall have received an opinion of its counsel, reasonably satisfactory in form and substance, substantially to the effect that:

 6.6.1 The Merger of EdgeMark with and into OKFC Subsidiary will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, and Old Kent, EdgeMark, and OKFC Subsidiary will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

 6.6.2 The basis of the EdgeMark assets in the hands of OKFC Subsidiary will be the same as the basis of those assets in the hands of EdgeMark immediately prior to the Merger.

 6.6.3 No gain or loss will be recognized to Old Kent or OKFC Subsidiary on the receipt by OKFC Subsidiary of the assets of EdgeMark in exchange for Old Kent Common Stock and the assumption by OKFC Subsidiary of the liabilities of EdgeMark.

 6.6.4 The holding period of the assets of EdgeMark in the hands of OKFC Subsidiary will include the holding period during which such assets were held by EdgeMark.

  6.7 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

  6.8 Certificate as to Outstanding Shares. Old Kent shall have received one or more certificates signed by the secretary of EdgeMark on behalf of EdgeMark, and by the transfer agent for EdgeMark Common Stock certifying (i) the total number of shares of EdgeMark Common Stock and EdgeMark Preferred Stock issued and outstanding as of the close of business on the day immediately preceding the Closing, and (ii) with respect to the secretary's certification, the number of options to purchase EdgeMark Common Stock issued as of the execution of this Plan of Merger and as of the time of the Closing, all in such form as Old Kent may reasonably request.

  6.9 Change of Control Waivers. Old Kent shall have received evidence of the waiver of any material rights and the waiver of the loss of any material rights which may be triggered by the change of control of EdgeMark upon consummation of the Merger under any material agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments described in Section 4.1.22 (Change of Control), with the exception of adjustment of the rate of dividends payable on EdgeMark's Preferred Stock as provided in the Certificate of Rights and Preferences, all in form and substance reasonably satisfactory to Old Kent.







                                       A-49
ARTICLE VII

CONDITIONS PRECEDENT TO EDGEMARK'S OBLIGATIONS

 All obligations of EdgeMark under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of EdgeMark), prior to or at the Closing, of each of the following conditions:

  7.1  Renewal of Representations and Warranties, Etc.

 7.1.1 Representations and Warranties. Old Kent's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material to Old Kent and its subsidiaries on a consolidated basis. For purposes of this Sec-tion 7.1.1, representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

 7.1.2 Compliance with Agreements. Old Kent and Old Kent's subsidiaries shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Old Kent and Old Kent's subsidiaries prior to or at the Closing in all material respects.

 7.1.3 Certificates. Compliance with Sections 7.1.1 (Representations and Warranties) and 7.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Old Kent and, with respect to agreements, conditions, and covenants pertaining to OKFC Sub-sidiary, by appropriate officers of OKFC Subsidiary on behalf of Old Kent, dated as of the date of the Closing, certifying the foregoing in such detail as EdgeMark may reasonably request, describing any exceptions to such compliance in such certificates.

  7.2 Opinion of Legal Counsel. Old Kent shall have delivered to EdgeMark an opinion of Warner, Norcross & Judd, counsel for Old Kent, dated as of the date of the Closing and reasonably satisfactory to counsel for EdgeMark, to the effect that:

 7.2.1 Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the issuance of shares of Old Kent Common Stock pursuant to this Plan of Merger have been duly authorized, approved, and adopted by all requisite action of Old Kent's and OKFC Subsidiary's Board of Directors and, with respect to OKFC Subsidiary, its stockholder.

 7.2.2 Organization. Old Kent and OKFC Subsidiary are each a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.



                                      A-50
 7.2.3 Capital Stock. The authorized capital stock of Old Kent consists of 175,000,000 shares divided into two classes as follows:

(a) 150,000,000 shares of common stock, $1 par value, of which as of October 21, 1993, a total of 40,574,530 shares were legally issued and outstanding; and

(b) 25,000,000 shares of preferred stock, of which no shares were legally issued and outstanding.

 7.2.4 Issuance of Shares. Since October 21, 1993, except as set forth in such opinion, to counsel's knowledge:

(a) No additional shares of capital stock have been issued by Old Kent, except shares issued pursuant to the exercise of employee stock options pursuant to employee stock option plans, and the grant or sale of shares to employees pursuant to restricted stock, deferred stock compensation, or other benefit plans.

(b) There are no outstanding subscriptions, options, warrants, rights to acquire any capital stock of Old Kent, or agreements to which Old Kent is a party or by which it is bound to issue capital stock other than as set forth in, or as contemplated by, this Plan of Merger, and except as set forth in the Old Kent Disclosure Statement or in such opinion.

 7.2.5 Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of Old Kent and OKFC Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reor-ganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

 7.2.6 All Approvals Received. All such approvals, consents, authorizations, or modifications as may, to the best of counsel's knowledge, be required to permit the performance by Old Kent and OKFC Subsidiary of its obligations under this Plan of Merger and consummation of the Merger have been obtained.

 7.2.7 All Actions Taken. All other actions and proceedings required by law or this Plan of Merger to be taken by Old Kent and Old Kent's subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

 7.2.8 No Breach or Violation.The consummation by Old Kent of the transactions contemplated by this Plan of Merger will not, to the best of counsel's knowledge, result in any breach or violation of, or default under, any judgment, decree, mortgage, agreement, lease, commitment, indenture, or other instrument applicable to Old Kent, except as disclosed in such opinion. All consents and approvals of the transactions contemplated by this Plan of Merger which, to the best of counsel's reasonable knowledge, are required from any person pursuant to any contract or agreement to which Old Kent or Old Kent's subsidiaries are a party or subject, or by which Old Kent or Old Kent's subsidiaries are bound,



                                       A-51
have been obtained, except as disclosed in the Old Kent's Disclosure Statement or in such opinion.

 7.2.9 No Litigation. Counsel does not know of any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Old Kent, or its properties or businesses, which challenges the Merger, or which may result in any liability to Old Kent which would have a material adverse effect on the business, income, or financial condition of Old Kent on a consolidated basis except as disclosed in the Old Kent Disclosure Statement or in such opinion.

 7.2.10  Issuance of Shares Authorized.  The shares of Old Kent Common
Stock issued by Old Kent and shares of OKFC Preferred Stock to be issued by OKFC Subsidiary as contemplated by this Plan of Merger, and to be delivered to the stockholders of EdgeMark, are duly authorized, and, when issued, will be legally issued, fully paid, and nonassessable.

 Such opinion shall also cover such other matters incident to the transactions contemplated herein as EdgeMark and its counsel may reasonably request. In rendering its opinion, Warner, Norcross & Judd may rely on certificates of governmental officials and officers of Old Kent and Old Kent's subsidiaries, certificates of Old Kent's transfer agent, and opinions of other counsel as to the laws of jurisdictions in which counsel is not licensed to practice law, and such other evidence as counsel for Old Kent may reasonably deem necessary or desirable. Any certificates or legal opinions upon which Warner, Norcross & Judd may rely shall also be addressed to EdgeMark and EdgeMark shall be entitled to rely on them. As to each matter with respect to which Warner, Norcross & Judd relies upon a legal opinion rendered by other counsel, Warner, Norcross & Judd shall state that Warner, Norcross & Judd has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading.

  7.3  Required Approvals.  EdgeMark or Old Kent shall have received:

 7.3.1 Regulatory Approvals. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by EdgeMark and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger.

 7.3.2 EdgeMark Stockholders. The requisite approval of the stockholders of EdgeMark of this Plan of Merger and the Merger.

 7.3.3 Sole Stockholder. Evidence reasonably satisfactory to EdgeMark of the requisite approval of the sole stockholder of OKFC Subsidiary of this Plan of Merger and the Merger.

  7.4 Order, Decree, Etc. Neither Old Kent nor EdgeMark shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.


                                       A-52
  7.5 Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (i) against or relating to Old Kent or its subsidiaries or their properties or business which may result in any liability to Old Kent or its subsidiaries which could have a material adverse effect on the financial condition, net income, business, properties, operations, or prospects of Old Kent and its subsidiaries on a consolidated basis; or (ii) which challenges the Merger or this Plan of Merger.

  7.6 Tax Matters. EdgeMark shall have received an opinion of counsel for Old Kent, reasonably satisfactory in form and substance to EdgeMark's counsel, substantially to the effect that:

 7.6.1 No gain or loss will be recognized by the stockholders of EdgeMark who receive shares of Old Kent Common Stock or OKFC Preferred Stock in exchange for all of their shares of EdgeMark Common Stock or EdgeMark Preferred Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

 7.6.2 The basis of Old Kent Common Stock or OKFC Preferred Stock to be received by stockholders of EdgeMark will, in each instance, be the same as the basis of the respective shares of EdgeMark Common Stock or EdgeMark Preferred Stock surrendered in exchange therefor.

 7.6.3 The holding period of the Old Kent Common Stock or OKFC Preferred Stock received by stockholders of EdgeMark will, in each instance, include the period during which the EdgeMark Common Stock or EdgeMark Preferred Stock surrendered in exchange therefor was held, provided that the EdgeMark Common Stock or EdgeMark Preferred Stock was, in each instance, held as a capital asset in the hands of the stockholder of EdgeMark at the Effective Time of the Merger.

 7.6.4 No income will be recognized by the holders of options to purchase shares of EdgeMark Common Stock by reason of the amendment of the terms of such options pursuant to Section 5.7 (Stock Options), provided that such amendment shall have been executed in a manner recommended by counsel to Old Kent.

  7.7 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

  7.8 Fairness Opinion. EdgeMark shall have received opinions from Donaldson, Lufkin & Jenrette Securities Corporation or another financial expert reasonably acceptable to EdgeMark dated no earlier than the date the Prospectus and Proxy Statement is mailed to EdgeMark's stockholders, to the effect that the terms of the Merger are fair to EdgeMark's stockholders from a financial point of view as of that date and such opinion or opinions shall not have been subsequently withdrawn.

  7.9 Upset Price. The two conditions described in Section 1.8.7 (Closing Conditions) with respect to the Upset Limit and the Market Value Decline shall not then both exist.



                                       A-53

ARTICLE VIII

ABANDONMENT OF MERGER

 This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (notwithstanding that approval of this Plan of Merger by the stockholders of EdgeMark may have previously been obtained) as follows:

  8.1 Mutual Abandonment Prior to Effective Time of the Merger. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the Boards of Directors, or duly authorized committees thereof, of Old Kent and EdgeMark.

  8.2 Old Kent's Rights to Terminate. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of Old Kent under any of the following circumstances:

 8.2.1 EdgeMark Disclosure Statement; Preclosing Investigation, Etc. Old Kent shall have reasonably determined that:

(a) Any exception to EdgeMark's representations and warranties or any other information set forth in the EdgeMark Disclosure Statement is unacceptable to Old Kent;

(b) Based upon Old Kent's preclosing investigation of EdgeMark, any set of facts or circumstances materially adverse to the financial condition, net income, business, properties, operations, or prospects of EdgeMark or EdgeMark's Subsidiaries; or

(c) EdgeMark or EdgeMark's Subsidiaries are exposed to risks or the Merger would expose Old Kent to risks that in the reasonable judgment of Old Kent are not acceptable economic and business risks;

provided that Old Kent notifies EdgeMark of such abandonment and termination not later than both the passage of (i) 21 days after Old Kent receives the EdgeMark Disclosure Statement, and (ii) 30 days after the date of the execution of this Plan of Merger.

 8.2.2 Breach of Warranty. One or more of the representations and warranties made by EdgeMark in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material relative to the business, income, or financial condition of EdgeMark and EdgeMark's Subsidiaries on a consolidated basis.

 8.2.3 Breach of Covenant. EdgeMark shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, Old Kent shall have given EdgeMark specific notice of the breach or breaches in writing




                                       A-54
and EdgeMark shall have not cured such breach or breaches to the reasonable satisfaction of Old Kent within 30 days of receipt of such notice.

 8.2.4 Upset Date. Despite all reasonable efforts by Old Kent to cause the Merger to become effective, the Merger has not yet become effective on or before July 31, 1994, or, in any event, the Merger has not yet become effective on or before September 30, 1994.

 8.2.5 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

 8.2.6 No Stockholder Approval. The stockholders of EdgeMark have failed to ultimately adopt this Plan of Merger at an annual or special meeting or adjournments thereof, called and held for that purpose, and such meeting has been finally adjourned.

 8.2.7 No Lender Approval. At any time more than 30 days after the execution of this Plan of Merger if the holders of EdgeMark's short-term notes have not then provided assurances, reasonably acceptable to Old Kent, that they will approve the Merger or have withdrawn or conditioned that approval in a manner unacceptable to Old Kent.

 8.2.8 No Preferred Stockholder Approval. At any time more than 30 days after the execution of this Plan of Merger if the holders of EdgeMark Preferred Stock have not then provided assurances, reasonably acceptable to Old Kent, that they will approve the Merger.

 8.2.9 No Regulatory Approval. The Federal Reserve Board or its delegate, the State of Illinois, or the State of Michigan, shall have refused to approve the Merger.

 8.2.10 Adverse Change. There has occurred any change from that which existed on December 31, 1992, in the financial condition of EdgeMark or EdgeMark's Subsidiaries which is materially adverse to the business, income, or financial condition of EdgeMark and EdgeMark's Subsidiaries on a consolidated basis.

 8.2.11 Affiliate Agreement. EdgeMark fails to obtain and deliver to Old Kent within 7 days from the date of the execution of this Plan of Merger an affiliate agreement, substantially in the same form attached as Exhibit A, duly authorized and executed by any and all affiliates of EdgeMark named in that agreement who have not previously signed an affiliate agreement.

 8.2.12 Environmental Conditions. If any environmental conditions are found, suspected, or indicated by the environmental assessments obtained pursuant to the investigation under Section 5.10 (Environmental Investigation) which are contrary to EdgeMark's representations and warranties set forth in Section 3.19 (Environmental Matters), without regard to exceptions contained in EdgeMark Disclosure Statement, and the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable

                                       A-55
modification to this Plan of Merger, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Old Kent and its subsidiaries would be subject as owner of the property involved can be quantified and limited to an immaterial amount; provided, that Old Kent gives EdgeMark 5 days' written notice of its intent to terminate this Plan of Merger pursuant to this Section 8.2.12.

  8.3 EdgeMark's Rights to Terminate. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of EdgeMark under any of the following circumstances:

 8.3.1 Breach of Warranty. One or more of the representations and warranties made by Old Kent in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

 8.3.2 Breach of Covenant. Old Kent shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, EdgeMark shall have given Old Kent specific notice of the breach or breaches in writing and Old Kent shall have not cured such breach or breaches to the reasonable satisfaction of EdgeMark within 30 days of receipt of such notice.

 8.3.3 Upset Date. Despite all reasonable efforts by EdgeMark to cause the Merger to become effective, the Merger has not yet become effective on or before July 31, 1994, or, in any event, the Merger has not yet become effective on or before September 30, 1994.

 8.3.4 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

 8.3.5 No Stockholder Approval. The stockholders of EdgeMark have failed to ultimately adopt this Plan of Merger at an annual or special meeting or adjournments thereof, called and held for that purpose at which 75% of the stockholders are represented in person or by proxy, and such meeting has been finally adjourned.

 8.3.6 No Regulatory Approval. The Federal Reserve Board or its delegate, the State of Illinois, or the State of Michigan, shall have refused to approve the Merger; provided, that Old Kent shall have first had the opportunity to initiate and fully pursue its rights to appeal from, or seek judicial review of, any such refusal. In the event of such appeal or review, and if such appeal or review results in a substantial affirmance of such refusal, then for purposes of this
Section 8.3.6 such refusal shall be deemed not to have been made until the termination of such appeal or review.

 8.3.7 Adverse Change. There has occurred any change from that which existed on December 31, 1992, in the financial condition of Old Kent which is



                                       A-56
materially adverse to the business, income, or financial condition of Old Kent on a consolidated basis.

 8.3.8 Old Kent Disclosure Statement. The cumulative effect of any exceptions to Old Kent's representations and warranties or any other information set forth in the Old Kent Disclosure Statement shall be materially adverse to the business, financial condition, or income of Old Kent and its subsidiaries on a consolidated basis; provided that EdgeMark notifies Old Kent of such abandonment and termination not later than both the passage of (i) 21 days after EdgeMark receives the Old Kent Disclosure Statement, and (ii) 30 days after the date of the execution of this Plan of Merger.


ARTICLE IX

AMENDMENT AND WAIVER

  9.1 Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Old Kent and EdgeMark, or by the respective officers thereunto duly authorized, at any time prior to the Effective Time of the Merger; provided, however, that, after the adoption of this Plan of Merger by the stockholders of EdgeMark, no such amendment, modification, or supplement shall alter or change the amount of consideration to be received in exchange for or on conversion of the shares of EdgeMark Common Stock.

  9.2 Waiver. Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the parties is, or the shareholders or stockholders (as the case may be) of which are, entitled to the benefit thereof, by action taken by the board of directors of such party, or a duly authorized committee thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

  9.3 Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of EdgeMark, EdgeMark's Subsidiaries and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.




                                       A-57
ARTICLE X

MISCELLANEOUS

  10.1 Termination Fee. In recognition of the efforts, expenses, other opportunities foregone by Old Kent while pursuing the Merger, and unascertainable losses that may be incurred by Old Kent in the event that the Merger is not consummated, and in recognition of Old Kent's potential role in attracting the interest of Unaffiliated Persons, as defined below, the parties agree that Old Kent shall, subject to the terms and conditions set forth in this Section 10.1, be entitled to receive a "Termination Fee" in the event of a Business Combination by an Unaffiliated Person. For the purposes of this Plan of Merger an "Unaffiliated Person" shall mean any individual, corporation, partnership, entity, or "group," as defined in Section 13(d)(3) of the Securities Exchange Act and the regulations promulgated thereunder, other than Old Kent, Old Kent's subsidiaries and affiliates, and their respective directors, officers, employees, representatives, and agents. EdgeMark and Old Kent agree that the Termination Fee is reasonable and just compensation under such circumstances.

 10.1.1  Definitions.  For purposes of this Plan of Merger:

(a) "Old Kent Merger Price." The "Old Kent Merger Price" shall mean $42.79 per share as adjusted as provided in this subsection. In the event of any increase in the number of shares of EdgeMark Common Stock outstanding which occurs for any reason whatsoever, other than as a result of the exercise of EdgeMark stock options identified in Section 5.7 (Stock Options), and regardless of whether any consideration is received by EdgeMark for such additional shares, then the Old Kent Merger Price shall be that price per share determined by multiplying the Old Kent Merger Price by a fraction (1) the numerator of which shall be 1,448,939 (the total number of shares of EdgeMark Common Stock outstanding as of the date of this Plan of Merger), and (2) the denominator of which shall be the total number of shares of EdgeMark Common Stock outstanding immediately after such increase, excluding not more than 130,802 shares, if any, issued upon exercise of EdgeMark stock options identified in Section 5.7.

(b) "Acquisition Price." The "Acquisition Price" per share of EdgeMark Common Stock shall mean (i) in the event of a merger or consolidation, the market value per share of consideration to be received by holders of EdgeMark Common Stock in the transaction, determined as of the effective time of such transaction; (ii) in the event of a tender offer, the price per share paid to holders of EdgeMark Common Stock at the conclusion of such offer; (iii) in the event of an exchange offer, the market value per share received by holders of EdgeMark Common Stock in the transaction; or (iv) in the event of any other form of Business Combination, the average price per share at which EdgeMark Common Stock was acquired by the party making the Business Combination between the date of this Plan of Merger and the date on which the Termination Fee is paid.

(c) "Termination Fee." The "Termination Fee" shall be the greater of (i) $1,000,000, or (ii) an amount which is equal to 15 percent of the excess,


                                       A-58
if any, of the Acquisition Price of EdgeMark Common Stock over the Old Kent Merger Price, multiplied by the number of shares of EdgeMark Common Stock outstanding immediately prior to the Business Combination.

 10.1.2 Rights to the Termination Fee. If while this Plan of Merger is in effect (i) any Unaffiliated Person directly or indirectly, or acting through one or more intermediaries acquires Control (calculated using 50 percent) of EdgeMark or its successor by merger or consolidation or acquires 50 percent or more of the consolidated assets of EdgeMark and Edgemark's Subsidiaries, or (ii) EdgeMark solicits, invites, negotiates, discusses, or enters into an agreement with an Unaffiliated Person to acquire such Control or such assets or publicly announces an intention to do so, and within one year of the date of such solicitation, invitation, negotiation, discussion, agreement or announcement (whether or nor this Plan of Merger is then in effect) the Unaffiliated Person acquires such Control or such assets, then Old Kent shall be paid the Termination Fee in the manner provided in Section 10.1.3.

 10.1.3 Manner of Payment. The Termination Fee shall be paid to Old Kent by wire transfer or by cashiers check on immediately available funds. Old
Kent shall be paid the Termination Fee:

(a) In the event of a merger, consolidation, tender offer, or exchange offer, at or after the consummation of the transaction upon Old Kent's written demand; or

(b) In any other case, upon Old Kent's written demand, after Old Kent becomes entitled to the Termination Fee.

 10.1.4 Failure of a Condition Precedent. Old Kent shall not be entitled to receive the Termination Fee if:

(a) This Plan of Merger is terminated and the Merger is abandoned by mutual consent of the parties.

(b) This Plan of Merger is terminated and the Merger is abandoned by EdgeMark pursuant to Sections 8.3.1 (Breach of Warranty), 8.3.2 (Breach of Covenant),
8.3.4 (Injunction), 8.3.6 (No Regulatory Approval), 8.3.7 (Adverse Change).

(c) This Plan of Merger is terminated and the Merger is abandoned by EdgeMark pursuant to Section 8.3.3 (Upset Date) if Old Kent has failed to satisfy or offer satisfaction of the conditions precedent provided in Sections 7.1 (Renewal of Representations and Warranties, etc.), 7.2 (Opinion of Legal Counsel), 7.3.1 (Regulatory Approvals), 7.5 (Proceedings-not including 7.5(ii)), 7.6 (Tax Matters) (provided, however, that EdgeMark has supplied all necessary cooperation, information, representations, and consents, on its part), 7.7 (Registration Statement) (provided, however, that EdgeMark has supplied all necessary cooperation, information, and consents, on its part), or 7.9 (Upset Price), at or as of the time of Closing convened pursuant to Section 1.2 (The Closing) of this Plan of Merger.




                                       A-59
(d) This Plan of Merger is terminated and the Merger is abandoned by Old Kent pursuant to Section 8.2.1 (EdgeMark Disclosure Statement; Preclosing Investigation, Etc.) or Section 8.2.12 (Environmental Conditions).

  10.2 Liability After Termination. In the event the Merger is not consummated and this Plan of Merger is terminated and the Merger is abandoned pursuant to Article VIII:

 10.2.1 Continuing Obligations. The obligations of Old Kent and EdgeMark under Sections 5.9.4 (Confidentiality), 5.9.5 (Return of Materials) and 10.1 (Termination Fee) shall continue.

 10.2.2 Liability. Neither Old Kent nor EdgeMark shall incur any liability whatsoever under, or pursuant to, this Plan of Merger except for damages for breach of Sections 4.9 (Competing Proposals), 5.9.4 (Confidentiality) or 5.9.5 (Return of Materials) and except for payment of the fee, if any, provided under
Section 10.1 (Termination Fee).

 10.2.3 Damages for Breach. Neither Old Kent nor EdgeMark shall have any liability for damages or otherwise for breach of a representation and warranty unless such breach was knowing or intentional.

 10.2.4 Termination Fee. If Old Kent is entitled to be paid, and is paid, the Termination Fee, such fee shall be in lieu of all other remedies Old Kent may have under this Plan of Merger, except for damages for breach of Sections 5.9.4 (Confidentiality) and 5.9.5 (Return of Materials). If there has been a breach of Section 4.9 (Competing Proposals), Old Kent shall be entitled to damages for breach of that Section or the Termination Fee, whichever is greater, but not both.

  10.3 Termination of Representations and Warranties. All representations and warranties contained in this Plan of Merger shall expire with, and be terminated and extinguished by either (i) the consummation of the Merger at the Effective Time of the Merger, or (ii) the termination of this Plan of Merger at the time of termination.

  10.4 Expenses. Except as otherwise provided in this Plan of Merger, EdgeMark and Old Kent shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of printing and all filing fees pertaining to the Registration Statement shall be paid by Old Kent. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by EdgeMark.

  10.5 Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given if delivered or mailed by registered or certified mail, postage prepaid, as follows:




                                       A-60
          If to Old Kent:

          Old Kent Financial Corporation      Warner, Norcross & Judd
          Attention: B. P. Sherwood III,      Attention:  Gordon R. Lewis
            Vice Chairman and Treasurer       900 Old Kent Building
          One Vandenberg Center               111 Lyon Street, N.W.
          Grand Rapids, Michigan 49503        Grand Rapids, Michigan 49503

          If to EdgeMark:

          EdgeMark Financial Corporation      Pope, Ballard, Shepard & Fowle,
          Attention: Charles A. Bruning,        Ltd.
            President and Chief Executive     Attention:  Timothy M. Sullivan
            Officer                           69 West Washington Street
          Merchandise Mart Plaza              Chicago, Illinois 60602
          Suite 2400
          Chicago, Illinois 60654

  10.6 Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Delaware.

  10.7 Method of Consent or Waiver. Any consent hereunder or any waiver of conditions or covenants as may be herein provided for, subject to all of the other requirements contained in this Plan of Merger, shall be evidenced in writing, properly executed by the Chairman, the President, or one of the Vice Presidents of the party so electing hereunder, and such documents shall be attested to by the Secretary or an Assistant Secretary of the party so elect-ing under this Plan of Merger.

  10.8 Entire Agreement. Except as otherwise expressly provided herein, this Plan of Merger and the related agreements referred to in this Plan of Merger contains the entire agreement between the parties with respect to the transactions contemplated hereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The parties have not relied upon any statements or representations pertaining to the other, whether oral or written, other than as provided for in this Plan of Merger, the EdgeMark Disclosure Statement, or the Old Kent Disclosure Statement. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Plan of Merger expressed or implied, is intended to confer upon any person other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

  10.9 No Assignment. None of the parties may assign any of its rights or obligations under this Plan of Merger to any other person.

  10.10 Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

  10.11 Further Assurances; Privileges. Any party to this Plan of Merger shall, at the request of another party, execute and deliver such additional documents and instruments and take such other actions as may be reasonably

                                       A-61
requested to carry out the terms and provisions of this Plan of Merger. Each party shall use reasonable efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

  10.12 Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

  10.13 Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.


 IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Plan of Merger as of the date first written above.

                                     OLD KENT FINANCIAL CORPORATION



                                      By /s/ B. P. Sherwood, III

                                         B. P. Sherwood, III, Vice Chairman and
                                           Treasurer


                                      Attest:



                                      By /s/ Martin J. Allen, Jr.

                                           Martin J. Allen, Jr., Senior
                                           Vice President and Secretary


                                      EDGEMARK FINANCIAL CORPORATION



                                      By /s/ Charles A. Bruning, President
                                         Charles A. Bruning, President





                                       A-62
                                      Attest:



                                      By /s/ Jean E. Marshall-Dennis
                                         Jean E. Marshall-Dennis

                                         Senior Vice President and Secretary


                                      OLD KENT - ILLINOIS, INC.



                                      By /s/ Robert L. Sadler

                                         Robert L. Sadler,
                                         President, Chief
                                         Executive Officer, and Secretary


                                      Attest:



                                      By /s/ B. P. Sherwood, III

                                         B. P. Sherwood, III, Vice President
                                            and Treasurer
























                                       A-63
APPENDIX B

EDGEMARK FINANCIAL CORPORATION
ANNUAL REPORT TO SHAREHOLDERS
FOR YEAR ENDED DECEMBER 31, 1992


 Appendix B is a complete facsimile of EdgeMark Financial Corporation's Annual Report to Shareholders for the year ended December 31, 1992, as previously distributed to shareholders. The Annual Report to Shareholders included in this Appendix is not a part of the Prospectus except as expressly incorporated by reference in the Prospectus.










































                                                                      Appendix B





















          EdgeMark
          Financial
          Corporation
          1992

          Annual
          Report










































          Established in 1979, EdgeMark Financial
          Corporation is a $516 million, multi-bank holding company that conducts domestic business through its five wholly owned bank subsidiaries. The Corporation's mission is to be a niche player in each of its well-defined
          Chicagoland markets, and to provide its
          customers with quality banking services.





























                                         B-2

          To Our Stockholders

          For the Corporation, 1992 was, in many regards, a year of re-structuring and repositioning. In the wake of a sluggish economy and continued changes in the banking industry, your Board of Di-rectors decided to take certain restructuring actions and sub-stantial write-offs.


          IN 1992, WE MADE SIGNIFICANT DECISIONS THAT WILL POSITION THE CORPORATION FOR FUTURE GROWTH AND PROFITABILITY.

          They have resulted in a loss for 1992 of $2,724,369 or $2.41 per Common Share. These decisions will position the Corporation for future growth and profitability. For example, as a result of the restructuring charges, we expect an annual savings in operating costs of approximately $850,000 per year. These actions primar-ily involved one-time charges relating to our Merchandise National Bank subsidiary. EdgeMark's four other subsidiary banks reported solid performances for 1992.

          The problems at Merchandise National Bank stemmed from weak eco-nomic conditions that led to a deterioration of the Bank's loan portfolio. Many of the Bank's customers rely on the consumer-driven apparel and furniture industries or were involved in real estate development in the Bank's River North area, where commer-cial office vacancy rates are dramatically high. These sectors of the economy have been slow to recover, impacting the perfor-mance of Merchandise National Bank.

          To increase Merchandise National Bank's profitability, we dramat-ically lowered fixed costs by consolidating the Bank's NBC Tower facility with its main office in the Merchandise Mart, as well as beginning the consolidation of backroom operations for Merchan-dise National Bank. This restructuring resulted in a one-time charge of $2,389,707 to cover expenses for consolidating the facilities and to absorb costs associated with the reorganization of certain leased space at the Merchandise Mart.

          Specifically, we incurred the following charges as part of our restructuring:

          $1,211,575 associated with the closing of Merchandise National Bank's NBC Tower facility. Two of the Bank's CASH STATION and PLUS SYSTEM automated teller machines remain at the NBC Tower.

          $1,178,132 associated with a lease buyout and writedowns for backroom consolidation at Merchandise National Bank's Mart headquarters.




                                         B-3
          Also, miscellaneous charges of $572,355 were incurred, the major-ity of which relate to remodeling expenses at Merchandise National's main banking facility. These charges were not part of the restructuring charge mentioned above.

          In addition to the restructuring charge, we decided to take write-downs on certain non-performing loans, the majority of which were related to Merchandise National Bank's pre-acquisition loans and other problem loans.

          During 1992, the Corporation provided $5,485,593 as an addition to the Allowance for Loan Losses against which we took net charge-offs of $4,909,070, as compared to a provision of $2,661,681 and net charge-offs of $1,385,653 in 1991. At year-
          end 1992, the Allowance for Loan Losses after these charges was 1.48% of net loans compared to 1.35% of the year earlier. At the same time the ratio of nonperforming to net loans decreased to 1.25% at December 31, 1992, from 1.37% at December 31, 1991. We believe that the Allowance for Loan Losses at December 31, 1992, is adequate in relation to the present risk in the loan portfolio.


          EDGEMARK FINANCIAL CORPORATION'S FIVE BANKING SUBSIDIARIES REMAIN WELL CAPITALIZED AND EXCEED REGULATORY GUIDELINES.

          After these losses and restructuring charges, EdgeMark Financial Corporation's five banking subsidiaries remain well capitalized and exceed regulatory guidelines for Tier I Capital, Total Risk-Based Capital and Capital Leverage Ratios.


          Other 1992 Developments

          During 1992, net interest income reached a new record high of $22,235,069, an increase of 10.21% compared to 1991. Also, the Corporation's mortgage brokerage and indirect auto dealer divi-sions reported strong performance and contributed significantly to net interest income and other income. Other income and fees remained at a near record level of $6,924,903, essentially un-change from the record level of 1991.

          We constantly seek new ways to make it easier for our customers to bank with us. This past year we inaugurated and implemented "The EdgeMark Connection," a totally automated telephone banking network and system. Now customers can do their banking by ac-cessing accounts, rate information and obtain balance data 24 hours a day, 7 days a week.





                                         B-4
          In a move that will improve the liquidity of our shares and in-crease visibility among investors and within the investment com-munity, we arranged for EdgeMark's stock to be traded on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), under the ticker symbol "EDGE."

          Earlier this year, we announced the formation of our Stockholder Capital Program, designed to increase the liquidity of our stock and to build value in the EdgeMark franchise. We are now pleased to report that all three phases of the program have been com-pleted, which include such events as:

          Registering the Corporation's Employee Benefit and Income Plan, to allow employees to invest in EdgeMark stock through the Corporation's profit-sharing plan.

          The conversion of the EdgeMark Voting Trust Certificates to Com-mon Stock Certificates at December 31, 1992, which we believe will provide additional liquidity for the stock. More than 60.00% of the Corporation's stock was held in the EdgeMark Voting Trust.

          Retaining a separate registrar and transfer agent, Harris Trust and Savings Bank.

          The development of the Dividend Reinvestment and Stock Purchase
          Program.

          The EdgeMark Common Stock is now traded on The NASDAQ Small-Cap Market under the symbol EDGE.


          Our Strategy

          Despite this year's setbacks resulting from our restructuring activities and the absorption of significant loan losses, we are a strong, solid, and safe banking group. The Corporation's strategy is focused on emphasizing our strength as a community bank holding company by marketing products and services to key consumer segments and market niches in each geographical market.

          To position ourselves for short- and long-term growth and profit-ability, we will expand our community retail banking efforts, while continuing to focus on consumer financial and investment portfolio products. In addition, we plan to expand our success-ful mortgage brokerage business in 1993. We have not yet taken full advantage of these areas, and we feel they provide substan-tial growth opportunity.




                                         B-5
          WE TAKE PRIDE IN THE FACT THAT WE INVEST HEAVILY IN EACH OF THE COMMUNITIES WE SERVE; IN FACT, WE BUILD THOSE EFFORTS INTO THE CORPORATION'S ANNUAL COMMUNITY REINVESTMENT AND OPERATING PLAN.

          At the core of this business strategy is our commitment to pro-vide the best possible banking relationship to our customers. To us, that commitment goes beyond a day-to-day business relation-ship. We take pride in the fact that we invest heavily in each of the communities we serve; in fact, we build those efforts into the Corporation's annual community reinvestment and operating plan.

          For many residents in the communities we serve, this means having special programs available that offer competitive rates for cus-tomers when purchasing a home or financing an automobile. Whatever the program, we view these initiatives as viable oppor-tunities to forge a solid position within these communities.


          Positioned For Growth

          As we look forward, we are confident that the needed reposition-ing and restructuring is behind us. In addition to realizing approximately $850,000 in annual cost savings, we are now provid-ing more efficient service to customers as we realize the econo-mies of scale resulting from these changes and improvements.
          Also the steady upturn in the economy should help us revitalize our community bank lending programs.

          Banking is an industry dominated by competition, compliance, and regulation. Knowing that, we are able to anticipate challenges and meet them head on. We have the personnel and resources to identify change and actively prepare for it. We believe our strategy will enhance our ability to effectively meet and manage specific challenges, while positioning the Corporation for fur-ther growth.

          We remain focused on bringing value to stockholders and providing competitive products and services to our customers. As we strive to meet the diverse needs of customers, we remain committed to maintaining the quality of our underlying assets, diligently managing expenses, and aggressively growing income and stock-holder value. Now more than ever, we stand by our reputation as a well-managed company with a strong capital base and a group of well-situated and financially sound subsidiary banks.

          We appreciate your confidence and continued support, and we look forward to a productive 1993.

          Charles A. Bruning                      Roger A. Anderson
          President and                           Chairman of the Board
          Chief Executive Officer

                                         B-6

                         BANK SUBSIDIARY FINANCIAL HIGHLIGHTS
Merchandise National Bank
(dollar amounts in thousands, unaudited)
                                             1992        1991        1990       1989        1988
Operating Performance:
   Net Income (Loss)                       $ (4,470)   $    416   $  1,143   $  1,664    $   (874)
   Return on Average Assets                   (3.20)%      0.28%      0.83%      1.15%      (0.62)%
   Return on Average Equity                  (49.40)       4.43      12.09      17.79       (9.18)
Balance Sheet (at end of period):
   Assets                                  $132,820    $143,243   $144,366   $137,043    $158,169
   Net Loans                                 92,288      97,396     93,099     85,457      93,083
   Deposits                                 122,823     132,740    127,339    122,459     143,918
   Stockholder's Equity                       8,363       9,441      9,317      9,143       8,488

Edgewood Bank
(dollar amounts in thousands, unaudited)
                                             1992        1991        1990       1989        1988
Operating Performance:
   Net Income                              $  1,308    $  2,062   $  1,367    $  1,391   $  1,279
   Return on Average Assets                    1.02%       1.66%      1.17%       1.29%      1.22%
   Return on Average Equity                   13.85       24.27      16.90       17.97      18.08
Balance Sheet (at end of period):
   Assets                                  $129,032    $128,237   $117,008    $113,107   $111,622
   Net Loans                                 88,717      80,957     78,373      73,663     69,336
   Deposits                                 118,779     118,867    108,285     104,587    103,564
   Stockholder's Equity                       8,910       8,760      8,136       7,857      7,326

EdgeMark Bank Lombard
(dollar amounts in thousands, unaudited)
                                             1992        1991        1990       1989        1988
Operating Performance:
   Net Income                              $  1,592    $  1,169   $    985    $    891   $    725
   Return on Average Assets                    1.58%       1.28%      1.19%       1.16%      1.01%
   Return on Average Equity                   25.86       20.58      17.44       16.53      14.62

                                         B-7
Balance Sheet (at end of period):
   Assets                                  $104,670    $ 98,603   $  85,119   $ 80,352   $ 75,547
   Net Loans                                 74,089      70,989      58,565     53,433     53,725
   Deposits                                  98,073      92,187      78,848     74,443     70,004
   Stockholder's Equity                       5,922       5,862       5,689      5,495      5,149

First National Bank of Lockport
(dollar amounts in thousands, unaudited)
                                             1992        1991        1990       1989        1988

Operating Performance:
   Net Income                              $  1,529    $  1,252   $   1,411   $  1,233   $  1,073
   Return on Average Assets                    1.49%       1.32%       1.57%      1.40%      1.28%
   Return on Average Equity                   20.87       18.29       20.82      19.61      18.60
Balance Sheet (at end of
period):
   Assets                                  $102,325    $ 92,658   $  90,345   $ 87,747   $ 86,161
   Net Loans                                 55,320      55,630      51,586     51,497     46,674
   Deposits                                  94,242      84,206      81,295     79,816     79,048
   Stockholder's Equity                       6,825       6,984       6,787      6,482      5,949

EdgeMark Bank Rosemont
(dollar amounts in thousands, unaudited)
                                             1992        1991        1990       1989        1988

Operating Performance:
   Net Income (Loss)                       $    312    $    195   $     114   $    (55)
Return on Average Assets                       0.94%       0.66%       0.61%     (0.83)%
Return on Average Equity                       7.49        4.73        2.86      (1.39)
Balance Sheet (at end of period):
   Assets                                  $ 30,206    $ 36,249   $  22,020   $ 11,105
   Net Loans                                 23,639      20,912      12,023      5,981
   Deposits                                  26,092      29,228      17,831      7,105
   Stockholder's Equity                       3,963       4,050       4,076      3,962

      NOTE:  EdgeMark Bank Rosemont opened on January 13, 1989.

                                         B-8
                  BOARD OF DIRECTORS AND SUBSIDIARY BANK PRESIDENTS

          EdgeMark Financial
          Corporation
          Board of Directors
          (from left to right)

          Jerry G. Glashagel
          Senior Partner,
          Global Edge, Inc.

          Charles A. Bruning
          President & Chief
          Executive Officer,
          EdgeMark Financial
          Corporation

          Roger A. Anderson
          Chairman of the Board,
          EdgeMark Financial
          Corporation;
          President,
          Bellevue Builders, Inc.

          Wayne L. Haraldson
          Chief Executive Officer,
          Scientific Metal Treating
          Company

          Robert A. Podesta
          Vice Chairman,
          Network Financial
          Services, Inc.

          Stephen J. Bloom
          Vice President,
          Corporate Sales,
          Philip Morris USA

          Eugene J. Wozniak, Sr.
          President,
          Gencar, Inc.

          William H. Pokorny, Sr.
          Attorney,
          Pokorny & Associates, Ltd.

          Derek N. G. Metcalf
          Chairman of the Board,
          Athena Industries, Inc.



                                         B-9

          EdgeMark Financial
          Corporation Subsidiary
          Bank Presidents
          (from left to right)

          Charles A. Bruning
          President & Chief
          Executive Officer,
          Merchandise National Bank

          Robert J. Nemec, Jr.
          President & Chief
          Executive Officer,
          EdgeMark Bank Rosemont

          Robert C. Iorii, Sr.
          President & Chief
          Executive Officer,
          EdgeMark Bank Lombard

          Joseph J. Wallace III
          President & Chief
          Executive Officer,
          First National Bank
          of Lockport

          Kenneth C. McPherson
          President & Chief
          Executive Officer,
          Edgewood Bank























                                         B-10
                              INDEX TO FINANCIAL REVIEW


                                                                       Page

          Five-Year Summary of Selected Financial Data
          Selected Quarterly Financial Data
          Management's Discussion and Analysis of
            Financial Condition and Results of Operations

          Consolidated Financial Statements:
          Independent Auditors' Report
          Consolidated Balance Sheets
          Statements of Consolidated Earnings
          Statements of Changes in Consolidated Stockholders' Equity Statements of Consolidated Cash Flows
          Notes to Consolidated Financial Statements
          Directors and Officers
          Corporate Information


































                                         B-11

                     FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

     EdgeMark Financial Corporation and Subsidiaries
     For the Years Ended December 31,         1992           1991            1990           1989            1988
Summary of Operations:
Total Interest Income                     $ 37,457,180   $ 41,615,321   $ 40,963,016   $ 40,309,110   $  9,184,519
Total Interest Expense                      15,222,111     21,439,941     22,303,022     21,653,161      4,807,208
Net Interest Income                         22,235,069     20,175,380     18,659,994     18,655,949      4,377,311
Provision for Loan Losses                    5,485,593      2,661,681        555,500        372,472        126,153
Net Securities Gains                           488,975      2,050,533         31,114
Trading Account Securities
Losses                                         230,467
Restructuring Charges                        2,389,707
Net Income (Loss)                           (2,724,369)     2,998,256      2,752,713      3,564,742      1,248,726

Per Common and Common
  Equivalent Share:
Net Income (Loss)                         $      (2.41)  $       1.51   $       1.24   $       1.84   $       3.17
Cash Dividends                                    0.25           0.25           0.25           0.25           0.25
Net Book Value (at end of period)                20.70          23.28          21.90          20.43          19.02

Balance Sheet Data (at end of
  period):
Loans, Net of Unearned Income             $338,335,233   $329,206,459   $293,604,519   $272,625,980   $264,876,860
Allowance for Loan Losses                    5,022,616      4,446,093      3,170,065      4,919,852      4,894,758
Net Loans                                  333,312,617    324,760,366    290,434,454    267,706,128    259,982,102
Total Investment Securities                 78,512,121    119,522,336     95,028,457     77,450,478     84,872,856
Trading Account Securities                  23,420,587
Total Assets                               516,071,198    516,943,125    475,868,168    447,710,463    455,414,841

Total Deposits                             459,661,414    456,988,585    413,889,564    388,523,857    396,416,566
Short-Term Borrowings                       13,870,000     14,250,000      4,575,000      2,897,000     14,548,000
Long-Term Borrowings                                                      13,000,000     13,500,000      3,600,000
Total Stockholders' Equity                  37,862,322     41,628,926     39,688,025     38,029,111     35,698,918

                                         B-12

Selected Ratios:
Net Interest Margin                          4.85%          4.56%          4.64%          4.87%          4.70%
Return on Average Assets                    (0.52)          0.59           0.59           0.80           1.16
Return on Average Equity                    (6.40)          7.42           7.05           9.67          21.54
Average Equity to Average Assets             8.15           7.99           8.42           8.32           5.39

     On December 30, 1988, the Corporation acquired four subsidiary banks. The Corporation acquired, for cash, all of the stock of Merchandise National Bank of Chicago and EdgeMark Bank Rosemont. Also, on December 30, 1988, the Corporation increased its ownership, from 25.00% to 100.00% of the former EdgeMark Financial Corporation and its wholly owned subsidiary, EdgeMark Bank Lombard, and increased its ownership interest from 24.00% to 100.00% of Cosmopolitan Financial Services, Inc. and its wholly owned subsidiary, First National Bank of Lockport, through an exchange of the Corporation's stock.






















                                         B-13

                         SELECTED QUARTERLY FINANCIAL DATA

     EdgeMark Financial Corporation and Subsidiaries
                                          First        Second       Third       Fourth       Entire
                                          Quarter      Quarter      Quarter     Quarter      Year
1992
Total Interest Income                   $ 9,719,462  $ 9,463,919  $ 9,227,627  $ 9,046,172  $37,457,180
Total Interest Expense                    4,299,532    3,975,030    3,643,547    3,304,002   15,222,111
Net Interest Income                       5,419,930    5,488,889    5,584,080    5,742,170   22,235,069
Provision for Loan Losses                   887,750    1,011,083      767,750    2,819,010    5,485,593
Net Securities Gains (Losses)               211,514      (39,257)     316,931         (213)     488,975
Trading Account Securities
Gains (Losses)                                                         13,949     (244,416)    (230,467)
Restructuring Charges                                                            2,389,707    2,389,707
Net Income (Loss)                           670,217      103,040      758,313   (4,255,939)  (2,724,369)
Cash Dividends Paid on
Preferred Stock                             170,000      170,000      170,000      170,000      680,000
Accretion of Discount on
Preferred Stock                              23,930       24,679       25,452       26,250      100,311
Cash Dividends Paid on
Common Stock                                             144,894                   217,341      362,235
Net Income (Loss) Per Common and Common
  Equivalent Share                             0.33        (0.06)        0.38        (3.06)       (2.41)
Cash Dividends Per Common Share                             0.10                      0.15         0.25
Book Value Per Common Share and Common
  Equivalent Share at Period End              23.62        23.54        23.91        20.70
Stock Price Range of Common
  Shares: (1)
  High                                        18.00        15.00        15.00        16.00
  Low                                         15.00        15.00        15.00        15.00
1991
Total Interest Income                   $10,135,155  $10,494,848  $10,542,829  $10,442,489  $41,615,321
Total Interest Expense                    5,397,128    5,121,885    5,641,865    5,279,063   21,439,941
Net Interest Income                       4,738,026    5,372,963    4,900,964    5,163,427   20,175,380

                                         B-14
Provision for Loan Losses                   190,501      372,923      587,001    1,511,256    2,661,681
Net Securities Gains                         17,781      144,171      431,128    1,457,453    2,050,533
Net Income                                  588,125      625,478      483,783    1,300,870    2,998,256
Cash Dividends Paid on
Preferred Stock                             190,400      170,000      170,000      170,000      700,400
Accretion of Discount on
Preferred Stock                              21,152       21,814       22,498       23,203       88,667
Cash Dividends Paid on Common
  Stock                                                  144,894                   217,341      362,235
Net Income Per Common and
  Common Equivalent Share                      0.26         0.30         0.20         0.75         1.51
Cash Dividends Per Common Share                             0.10                      0.15         0.25
Book Value Per Common Share and
  Common Equivalent Share at
  Period End                                  22.27        22.48        22.67        23.28
Stock Price Range of
  Common Shares:(1)
  High                                        21.00        20.00        21.00        21.00
  Low                                         20.00        20.00        20.00        18.00

     (1)  The above table sets forth the  stock price range of high and low bid quotations for the periods in-
     cated for the Common Stock as reported by The Chicago Corporation.  These quotations represent prices between dealers and  do not include retail  markups, markdowns, or commissions, and do not necessarily represent actual transactions.  Kemper Securities Group, Inc. and The Chicago Corporation act as market makers for the Common Stock.  The Common Stock currently is owned of record by 529 stockholders.  The stock is listed as "EdgeMark" on The NASDAQ Small-Cap Market and is being traded under the ticker symbol "EDGE."











                                         B-15

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section presents Management's Discussion and Analysis of the financial condition and results of operation of EdgeMark Financial Corporation and its subsidiaries (the "Corporation") for the years ended December 31, 1992, 1991, and 1990. The following discussion is presented here in order to provide a complete understanding of the financial statements and other financial data presented in this report. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Selected Financial Data appearing elsewhere in the annual report.

     Certain 1991 and 1990 information has been reclassified to conform its presentation with the 1992 financial statements.

     Analysis of the Income Statement

     The following analysis summarizes the components of net income for 1992, 1991, and 1990:

     For the Years Ended December 31,           1992        1991         1990
     Interest Income:
     Loans, Including Fees                 $30,189,269  $32,275,911  $31,448,969
     Investment Securities                   6,481,665    8,225,190    7,236,903
     Trading Account Securities                132,452
     Other Interest Income                     653,794    1,114,220    2,277,144

     Total Interest Income                  37,457,180   41,615,321   40,963,016

     Interest Expense:
     Deposits                               14,389,342   20,168,311   20,707,424
     Short-Term Borrowings                     832,769      709,499      194,973
     Long-Term Debt and Equity Commitment
       Note                                                 562,131    1,400,625

     Total Interest Expense                 15,222,111   21,439,941   22,303,022

     Net Interest Income                    22,235,069   20,175,380   18,659,994
     Provision for Loan Losses               5,485,593    2,661,681      555,500

     Net Interest Income After Provision for
        Loan Losses                         16,749,476   17,513,699   18,104,494
     Other Income                            6,924,903    6,946,886    3,151,565
     Other Expense                          26,398,748   20,798,420   18,201,229

     Income (Loss) Before Income Taxes      (2,724,369)   3,662,165    3,054,830
     Applicable Income Taxes                                663,909      302,117
     Net Income (Loss)                     $(2,724,369)  $2,998,256   $2,752,713
     Net Income (Loss) Applicable to
       Common Stock                        $(3,504,680)  $2,209,189   $1,822,859

                                         B-16
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)


     The following analysis summarizes the components of net income (loss) as a percentage of average assets for 1992, 1991 and 1990:

     For the Years Ended December 31,              1992       1991        1990
     Net Interest Income                           4.25%      3.99%       3.93%
     Provision for Loan Losses                    (1.05)     (0.53)      (0.12)
     Other Income                                  1.32       1.37        0.68
     Other Expense                                (5.04)     (4.11)      (3.83)

     Income (Loss) Before Income Taxes            (0.52)      0.72        0.66
     Applicable Income Taxes                                  0.13        0.07

     Net Income (Loss)                            (0.52)%     0.59%       0.59%

     Summary of 1992 Results

     The Corporation recorded a net loss of $2,724,369 in 1992 compared with 1991 net income of $2,998,256. On a per share basis, the 1992 loss was
     $2.41  compared to  $1.51 earnings in  1991.   The 1992 results  reflect an
     increase in the provision for loan losses of $2,823,912 and a one-time restructuring charge of $2,389,707.

     Cash dividends declared were $0.25 per share in both 1992 and 1991. In 1992, the Corporation began a dividend reinvestment and stock purchase program.

     Net Interest Income

     Net interest income includes fundamental spreads on earning assets, as well as such items as loan fees, cash interest collected on problem loans, dividend income, and interest reversals.

     Net interest income is a function of average earning assets and the net interest margin, which are presented in the table below.

                                            1992         1991           1990
     Net Interest Income               $ 22,235,069  $ 20,175,380  $ 18,659,994
     Average Earning Assets             458,122,624   442,351,289   401,903,000
     Net Interest Margin                       4.85%         4.56%         4.64%

     Net interest margin measures the efficiency of the use of the Corporation's earning assets. The net yield on average earning assets was 4.85%, 4.56% and 4.64% in 1992, 1991 and 1990, respectively. In 1991, overall yields exhibited the pressures of a shift to interest-bearing deposits. However, in 1992 this shift was partially offset by a declining interest rate environment.

                                         B-17
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

Net interest income is defined as the difference between interest income plus fees on loans and interest expense on deposits and borrowed funds. Earning assets are financed by a large base of interest-bearing funds, including retail deposits and short-term borrowings. Assets are also funded by net noninterest-
related funds.   Net noninterest-related funds consist of demand deposits, the allowance for loan losses and stockholders' equity, reduced by noninterest-bearing assets including cash and due from banks, premises and equipment and other net nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, coupled with the impact of nonperforming loans, are the most important factors affecting net interest income. Net interest income is the primary source of earnings and is dependent on the levels of and rates on earning assets and interest-bearing liabilities. Net interest income during 1992 was $22,235,069 compared to $20,175,380 in 1991 and $18,659,994 in 1990.

Net interest income reached a new high of $22,235,069 in 1992, an increase of $2,059,689, or 10.21%, compared to 1991. The increase was a result of an approximate increase in average earning assets of $15,771,000 offset by an approximate increase in average interest-bearing liabilities of $11,252,000 and an increase of 0.29% in the net interest margin.

In spite of the fact that interest-bearing assets increased, total interest income decreased $4,158,141, or 9.99%, compared to 1991. The overall average interest income rate decreased by 1.23% to 8.18% in 1992 compared with 9.41% in 1991. Even though interest-bearing liabilities increased, interest expense decreased $6,217,830, or 29.00%, compared to 1991 due to a decrease in the overall average cost of funds rate of 1.78%, from 5.73% in 1991 to 3.95% in 1992.

Although earning assets did not grow significantly in 1992, there was a shift in earning assets during the year from investment securities to loans and trading account securities. Yield improvement was a direct result of shifting certain assets along with newly acquired assets to loans that yield higher returns.

The Corporation currently forecasts a stable or slightly rising interest rate environment in 1993. Accordingly, management changed its asset/liability gap position from 81.27% negative gap in 1991 to 111.52% positive gap in 1992. Management anticipates net interest income in 1993 will be higher than the 1992 level.

Net interest income was a record $20,175,380 in 1991, an increase of $1,515,386 or 8.13% compared to 1990. The increase was a result of an approximate increase in average earning assets of $40,448,000 offset by an approximate increase in interest-bearing liabilities of $35,729,000 and a slight decline of 0.08% in the net interest margin. Even though average interest-bearing liabilities increased, interest expense decreased $863,081, or 3.87%, compared to 1990 due to a decrease in the overall average interest expense rate of 0.93%, from 6.66% in 1990 to 5.73% in 1991.


                                         B-18
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

Loans, the largest component of earning assets, accounted for the majority of the growth, increasing $27,536,000 on the average in 1991. In anticipation of declining interest rates in 1991, the Corporation shifted Federal funds sold and securities with short-term maturities to securities with near-term maturities. As short-term interest rates declined, particularly towards the end of 1991, these positions became increasingly profitable and net interest income rose.

Provision and Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to absorb losses on existing loans that may become uncollectible based on management's judgment of the loan collectibility and prior loan loss experience. The allowance is based on management's formal review and takes into consideration such factors as changes in the nature, quality and volume of the overall loan portfolio, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. The allowance is increased by provisions for loan losses, which are charged to earnings, and reduced by charge-offs, net of recoveries.

During 1992, the Corporation provided $5,485,593 as an addition to the allowance for loan losses, compared to $2,661,681 in 1992 and $555,500 in 1990. The significant increase in the 1992 provision reflected management's evaluation of a deterioration in a specific portion of the loan portfolio at Merchandise National Bank. Additionally, Merchandise National Bank's loan portfolio had a significant commercial real estate credit that was adversely impacted by the sluggish economy. All of this resulted in an overall provision of $3,838,333 in 1992 compared to $1,465,000 in 1991.

Net charge-offs amounted to $4,909,070 in 1992, $1,385,653 in 1991 and $2,305,287 in 1990. As a percentage of average loans, net charge-offs were 1.45% in 1992, compared to 0.43% in 1991 and 0.81% in 1990. The 1992 net charge-offs were primarily attributable to the continuing charge-offs of Merchandise National Bank's pre-acquisition and other problem loans.

When comparing 1992 to 1991, the overall ratio of the allowance for loan losses to loans, net of unearned income increased by 0.13%. At December 31, 1992, the allowance for loan losses was $5,022,616, or 1.48%, of net loans, compared with $4,446,093, or 1.35%, a year earlier. Additionally, the Corporation's ratio of nonperforming loans as a percent of net loans was 1.25% and 1.37% at December 31, 1992 and 1991, respectively. Management believes that the allowance for loan losses at December 31, 1992, is adequate in relation to the present risk in the loan portfolio.

Nonperforming loans include non-accrual, restructured and past due loans. Nonaccrual loans are loans that do not accrue interest. Restructured loans are loans that bear below-market interest rates due to the deteriorating financial condition of the borrower. Past due loans are loans which are delinquent greater than 90 days and still accruing interest. It is also the Corporation's policy to include in past due loans, loans which are performing and have matured, but are not yet renewed due to technical documentation

                                         B-19
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

deficiencies. At December 31, 1992, nonperforming loans were $4,231,476 representing a slight decrease of $286,552, or 6.34%, compared to nonperforming loans of $4,518,028 at December 31, 1991.

     Other Income
     For the Year Ended December 31,          1992        1991         1990
     Total Other Income                   $6,924,903   $6,946,886   $3,151,565

     Service Charges on Deposit Accounts  $2,455,390   $2,111,415   $1,535,404
     Net Securities Gains                    488,975    2,050,533       31,114
     Trading Account Securities (Losses)    (230,467)
     Net Gain on Sale of Loans                            982,840
     Mortgage Brokerage Fees               3,351,192      996,815
     Other                                   859,813      805,283    1,585,047

An important portion of the Corporation's revenue is derived from other income, which includes service charges on deposit accounts, gains and losses on trading account securities, sales of loans and investment securities, and other fees and charges. Other income decreased $21,983, or 0.32%, in 1992 compared to 1991, while increasing $3,795,321, or 120.43%, in 1991 when compared to 1990.

The slight decrease in other income in 1992 was primarily due to decreases in net securities gains and net gains on loan sales coupled with a trading account securities loss. These decreases were offset by a strong increase in mortgage brokerage fee revenue. Unlike the significant 1991 investment repositioning activity, the decrease in securities gains of $1,561,558 when comparing 1992 to 1991 was evidenced by the fact that in 1992 there was less repositioning of the investment portfolio to improve the overall economic return and only once, in early 1992, securities sales of approximately $15,000,000 did occur to provide funding for the decrease in average interest-bearing liabilities of approximately $16,000,000 during the first quarter of 1992. Of the $65,937,826 in 1992 investment securities sales, $53,649,485 occurred at two bank subsidiaries. As such, trading accounts have been established during 1992 at those subsidiaries and all investment securities with a maturity of three years or more were transferred from the investment account into the trading account. In addition, a policy has been adopted at those two subsidiaries stating that all future security purchases with a maturity in excess of three years will be placed in the trading account. The trading account was first introduced in 1992 and the loss during the year was $230,467. The absence of 1992 gains on sales of loans was due to the sale of a certain group of seasoned mortgages which only occurred in 1991.

The reason for the increase in mortgage brokerage fees of $2,354,377, or 236.20%, from $996,815 in 1991 to $3,351,192 in 1992 was due to the fact that the mortgage division did not commence operations until April 1991 and the fact that during 1992 mortgage sales expanded substantially. Mortgage division bro-kerage fees are earned in conjunction with the generation of mortgage loans sold in the secondary market. During 1992, mortgage closings totaled $174,145,400 compared to $39,527,800 in closings in 1991.
                                         B-20
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

Other Expense
For the Year Ended December 31,              1992         1991          1990
Total Other Expense                      $26,398,748   $20,798,420  $18,201,229
Salaries and Employee Benefits           $10,717,832   $ 8,900,125   $7,970,042
Net Occupancy Expense                      2,631,319     2,549,644    2,342,592
Furniture and Equipment                    1,429,491     1,374,741    1,466,899
Data Processing                            1,408,117     1,381,359    1,196,612
Marketing                                    644,913       571,794      585,356
Stationery and Supplies                      409,416       428,429      336,423
Insurance                                  1,247,727     1,073,427      486,167
Directors' Fees                              356,597       363,500      341,582
Legal                                        468,706       447,504      370,605
Mail and Courier                             491,012       473,358      366,007
Amortization of Cost in Excess of the
  Fair Value of Net Assets Acquired          797,728       790,584      790,584
Restructuring Charges                      2,389,707
Other                                      3,406,183     2,443,955    1,948,360

Other expense includes the major categories of salaries and employee benefits, net occupancy expense, furniture and equipment expense, and other expenses associated with day-to-day operations. Other expense increased $5,600,328, or 26.93%, in 1992, compared to 1991 where this category increased $2,597,191, or 14.27%, compared to 1990.

Salaries and employee benefits, the largest component of other expense, account for 40.60% of total other expense in 1992, totaling $10,717,832 and showing an increase of $1,817,707, or 20.42%, from 1991. This increase resulted partially from normal merit raise increases and principally from a $1,721,297, or 444.93%, increase in salaries and benefits associated with the mortgage brokerage division. This dramatic increase, which accounted for 94.96% of the total salary and benefits increase, is directly correlated with the 1992 increase in mortgage closings.

Insurance expense increased approximately $174,300, or 16.24%, of which $153,913 pertains to the substantial rate assessment increases imposed by the Federal Deposit Insurance Corporation during 1991. Other expense increased approximately $962,000, or 39.37%. Of this increase, approximately $434,000 was attributed to mortgage brokerage operating costs due to the impact of a full twelve months of operating activity in 1992, coupled with an increase in mortgage loan activity. Another $502,605 of the other expense increase is due to nonrecurring items, of which the majority consisted of the write-down of long lived assets, associated with a facility remodeling, to their net realizable value.

Restructuring Charges

In 1992, the Corporation incurred a restructuring charge of $2,389,707 in connection with the closure of a branch facility and consolidation of backroom operations at one of the subsidiary banks. The restructuring charge is composed
                                         B-21
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

primarily of the estimated cost of two lease buy-out agreements and the write-off of certain related leasehold improvements, furniture, fixtures, and equipment.

This charge is part of the Corporation's strategic initiatives and organizational enhancements program. The restructuring program involved one-time actions aimed at reducing operating expenses and improving overall profitability. Management responded to changing market conditions by closing an unprofitable facility. The charge taken for backroom consolidation was necessary due to the high occupancy costs at one of our subsidiary banks. The Corporation will be merging data processing and backroom operations involving similar activities into one central location. This will result in economies of scale and the elimination of duplicative services and functions. The consolidation of other subsidiary banks backroom operations is expected to occur in 1993 and related costs are expected to be minimal. Benefits from this restructuring should begin to be realized in 1993 and both moves are expected to result in an aggregate annual savings of approximately $850,000, mainly from occupancy and related depreciation and amortization expense reductions.

Income Taxes

There were no recorded income taxes in 1992, $663,909 in 1991 and $302,117 in 1990, which represent effective tax rates of zero percent, 18.00% and 9.88%, respectively. The statutory Federal income tax rate was 34.00% for all reported years. The effective tax rates differ from the statutory Federal income tax rates primarily due to the nonrecognition of approximately $1,200,000 in net operating loss in 1992 and investments in certain tax-exempt investment securities. Investment income exempt from Federal income tax totaled $1,602,107 in 1992, $2,114,467 in 1991 and $2,375,379 in 1990. The 1991 income tax provision includes a provision in lieu of taxes of $9,403, which represents the benefits realized from utilization of a portion of Merchandise National Bank's pre-acquisition tax operating loss carryforward. For financial reporting purposes, the realization of the tax benefit is treated as a reduction of the unamortized cost in excess of fair value of net assets acquired.

In February, 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109"), which adopts the liability method of comprehensive inter-period tax accounting and requires, among other things, provision for deferred income taxes at the statutory rates (including the effects of giving consideration to alternative taxing systems) in effect for the period in which the taxes will become payable rather than at the rate in effect for the current period. Additionally, accumulated deferred taxes, recorded at historical rates on the balance sheet, must be adjusted for the expected taxes owed or refundable. "SFAS No. 109" is effective for fiscal years beginning after December 15, 1992. The Corporation's management has reviewed "SFAS No. 109" and the proposed changes to determine the impact that the adoption will have on the financial statement. The Corporation will adopt the statement January 1, 1993. The cumulative effect of this accounting change is expected to have a financial statement benefit of approximately $200,000.

                                         B-22
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)


     Analysis of the Balance Sheets
     December 31,                                       1992          1991
     Total Assets                                  $516,071,198   $516,943,125

     Cash and Cash Equivalents                      $43,640,421   $ 34,648,387
     Trading Account Securities                      23,420,587
     Investment Securities                           78,512,121    119,522,336
     Net Loans                                      333,312,617    324,760,366

     Deposits:
        Demand                                       99,203,438     85,431,318
        Savings, NOW and Money Market Accounts      206,535,968    182,389,206
        Time Deposits                               153,922,008    189,168,061
     Total Deposits                                 459,661,414    456,988,585

     Federal Funds Purchased and Securities Sold
        under Agreements to Repurchase                  370,000      2,750,000
     Other Short-Term Borrowings                     13,500,000     11,500,000

Assets--At December 31, 1992, the Corporation had total assets of $516,071,198 representing a decrease of $871,927, or 0.17%, compared to total assets of $516,943,125 at December 31, 1991. Although the decrease was slight, there was a significant shift within the individual asset categories. Investment securities decreased $41,010,215, or 34.31%. At December 31, 1992, investment securities had gross unrealized securities gains and losses of $3,164,356 and $171,543, respectively. The investment securities decrease was primarily attributable to the establishment of a trading securities account in 1992 and a shift of funds from maturing investment securities to higher yielding assets, mainly in loans, which increased by $9,896,762. During 1992, the establishment of the trading account represented the entire $23,420,587 increase in trading
account securities.   In conjunction with the establishment of trading account
securities asset category, the Corporation adopted a policy at two subsidiaries, which states that all future purchases of securities with an initial maturity date in excess of three years will be placed in the trading account.

Additionally, there was an increase of $8,992,034 in cash and cash equivalents during 1992 and the Corporation's earning assets as a percentage of total assets was 86.36% at December 31, 1992, compared to 87.68% at December 31, 1991.

At December 31, 1991, the Corporation had total assets of $516,943,125 representing an increase of $41,074,957, or 8.63%, compared to total assets of $475,868,168 at December 31, 1990. The increase is primarily the result of an increase of $34,325,912 in net loans. Additionally, an increase of $24,493,879



                                         B-23
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)


in investments was partially offset by a decrease in cash and cash equivalents
of $15,801,635.   During 1991, the Corporation, in anticipation of short-term interest rate declines, changed its investment strategy. Management shifted the majority of its Federal funds sold positions to investment securities, primarily in U.S. Treasury securities. Funding for the asset increases was provided by the increase in interest- bearing deposits. The Corporation's earning assets as a percentage of total assets was 87.68% at December 31, 1991, compared to 87.05% at December 31, 1990.

Liabilities--At December 31, 1992, the Corporation had total deposits of $459,661,414 representing an increase of $2,672,829, or 0.58%, compared to total deposits of $456,988,585 at December 31, 1991. Overall, noninterest-bearing deposits showed an increase of approximately $13,800,000, principally due to normal growth and interest-bearing time depositor indecision on the direction of interest rates. Savings, NOW, and money market deposits increased by approximately $24,100,000, due to the shift of maturing interest-bearing time deposits to these accounts. The remaining amount of the savings, NOW, and money market deposit increase was due to a new third quarter 1992 depositor who has
been maintaining an average balance of approximately $12,600,000.   The decrease
of approximately $35,200,000 in time deposits is attributable to time deposits originated through a special promotion in the later summer months of 1991, which matured and were not renewed, coupled with a maturity shift to both non-interest bearing deposits and savings, NOW, and money market accounts.

Federal funds purchased and securities sold under agreements to repurchase decreased $2,380,000 primarily caused by one customer shifting from repurchase agreements into a money market account.

The increase in other short-term funds borrowed of $2,000,000 represents the combination of a $1,500,000 principal repayment coupled with $3,500,000 in additional borrowings. The additional borrowings were used for capital injection purposes at one of the banking subsidiaries.

Interest Rate Sensitivity

Interest rate sensitivity is a factor in determining liquidity. More importantly, it addresses the relationship between market interest rates and earnings due to the repricing characteristics of assets and liabilities. The Corporation's net interest income is affected by changes in the level of market interest rates. To the degree that assets reprice on different dates than liabilities, earnings will be sensitive to interest rate changes. If more liabilities than assets reprice in a given period, a liability sensitive position is created. When this occurs, market interest rate changes will be reflected more quickly in the liability rates. If interest rates decline, such positions will benefit net interest income. Alternatively, where the assets reprice more quickly than liabilities in a given period, an asset sensitive position is created. This means that a decline in market rates will have an adverse effect on net interest income. One way to eliminate interest rate risk


                                         B-24
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)


is to maintain a balanced interest rate sensitivity position which can be achieved by matched funding. Matched funding is adjusting the asset and liability mix so that roughly equal volumes of assets and liabilities reprice each period.

Profits, however, are not always maximized by matched funding. The mismatch between asset and liability repricing characteristics in specific time intervals is referred to as interest rate sensitivity gap. To increase earnings, the Corporation selectively mismatches asset and liability repricing to take advantage of short-term interest rate movements and the shape of the yield curve. The size of the asset/liability mismatch depends on careful assessment of the risks presented by forecasted interest rate movements. The risk inherent in such a mismatch, or gap, is that interest rates may not move as anticipated.

On a daily basis, the degree of structural interest rate sensitivity, for example mismatching, is monitored by using various methods, including interest rate gap analysis. An interest rate gap is the different between volumes of assets and liabilities maturing or repricing during a future time interval. Gap analysis provides a static view of interest rate sensitivity caused by mismatching. The Corporation manages the repricing of earning assets relative to the pricing of supporting liabilities in the light of interest rate forecasts, within an acceptable level of risk to enhance earnings. In managing its interest rate risk, the Corporation approves risk limits through its Asset and Liability Management Committee. In determining its position, the Corporation uses various quantitative models to forecast the impacts of current and proposed positions given various interest rate scenarios, such as rises or declines in interest rates and changes in the shape of the yield curve. Such forecasts and simulations of net interest margin are used to supplement gap analysis and to identify dynamic interest rate sensitivity. The Corporation's six-month cumulative ratio of rate sensitive assets to rate sensitive liabilities at December 31, 1992, was 111.52%. This particular ratio indicates that in a rising rate environment, there will be a slight positive impact on current earnings.

The table below presents the cumulative repricing of the Corporation's balance sheet at December 31, 1992. For any given period, the structure is matched when an equal amount of assets and liabilities reprice. Any excess of the assets or the liabilities over these matched items results in a gap. A negative gap, below 100.00%, denotes liability sensitivity and a positive gap, above 100.00%, denotes asset sensitivity.











                                         B-25
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     (in thousands)                    Up to     Up to     Up to     Up to     Up to    5 Years
     December 31, 1992                 1 Month   3 Months  6 Months  1 Year    5 Years   and over
     Assets:
     Loans                             $140,469  $155,798  $178,118  $213,461  $284,991  $350,127
     Investments, Including Trading
        Account Securities                9,045    12,400    12,903    17,161    83,704   100,862
     Other Assets                         5,440     5,440     5,440     5,440     5,440    43,769

     Total Rate Sensitive Assets       $154,954  $173,638  $196,461  $236,062  $374,135  $494,758

     Liabilities and Equity:
     Deposits                          $103,219  $133,226  $175,797  $210,557  $230,893  $329,184
     Other Liabilities                      370       370       370       370       370     4,542
     Equity                                                                                37,418

     Total Rate Sensitive
        Liabilities                    $103,589  $133,596  $176,167  $210,927  $231,263  $371,144

     Cumulative Gap                    $ 51,365  $ 40,042  $ 20,294  $ 25,135  $142,872  $123,614
     Cumulative Ratio (%)                149.59%   129.97%   111.52%   111.92%   161.78%   133.31%

The Corporation does not consider savings accounts to be interest rate sensitive. Accordingly, all savings account balances are included in the five year and over deposit category. All other rate sensitive assets and liabilities are based upon their contractual terms.

Liquidity

The purpose of liquidity management is to ensure sufficient cash flow, even under adverse conditions, to meet all financial commitments. Besides serving as a financial backstop in meeting maturing obligations, liquidity provides flexibility in responding to market opportunities, customer initiatives, and capitalizing on opportunities for business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise at minimal cost.

The primary source of liquidity for the Corporation arises from its ability to generate retail demand deposits, money market deposit accounts, savings accounts, and smaller denomination certificates of deposit from retail customers. The Corporation considers funds from such sources to comprise its "core" fund base because, historically, these sources of funds have been relatively stable. Other liquidity sources include maturities and sales of investment securities, loans and trading securities, maturities of interest-bearing deposits with banks, issuance of other short-term liabilities


                                         B-26
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)


and cash provided from operations. The Corporation does not rely on brokered deposits as sources of liquidity.

Liquidity is managed on a daily basis at both the Corporation and the subsidiary levels. Procedures are in place to monitor and react to changes in liquidity and fluctuations in market conditions. Contingency plans exist and could be implemented on a timely basis to minimize any risk associated with dramatic changes in market conditions. At December 31, 1992, the Corporation's liquidity, as measured by Federal funds sold net of Federal funds purchased and repurchase agreements, cash and due from banks, and investment securities with maturities of one year or less, totaled approximately $51,871,000, or 11.28%, of total deposits.

Capital Strength

The Corporation's capital serves several purposes.   Among which, it supports
growth, provides protection to depositors, and represents the investment of stockholders on which management strives to achieve adequate returns.

At December 31, 1992, Stockholders' Equity totaled $37,862,322, down
$3,766,604 from December 31, 1991. The decline in equity reflects a net loss of $2,724,369 and the payment of $362,235 and $680,000 in Common and Preferred Stock dividends.

The Corporation's principal capital adequacy objective is to achieve strong capital ratios relative to its peer group and to regulatory capital guidelines. Management believes that a strong capital position is instrumental in achieving enhanced stockholder returns over the long-term.

In January 1989, the Federal Reserve Board issued risk-based capital guidelines, which require banking organizations to maintain certain ratios of "qualifying
capital"  to "risk-weighted assets."   These capital guidelines measure the
strength of banking organizations. The calculation of risk-based capital requires that capital be maintained for both balance sheet assets and off-balance sheet exposures in accordance with their respective credit risk. Effective September 30, 1990, the Federal Reserve Board established a new capital standard, referred to as the Tier 1 leverage ratio ("Leverage Ratio"). The Leverage Ratio is an ongoing tool to monitor capital in relation to total average assets and is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banking organizations.
Additionally, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law on December 19, 1991. This law will have a significant impact on the operation of banks and savings associations and their relationship with federal regulatory agencies. Although certain provisions are currently in effect, the major provisions of FDICIA are effective January 1, 1993.





                                         B-27
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

The following table represents various measures of capital at:

                                        Risk-Based Ratios
                                        Tier 1 Capital   Total Risk-Based Capital Leverage Ratio
December 31,                             1992     1991    1992    1991      1992    1991
Corporation                              6.24%    7.26%   7.72%   8.57%    4.09%    4.52%

Bank Subsidiaries:
Merchandise National Bank                8.56     8.77   10.06   10.25      6.20    6.26
Edgewood Bank                            9.18    10.23   10.13   11.40      6.83    6.68
EdgeMark Bank Lombard                    8.94     9.17   10.06   10.53      5.72    5.97
First National Bank of Lockport         12.67    13.67   13.72   14.89      5.95    7.09

EdgeMark Bank Rosemont                  16.50    18.24   17.50   19.41     12.42   10.99

Minimum Regulatory Guidelines
  Effective January 1, 1993              4.00%    4.00%   8.00%   8.00%    3.00%    3.00%

Minimum FDICIA Guidelines (for
  adequately capitalized institutions)
  Effective January 1, 1993              4.00%    4.00%   8.00%   8.00%    4.00%    4.00%

Tier 1 Capital Ratio--Stockholders' Equity minus the cost in excess of the fair value of net assets acquired divided by risk-adjusted assets as defined in the guidelines.

Total Risk-Based Capital Ratio--Tier 1 capital plus the allowance for loan losses (as defined by the transitional rules) and the equity commitment note divided by risk-adjusted assets.

Leverage Capital Ratio--Tier 1 under the 1992 guideline to quarterly average assets.

One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators, and stockholders. A strong capital position should help the Corporation withstand unforeseen adverse developments and take advantage of profitable investments when they arise.

The Corporation's Tier 1 and total risk-based capital ratios, as well as its capital leverage ratios, exceed the current regulatory minimums. In addition, each subsidiary bank is considered "well capitalized" under the FDICIA Capital Level Rules. The Corporation intends to continue to build its capital resources in the coming year through internal capital generation and balance sheet management.

Presently, the Corporation does not have any material commitments for capital expenditures, except for approximately $1,897,000 to expand one of its branch facilities and remodel one of its main banks.
                                         B-28

                             INDEPENDENT AUDITORS' REPORT


     KPMG Peat Marwick
     Certified Public Accountants



     To The Board of Directors and Stockholders of
     EdgeMark Financial Corporation:



     We have audited the accompanying consolidated balance sheets of the EdgeMark Financial Corporation and its subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the years then ended. These
     financial   statements  are   the   responsibility  of   the Corporation's
     management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of earnings, changes in stockholders' equity, and cash flows for the year ended December 31, 1990, were audited by other auditors whose report dated February 26, 1991, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating other overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1992 and 1991 consolidated financial statements referred to above present fairly, in all material respects, the financial position of EdgeMark Financial Corporation and its subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





     Chicago, Illinois
     February 22, 1993






                                         B-29
                             CONSOLIDATED BALANCE SHEETS

EdgeMark Financial Corporation and Subsidiaries
At December 31,                                        1992             1991
Assets
Cash and Due from Banks (Note 2)                  $  38,240,421   $  30,153,387
Federal Funds Sold                                    5,400,000       4,495,000

Cash and Cash Equivalents                            43,640,421      34,648,387
Trading Account Securities                           23,420,587
Investment Securities (market value of 1992--
  $81,504,934; 1991--$123,467,737) (Note 3)          78,512,121     119,522,336
Loans (Notes 4, 5 and 16)                           351,200,861     341,304,099
  Less:  Unearned Income                            (12,865,628)    (12,097,640)
      Allowance for Loan Losses                      (5,022,616)     (4,446,093)

Net Loans                                           333,312,617     324,760,366

Premises and Equipment (Note 6)                      12,970,490      13,732,631
Interest Receivable and Other Assets                  7,462,673       6,729,388
Cost in Excess of the Fair Value of Net Assets
  Acquired (Net of accumulated amortization
  in 1992--$3,171,723; 1991--$2,373,995)             16,752,289      17,550,017

Total Assets                                       $516,071,198    $516,943,125
Liabilities and Stockholders' Equity
Liabilities
Deposits:  (Note 7)
  Demand                                           $ 99,203,438    $ 85,431,318
  Savings, NOW and Money Market Accounts            206,535,968     182,389,206
  Time Deposits                                     153,922,008     189,168,061

Total Deposits                                      459,661,414     456,988,585

Federal Funds Purchased and Securities Sold under
  Agreements to Repurchase                              370,000       2,750,000
Accrued Expense and Other Liabilities                 4,677,462       4,075,614
Other Short-Term Borrowings (Note 8)                 13,500,000      11,500,000

Total Liabilities                                   478,208,876     475,314,199

Commitments and Contingent Liabilities
  Note 11 and 16)

Stockholders' Equity
Preferred Stock--authorized 200,000 shares of
  no par value, 80,000 shares of Series A
  Preferred Stock ($100 stated value) issued
  and outstanding (Note 12)                           7,746,906       7,646,595


                                         B-30
Common Stock--authorized 3,000,000 shares of
   $1.00 par value, shares issued 1,576,872
   (Note 13)                                          1,576,872       1,576,872
Surplus                                              25,614,966      25,614,966
Retained Earnings (Note 13)                           4,042,975       7,909,890
  Less:  Treasury Stock at Cost (shares in
  1992--127,933; 1991--127,933)                      (1,119,397)     (1,119,397)

Total Stockholders' Equity                           37,862,322      41,628,926

Total Liabilities and Stockholders' Equity         $516,071,198    $516,943,125

See Accompanying Notes to Consolidated Financial Statements.







































                                         B-31
                         STATEMENTS OF CONSOLIDATED EARNINGS

     EdgeMark Financial Corporation and Subsidiaries
     For the Years Ended December 31,                   1992              1991              1990
     Interest Income
     Loans, Including Fees                           $30,189,269       $32,275,911     $31,448,969
     Federal Funds Sold                                  653,794         1,114,220       2,277,144
     Trading Account Securities                          132,452
     Investment Securities:
        Taxable                                        4,879,558         6,110,723       4,861,524
        Exempt from Federal Income Tax                 1,602,107         2,114,467       2,375,379

     Total Interest Income                            37,457,180        41,615,321      40,963,016

     Interest Expense
     Deposits                                         14,389,342        20,168,311      20,707,424
     Federal Funds Purchased and Repurchase
         Agreements                                      102,713           118,213         194,973
     Other Short-Term Borrowings (Note 8)                730,056           591,286
     Long-Term Debt and Equity Commitment Note                             562,131       1,400,625

     Total Interest Expense                           15,222,111        21,439,941      22,303,022

     Net Interest Income                              22,235,069        20,175,380      18,659,994
     Provision for Loan Losses (Note 5)                5,485,593         2,661,681         555,500

     Net Interest Income after Provision for Loan
        Losses                                        16,749,476        17,513,699      18,104,494

     Other Income
     Service Charges on Deposit Accounts               2,455,390         2,111,415       1,535,404
     Net Securities Gains (Note 3)                       488,975         2,050,533          31,114
     Trading Account Securities (Losses)                (230,467)
     Net Gain on Sale of Loans (Note 4)                                    982,840
     Mortgage Brokerage Fees                           3,351,192           996,815
     Other                                               859,813           805,283       1,585,047

     Total Other Income                                6,924,903         6,946,886       3,151,565

     Other Expense
     Salaries and Employee Benefits (Note 9)          10,717,832         8,900,125       7,970,042
     Net Occupancy Expense                             2,631,319         2,549,644       2,342,592
     Furniture and Equipment                           1,429,491         1,374,741       1,466,899
     Data Processing                                   1,408,117         1,381,359       1,196,612
     Marketing                                           644,913           571,794         585,356
     Stationery and Supplies                             409,416           428,429         336,423
     Insurance                                         1,247,727         1,073,427         486,167




                                         B-32
     Directors' Fees                                     356,597           363,500         341,582
     Legal                                               468,706           447,504         370,605
     Mail and Courier                                    491,012           473,358         366,007
     Amortization of Cost in Excess of the
        Fair Value of Net Assets Acquired                797,728           790,584         790,584
     Restructuring Charges (Note 14)                   2,389,707
     Other                                             3,406,183         2,443,955       1,948,360

     Total Other Expense                              26,398,748        20,798,420      18,201,229

     Income (Loss) Before Income Taxes                (2,724,369)        3,662,165       3,054,830
     Applicable Income Taxes (Note 10)                                     663,909         302,117

     Net Income (Loss)                               $(2,724,369)      $ 2,998,256     $ 2,752,713

     Net Income (Loss) Applicable to
       Common Stock                                  $(3,504,680)      $ 2,209,189     $ 1,822,859

     Net Income (Loss) Per Common and Common
        Share Equivalent Share (Note 13)             $     (2.41)      $      1.51     $      1.24
     Weighted Average Common and Common
        Equivalent Shares Outstanding (Note 13)        1,454,641         1,459,440       1,466,958

     See Accompanying Notes to Consolidated Financial Statements.













                                         B-33
            STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

     EdgeMark Financial Corporation and Subsidiaries

     For the Years Ended December 31, 1992, 1991 and 1990
                                            Series A
                                            Preferred      Common                    Retained     Treasury
                                            Stock          Stock       Surplus       Earnings     Stock            Total
     Balance at January 1, 1990           $ 8,000,000   $ 1,576,872   $24,991,941   $4,601,683   $(1,141,385)   $38,029,111
     Stock Options Exercised,
        2,273 Shares                                                       30,118                     19,888         50,006
     Net Income                                                                      2,752,713                    2,752,713
     Discount on Floating-Rate
        Preferred Stock                      (589,727)                    589,727
     Accretion of Preferred
        Stock Discount                        147,655                                 (147,655)
     Cash Dividends Declared
        on Common Stock
        ($0.25 per share)                                                             (361,606)                    (361,606)
     Cash Dividends Declared
        on Preferred Stock
        ($9.78 per share)                                                             (782,199)                    (782,199)

     Balance at December 31, 1990           7,557,928     1,576,872    25,611,786    6,062,936    (1,121,497)    39,688,025
     Sale of 240 Shares of
        Treasury Stock                                                      3,180                      2,100          5,280
     Net Income                                                                      2,998,256                    2,998,256
     Accretion of Preferred
        Stock Discount                         88,667                                  (88,667)
     Cash Dividends Declared
        on Common Stock ($0.25 per share)                                             (362,235)                    (362,235)
     Cash Dividends Declared on
        Preferred Stock ($8.76 per share)                                             (700,400)                    (700,400)

















                                         B-34
     Balance at December 31, 1991           7,646,595     1,576,872    25,614,966    7,909,890    (1,119,397)    41,628,926
     Net Loss                                                                       (2,724,369)                  (2,724,369)
     Accretion of Preferred
        Stock Discount                        100,311                                 (100,311)
     Cash Dividends Declared on
        Common Stock ($0.25 per share)                                                (362,235)                    (362,235)
     Cash Dividends Declared on Pre-
        ferred Stock ($8.50 per share)                                                (680,000)                    (680,000)
     Balance at December 31, 1992         $7,746,906    $1,576,872    $25,614,966   $4,042,975   $(1,119,397)   $37,862,322

     See Accompanying Notes to Consolidated Financial Statements.


























                                         B-35
                        STATEMENTS OF CONSOLIDATED CASH FLOWS

     EdgeMark Financial Corporation and Subsidiaries

     Decrease in Cash and Cash Equivalents
     For the Years Ended December 31,                          1992            1991            1990
     Cash Flows from Operating Activities:
     Net Income (Loss)                                    $ (2,724,369)   $  2,998,256    $  2,752,713
     Adjustments to Reconcile Net Income (Loss) to
        Net Cash from
     Operating Activities:
        Provision for Loan Losses                            5,485,593       2,661,681         555,500
        Amortization of Cost in Excess of the Fair
          Value of Net Assets Acquired                         797,728         790,584         790,584
        Depreciation, Amortization and Accretion             1,943,431         592,665         641,850
        Net Securities Gains                                  (488,975)     (2,050,533)        (31,114)
        Net (Increase) in Trading Account Securities        (8,952,187)
        Net Trading Account Securities Losses                  230,467
        Net Gain on Loan Sales                                                (982,840)
        Mortgage Loans Originated                         (167,473,991)    (46,199,209)
        Mortgage Loans Sold                                164,443,683      39,527,800
        Deferred Income Tax Benefit                            (87,683)       (307,303)       (136,145)
        Provision in Lieu of Income Taxes                                        9,403
        (Increase) Decrease in Interest Receivable
          and Other Assets                                    (645,602)      1,015,485        (746,869)
        Increase (Decrease) in Accrued Expenses and
          Other Liabilities                                    601,848        (639,964)       (662,280)

     Net Cash (Used for) from Operating Activities          (6,870,057)     (2,583,975)      3,164,239

     Cash Flows from Investing Activities:
     Purchase of Investment Securities                     (78,549,171)   (205,876,014)    (74,586,454)
     Proceeds from Sales of Investment Securities           65,937,826     131,436,810      13,358,459


















                                         B-36
     Proceeds from Maturities of Investment Securities      38,669,288      51,863,850      43,763,260
     Net (Increase) in Loans                               (10,725,358)    (28,434,465)    (22,567,736)
     Net Purchase of Premises and Equipment                   (796,790)     (1,000,210)     (1,609,758)

     Net Cash from (Used for) Investing Activities          14,535,795     (52,010,029)    (41,642,229)

     Cash Flows from Financing Activities:
     Net Increase in Deposits                                2,748,531      43,174,724      25,360,475
     Net (Decrease) Increase in Federal Funds Purchased
        and Securities Sold Under Agreements to
        Repurchase                                          (2,380,000)     (1,825,000)      1,678,000
     Proceeds from Issuance of Other Short-Term
        Borrowings                                          15,000,000      13,000,000
     Repayment of Other Short-Term Borrowings              (13,000,000)     (1,500,000)
     Repayment of Equity Commitment Notes                                   (3,600,000)
     Repayment of Other Long-Term Debt                                      (9,400,000)       (500,000)
     Net Proceeds from Exercise of Options and Sale
        of Treasury Stock                                                        5,280          50,006
     Preferred Stock Dividends Paid                           (680,000)       (700,400)       (782,199)
     Common Stock Dividends Paid                              (362,235)       (362,235)       (361,606)

     Net Cash from Financing Activities                      1,326,296      38,792,369      25,444,676

     Net Increase (Decrease) in Cash and Cash
        Equivalents                                          8,992,034     (15,801,635)    (13,033,314)
     Cash and Cash Equivalents, January 1                   34,648,387      50,450,022      63,483,336

     Cash and Cash Equivalents, December 31                $43,640,421     $34,648,387     $50,450,022

     See Accompanying Notes to Consolidated Financial Statements.







                                    B-37
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.   Summary of Significant Accounting Policies

     General--EdgeMark Financial Corporation (the "Corporation") is a multi-bank holding company organized under the laws of the State of Delaware in 1979 and registered under the Bank Holding Company Act of 1956, as amended. The Corporation conducts domestic business through its wholly owned bank
     subsidiaries:    Merchandise  National  Bank  of  Chicago,  Edgewood Bank,
     EdgeMark Bank Lombard,  First National Bank of Lockport,  and EdgeMark Bank
     Rosemont.    The  accounting  and  financial   reporting  policies  of the
     Corporation and its subsidiaries conform to generally accepted accounting principles and to prevailing practices within the banking industry. The following is a description of the more significant accounting policies and practices of the Corporation.

     Basis of  Presentation--The consolidated  financial statements  include the
     accounts  of  the Corporation  and  its  wholly  owned subsidiaries.   All
     significant  intercompany accounts and transactions have been eliminated in
     consolidation.    The   accounts  of  subsidiaries  acquired   in purchase
     transactions are included in the accompanying financial statements from the respective dates of their acquisition. Cost in Excess of the Fair Value of Net Assets Acquired arising from purchases of subsidiaries is being amortized using the straight-line basis over the estimated periods to be benefited, 25 years.

     Trading Account Securities--Trading account security assets consist solely of U.S. Treasury securities and are stated at market value. Both realized and unrealized gains and losses on trading account security activities are reflected in other income as trading account security gains and losses.

     Investment Securities--Securities acquired for the purpose of generating interest income over the life of the instrument and diversifying risk are
     classified  as  investment  securities.    The  intent  is  to  hold these
     securities for the foreseeable future as long-term investments. Investment securities are stated at cost, adjusted for amortization of premiums and
     accretion of  discounts.   Gains  and  losses  on the  sale  of investment
     securities are computed on a specific identification basis.

     Loans--Loans are reported, at the principal amount outstanding, net of unearned income and allowance for loan losses. Interest income on non-discounted loans is recognized on the accrual basis, based on loan principal amounts outstanding at appropriate interest rates. Unearned income on loans is recognized based on methods that approximate a level rate of return over the terms of the loans.

     Nonaccrual Loans--Nonaccrual loans are those loans on which the accrual of interest income is discontinued when it appears that future collection of principal or interest in accordance with contractual terms may be doubtful. It is the Corporation's policy to place such a loan on a "cash basis." Any



                                         B-38
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     accrued but unpaid interest previously recorded in the current period on such loans is reversed against any current period interest revenue. Cash receipts of interest on cash basis loans are recorded as either revenue or a reduction of principal, according to management's judgment as to the collectibility of principal. A loan may be restored to accrual status only after all delinquent interest and principal are brought current, and the
     borrower's   financial  condition  is  normalized  and  a  regular payment performance is established.

     Allowance for Loan Losses--Additions to the allowance are made by means of the provision for loan losses charged to expense. Loan losses are deducted from the allowance, and subsequent recoveries are added. The level of net loan losses for the year is a significant factor in determining the appropriate level for the provision for loan losses. Based on management's judgment as to the appropriate level of the allowance for loan losses, the amount actually provided may be greater or less than the net loan losses
     for the  year.   The allowance  for loan  losses is maintained  at a level
     considered adequate to absorb losses on existing loans that may become uncollectible based on management's judgment of the loan collectibility and prior loan loss experience. The allowance is based on management's formal review and takes into consideration such factors as changes in the nature, quality, and volume of the overall loan portfolio, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

     Premises  and   Equipment--Premises  and  equipment,   including leasehold
     improvements and betterments, are stated at original cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the useful lives of the related assets. Maintenance and repairs are charged to noninterest expense as incurred and betterments are capitalized. Gains and losses on disposals are generally reflected in earnings.

     Other Real Estate--Other real estate  includes assets that have either been
     acquired   in  satisfaction  of  debt  ("assets  owned")  or substantially repossessed ("in-substance foreclosures"). In-substance foreclosures occur when the market value of the collateral is less than the legal obligation of the borrower and the Corporation expects repayment of the loan to come only from collateral. Other real estate is recorded at fair market value less estimated liquidation costs, at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to the acquisition, other real estate is carried at the lower of cost or fair market value, based upon periodic evaluations that consider changes in market conditions, development and disposition costs, and estimated holding periods. In addition, a separate reserve is maintained for other real estate, through charges to other
     expense,  based   on  management's   judgment  of   the  current  economic
     environment.   This further reduces the carrying value of other real estate



                                         B-39
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     assets.   Operating results from  assets acquired in satisfaction  of debt, including rental income less operating costs and depreciation, are recorded in other income.

     Income Taxes--The Corporation  files consolidated federal and  state income
     tax  returns  with  its  subsidiaries.   Income  taxes,  accounted  for in
     accordance with Accounting Principles Board Opinion No. 11, are accrued based on income reported for financial statement purposes. Deferred tax assets and liabilities represent the amount of taxes refundable from prior years or taxes payable in future years due to timing differences in the recognition of income and expenses for tax and financial statement purposes. Timing differences arise from the differences in the book bases and tax bases of the Corporation's assets and liabilities, which are expected to reverse at some future date. Income tax expense consists of both the current and deferred tax consequences of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws.

     In February, 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which adopts the liability method of comprehensive inter-period tax accounting and requires, among other things, provision for deferred income taxes at the statutory rates (including the effects of giving consideration to alternative taxing systems) in effect for the period in which the taxes will become payable rather than at the rate in effect for the current period. Additionally, accumulated deferred taxes, recorded at historical rates on the balance sheet, must be adjusted for the expected taxes owed or refundable. "SFAS No. 109" is effective for fiscal years beginning after December 15, 1992. The Corporation's management has reviewed "SFAS No. 109" to determine the impact that the adoption will have on the financial statements. The Corporation will adopt the statement January 1, 1993. The cumulative effect of this accounting change is expected to have a financial statement benefit of approximately $200,000. Mortgage Brokerage Activities--Effective April 1, 1991, the Corporation formed a mortgage brokerage division. The sole purpose of its operating activities is to generate loans and sell them in the secondary market. Mortgage brokerage fees earned are recognized in other income at the time loans are sold in the secondary market. Normally, no gains or losses are
     incurred  on  these  sales  as   all  loans  are  funded  through pre-sale
     agreements.  Mortgage servicing rights are not retained by the Corporation.

     Trust Assets--Assets, other than deposits in subsidiary banks, held by subsidiary banks in fiduciary or agency capacities are not included in the Consolidated Balance Sheets, since such items are not assets of the Corporation.






                                         B-40
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Per Share Data--Net income per share amounts are computed by dividing net income, reduced by dividends on preferred stock and discount accretion, by the weighted average number of common and common equivalent shares for each period presented. Common share equivalents include dilutive common stock options.

     Fair Value of Financial Instruments--Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires that the Corporation disclose estimated fair value for its financial instruments. Fair value estimates, methods and assumptions are set forth below in each respective financial instruments footnote.

     Reclassification--Certain   amounts  and   disclosures   in  prior  years'
     consolidated financial statements have been reclassified to place them on a comparable basis with the current period's financial statements.


     2.   Cash and Cash Equivalents

     The Corporation's bank subsidiaries are required to maintain average reserves in accordance with the Federal Reserve Bank guidelines. Such balances, which are based principally on deposits outstanding, are included in cash and due from banks. The required balances at December 31, 1992 and 1991, totaled $3,282,000 and $3,236,000, respectively, compared with average required reserves during the year of $3,085,000 and $2,966,000 in
     1992 and 1991.   Had  these deposits  earned interest at  average rates on
     earnings  assets   in  those  years,   interest  income  would   have been
     approximately $252,000 and $279,000 higher in 1992 and 1991, respectively. Under "SFAS No. 107," the carrying amounts for cash and cash equivalents approximate fair value amounts because of their maturity characteristics and because they do not present unanticipated credit concerns.


     3.   Investment Securities

     A  comparison of  the book  and market values  of investment  securities at
     December 31, 1992 and 1991, follows.   The market values of securities are
     established with the assistance of independent pricing services and are based on available market data. Market prices often reflect transactions of relatively small size and are not necessarily indicative of the prices at which large amounts of particular issues could readily be sold or purchased.








                                         B-41
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                1992                              1991

                                      Gross         Gross                                Gross         Gross
                           Book       Unrealized    Unrealized   Market        Book      Unrealized    Unrealized     Market
                           Value      Gains         Losses       Value         Value     Gains         Losses         Value
   U.S. Treasury      $ 56,693,773   $ 1,778,596  $ (107,269)  $58,365,100  $ 74,500,515  $2,338,829  $             $ 76,839,344
   U.S. Government
     Agencies            2,322,502        69,492        (239)    2,391,755    22,125,574     246,307    (3,106)       22,368,775
   States and
     Political
     Subdivisions       19,144,231     1,315,285     (63,984)   20,395,532    22,176,164   1,438,889   (83,025)       23,532,028
   Other                   351,615           983         (51)      352,547       720,083       7,507   727,590

   Total              $ 78,512,121   $ 3,164,356  $ (171,543)  $81,504,934  $119,522,336  $4,031,532  $(86,131)     $123,467,737

Under "SFAS No. 107," the fair value of investments are calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. If these considerations had been incorporated into the fair value estimates, the fair amount would not have changed significantly.




























                                         B-42
     The book and market values of investment securities at December 31, 1992 and 1991, are shown below by contractual maturity. Actual maturities may differ from contractual maturities because issuers of investment securities may have the right to call or repay obligations with or without call or prepayment penalties.

                                                     1992                         1991
                                              Book         Market         Book          Market
                                              Value        Value          Value         Value
     Due in one year or less              $ 8,918,742    $ 9,019,301   $ 21,898,847   $ 22,051,732
     Due after one year through five
       years                               68,814,794     71,673,178     57,057,673     60,188,275
     Due after five years through ten
       years                                  726,097        759,035     38,615,255     39,230,221
     After ten years                           52,488         53,420      1,950,561      1,997,509

     Total                                $78,512,121    $81,504,934   $119,522,336   $123,467,737

Proceeds from the sale of investment securities were $65,937,826 and $131,436,810 during 1992 and 1991, respectively:































                                         B-43
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table presents the components of net securities gains during 1992 and 1991:

                                                          1992          1991
     Gross realized gains from sales                    $600,628     $2,054,412
     Gross realized losses from sales                   (111,653)        (3,879)

     Net Investment Securities Gains                    $488,975     $2,050,533

     Income taxes applicable to such net security gains was none and $369,096 for the years ended 1992 and 1991, respectively.

     Investment securities with a book value of approximately $39,583,000 at December 31, 1992, and $56,406,000 at December 31, 1991, were pledged to secure public deposits and securities sold under agreements to repurchase, and for other purposes required by law.


     4.   Loans

     Loans at December 31, 1992 and 1991, are summarized as follows:

                                                    1992              1991
     Commercial                                 $112,466,752      $125,774,256
     Real Estate--Construction                     2,919,446         4,314,856
     Real Estate--Mortgage                        66,343,347        66,841,391
     Mortgage Loans Held for Sale                  9,701,718         6,671,409
     Consumer                                    159,769,598       137,702,187

     Total                                      $351,200,861      $341,304,099

     The Corporation's bank subsidiaries grant various types of loans to, and obtain deposits from, customers principally in the Chicago Metropolitan area. Most loans are secured by specific items of collateral, including commercial and residential real estate and other business and consumer
     assets.   Although  the Corporation  has  a diversified  loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the consumer economic sector.







                                         B-44
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Loans made by the Corporation's bank subsidiaries to or for the benefit of directors, executive officers, or principal holders of equity securities (more than 10% ownership) of the Corporation or its subsidiaries are commonly referred to as related party loans. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than a normal amount of risk or present other unfavorable features. At December 31, 1992, no such loans were restructured, or were past due 90 days or more, however, one loan for approximately $659,000 was carried on nonaccrual status.

     The related party loans for the years ending December 31, 1992 and 1991, were as follows:

                                                            1992          1991
     Balance at January 1                            $ 12,868,000   $ 9,725,000
     New Loans                                         10,412,000    12,577,000
     Repayments                                       (13,693,000)   (9,434,000)
     Charge-Offs                                         (759,000)

     Balance at December 31                            $8,828,000   $12,868,000

     This table is comprised of all loans, including those loans which in the aggregate did not exceed $60,000 to any one person or entity.

     Loans on which the accrual of interest has been discontinued amounted to approximately $2,338,000 and $2,266,000 at December 31, 1992 and 1991,
     respectively. Loans, accruing interest, whose contractual rate of interest was reduced or terms lengthened through renegotiation totaled approximately $1,035,000 and $1,116,000 at December 31, 1992 and 1991, respectively. If interest on these loans had been accrued under the original terms of the loans, consolidated income would have included additional interest of approximately $144,000 in 1992 and $149,000 in 1991.

     During 1991, a subsidiary bank sold a block of mortgage loans from its loan portfolio, resulting in a net gain of $982,840.

     Under "SFAS  No. 107," fair  values are estimated  for portfolios  of loans
     with similar financial characteristics.   Loans are segregated by type such
     as  commercial, commercial  real estate,  residential  mortgage, and other
     consumer.    Each  loan  category  is  further  segmented  into  fixed and
     adjustable   rate  interest  terms  and  by  performing  and nonperforming categories.




                                         B-45
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The fair value of performing loans, except residential mortgage, is calculated by discounting scheduled cash flows through the estimated maturity using estimated discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the affect of
     current  economic and  lending  conditions.    For  performing residential
     mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

     Fair value of significant nonperforming loans is based on external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

     The following table presents estimated fair value information for loans:

                                                    Carrying        Estimated
     At December 31, 1992                            Amount         Fair Value
     Commercial                                    $112,466,752   $109,879,506
     Real Estate-Construction                         2,919,446      2,869,386
     Real Estate-Mortgage                            76,045,065     81,440,770
     Consumer, Net of Unearned Discount             146,903,971    147,021,824

     The following assumptions have been made in estimating the fair value of loans:

     Average maturity represents the expected average cash flow period, which in some instances is different than the contractual maturity.

     Management has used fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the fair value negotiated in an actual sale.


     5.  Allowance for Loan Losses

     A summary of changes in the allowance for loan losses for the years ended December 31, 1992, 1991, and 1990 follows:



                                         B-46
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                             1992         1991          1990
     Balance at January 1               $4,446,093     $3,170,065    $4,919,852
     Loans Charged-Off                  (5,056,025)    (1,498,886)  (2,452,405)
     Recoveries on Loans Charged-Off       146,955        113,233       147,118
     Provision for Loan Losses           5,485,593      2,661,681       555,500

     Balance at December 31             $5,022,616     $4,446,093    $3,170,065

     Additional details relating to the Corporation's credit risk are set forth in Note 16, Financial Instruments with Off-Balance Sheet Risk.


     6.  Premises and Equipment

     A summary of premises and equipment at December 31, 1992 and 1991, follows:

                                                           1992         1991
     Land                                              $ 2,832,249  $ 2,904,764
     Premises and Improvements                           9,090,929    9,294,126
     Furniture and Equipment                             4,361,568    5,632,748

     Total Cost                                         16,284,746   17,831,638
     Less Accumulated Depreciation                       3,314,256    4,099,007

     Total                                             $12,970,490   13,732,631

     The charges for depreciation and amortization expense for 1992, 1991, and 1990 were $1,309,138, $1,251,862, and $1,155,534, respectively. Occupancy expense has  been reduced by $23,608 in 1992,  $71,307 in 1991, and $79,534 in 1990 for rental income from leased premises.


     7.  Deposits

     Under "SFAS No. 107," the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1992. The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.



                                         B-47
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                        Carrying     Estimated
     At December 31, 1992                                 Amount    Fair Value
     Non-interest bearing demand                    $ 99,203,438  $ 99,203,438
     Savings, NOW and Money Market Accounts          206,535,968   206,535,968
     Time deposits:
        Maturing in six months or less                79,388,978    80,284,000
        Maturing between six months and one year      24,340,112    24,551,000
        Maturing between one and three years          14,420,876    14,520,000
        Maturing beyond three years                   35,772,042    36,752,000

     The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.


     8.  Other Short-Term Borrowings

     Other short-term borrowings at December 31, 1992 and 1991, represent floating rate senior notes secured by substantially all the shares of the stock of the Corporation's bank subsidiaries. At December 31, 1992, such borrowings were governed by an agreement under which the aggregate book value, as defined, of the bank stock pledged as collateral may not be less than $30,000,000. The terms further require that each bank subsidiary maintain a capital to asset ratio of generally not less than 6.00%. The Corporation is in compliance with theses loan provisions. Prior approval of the lender is required for the Corporation to redeem its Series A Preferred Stock or to be a party to any merger or consolidation. The notes outstanding at December 31, 1992, are due on March 31, 1993, and they bear interest at the prime rate. Under "SFAS No. 107," the carrying amounts approximate their fair value amounts because of their terms.


     9.  Retirement Plans

     Effective January 1, 1989, the Corporation combined the profit sharing and retirement plans of the subsidiary banks into the EdgeMark Financial Corporation Employee Benefit and Income Plan (the "Plan") sponsored by the Corporation. The Plan is a trusteed defined contribution plan covering
     substantially  all  employees.    Employees  may elect  to  make  a salary
     reduction   contribution  in   any  percentage   permitted   by  the  Plan
     administrator up to a maximum of 15.00% of their compensation or up to the maximum amount permitted by tax law per calendar year. The Board of Directors of each individual bank determines the amount of the bank's profits, if any, that will be contributed to the Plan for the fiscal year. The amount contributed by a bank for a fiscal year cannot be more than 15.00% of the compensation paid to all members of the Plan at the bank for

                                         B-48
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     the  fiscal  year.   Charges  to  expense  with respect  to  the  Plan were
     $120,000, $144,980, and $145,000 in 1992, 1991, and 1990, respectively.

     Included as a component of the Plan is an employee savings incentive plan under Section 401(k) of the Internal Revenue Code. Effective January 1, 1992, the Corporation makes a matching contribution of 25.00% of the first
     3.00%  contributed  by  each  employee,  on  a  pre-tax  basis.   Employer
     contributions in 1992 were $32,758. All participants are 100.00% vested in their account balances and are able to direct the investment of their savings into several investment options.

     10.  Income Taxes

     The components of income tax expense for the years ended December 31, 1992, 1991, and 1990 follows:

                                           1992          1991           1990
     Federal:
     Current                            $ 87,683      $ 961,809       $ 438,262
     Deferred                            (87,683)      (307,303)       (136,145)
     Provision in Lieu of Taxes                           9,403

     Total Federal                                      663,909         302,117
     State

     Total                              $      0      $ 663,909       $ 302,117

     The provision (credit) for deferred Federal income taxes resulted from the following:

                                                     1992         1991       1990
     Income and Expense Items Recognized
       pm a Cash Basis for Tax Purposes           $            $           $(25,681)
     Loan Losses                                   (386,027)    (552,055)   (42,901)
     Accretion of Discount on Purchased Loans                    251,213    (40,147)
     Depreciation and Amortization of Premises
       and Equipment                                 36,014          107     32,878
     Restructuring Charges                         (400,565)
     Alternative Minimum Tax ("AMT")                (87,683)      (5,864)   (10,036)
     Unrecognized Deferred Tax Benefits
       Related to Taxes Payable under
       the AMT System                               821,353
     Other, Net                                     (70,775)        (704)   (50,258)

     Total                                         $(87,683)   $(307,303) $(136,145)

                                         B-49
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Accumulated net Federal deferred income tax assets of approximately $960,000 and $870,000 were included in interest receivable and other assets at December 31, 1992 and 1991, respectively.

     Income tax expense in the accompanying Consolidated Financial Statements has been provided at effective rates of 0.00% in 1992, 18.00% in 1991, and 9.88% in 1990. These rates differ from statutory Federal income tax rates. A reconciliation of the Federal statutory income tax rate to the effective income tax rate follows:

                                                      1992                   1991                   1990
     Federal Income Tax at
       Statutory Rate                        $(926,540)   (34.00)%   $1,254,213   34.00%    $1,039,808    34.00%
     Increase (Decrease) Resulting From:
     Tax-Exempt Interest                      (550,980)   (20.22)      (686,880) (18.62)      (757,299)  (24.76)
     Purchase Accounting
       Adjustments                             (37,835)    (1.39)      (248,315)  (6.73)      (614,778)  (20.10)
     Amortization of Costs
       in Excess of the Fair
       Value of Net Assets
       Acquired                                271,228      9.95        268,799    7.29        267,632     8.75
     Alternative Minimum Tax in Excess
       of (Less Than)Regular Tax                                         58,072    1.57        357,170    11.68
     Unrecognized Tax Benefits
       Related to Taxes Payable
       under the AMT System                  1,231,587     45.20
     Other, Net                                 12,540      0.46         18,020    0.49          9,584     0.31

     Effective Income Tax                    $       0      0.00%     $ 663,909   18.00%    $  302,117     9.88%

     At December 31, 1992, the Corporation for Federal tax purposes has available a net operating loss carryforward of approximately $1,200,000 and also has investment tax credit carryforwards of approximately $209,000, obtained with its acquisition of Merchandise in 1988. The Corporation's net operating loss will expire, if unused, in the year 2007. The Merchandise investment tax credit carryforwards will expire, if unused, during various years prior to 2001, and for financial reporting purposes, any such investment tax credit benefit realized will be treated as a reduction of the unamortized balance of cost in excess of the fair value of assets acquired. The 1991 provisions in lieu of income taxes represent $9,043, of Merchandise pre-acquisition Federal and state carryforward benefits realized during that year. The Corporation also has approximately $20,600,000 in State tax net operating loss carryforwards, which will expire, if unused, during various years prior to 2007.



                                         B-50
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Additionally, the Corporation at December 31, 1992, has available Federal alternative minimum tax credit carryforwards of approximately $415,000 and $651,000 for book and tax purposes, respectively.


     11.  Commitments and Contingent Liabilities

     At December 31, 1992, the Corporation and its subsidiaries were obligated under a number of noncancelable operating leases for land, buildings, and equipment used primarily for banking purposes. The Corporation leases many properties under standard real estate leases. Certain leases contain rent escalation clauses for real estate taxes, insurance, maintenance, and other operating expenses and renewal option clauses calling for increased rentals. Charges to expense with respect to all operating leases amounted to $1,371,977, $1,341,306, and $1,283,385 for 1992, 1991, and 1990,
     respectively.   The  Corporation  also  incurred  operating  lease expense related to various restructuring charges during 1992 (refer  to Note 14 for
     further  discussion).    Future  minimum  rental  payments  required under
     operating leases with remaining noncancelable lease terms in excess of one year as of December 31, 1992, were as follows:

     1993                                                           $  913,827
     1994                                                              814,226
     1995                                                              814,847
     1996                                                              808,186
     1997                                                              799,957
     1998 and thereafter                                             2,139,741

     Total Minimum Future Rentals                                   $6,290,782

     In connection with banking operations, the Corporation and its subsidiary banks are subject to pending and threatened legal actions which arise in the normal course of business. Management, after reviewing with counsel all such other actions and proceedings pending against or involving the Corporation and its subsidiaries, considers the aggregate liability or loss, if any, resulting therefrom will not have a material affect on the financial position of the Corporation. Presently, the Corporation does not
     have   any  material  commitments  for  capital  expenditures,  except for approximately $1,897,000 to expand one of its branch facilities and remodel one of the main banks.









                                         B-51
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     12.  Preferred Stock

     Series A Preferred Stock--On December 30, 1988, the Corporation issued 80,000 shares of Series A Preferred Stock with a $100 per share stated value. Dividends are cumulative and are based on a rate adjusted quarterly to 125 basis points over the bond equivalent yield of ninety-day AA Commercial Paper rates. This rate will increase by 75 basis points be-ginning in 1994 and an additional 100 basis points beginning in 1996. All such variable rates have an 8.50% floor. Dividend rates are subject to
     adjustment  in  certain   events.    The  applicable  rate   in  effect at
     December 31, 1992, was 8.50%. The Series A Stock is redeemable, at any time, at the option of the Corporation, in whole or in part, at their stated value plus accrued dividends. The Series A Stock is redeemable, at any time, at the option of the Corporation, in whole or in part, at their stated value plus accrued dividends. The Series A Stock has a liquidation preference equal to the then calculated redemption value. The Corporation is not permitted to issue any shares of stock ranking senior or in parity with such shares upon liquidation or as to dividends.

     In 1990, in accordance with Staff Accounting Bulletin No. 68 of the U.S. Securities and Exchange Commission, an increasing rate preferred stock discount of $589,727 was recorded along with $147,655 of accretion of this discount. Of the $147,655, $78,377 was attributable to 1990 and $69,278 to 1989. In 1992 and 1991, the accretion of this discount amounted to $100,311 and $88,667, respectively.


     13.  Common Stock

     Incentive Stock Option Plan--Pursuant to the 1987 Stock Option Plan, the Board of Directors may grant incentive stock options and nonqualified stock options covering an aggregate of 40,000 shares of common stock to key managerial employees of the Corporation. The initial purchase price for each share of Common Stock under an incentive stock option is generally 100.00% of the fair market value on the date the option is granted. Such options are generally exercisable over a ten-year period starting at the
     date  of  award.    For  employees  owning  in  excess  of  10.00%  of the
     Corporation's Common Stock, the initial purchase price is 110.00% of the fair market value and the exercise period is five years. The option price and exercise period under a nonqualified stock option is set at the discretion of the Board of Directors. No options had been granted prior to 1989.









                                         B-52
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The table below summarizes certain information relative to these incentive stock options.

                                                        1992          1991
     Outstanding options, beginning of year            33,094       31,547
     Granted during the year                            5,008        4,547
     Exercised during the year
     Canceled during the year                         (12,000)      (3,000)

     Outstanding options, at end of year,
        all exercisable                                26,102       33,094

     Average Prices:
     Granted during the year                          $ 20.17      $ 20.00
     Exercised during the year
     Canceled during the year                           22.04        22.00
     Under option at end of year                        20.50        21.75

     Stock  Options--During  1989,  the  Board   of  Directors  granted  to the
     Corporation's president a nonqualified option to acquire 3,663 shares of Common Stock for $22.00 per share. A similar option for 60,000 shares at $22.00 per share was granted in 1988. These options, totaling 63,663 shares, may be exercised between August 3, 1990, and August 3, 1998. These actions were not pursuant to the 1987 Stock Option Plan and did not affect the 40,000 shares available for grant thereunder.

     In conjunction with its 1988 bank acquisitions, the Corporation assumed an Option Agreement which will permit the Corporation's president to acquire 27,139 shares of Common Stock for $13.79 per share. This option may be exercised at any time.

     Dividends--Federal banking laws restrict the amount of dividends that can be paid to the Corporation by its subsidiary banks. The Federal Reserve Board has indicated that dividends generally should only be paid out of
     earnings from  continuing operations.   Federal  regulations regarding the
     payment of dividends stipulate the meeting of two different calculations, a Net Profits Test, and an Undivided Profits Test.

     The Net Profits Test requires cash dividend approval of the Federal Reserve Board by a member bank that in any calendar year ("year") for dividends that exceed the net profits of the current year, combined with the net
     retained profits for  the two preceding  years.   Net retained profits are
     calculated by using net income without regard to adding back the provision for loan losses and deducting actual net charge-offs against the allowance for loan losses.



                                         B-53
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Undivided Profits Test prohibits banks from paying dividends in amounts greater than undivided profits (as defined) then on hand after deducting bad debts. Bad debts are defined to include generally the principal amount of loans which are in arrears to payment of interest for six months or more.

     In addition, the Federal authorities can limit or prohibit dividends if their payment would constitute an unsafe or unsound banking practice.

     The ability of the Corporation to declare or pay common dividends is also restricted by terms of the Corporation's short-term senior note agreements (Note 8) and the Series A Preferred Stock dividend preference (Note 12). At December 31, 1992, all of the Corporation's retained earnings were restricted.


     14.  Restructuring Charges

     On  December 4, 1992,  the Corporation announced  that it  was performing a
     facilities  consolidation at  one of  its  bank subsidiaries.   During the
     fourth quarter, a charge to operations of $2,389,707 was recorded. The primary components of the charge were to provide for a branch facility closure and consolidation of backroom operations of one bank subsidiary. The restructuring charge reduced earnings per share $1.64 in 1992.


     15.  Supplemental Cash Flow Information

     The  Corporation  uses  the  indirect  method to  report  cash  flows from
     operating  activities.   Under  this  method,  net  income is  adjusted to
     reconcile it to net cash flow from operating activities. Net reporting of cash transactions has been used when the balance sheet items consist predominantly of maturities of three months or less, or where otherwise
     permitted.    Other items  are  reported  gross.    Cash flows  from loans
     originated   for  resale  are  classified  as  cash  flows  from operating
     activities.    The  Corporation  reports  cash flows  from  loans  made to customers and principal collected on loans, as well as from interest-bearing deposits accepted and repaid by its bank subsidiaries, on a net basis. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, Federal funds sold and interest-bearing deposits with banks with original terms to maturity of three months or less.

     Approximate cash paid during 1992, 1991, and 1990 for interest totaled $15,767,467, $21,572,993, and $22,086,460 and for income taxes totaled
     $867,021, $625,000, and $333,000, respectively.

     Excluded from the 1992 net increase in trading account securities, is a $14,468,400 non-cash transfer from the investment securities portfolio into trading account securities.

                                         B-54
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     16.  Financial Instruments with Off-Balance Sheet Risk

     In the normal course of meeting the financing needs of its customers, the Corporation is a party to various financial instruments with off-balance sheet risk. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract amounts of these instruments, which are not included in the Consolidated Balance Sheets, are indicators of the Corporation's ac-tivities in these particular classes of financial instruments.

     Credit risk is the possibility that loss may occur from counterpart failure to perform according to the terms of the contract. The Corporation's exposure to credit risk in the event of non-performance by counterparts to these financial instruments is represented by the contractual amount of the instruments. Credit risk is controlled through credit approvals, limits, and monitoring procedures based on the same credit policies used for on-balance sheet instruments. The amount of collateral obtained, if any, is based on the nature of the financial instrument and management's credit
     evaluation  of   the  counterpart.  These  financial   instruments include
     commitments to make loans, commercial and standby letters of credit, and unused lines of credit.

     A summary of the contractual amounts of these financial instruments that represents off-balance sheet credit risk at December 31, 1992 and 1991, follows:

                                                          1992           1991
     Commitments to extend credit                   $35,020,453    $46,602,637
     Commercial and standby letters of credit         4,634,703      6,155,160
     Unused lines of credit                          16,341,828     13,678,797

     Commitments to extend credit and lines of credit generally have fixed expiration dates or other termination clauses and are legally binding agreements to lend to customers (provided there are no violations of any
     conditions  in the  contracts).   Since  many commitments  are expected to
     expire without being drawn upon, the total commitment amounts do not nec-essarily represent future liquidity requirements. Collateral held, if any, when extending a line of credit or upon exercise of a loan commitment varies, but typically includes commercial and residential real estate, accounts receivable, inventory, and other business and consumer assets.

     Commercial letters of credit are issued specifically to facilitate trade or commerce and are generally secured by the underlying goods. Drafts will be drawn when the underlying transaction is consummated as intended. Standby letters of credit are used in various transactions to enhance the credit
     standing   of  the  Corporation's  customers.    Although  the Corporation
     generally does not expect the beneficiary to draw funds under the standby letter of credit, it is obligated to pay the beneficiary upon presentation

                                         B-55
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     of a claim that satisfies the terms of the commitment. The purposes of standby letters of credit include ensurance of contract performance, to irrevocably assure payment by a customer under supply, service, and maintenance contracts or construction projects, to provide a payment mechanism for a customer's third-party obligations, to act as a substitute for an escrow account and to assure payment of specified financial obligations of a customer.

     The fair value of these financial instruments approximates the recorded carrying value at December 31, 1992.


     17.  Parent Company Financial Information

     Condensed Financial Information for EdgeMark Financial Corporation (Parent Company Only) follows:

     Condensed Balance Sheets
     At December 31,                                      1992           1991
     Assets:
        Cash in Bank                                $   257,533    $   241,539
        Investment in Bank Subsidiaries              33,860,479     34,863,327
        Premises and Equipment                           19,694         14,399
        Interest Receivable and Other Assets            972,475      1,043,512
        Cost in Excess of Fair Market Value of
          Net Assets Acquired                        16,752,289     17,550,017

     Total Assets                                   $51,862,470    $53,712,794

     Liabilities and Stockholders' Equity:
        Short-Term Borrowings                       $13,500,000    $11,500,000
        Accrued Expenses and Other Liabilities          500,148        583,868
        Stockholders' Equity                         37,862,322     41,628,926

     Total Liabilities and Stockholders' Equity     $51,862,470    $53,712,794













                                         B-56
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     17.  Parent Company Financial Information (continued)

     Condensed Statements of Earnings
     For the Year Ended December 31,                   1992             1991          1990
     Income:
        Dividends from Bank Subsidiaries          $ 4,885,000       $ 4,856,641    $3,954,790

        Interest                                        1,829            38,901        22,612
        Net Accretion of Purchase Accounting
          Adjustments                                 111,281           534,244       641,876
        Other income                                    2,705                         189,000

     Total Income                                   5,000,815         5,429,786     4,808,278

     Expense:
        Interest                                      730,056         1,153,417     1,400,625
        Amortization of Cost in Excess of
          the Fair Value of Net Assets
          Acquired                                    797,728           790,584       790,584
        Other Expense                               2,328,950         2,697,263     1,804,613

     Total Expense                                  3,856,734         4,641,264     3,995,822

     Income Before Income Tax Benefit and
       Equity Earnings                              1,144,081           788,522       812,456
     Applicable Income Tax Benefit                    745,678         1,116,488       874,967

     Income of Parent Company Only                  1,889,759         1,905,010     1,687,423
     Equity in Undistributed Income (Loss)
       of Bank Subsidiaries                        (4,614,128)        1,093,246     1,065,290

     Net Income (Loss)                            $(2,724,369)       $2,998,256    $2,752,713
















                                         B-57
     17.  Parent Company Financial Information (continued)

Condensed Statements of Cash Flows For the Year Ended December 31,            1992            1991              1990
Cash Flows from Operating Activities:
Net Income (Loss)                                                         $(2,724,369)     $ 2,998,256      $ 2,752,713
Adjustments to Reconcile Net Income to Net Cash from
 Operating Activities:
  Equity in Undistributed Income (Loss) of Bank Subsidiaries                4,614,128       (1,093,246)      (1,065,290)
  Depreciation, Amortization and Accretion                                    698,094          263,970          155,135
  Deferred Income Tax Benefit                                                 (87,683)        (307,303)        (136,145)
  Provision in Lieu of Income Taxes                                                              9,403
  Decrease (Increase) in Interest Receivable and Other Assets                 158,720          314,539          (73,015)
  (Decrease) Increase in Accrued Expenses and Other Liabilities               (83,720)         423,259          143,642
Net Cash from Operating Activities                                          2,575,170        2,608,878        1,777,040

Cash Flows from Investing Activities:
 Capital Contributed to Subsidiary                                         (3,500,000)
 Purchase of Equipment                                                        (16,942)          (6,056)          (7,600)

Net Cash from Investing Activities                                         (3,516,942)          (6,056)          (7,600)

Cash Flows from Financing Activities:
 Proceeds from Issuance of Other Short-Term Borrowings                     15,000,000       13,000,000
 Repayment of Other Short-Term Borrowings                                 (13,000,000)      (1,500,000)
 Repayment of Equity Commitment Notes                                                       (3,600,000)
 Repayment of Long-Term Debt                                                                (9,400,000)        (500,000)
 Net Proceeds from Exercise of Stock Options and Sale of Treasury Stock         5,280           50,006
 Preferred Stock Dividends Paid                                              (680,000)        (700,400)        (782,199)
 Common Stock Dividends Paid                                                 (362,235)        (362,235)        (361,606)

Net Cash from (Used for) Financing Activities                                 957,765       (2,557,355)      (1,593,799)

Net Increase in Cash and Cash Equivalents                                      15,994           45,467          175,641
Cash and Cash Equivalents, Beginning of Year                                  241,539          196,072           20,431

Cash and Cash Equivalents, End of Year                                    $   257,533      $   241,539      $   196,072















                                             B-58

Certain restrictions exist regarding the extent to which the Corporation's banks subsidiaries may transfer funds to the
Corporation in the form of dividends, loans, or advances. Federal law prevents the Corporation from borrowing from a bank subsidiary unless the loans are secured by specific obligations. Further, these secured loans which may be made by the subsidiary bank are generally limited to 10.00% of the bank's equity to the Corporation. Payment of dividends to the Corporation by subsidiary banks is subject to various limitations by bank regulatory agencies and by requirements to maintain certain capital to asset ratios under the Corporation's senior note agreements (Note 8).  At December 31, 1992, substantially all of the retained earnings of the bank subsidiaries were restricted.





























                                             B-59
                                DIRECTORS AND OFFICERS


     EdgeMark Financial Corporation

     Directors:

     Roger A. Anderson
     Chairman of the Board;
     President, Bellevue Builders, Inc.

     Stephen J. Bloom
     Vice President--Corporate Sales,
     Philip Morris USA

     Charles A. Bruning
     President & CEO;
     President & CEO,
     Merchandise National Bank

     Jerry G. Glashagel
     Senior Partner, Global Edge, Inc.

     Wayne L. Haraldson
     Chief Executive Officer,
     Scientific Metal Treating Company

     Derek N. G. Metcalf
     Chairman of the Board,
     Athena Industries, Inc.

     Robert A. Podesta
     Vice Chairman of the Board,
     Network Financial Services, Inc.

     William H. Pokorny, Sr.
     Attorney, Pokorny & Associates, Ltd.

     Eugene J. Wozniak, Sr.
     President, Gencar, Inc.

     Officers:

     Roger A. Anderson
     Chairman of the Board

     Charles A. Bruning
     President & CEO

     Edward J. Kollmann
     Executive Vice President--Treasurer


                                         B-60
     Frank P. Novel
     Executive Vice President--
     Chief Administrative Officer

     Ruth H. Carroll
     Senior Vice President--Director of Marketing

     Jean E. Marshall-Dennis
     Senior Vice President--Corporate Secretary

     Xiomara C. Metcalfe
     Senior Vice President--
     Director of Human Resources

     Alexander A. Stankiewicz
     Senior Vice President--Chief Credit Officer

     Laurence A. Avignone
     Vice President--Auditing

     Charles L. Lanzrath
     Vice President--Chief Financial Officer

     Daniel J. McGarry
     Vice President--Financial Services

     Robin A. Slas
     Vice President--Executive Administration

     Ervin E. Gramit
     Assistant Vice President--Financial Services

     Thad E. Stewart
     Assistant Vice President--Auditing

     Yolanda Stoffregen
     Assistant Vice President--
     Corporate Trainer


     Merchandise National Bank

     Directors:

     Roger A. Anderson
     Chairman of the Board;
     President, Bellevue Builders, Inc.






                                         B-61
     Lawrence B. Aaron
     President & CEO,
     Great American Finance Company

     Charles A. Bruning
     President & CEO,
     Merchandise National Bank

     Derek N. G. Metcalf
     Chairman of the Board,
     Athena Industries, Inc.

     Robert A. Podesta
     Vice Chairman of the Board,
     Network Financial Services, Inc.

     Hedric E. Rhodes
     President & CEO
     Griffith Laboratories, Inc.

     Clem Stein, Jr.
     Chairman of the Board and Founder, International
     Academy of Merchandising & Design, Ltd.

     Eugene J. Wozniak, Sr.
     President, Gencar, Inc.

     Officers:

     Roger A. Anderson
     Chairman of the Board

     Charles A. Bruning
     President & CEO

     Frank P. Novel
     Executive Vice President--
     Chief Administrative Officer

     Ruth H. Carroll
     Senior Vice President--Director of Marketing

     Xiomara C. Metcalfe
     Senior Vice President--
     Director of Human Resources

     William F. Schraeder II
     Senior Vice President & Cashier,
     Compliance Officer




                                         B-62
     Alexander A. Stankiewicz
     Senior Vice President--Chief Credit Officer

     Kelly F. Armstrong
     Vice President--Retail Banking Manager

     Lisa C. Kirk
     Vice President--Commercial Lending

     Barbara J. Linthicum
     Vice President--Commercial Lending

     Robin A. Slas
     Vice President--Executive Administration

     Angela M. Carlson
     Assistant Vice President--
     Mart Office Manager

     Craig S. Brannen
     Assistant Vice President--
     Commercial Lending

     Carla J. Salerno
     Assistant Vice President--
     Loan Review

     Mary K. Walsh
     Retail Lending Officer

     Denise Robinson
     Retail Lending Officer

     Ronna Bartalone
     Assistant Cashier--
     Bookkeeping/Proof Manager

     Gail Stephens
     Assistant Cashier--
     Mart Center Teller Manager

     Shirley Walker-Thomas
     Assistant Cashier--Near North Office
     Assistant Branch Manager

     Judy K. Parvin
     Assistant Compliance/CRA Officer

     Colleen B. Burke
     Financial Services Officer



                                         B-63
     Dennis R. Lingle
     Financial Services Officer


     Edgewood Bank

     Directors:

     Roger A. Anderson
     Chairman of the Board;
     President, Bellevue Builders, Inc.

     Charles A. Bruning
     Vice Chairman of the Board;
     President & CEO,
     EdgeMark Financial Corporation

     Jerry G. Glashagel
     Senior Partner, Global Edge, Inc.

     Wayne L. Haraldson
     Chief Executive Officer,
     Scientific Metal Treating Company

     Kenneth C. McPherson
     President & CEO, Edgewood Bank

     Derek N. G. Metcalf
     Chairman of the Board,
     Athena Industries, Inc.

     William H. Pokorny, Sr.
     Attorney; Pokorny & Associates, Ltd.

     Eugene J. Wozniak, Sr.
     President, Gencar, Inc.

     Officers:

     Roger A. Anderson
     Chairman of the Board

     Charles A. Bruning
     Vice Chairman of the Board

     Kenneth C. McPherson
     President & CEO

     Edward J. Kollmann
     Executive Vice President, Cashier,
     Compliance & Security Officer


                                         B-64
     Michael P. Keenan
     Senior Vice President--CRA Officer,
     Assistant Trust Officer

     Taylor H. Jaeger
     Vice President--Loan Department Manager,
     Assistant Trust Officer

     Richard J. Stefanski
     Vice President--Indirect Lending

     Peggy Economos
     Assistant Vice President--Manager Personal Banking,
     Assistant Secretary

     Mona L. Hook
     Assistant Vice President & Controller

     W. Alan Lawrence
     Assistant Vice President--Loan Department

     Juli A. Rude
     Assistant Vice President, Assistant
     Compliance & Security Officer,
     Assistant Secretary

     Joseph E. Zahradnik
     Assistant Vice President--Indirect Lending

     Gina M. Cunningham
     Assistant Cashier--Manager Woodridge Office,
     Assistant Security Officer

     N. Helen McDonald
     Assistant Cashier--Teller Division,
     Bank Secrecy Act Officer


     Bruce Gottermeyer
     Loan Officer

     Constance O. Malmquist
     Land Trust Officer

     M. June Cerwin
     Operations Officer

     Elandon McSwine
     Operations Officer--Indirect Lending




                                         B-65
     Carolyn A. Sowell
     Assistant Branch Manager--Woodridge Office

     Judith Sumka
     Financial Services Officer

     Jean E. Marshall-Dennis
     Secretary


     EdgeMark Bank Lombard

     Directors:

     Charles A. Bruning
     Chairman of the Board;
     President & CEO,
     EdgeMark Financial Corporation

     J.D. Bergman
     President, J.D. Bergman Corporation

     Stephen J. Bloom
     Vice President--Corporate Sales,
     Philip Morris USA

     Jerry G. Glashagel
     Senior Partner, Global Edge, Inc.

     Wayne L. Haraldson
     Chief Executive Officer,
     Scientific Metal Treating Company

     Robert C. Iorii, Sr.
     President & CEO, EdgeMark Bank Lombard

     Donald H. Johnson
     President, D.H. Johnson Company

     Eugene J. Wozniak, Sr.
     President, Gencar, Inc.

     Officers:

     Charles A. Bruning
     Chairman of the Board

     Robert C. Iorri, Sr.
     President & CEO




                                         B-66
     John L. McCamman
     Senior Vice President--Lending Division

     Suzanne E. Emerson
     Vice President--Branch Manager

     Paul J. Jarosz
     Vice President & Cashier,
     Compliance Officer

     Diane E. Kralicek
     Vice President--Operations & Marketing

     Marilyn A. Benson
     Assistant Vice President--Consumer Loans

     Michael J. Schutz
     Assistant Vice President--Lending Division

     Diane E. Caluwe
     Personal Banking Manager

     Janice D'Ambrosia
     Teller Manager

     Sandra A. Larsen
     Loan Officer

     D. Bradley Springer
     Loan Officer-EdgeMark Mortgage Division

     Mark D. Thorpe
     Loan Officer-EdgeMark Mortgage Division


     First National Bank of Lockport

     Directors:

     Charles A. Bruning
     Chairman of the Board;
     President & CEO,
     EdgeMark Financial Corporation

     Eugene J. Burla
     President, Frank Burla & Sons Builders, Inc.

     Joseph C. Fitzgerald





                                         B-67
     Attorney, McKeown, Fitzgerald, Zollner,
     Buck, Hutchison & Ruttle

     Amin Khater, M.D.
     President, Will County Association for
     Obstetrics & Gynecology, Ltd.


     John G. Marich
     President, Insituform Midwest, Inc.

     Edward D. Mayes
     Past President, Merrill Chicago

     William H. Pokorny, Sr.
     Attorney; Pokorny & Associates, Ltd.

     William J. Sabo
     President, Empress River Casino

     John R. Solin
     Insurance Consultant, Morency; Weible
     & Sapa, Inc.

     Joseph J. Wallace III
     President & CEO,
     First National Bank of Lockport

     Officers:

     Charles A. Bruning
     Chairman of the Board

     Joseph J. Wallace III
     President & CEO

     Betty A. Woock
     Senior Vice President--Operations,
     Corporate Secretary

     Nina R. Beavers
     Vice President--Operations

     Patricia A. Wallace
     Vice President & Cashier

     Theodore W. Ziegler
     Vice President--Personal Banking

     Vida K. Lieponis
     Assistant Vice President--
     Real Estate Loans

                                         B-68
     Carrie L. Sapata
     Assistant Vice President

     Donna J. Wroblewski
     Trust Officer


     EdgeMark Bank Rosemont






     Directors:

     Charles A. Bruning
     Chairman of the Board;
     President & CEO,
     EdgeMark Financial Corporation

     Roger A. Anderson
     Vice Chairman of the Board;
     President, Bellevue Builders, Inc.

     Steven D. Bandolik
     Principal, Bennett & Kahnweiler, Inc.

     Joseph W. Dennis
     Insurance Consultant,
     Affiliated Insurance Consultants, Inc.

     Jerry G. Glashagel
     Senior Partner, Global Edge, Inc.

     Wayne L. Haraldson
     Chief Executive Officer,
     Scientific Metal Treating Company

     Derek N. G. Metcalf
     Chairman of the Board,
     Athena Industries, Inc.

     Robert J. Nemec, Jr.
     President & CEO,
     EdgeMark Bank Rosemont







                                         B-69
     Robert A. Podesta
     Vice Chairman of the Board,
     Network Financial Services, Inc.

     William E. Ryan
     Attorney; Burke and Ryan

     Officers:

     Charles A. Bruning
     Chairman of the Board

     Roger A. Anderson
     Vice Chairman of the Board

     Robert J. Nemec, Jr.
     President & CEO

     Kathleen I. Spero
     Vice President & Cashier

     Donna J. Kamin
     Assistant Cashier






























                                         B-70
                                CORPORATE INFORMATION

     Corporate Offices
     EdgeMark Financial Corporation
     Merchandise Mart Plaza, Suite 2400
     P.O. Box 3436
     Chicago, Illinois 60654

     Transfer Agent & Registrar
     Harris Trust & Savings Bank
     Shareholder Services
     311 West Monroe, 11th Floor
     Chicago, IL 60603

     Stock Listing
     EdgeMark Financial Corporation's Common Stock trades on The NASDAQ Small-Cap Market, under the ticker symbol EDGE.

     In addition, EdgeMark Financial Corporation Stock is listed and traded through The Chicago Corporation, 208 South LaSalle Street, Chicago, Illinois 60604, 312-855-7600 and Kemper Securities Group, Inc., 77 West Wacker Drive, Chicago, Illinois 60601, 312-574-6218.

     Annual Meeting

     The Annual Meeting of Stockholders will be held on Monday, April 19, 1993, at 11:00 a.m., in the Riverway Auditorium, Riverway Development, 6133 North River Road, Rosemont, Illinois. Those unable to attend are urged to exercise their right to vote by returning the proxy sent to them in the mail.

     Stock Transfer Matters/Change of Address

     EdgeMark Financial Corporation investors seeking information on stock transfers, dividend reinvestments, change of address and lost stock certificates should contact:

     Harris Trust & Savings Bank
     Shareholder Services
     311 West Monroe Street, 11th Floor
     P.O. Box 755
     Chicago, Illinois 60690
     312-461-6834 or 312-461-6879
     (between the hours of 8:30 a.m. and 4:30 p.m.)

     Investor Relations

     Stockholders, analysts, and other members of the investment community seeking further information or a copy of the Corporation's Annual Report you may write or call:



                                         B-71
     Robin A. Slas
     Vice President
     EdgeMark Financial Corporation
     P.O. Box 3436
     Chicago, Illinois 60654
     312-836-8000

     Form 10-K

     EdgeMark Financial Corporation files an Annual Report on Form 10-K with the
     U.S. Securities and  Exchange Commission.   A  copy of this  report may be
     obtained without charge by writing to Robin A. Slas at the address indicated above.

     Automatic Dividend Reinvestment and Stock Purchase Program

     EdgeMark Financial Corporation offers stockholders a no-cost plan for automatically reinvesting dividends and making cash purchases of its stock through its Dividend Reinvestment and Stock Purchase Program. Information may be obtained by writing or calling the Corporation's Transfer Agent, Harris Trust & Savings Bank, listed on this page.

     Disclaimer Notice

     Pursuant to the Rules and Regulations of the Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency, specifically 12 CFR Part 350 and 12 CFR Part 18, respectively. Disclosure of Financial and Other Information, it should be noted that "this statement has not been reviewed, or confirmed for accuracy or relevances by the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency."

     Principal Subsidiaries
     Merchandise National Bank
     Edgewood Bank
     EdgeMark Bank Lombard
     First National of Lockport
     EdgeMark Bank Rosemont
















                                         B-72

     EdgeMark Financial Corporation
     Merchandise Mart Plaza, Suite 2400
     Chicago, Illinois 60654
     312-836-8000

     Subsidiary Banks:

     Merchandise National Bank
     Merchandise Mart Plaza
     Chicago, Illinois 60654
     312-836-8000

     1536 North Clark Street
     Chicago, Illinois 60610
     312-280-8008

     Edgewood Bank
     1023 West 55th Street
     Countryside, Illinois 60525
     708-352-8980

     7515 Janes Avenue
     Woodridge, Illinois 60517
     708-985-6700

     EdgeMark Bank Lombard
     211 West St. Charles Road
     Lombard, Illinois 60148
     708-627-3100

     505 West Roosevelt Road
     Lombard, Illinois 60148
     708-620-6610

     First National Bank of Lockport
     800 South State Street
     Lockport, Illinois 60441
     815-838-2000

     EdgeMark Bank Rosemont
     6111 North River Road
     Rosemont, Illinois 60018
     708-828-3343

     All EdgeMark Financial Corporation Banks are members of the Federal Deposit Insurance Corporation.







                                         B-73
                                 FINANCIAL HIGHLIGHTS

     EdgeMark Financial Corporation and Subsidiaries
     As of or for the years ended                                                    Percent
      December 31,                                      1992              1991        Change
     Earnings
     Total Interest Income                         $ 37,457,180      $ 41,615,321      (9.99)%
     Total Interest Expense                          15,222,111        21,439,941     (29.00)
     Net Interest Income                             22,235,069        20,175,380      10.21
     Provision for Loan Losses                        5,485,593         2,661,681     106.10
     Net Income (Loss)                               (2,724,369)        2,998,256    (190.87)

     Averages for the Year
     Loans, Net of Unearned Income                 $339,558,858      $311,791,702       8.91%
     Allowance for Loan Losses                        4,285,843         3,242,008      32.20
     Investment Securities                           96,816,655       110,209,454     (12.15)
     Trading Account Securities                       2,497,619                       100.00
     Assets                                         522,757,420       505,707,026       3.37

     Deposits                                       461,517,936       445,889,903       3.50
     Short-Term Borrowings                           11,459,677         8,615,558      33.01
     Long-Term Borrowings                                               5,630,000    (100.00)
     Stockholders' Equity                            42,584,738        40,407,669       5.39

     At Year-End
     Loans, Net of Unearned Income                 $338,335,233      $329,206,459       2.77%
     Allowance for Loan Losses                        5,022,616         4,446,093      12.97
     Investment Securities                           78,512,121       119,522,336     (34.31)
     Trading Account Securities                      23,420,587                       100.00
     Assets                                         516,071,198       516,943,125      (0.17)

     Deposits                                       459,661,414       456,988,585       0.58
     Short-Term Borrowings                           13,870,000        14,250,000      (2.67)
     Stockholders' Equity                            37,862,322        41,628,926      (9.05)

     Common Share Data
     Net Income (Loss)                             $      (2.41)     $       1.51    (259.60)%
     Net Book Value                                       20.70             23.28     (11.08)
     Market Value                                         16.00             18.00     (11.11)
     Cash Dividends Declared                               0.25              0.25

     Selected Ratios (At Year-End)
     Return on Average Assets                             (0.52)%            0.59%
     Return on Average Equity                             (6.40)             7.42
     Allowance to Loans, Net of Unearned
       Income                                              1.48              1.35
     Allowance to Nonperforming Loans                    118.70             98.41




                                          B-74
     Capital Ratios at Year-End
     Common Stockholders' Equity to Assets                 5.84%             6.57%
     Total Stockholders' Equity to Assets                  7.34              8.05
     Tier 1 Risk-Based Capital Ratio                       6.24              7.26
     Total Risk-Based Capital Ratio                        7.72              8.57
     Leverage Ratio                                        4.09              4.52

     Nonfinancial Data (Year-End)
     Number of Employees                                    295               277
     Number of Full-Time Equivalents                        264               254
     Number of Stockholders                                 529               538


























                                          B-75
APPENDIX C

EDGEMARK FINANCIAL CORPORATION
UNAUDITED FINANCIAL STATEMENTS AND
MANAGEMENT'S DISCUSSION AND ANALYSIS


 Appendix C contains unaudited financial statements as of September 30, 1993, and December 31, 1992, and for periods ended September 30, 1993 and 1992, and management's discussion and analysis of those financial statements.













































                                            APPENDIX C

EDGEMARK FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                             September 30, 1993          December 31,
                                                             (Unaudited)                 1992
Assets
Cash and Due from Banks                                        $ 32,558,517              $  38,240,421
Federal Funds Sold                                               21,870,000                  5,400,000
Cash and Cash Equivalents                                        54,428,517                 43,640,421

Trading Account Securities                                       23,118,938                 23,420,587
Investment Securities (market value at 1993-$87,318,615;
   1992-$81,504,934)                                             82,977,813                 78,512,121
Loans                                                           354,524,231                351,200,861
 Less:  Unearned Income                                         (13,311,147)               (12,865,628)
         Allowance for Loan Losses                               (6,300,980)                (5,022,616)

Net Loans                                                       334,912,104                333,312,617

Premises and Equipment, Net                                      12,652,657                 12,970,490
Interest Receivable and Other Assets                              9,555,008                  7,462,673
Cost in Excess of the Fair Value of Net Assets Acquired
    (Net of accumulated amortization in 1993-$3,570,587;
    1992-$3,171,723)                                             16,153,993                 16,752,289

Total Assets                                                   $533,799,030              $ 516,071,198

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES

Deposits:
    Demand                                                     $ 95,154,942              $  99,203,438
     Savings, NOW and Money Market Accounts                     230,519,747                206,535,968

    Time Deposits                                               148,730,769                153,922,008

Total Deposits                                                  474,405,458                459,661,414

Federal Funds Purchased and Securities Sold
      under Agreements to Repurchase                              2,000,000                    370,000
Accrued Expenses and Other Liabilities                            3,469,156                  4,677,462
Other Short-Term Borrowings
Other Long-Term Debt                                             13,500,000                 13,500,000

Total Liabilities                                               493,374,614                478,208,876

Commitments and Contingent Liabilities



                                                                   C-1
STOCKHOLDERS' EQUITY

Preferred Stock-authorized 200,000 shares of no par value,
    80,000 shares of Series A Preferred Stock ($100 stated
      value) issued and outstanding                               7,830,691                  7,746,906
Common Stock-authorized 6,000,000 shares of $1.00 par value,
     shares issued 1,576,872                                      1,576,872                  1,576,872
Surplus                                                          25,614,966                 25,614,966
Retained Earnings                                                 6,521,284                  4,042,975
    Less:  Treasury Stock at Cost (shares in 1993-127,933;
         1992-127,933)                                           (1,119,397)                (1,119,397)

Total Stockholders' Equity                                       40,424,416                 37,862,322

Total Liabilities and Stockholders' Equity                     $533,799,030              $ 516,071,198

See Accompanying Notes to Consolidated Financial Statements.



















                                                   C-2
EDGEMARK FINANCIAL CORPORATION AND SUBSIDIARIES
  STATEMENTS OF CONSOLIDATED EARNINGS
(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,                               1993                       1992
INTEREST INCOME

Loans, including fees                                           $  21,169,831              $  22,931,685
Deposits with Banks
Federal Funds Sold                                                    549,821                    505,709
Trading Account Securities                                            632,820
Investment Securities:
    Taxable                                                         3,139,421                  3,756,861

    Exempt from Federal Income Tax                                  1,043,820                  1,216,752

Total Interest Income                                           $  26,535,713              $  28,411,007

INTEREST EXPENSE

Deposits                                                            8,655,764                 11,276,373
Federal Funds Purchased and Repurchase Agreements                     121,391                     87,179
Other Short-Term Borrowings                                           614,250                    554,556
Long-Term Debt and Equity Commitment Note

Total Interest Expense                                              9,391,405                 11,918,108

Net Interest Income                                                17,144,308                 16,492,899
Provision for Loan Losses                                           1,628,000                  2,666,583

Net Interest Income After Provision for Loan Losses                15,516,308                 13,826,316

OTHER INCOME

Service Charges on Deposit Accounts                                 1,851,327                  1,841,327
Net Securities Gains (Losses)                                          (2,027)                   489,188
Trading Account Gains                                                 600,115                     13,949
Net Gain on Sale of Loans













                                                   C-3
Mortgage Brokerage Fees                                             3,286,582                  2,291,502
Other                                                                 656,365                    638,599

Total Other Income                                                  6,392,362                  5,274,565

OTHER EXPENSE

Salaries and Employee Benefits                                      8,593,323                  7,790,773
Net Occupancy Expense                                               1,776,496                  1,933,841
Furniture and Equipment                                               983,955                  1,058,470
Data Processing                                                     1,113,985                  1,037,931
Marketing                                                             501,182                    460,512
Stationery and Supplies                                               299,533                    300,361
Insurance                                                             929,119                    957,742
Directors' Fees                                                       299,152                    267,222
Legal                                                                 264,159                    343,863
Mail and Courier                                                      376,099                    372,569
Amortization of Cost in Excess of the Fair Value of
    Net Assets Acquired                                               598,296                    598,296
Restructuring Charges
Other                                                               2,362,366                  2,012,328

Total Other Expense                                                18,097,665                 17,133,908

Income Before Income Taxes                                          3,811,005                  1,966,973
Applicable Income Taxes                                               764,017                    435,403

Net Income                                                      $   3,046,988              $   1,531,570

Net Income Applicable to Common Stock                           $   2,453,203              $     947,509

Net Income Per Common and Common Equivalent Share               $        1.68              $        0.65
Weighted Average Common and Common Share Equivalents
    Outstanding                                                     1,456,495                  1,454,487

See Accompanying Notes to Consolidated Financial Statements.

                                                   C-4
EDGEMARK FINANCIAL CORPORATION AND SUBSIDIARIES STATEMENTS OF CONSOLIDATED EARNINGS
(UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,                             1993                       1992
INTEREST INCOME

Loans, including fees                                          $  7,014,204               $  7,490,567
Deposits with Banks
Federal Funds Sold                                                  156,704                    170,924
Trading Account Securities                                          198,007
Investment Securities:
    Taxable                                                       1,136,651                  1,176,603
    Exempt from Federal Income Tax                                  333,089                    389,533

Total Interest Income                                          $  8,838,655               $  9,227,627

INTEREST EXPENSE

Deposits                                                          2,891,780                  3,435,476
Federal Funds Purchased and Repurchase Agreements                    12,185                     31,418
Other Short-Term Borrowings                                         204,750                    176,653
Long-Term Debt and Equity Commitment Note

Total Interest Expense                                            3,108,715                  3,643,547

Net Interest Income                                               5,729,940                  5,584,080
Provision for Loan Losses                                           240,000                    767,750

Net Interest Income After Provision for Loan Losses               5,489,940                  4,816,330

OTHER INCOME

Service Charges on Deposit Accounts                                 614,745                    627,169
Net Securities (Losses)                                                 (34)                   316,931
Trading Account Gains                                               157,988                     13,949















                                                   C-5
Net Gains on Sale of Loans
Mortgage Brokerage Fees                                           1,169,766                    880,798
Other                                                               197,987                    187,442

Total Other Income                                                2,140,452                  2,026,289

OTHER EXPENSE

Salaries and Employee Benefits                                    2,950,269                  2,581,903
Net Occupancy Expense                                               575,771                    638,642
Furniture and Equipment                                             328,710                    367,096
Data Processing                                                     375,594                    353,055
Marketing                                                           194,729                    211,489
Stationery and Supplies                                              98,777                    101,630
Insurance                                                           313,136                    309,880
Directors' Fees                                                     100,398                     89,361
Legal                                                                92,729                    114,721
Mail and Courier                                                    126,084                    124,138
Amortization of Cost in Excess of the Fair Value of Net
    Assets Acquired                                                 199,432                    199,432
Restructuring Charges
Other                                                               842,129                    783,998

Total Other Expense                                               6,197,758                  5,875,345
Income Before Income Taxes                                        1,432,634                    967,274
Applicable Income Taxes                                             318,115                    208,961

Net Income                                                     $  1,114,519               $    758,313

Net Income Applicable to Common Stock                          $    915,725               $    562,861

Net Income Per Common and Common Equivalent Share              $       0.62               $       0.38
Weighted Average Common and Common Share Equivalents
    Outstanding                                                   1,458,188                  1,454,692

See Accompanying Notes to Consolidated Financial Statements.

                                                   C-6
EDGEMARK FINANCIAL CORPORATION AND SUBSIDIARIES STATEMENTS OF CONSOLIDATED CASH FLOWS(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,                                     1993                      1992
Cash Flows from Operating Activities:
Net Income                                                           $   3,046,989             $   1,531,570
Adjustments to Reconcile Net Income to Net Cash from
Operating Activities:
    Provision for Loan Losses                                            1,628,000                 2,666,583
    Amortization of Cost in Excess of the Fair Value of
        Net Assets Acquired                                                598,296                   598,296
    Depreciation, Amortization and Accretion                             1,062,262                 1,434,599
    Net Securities (Gains) Losses                                            2,027                  (489,188)
    Net Increase in Trading Account Securities                             301,649                (9,344,062)
    Net Trading Account Securities (Gains)                                (600,115)
    Net Gain on Loan Sales
    Mortgage Loans Originated                                         (152,227,032)             (107,899,690)
    Mortgage Loans Sold                                                152,973,854               105,545,177


    Equity Earnings
    Deferred Income Tax Benefit                                           (100,103)                 (213,821)
    Provision in Lieu of Income Taxes
    Decrease in Interest Receivable and Other Assets                    (2,007,232)                 (590,160)
    Increase (Decrease) in Accrued Expenses and Other Liabilities       (1,023,307)                1,017,971

Net Cash from Operating Activities                                       3,655,288                (5,742,725)

Cash Flows from Investing Activities:
Purchase of Investment Securities                                      (12,304,974)              (76,872,581)
Proceeds from Sales of Investment Securities                               215,000                75,277,147
Proceeds from Maturities of Investment Securities                        7,928,751                29,563,058
Net (Increase) in Loans                                                 (3,692,131)              (18,678,550)
Purchase of Premises and Equipment, Net                                   (808,691)               (1,599,669)

Net Cash from Investing Activities                                      (8,662,045)                7,689,405

Cash Flows from Financing Activities:













                                                   C-7
Net Increase (Decrease) in Deposits                                     14,819,747                10,640,025
Net Increase (Decrease) in Federal Funds Purchased and
    Securities Sold Under Agreements to Repurchase                       1,630,000                 2,980,000
Proceeds from Issuance of Other Short-Term Borrowings                   13,500,000                11,500,000
Repayment of Other Short-Term Borrowings                               (13,500,000)              (11,500,000)
Proceeds from Issuance of Equity Commitment Notes
Repayment of Equity Commitment Notes
Proceeds from Issuance of Other Long-Term Debt
Repayment of Long-Term Debt
Proceeds from Sale of Preferred Stock
Net Proceeds from Sale of Common Stock
Net Proceeds from Exercise of Options and Sale of Treasury Stock
Preferred Stock Dividends Paid                                            (510,000)                 (510,000)
Common Stock Dividends Paid                                               (144,894)                 (144,894)

Net Cash from Financing Activities                                      15,794,853                12,965,131

Net Increase in Cash and Cash Equivalents                               10,788,096                14,911,811
Cash and Cash Equivalents, January 1                                    43,640,421                34,648,387

Cash and Cash Equivalents, September 30                              $  54,428,517             $  49,560,198

See Accompanying Notes to Consolidated Financial Statements.













                                                   C-8
EDGEMARK FINANCIAL CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(UNAUDITED)


1. The consolidated financial statements include the accounts of EdgeMark Financial Corporation and its subsidiaries (the "Corporation"). The financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices. In the opinion of management, all adjustments (none of which were other than normal recurring adjustments) necessary for fair presentation of the financial position and the results of operations and cash flows for the interim periods have been made. The results of operations for the three- and nine-month periods ended September 30, 1993 are not necessarily indicative of the results to be expected for the entire fiscal year. Prior year financial statements are reclassified to conform with any changes in current period financial statement presentation.

Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although the Corporation believes the disclosures are adequate to make the information not misleading. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Corporation's 1992 Annual Report.

2. EdgeMark Financial Corporation, a Delaware corporation, is a multi-bank holding company, which operates Merchandise National Bank, Chicago, Illinois; Edgewood Bank, Countryside and Woodridge, Illinois; EdgeMark Bank Lombard, Lombard,Illinois; First National Bank of Lockport, Lockport, Illinois and EdgeMark Bank Rosemont, Rosemont, Illinois.

3. Net income per share amounts are computed by dividing net income, reduced by Preferred Stock dividends and discount accretion, by the weighted average number of common and common equivalent shares for each period presented. Common equivalent shares include dilutive Common Stock options.

4. Recorded income taxes represent effective rates of 20.05% and 22.14% for the nine-month periods ended September 30, 1993 and 1992, respectively. The effective rates differ from the 34.00% statutory Federal income tax rates primarily due to investments in certain tax-exempt investments.

5. Payment of dividends by the Corporation is subject to various limitations by the Federal Reserve Board. The ability of the Corporation to declare or pay common dividends is also restricted by terms of the Corporation's $13,500,000 short-term note agreement (see Note 6), in the event of default thereunder, and the Series A Preferred Stock dividend preference. At September 30, 1993, all of the Corporation's retained earnings were restricted.

6.    On March 31, 1993, the $10,000,000 and the $3,500,000 short-term senior notes matured. This debt was renewed as one note for $13,500,000 and under substantially the same terms and conditions as the previous notes. The new short-term senior note will mature on March 30, 1994.

                                               C-9
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information about the financial condition of the Corporation at September 30, 1993 and the results of its operations for the three- and nine-month periods ended September 30, 1993 and 1992.

This discussion and analysis should be read in conjunction with the unaudited interim consolidated financial statements. Ratios for the interim periods are stated on an annualized basis and are not necessarily indicative of ratios which may be expected for the entire year.


Analysis of the Statements of Earnings

The following summarizes the components of net income as a percentage of average assets for the three- and nine-month periods ended September 30, 1993 and 1992:

                              THREE          THREE          NINE          NINE
                              MONTHS         MONTHS         MONTHS        MONTHS
                              1993           1992           1993          1992
Net Interest Income           1.08%           1.06%          3.24%         3.18%
Provision for Loan Losses    (0.05)          (0.15)         (0.31)        (0.51)
Other Income                  0.40            0.39           1.21          1.02
Other Expense                (1.17)          (1.12)         (3.42)        (3.30)
Income Before Income Taxes    0.26            0.18           0.72          0.39
Applicable Income Taxes       0.06            0.04           0.14          0.08

Net Income                    0.20%           0.14%          0.58%         0.31%

          Net Interest Income

Net interest income is defined as the difference between interest income plus fees on loans and interest expense on deposits and borrowed funds. Net interest income is the primary source of earnings and is dependent on the levels of and rates on average earning assets and interest-bearing liabilities. Net interest income during the third quarter of 1993 was $5,729,940 compared to $5,584,080 for the comparable period in 1992, for an increase of $145,860, or 2.61%. For the nine months ended September 30, 1993, net interest income increased $651,409 or 3.95% compared with the same period for 1992. The increase was primarily attributable to a .11% increase in net interest margin in conjunction with an approximate $7,164,000 increase in net earning assets.

The net yield on average earning assets was 4.93% for the third quarter of 1993 and 4.86% for the comparable period in 1992. For the nine-month periods ended September 30, net yields were 4.94% and 4.83% for 1993 and 1992, respectively.



                                       C-10
Yield improvement is a result of shifting certain assets along with newly acquired assets investments with higher returns, coupled by the repricing of customer interest-bearing deposit accounts.

          Provision and Allowance for Loan Losses

The provision for loan losses during the third quarter in 1993 amounted to $240,000, compared to a provision of $767,750 in 1992. Net charge-offs for the third quarter in 1993 totaled $141,702, compared to net charge-offs of $197,827 for the third quarter in 1992.

Year-to-date, the provision for loan losses was $1,628,000 compared to $2,666,583 for 1992. For the first nine months of 1993, net charge-offs totaled $350,257 compared to $2,381,025 for the same period in 1992.

The decrease in both the quarterly and year-to-date provision for loan losses and net charge-offs is attributable to the overall improvement in the quality and mix of the loan portfolio.

At September 30, 1993, the ratio of non-performing loans to net loans was 1.44% compared to 1.25% at December 31, 1992. There were no significant occurrences in the third quarter that attributed to the slight increase of .19% in the ratio of non-performing loans to net loans.

The allowance for loan losses at September 30, 1993 was $6,300,980, or 1.85%, of net loans, compared with $5,022,616 or 1.48% of net loans at December 31, 1992. Management believes that the allowance at September 30, 1993 is adequate in relation to the present and potential credit risks in the loan portfolio.

          Other Income

Other income, which includes service charges on deposit accounts, trading account gains, net security gains and other fees and charges, increased $114,215 or 5.63%, in the third quarter of 1993 in comparison to other income in the third quarter of 1992. For the nine-month period ending September 30, 1993, other income increased $1,117,797 or 21.19% in comparison to the same period in 1992.

Overall, the nine-month increase was primarily due to $586,166 in trading account gains, which were partially offset by a $491,215 decrease in security gains. Little trading account activity was experienced during the first nine months of 1992 is due to the trading account was not established until the third quarter of 1992. For the nine-month period ending September 30, 1993,










                                       C-11
investment securities had gross realized gains of $455 and gross realized losses of $2,482. Additionally, the increase in other income is attributable to the $995,080 increase in mortgage brokerage fees. Mortgage loan closings expanded substantially during the third quarter of 1993 due to the low interest rates being offered. For the first nine months of 1993, mortgage closings totaled $161,928,750 compared to $114,571,000 for the comparable period in 1992.

          Other Expense

Other expense includes the major categories of salaries and employee benefits, net occupancy expense, furniture and equipment expense, and other expenses associated with day-to-day operations. Other expense during the third quarter of 1993 increased $322,413, or 5.49%, compared to the same period in 1992. For the nine months ended September 30, 1993, other expense increased $963,757, or 5.62%, over the same period for 1992.

In comparing the nine-month period ending September 30, 1993 with the same period in 1992, the overall increase is primarily due to the combination of increases in salary and employee benefits, marketing and other expenses. Salary and employee benefits increased by approximately $803,000, or 10.30%, due mainly from an approximate $565,000 increase in salaries associated with the mortgage brokerage operations. The remaining slight increase of approximately $238,000 is attributable to annual merit raises offset by the cost savings being experienced from the late 1992 and early 1993 restructuring program and implementation of the consolidation of the subsidiary banks' backroom operations. Marketing expense increased approximately $41,000, or 8.83%, principally due to the mortgage brokerage campaign to penetrate and develop business in new mortgage areas. Other expense increased approximately $350,000, or 17.39%. Of this increase, approximately $67,000 was attributed to the write-off of remaining leaseholds associated with the leveling of a branch facility in order to construct a new one, approximately $46,000 in dealer reserve write-downs and approximately $141,000 in increases in mortgage brokerage operating costs.

          Income Taxes

Recorded income taxes of $318,115 in the third quarter of 1993 and $208,961 in the third quarter of 1992 represent effective tax rates of 22.20% and 21.60%, respectively. Income tax expense of $764,017 for the first nine months of 1993 and $435,403 for the first nine months of 1992 represent effective tax rates of 20.05% and 22.14%, respectively.

The effective rates differ from the 34.00% statutory Federal income tax rates primarily due to investments in certain tax-exempt investment securities. In connection with the purchase of Merchandise








                                       C-12
National Bank of Chicago ("Merchandise"), the Corporation has available for Federal tax purposes investment tax credits. These tax credits are available to offset future taxable income attributable to Merchandise. For financial reporting purposes, any such benefit realized is treated as a reduction of the unamortized balance of cost in excess of the fair value of net assets acquired in the Merchandise acquisition. No such benefits were realized during the second quarter or for the six-month periods ended September 30, 1993 and 1992.

In February, 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which adopts the liability method of comprehensive inter-period tax accounting and requires among other things, provision for deferred income taxes at the statutory rates (including the effects of giving consideration to alternative taxing systems) in effect for the period in which the taxes will become payable rather than at the rate in effect for the current period. Additionally, accumulated deferred taxes, recorded at historical rates on the balance sheet, must be adjusted for the expected taxes owed or refundable. "SFAS No. 109" is effective for fiscal years beginning after December 15, 1992. The Corporation's management has reviewed "SFAS No. 109" and the proposed changes to determine the impact that the adoption will have on the financial statement. The Corporation adopted the statement on January 1, 1993. The cumulative effect of this accounting change had an initial financial statement benefit of approximately $40,000.

The components of the net deferred tax assets at September 30, 1993 are as follows:

Loan Losses                                                   $  (1,197,672)
Accretion of Discount on Investment Securities                       29,055
Depreciation and Amortization on Premises and Equipment             118,078
Deferred Compensation                                               (51,402)
Restructuring Charges                                                     0
Alternative Minimum Tax ("AMT")                                    (559,566)
Unrealized Trading Securities
Gains                                                                87,242
Other, Net                                                           31,791

Total Deferred Tax Assets                                     $  (1,542,474)
Less:  Valuation Allowance                                          486,948

Net Deferred Tax Assets at September 30, 1993                 $  (1,055,526)

Analysis of the Balance Sheet

          Assets


Total assets at September 30, 1993 were approximately $533.8 million, an decrease of approximately $17.7 million, or 3.44%, compared to year-end 1992.

                                       C-13
Cash and cash equivalents increased $10.8 million, net loans increased $1.6 million and investment securities shown an increase of $4.5 from December 31, 1992 to September 30, 1993. At September 30, 1993, investment securities had gross unrealized securities gains and losses of $4,390,505 and $49,703, respectively. Additionally, trading securities remained stable, showing a modest decrease of approximately $0.3 million and other assets increased by approximately $1.2 million when comparing balances at December 31, 1992 with September 30, 1993.

          Liabilities

Total deposits increased by $14.7 million or 3.21% from December 31, 1992 to September 30, 1993. Overall, non-interest bearing deposits showed a decrease of $4.0 million, primarily in the commercial accounts. Additionally, time deposits decreased $5.2 million due to customers shifting funds into alternative investment vehicles, both within and outside the Corporation. Both of these decreases were more than offset by an increase in Savings, NOW and money market deposits of $24.0 million. The experienced rapid growth is apparently attributable to depositors parking funds in liquid interest bearing instruments due to the uncertainty of interest rate direction. The majority of this deposit growth was concentrated in golden savings and money market deposits. The net deposit liability increase was coupled by a $1.6 million increase in federal funds sold and securities sold under agreement to repurchase. This increase was caused primarily by one customer shifting from a money market account to repurchase agreements. Continued strong earnings performance in 1993 increased total Stockholders' Equity by $2.4 million.

          Interest Rate Sensitivity

Interest rate sensitivity is related to liquidity and addresses the individual bank's ability to reprice earning assets to correspond with changes in interest rates paid on deposits or other debt. The Corporation manages the repricing of earning assets relative to the pricing of supporting liabilities in the light of the interest rate outlook, within an acceptable level of risk, to enhance earning opportunities. The Corporation's six-month cumulative ratio of rate sensitive assets to rate sensitive liabilities at September 30, 1993 was approximately 107.04%. This particular ratio indicates that in a rising interest rate environment, there will be a slight positive impact on current earnings. The following table illustrates the Corporation's cumulative interest rate sensitivity structure:
(in thousands)












                                       C-14

                            Up to            Up to          Up to          Up to         Up to         5 Years
September 30, 1993          1 Month          3 Months       6 Months       1 Year        5 Years       and Over
Assets:
Loans                     $ 130,167         $ 142,669      $ 159,087    $188,203       $ 284,970      $ 330,751
Investments                   3,194             6,665          7,970       9,578         100,326        106,242
Other Assets                 21,870            21,870         21,870      21,870          21,870         75,880

Total Rate Sensitive:
    Assets                $ 155,231         $ 171,204      $ 188,927    $219,651       $ 407,166      $ 512,873

Liabilities and Equity:
Deposits                  $ 110,844         $ 142,901      $ 174,455    $196,455       $ 219,270      $ 400,011
Other Liabilities             1,500             1,500          1,500       1,500           1,500          4,940
Equity                                                                                                   37,350
Total Rate Sensitive
    Liabilities           $ 112,344         $ 144,401      $ 176,494    $197,955       $ 220,770      $ 442,301

Cumulative Gap            $  42,887         $  26,803      $  12,433    $ 21,696       $ 186,396      $  70,572
Cumulative Ratio (%)         138.17%           118.56%        107.04%     110.96%         184.43%        115.96%

The Corporation does not consider savings accounts to be interest rate sensitive.  Accordingly, all savings account balances are included in 5 year and over deposit category. All other rate sensitive assets and liabilities are based upon their contractual terms.

          Liquidity

Liquidity management involves the ability to meet the funds flow requirements of customers. The Corporation's liquidity is maintained by the maturity structure of loans, investment securities, and cash and deposits with banks, as well as in Federal funds. The Corporation does not rely on brokered deposits as sources of liquidity. The Corporation's statement of cash flows presents data about the cash and cash equivalents provided and used by the Corporation in its operating, investing and financing activities. The liquidity needs relating to the

                                      C-15
Corporation's mortgage brokerage activities are not expected to exceed $8-10 million at any point in time. Mortgage loans originated will usually approximate mortgage loans sold as it is the Corporation's intent to sell these loans in the secondary market. This mismatch of mortgage loans originated and mortgage loans sold is temporarily funded by one of the subsidiary banks.

At September 30, 1993, the Corporation's liquidity, as measured by Federal funds sold net of Federal funds purchased and repurchase agreements, cash and due from banks, and investment securities with maturities of one year or less, totaled approximately $62,845,000, or 13.25% of total deposits.

          Capital

At September 30, 1993, Stockholders' Equity totaled $40,424,416, up $2,562,094 from December 31, 1992. The growth in equity reflects net income of $3,046,988 and the payment of 144,894 and $510,000 in Common and Preferred Stock dividends.

The risk-based capital guidelines consider both balance sheet and off-balance sheet credit risk, while the capital leverage ratio is an ongoing tool to monitor capital in relation to total average assets.

The Corporation's Tier 1 and total risk-based capital ratios, as well as its capital leverage ratio, exceed the current regulatory minimums. The Corporation intends to continue to build its capital resources in the coming year through internal capital generation and balance sheet management.

The following table represents various measures of capital at:

                              September 30, 1993             December 31, 1992
                            AMOUNT          RATIO          AMOUNT         RATIO
Risk-Based Capital:
  Tier 1 Capital            $ 24,100,424    7.01%          $ 21,110,066    6.24%
  Total Risk-Based Capital    28,343,442    8.25             26,132,682    7.72
Leverage                      24,100,424    4.69             21,110,066    4.09

Tier 1 Capital - Stockholders' Equity minus the cost in excess of the fair value of net assets acquired divided by risk-adjusted assets as defined in the guidelines.

Total Risk-Based Capital - Tier 1 capital plus the allowance for loan losses as defined in the guidelines

Leverage - Tier 1 under the current guidelines to quarterly average assets. Presently, the Corporation does not have any material commitments for capital expenditures.





                                       C-16
APPENDIX D

OPINION OF DONALDSON, LUFKIN & JENRETTE
SECURITIES CORPORATION



















































February 23, 1994



Board of Directors
EdgeMark Financial Corporation
Merchandise Mart Plaza, Suite 2400
P.O. Box 3436
Chicago, Illinois 60654

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $1.00 per share (the "EdgeMark Common Stock"), of EdgeMark Financial Corporation ("EdgeMark") of the Conversion Ratio (as defined in the Plan of Merger) pursuant to the Agreement and Plan of Merger dated as of November 1, 1993, among EdgeMark, Old Kent Financial Corporation ("Old Kent") and Old Kent-Illinois, Inc., a wholly owned subsidiary of Old Kent (the "Plan of Merger").

  At the time the Merger (as defined in the Plan of Merger) becomes effective (the "Effective Time"), each share of EdgeMark Common Stock which is outstanding immediately prior to the Effective Time will be converted into shares of common stock, par value $1.00 per share, of Old Kent ("Old Kent
Common Stock"). The number of shares to be received by each EdgeMark shareholder will be based on a Conversion Ratio, subject to payment in cash for fractional shares and adjustment under certain circumstances. The Conversion Ratio will be equal to $42.79 divided by the "Old Kent Stock Price Per Share." The "Old Kent Stock Price Per Share" will be the weighted average sale price for all transactions reported for Old Kent Common Stock on the Bloomberg Financial Markets System, or an equivalent system, for each of the last ten trading days preceding the date of closing for which transactions in Old Kent Common Stock are reported on that system (the "Pricing Period"). Notwithstanding such weighted average, the Old Kent Stock Price Per Share will not be more than $35 per share nor less than $31 per share.

  The Plan of Merger provides that EdgeMark shall not be obligated to consummate the Merger at any time when both of the following conditions exist:
(i) the Old Kent Stock Price Per Share is less than $28, subject to certain adjustments; and (ii) the percentage determined by dividing the Old Kent Stock Price Per Share by $33 is more than 15 percentage points less than the percentage determined by dividing the sum of the closing prices of a group of comparison stocks (as set forth in the Plan of Merger) on the last day of the Pricing Period by the sum of the closing prices of these comparison stocks on October 29, 1993, subject to certain adjustments.

  Consummation of the Merger is subject to, among other things, approvals of the Board of Governors of the Federal Reserve System, the Illinois Commissioner of Banks and Trust Companies and the Commissioner of Financial Institutions Bureau, Michigan Department of Commerce; approval by the holders of a majority of the shares of EdgeMark Common Stock; and receipt of opinions that the Merger will qualify as a tax-free reorganization.

                                       D-1
Board of Directors
EdgeMark Financial Corporation
February 23, 1994
Page 2


  Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking business, is regularly engaged, with respect to bank holding companies and other corporations, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. We were retained by EdgeMark to act as its exclusive financial advisor with respect to a review of EdgeMark's strategic alternatives and the possible sale, merger, consolidation, or other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of EdgeMark. We have received and will receive compensation from EdgeMark in connection with our services, a significant portion of which is contingent upon the consummation of the Merger.

  At your direction, we solicited the interest of third parties regarding a possible business combination with EdgeMark. The Plan of Merger is the result of this solicitation.

  In the ordinary course of our business, we may actively trade the debt and equity securities of companies, including EdgeMark and Old Kent, for our own account and for the accounts of customers and may hold a long or short position in such securities at any time.

  For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

 1. Participated in discussions and negotiations among representatives of EdgeMark and Old Kent and their respective legal advisors that resulted in the Plan of Merger;

 2. Reviewed the Plan of Merger and the prospectus and proxy statement to be sent to the holders of EdgeMark Common Stock in connection with the proposed transaction;

 3. Reviewed certain publicly available financial statements, both audited and unaudited, for EdgeMark and Old Kent, including those included in the Annual Report on Form 10-K for the year ended December 31, 1992, the Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993, and September 30, 1993, and the most recent regular annual proxy statement available as of the date hereof for EdgeMark and Old Kent;

 4. Reviewed certain financial statements and other financial and operating data concerning EdgeMark and Old Kent prepared by their respective managements;



                                       D-2
Board of Directors
EdgeMark Financial Corporation
February 23, 1994
Page 3


 5. Reviewed certain financial projections of EdgeMark and Old Kent, both on a stand-alone and on a combined basis, prepared by their respective managements;


 6. Discussed certain aspects of the past and current business operations, results of regulatory examinations, financial condition and future prospects of EdgeMark and Old Kent with certain members of the management of EdgeMark and Old Kent;

 7. Reviewed reported market prices and historical trading activity of EdgeMark Common Stock and Old Kent Common Stock;

 8. Reviewed certain aspects of the financial performance of EdgeMark and Old Kent and compared such financial performance of EdgeMark and Old Kent together with the stock market data relating to EdgeMark and Old Kent with similar data available for certain other financial institutions and certain of their publicly traded securities;

 9. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions; and

 10. Conducted such other studies, analyses, and examinations as we deemed appropriate.

  We have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to us by EdgeMark, Old Kent and their respective representatives and of the publicly available information reviewed by us. We have also relied upon the managements of both EdgeMark and Old Kent as to the reasonableness and achievability of the financial and operating forecasts provided to us (and the assumptions and bases therefor). In that regard, we have assumed that such forecasts, including without limitation projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of both EdgeMark and Old Kent. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of EdgeMark and Old Kent at September 30, 1993, were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of each of EdgeMark and Old Kent in their respective September 30, 1993, balance sheets, and we have assumed that such carrying values complied fully with applicable law, regulatory policy

                                       D-3
Board of Directors
EdgeMark Financial Corporation
February 23, 1994
Page 4


and sound banking practice as of such date. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of EdgeMark or Old Kent, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of EdgeMark or Old Kent, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to EdgeMark and Old Kent. We have assumed for purposes of our opinion that the Merger will be recorded as a purchase under generally accepted accounting principles.

  Our opinion is based solely upon the information available to us and the economic, market, and other circumstances as they exist as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

  In rendering our opinion, we have been advised by Old Kent and EdgeMark and have assumed that there are no other factors that would impede any necessary regulatory or governmental approval for the Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Old Kent or the surviving corporation in the Merger that would have a material adverse effect on Old Kent or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Old Kent or the surviving corporation after the Merger.

  We are not expressing any opinion herein as to the prices at which shares of Old Kent Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of EdgeMark Common Stock as to how such holder should vote with respect to the Plan of Merger at any meeting of holders of EdgeMark Common Stock.

  This letter is solely for the information of the Board of Directors of EdgeMark and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby






                                       D-4
Board of Directors
EdgeMark Financial Corporation
February 23, 1994
Page 5


consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of EdgeMark Common Stock in connection with the Merger so long as this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

  Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Conversion Ratio is fair, from a financial point of view, to the holders of EdgeMark Common Stock.

                                         Very truly yours,

                                         DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION



                                         By /s/ David D. Olson
                                            David D. Olson
                                            Managing Director
























                                       D-5

APPENDIX E

EDGEMARK FINANCIAL CORPORATION SUMMARY OF
RECENT FINANCIAL INFORMATION (UNAUDITED)



















































EdgeMark Financial Corporation
Summary of Recent Financial Information (Unaudited)

        The following unaudited tables present summary results of operations of EdgeMark for the three and twelve month periods ended December 31, 1993, and for the comparable periods in the preceding year, and selected balance sheet data as of December 31, 1993, and December 31, 1992. This information is preliminary unaudited data, and is subject to revision pending completion of EdgeMark's annual audit. In the opinion of EdgeMark the unaudited figures for such periods and as of such dates contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial condition and results of operations of EdgeMark as of such dates and for such periods. This information should be read in conjunction with the financial information included elsewhere in or incorporated by reference into this Prospectus and Proxy Statement.

                                          Quarter Ended        Year Ended
(In Thousands)                            December 31          December 31
                                          1993      1992       1993      1992
Net Interest Income                     $5,813    $5,742    $22,958   $22,235
Provision for Loan Losses                  307     2,819      1,935     5,486
Net Income (Loss)                        1,207    (4,256)     4,254    (2,724)
Per Common Share:
  Primary Net Income                       .69     (3.06)      2.37     (2.41)
Cash Dividends Paid                        .15       .15        .25       .25

                                                             At December 31
(In Thousands)                                               1993       1992
Assets                                                     $534,411    $516,071
Deposits                                                    468,787     459,661
Net Loans                                                   349,649     333,313
Short-Term Debt                                              12,000      13,500
Shareholders' Equity                                         41,280      37,862
Book Value per Common Share                                   22.82       20.70

        EdgeMark Financial Corporation reported net income of $4.26 million for 1993, compared to the $2.72 million loss in 1992. Net income per share was $2.37 for 1993, compared to the $2.41 per share loss in 1992.

        For 1993, EdgeMark's return on average assets was 0.80%, up from (0.52%) for 1992. Return on average equity was 10.73% for the year ending December 31, 1993, an improvement over (6.40%) for the year 1992. Over the course of 1993, EdgeMark maintained a strong balance sheet, ending the year with an equity-to-asset ratio of 7.72%. The balance sheet was also enhanced by the


                                       E-1
allowance for loan losses which, at December 31, 1993, represented 1.81% of total loans and 181.75% of nonperforming loans.

          The primary factors contributing to the performance of 1993 include increased net interest income, improved assets quality, increased other income and the gain realized from the sale of mortgage company assets. Net interest income increased $.72 million in 1993, representing a 3.25% improvement over that of 1992. This increase was mainly due to growth in earning assets, which, in 1993, averaged $465.88 million, 1.69% more than in 1992. Improvements in asset quality benefitted EdgeMark through a lower provision for loan losses. In 1993, EdgeMark recorded a loan loss provision of $1.94 million, 64.73% less than that of 1992, which totalled $5.49 million. Net loan charge-offs for 1993, were $0.48 million, or 0.14% of average net loans. This compares to $4.91 million of net loan charge-offs, or 1.45% of average net loans, for 1992. In addition to the 1993 reductions in provision for loan losses and net loans charged-off, total nonperforming assets declined by 16.30% to $3.54 million at December 31, 1993, from $4.23 million at December 31, 1992.

          Other income increased 40.00% to $9.69 million in 1993. This growth reflects a continuing focus on fee-based sources of income. The most notable success in 1993 was an increase of 28.82% in other income from mortgage banking activities which totalled $4.31 million in 1993, compared to $3.35 million in 1992. The continued low interest rates fueled demand for mortgage refinancing in 1993, which attributed to the increase in mortgage brokerage fees.

          Additionally, other income increased due to the sale of substantially all of EdgeMark Mortgage Corporation's assets. On November 30, 1993, these assets were sold to a third party, resulting in an approximate $1.5 million gain.

          Other expense decreased in the fourth quarter of 1993 when compared with the same period in 1992, due to the fact that EdgeMark incurred $2.3 million in restructuring charges during the fourth quarter of 1992. During the fourth quarter of 1993, there was a $500,000 write-down on a piece of property being held for future expansion. Also, in conjunction with the Merger, EdgeMark incurred related expenses of approximately $470,000 during this quarter. These expenses partially offset the gain on the sale of EdgeMark Mortgage Corporation's assets.















                                       E-2
APPENDIX F

OLD KENT FINANCIAL CORPORATION SUMMARY
OF RECENT FINANCIAL INFORMATION



















































Old Kent Financial Corporation
Summary of Recent Financial Information

   The following tables present summary results of operations of Old Kent for the three and twelve month periods ended December 31, 1993, and for the comparable periods in the preceding year, and selected balance sheet data as of December 31, 1993, and December 31, 1992. This information is unaudited data, and is subject to revision pending completion of Old Kent's annual report. In the opinion of Old Kent, the figures for such periods and as of such dates contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial condition and results of operations of Old Kent as of such dates and for such periods. This information should be read in con-junction with the historical financial information included elsewhere in or incorporated by reference into this Prospectus and Proxy Statement.

                                        Quarter Ended          Year Ended
                                        December 31            December 31
                                         1993    1992        1993       1992
Net Interest Income                   $103,407  $100,714  $406,740  $385,608
Provision for Loan Losses                7,568     6,581    33,997    57,712
Net income                              30,484    29,371   127,902   111,091
Per common share:
  Primary net income                       .75       .72      3.14      2.75
  Fully diluted net income                 .75       .72      3.14      2.71
  Cash dividends paid                      .29       .26      1.07       .90 1/3

                                                          As of December 31

                                                             1993         1992
Assets                                                    $9,855,704  $8,698,574
Deposits                                                   7,971,152   7,253,540
Loans                                                      5,491,584   4,907,629
Long-term debt                                                 1,215      16,217
Shareholders' equity                                         812,767     726,277
Book value per common share                                    20.05       17.96

        Old Kent achieved record earnings and dividends in 1993. Net income of $127.9 million for 1993 represents a 15.1% increase over $111.1 million earned in 1992. Fully diluted net income per share was $3.14 for 1993, an increase of 15.9% over $2.71 per share reported for 1992.

        Old Kent increased its quarterly dividend payment in December 1993 from $.26 per share to $.29 per share. On an annual basis, the new dividend rate represents $1.16 per share compared to the prior rate of $1.04, an 11.5% increase.

                                       F-1
        For 1993, Old Kent's return on average assets was 1.38%, up from 1.27% for 1992. Return on average equity was 16.65% for the year ending December 31, 1993, an improvement over 16.25% for the year 1992. Over the course of 1993, Old Kent maintained a strong balance sheet, ending the year with an equity-to-asset ratio of 8.25%. The balance sheet was also enhanced by the allowance for credit losses which, at December 31, 1993, represented 2.56% of total loans and 206% of nonperforming assets.

        The primary factors contributing to Old Kent's record performance in 1993 include increased net interest income, improved asset quality, and improved non-interest revenues. Net interest income increased to $407 million in 1993, representing a 5.5% improvement over that of 1992. This increase was mainly due to growth in earning assets which, in 1993, averaged $8.6 billion, 5.2% more than in 1992. Improvements in asset quality benefited Old Kent through a lower provision for credit losses. In 1993, Old Kent recorded a credit loss provision of $34.0 million, 41.1% less than that of 1992. Net charge-offs for 1993, were $16.2 million, or .31% of average total loans. This compares to $23.9 million of net charge-offs, or .48% of average total loans, for the year 1992. In addition to the 1993 reductions in provision for credit losses and net loans charged-off, total non-performing assets declined by 21.0% to $68.2 million at December 31, 1993, from $86.3 million a year earlier.

        Non-interest revenues increased 14.6% to $146.8 million in 1993. This growth reflects a continuing focus on fee-based sources of income. The most notable success in 1993, was an increase of 44% in revenues from Old Kent's mortgage banking activities which totaled $30 million in 1993, compared to
$20.9 million in 1992. These revenues consisted of gains on the sale of residential mortgages along with the revenues from the servicing of such loans for third party investors. Continued low interest rates fueled demand for mortgage refinancings in 1993. This enabled Old Kent to originate and acquire mortgages of $2.4 billion and to sell mortgages of $2.0 billion into the secondary market with gains of $20.8 million 42% more than that of 1992. These activities also contributed to growth in Old Kent's third party servicing
portfolio, a major source of recurring fee-based revenues.   At December 31,
1993, Old Kent serviced nearly $3.2 billion of mortgages for third party investors. This compares to $1.7 billion at December 31, 1992. Mortgage servicing revenue totaled $9.4 million in 1993, representing a 50% increase over that of 1992.

        Mortgage banking was not the sole reason for the increased non-interest revenues in 1993. Old Kent experienced improved profitability through more traditional banking products and services as well. Service charges increased by $3.5 million, or 13.0%, in 1993, and trust income grew by 4.8%.










                                       F-2

APPENDIX G

DELAWARE GENERAL CORPORATION LAW
SECTION 262, APPRAISAL RIGHTS


















































DELAWARE GENERAL CORPORATION LAW
SECTION 262, APPRAISAL RIGHTS


  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or
(ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

 a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

 b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

 c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or


                                       G-1
 d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provi-sion, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

  (d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation.



                                       G-2
Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Registry in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder


                                       G-3
fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

 (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificate of stock to the Register of Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the ex-penses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation,

                                       G-4
either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.









































                                       G-5

  No person is authorized to give any information or to make any representation not contained in this Prospectus and Proxy Statement in connection with the offering and solicitation made hereby. If given or made, such information or representation should not be relied upon as having been authorized. This
Prospectus and Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus and Proxy Statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer, or solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus and Proxy Statement nor any distribution of the securities of this Prospectus and Proxy Statement offers shall, under any circumstances, create any implication that there has been no change in the information contained herein or in the affairs of Old Kent or EdgeMark since the date hereof.
                                TABLE OF CONTENTS

                                                                  Page                    [EdgeMark Logo]

INTRODUCTION AND SUMMARY.......................................... 1
Introduction...................................................... 1                     PROSPECTUS AND
Old Kent Financial Corporation.................................... 2                     PROXY STATEMENT
OKFC Subsidiary................................................... 2
EdgeMark.......................................................... 3                     Special Meeting of Stockholders of
Recent Developments............................................... 3                     EdgeMark Financial Corporation
Summary of Certain Aspects of the Merger.......................... 3
Market Value of Shares............................................ 7                     In Connection with an Offering of up to
Selected Financial Data........................................... 9                     2,181,000 Shares
Comparative Per Share Data....................................... 11
                                                                                         OLD KENT
GENERAL MEETING INFORMATION...................................... 14                     FINANCIAL CORPORATION
 Purpose......................................................... 14                     COMMON STOCK, $1 PAR VALUE
 Voting by Proxy................................................. 14
 Proxy Solicitation.............................................. 14                     [Old Kent Logo]
 Voting Rights and Record Date .................................. 14
 Expenses........................................................ 15

THE MERGER....................................................... 15
 Background of the Merger........................................ 15
 Merger Recommendation and Reasons for Transaction............... 17
 Opinion of Financial Adviser.................................... 18
 Conversion of EdgeMark Shares................................... 25
 Stock Price Condition........................................... 27
 Distribution of Old Kent Common Stock........................... 27
 Effective Date of the Merger.................................... 29
 Business of EdgeMark Pending the Merger......................... 29
 EdgeMark Stock Options.......................................... 30
 Management After the Merger..................................... 30
 Conditions to the Merger and Abandonment........................ 30
 Termination Fee................................................. 32
 Description of Old Kent Capital Stock........................... 33
 Provisions Affecting Control.................................... 34

 Comparison of Rights of Old Kent Shareholders and EdgeMark
    Stockholders................................................. 35
 Agreements of Affiliates........................................ 38
 Federal Income Tax Consequences ................................ 38

APPRAISAL RIGHTS................................................. 40

VOTING AND MANAGEMENT INFORMATION................................ 42
 Voting Securities and Principal Stockholders of EdgeMark........ 42
 Interest of Certain Persons..................................... 44

GENERAL INFORMATION.............................................. 45
 Incorporation by Reference...................................... 45
 Independent Public Accountants.................................. 46
 Stockholder Proposals........................................... 47
 Legal Opinions.................................................. 47
 Sources of Information.......................................... 47

  Appendix A -- Agreement and Plan of Merger
  Appendix B -- EdgeMark Financial Corporation Annual Report to
                Shareholders for Year Ended December 31, 1992
  Appendix C -- EdgeMark Financial Corporation Unaudited Financial
                Statements and Management's Discussion and Analysis
  Appendix D -- Opinion of Donaldson, Lufkin & Jenrette Securities
                Corporation
  Appendix E -- EdgeMark Financial Corporation Summary of Recent
                Financial Information (Unaudited)
  Appendix F -- Old Kent Financial Corporation Summary of Recent
                Financial Information
  Appendix G -- Delaware General Corporation Law Section 262,
                Appraisal Rights








PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

  Under Sections 561-569 of the Michigan Business Corporation Act (the "Michigan Act"), officers and directors of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the officer or director in settlement of claims brought against them by third persons or by or in the right of the corporation if those officers and directors acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

  Old Kent is obligated under its Articles of Incorporation and Bylaws to indemnify a present or former director or executive officer of Old Kent, and may indemnify any other person, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding arising out of their past or future service to Old Kent or a subsidiary, or to another organization at the request of Old Kent or a subsidiary.

  The Michigan Act provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of Old Kent or its shareholders (and, if a criminal proceeding, who have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees), judgments, penalties and fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by, or in the right of, Old Kent) arising out of a position with Old Kent (or with some other entity at Old Kent's request) and (ii) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending, or completed actions or suits by or in the right of Old Kent, unless the director or officer is found liable to Old Kent and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The Michigan Act requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding, and otherwise requires in general that the indemnification provided for in (i) and
(ii) above be made only on a determination by a majority vote of a quorum of the Board of Directors who were not parties to or threatened to be made parties to the action, suit, or proceeding, by a majority vote of a committee of not less than 2 disinterested directors, by independent legal counsel, by all independent directors not parties to or threatened to be made parties to the action, suit, or proceeding, or by the shareholders, that the applicable standards of conduct were met. In certain circumstances, the Michigan Act further permits advances to cover such expenses before a final determination that indemnification is impermissible or required, upon receipt of an under-taking, which need not be secured, by or on behalf of the directors or officers

                                        II-1
to repay such amounts unless it shall ultimately be determined that he or she is entitled to indemnification.

  Indemnification under the Michigan Act is not exclusive of other rights to indemnification to which a person may be entitled under the Articles of Incorporation, Bylaws or a contractual agreement.

  The Michigan Act permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the foregoing indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.


Item 21.  Exhibits and Financial Statement Schedules.

  (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

Number           Exhibit
2                Agreement and Plan of Merger.  Attached as Appendix A to the
                 Prospectus and Proxy Statement.

3(a) Restated Articles of Incorporation. Previously filed as an exhibit to the registrant's Form 10-Q Quarterly Report for quarterly period ended March 31, 1993. Here incorporated by reference.

 (b)             Bylaws.  Previously filed as an exhibit to the registrant's
                 Form 10-K Annual Report for its fiscal year ended December 31,
                 1990.  Here incorporated by reference.

4(a)             Certificate of Designation, Preferences, and Rights of
                 Series B Preferred Stock. Previously filed as an exhibit to the registrant's Form 8-A Registration Statement filed
                 December 20, 1988.  Here incorporated by reference.

 (b) Long-term Debt. The registrant has outstanding several classes of long-term debt instruments which at the time of this report do not exceed 10% of the registrant's total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange
                 Commission upon request.

5                Opinion of Warner, Norcross & Judd as to the Legality of the
                 Securities Being Registered.

8                Opinion of Warner, Norcross & Judd as to Certain Tax Matters.

                                       II-2
13               EdgeMark 1992 Annual Report to Stockholders.  Attached as
                 Appendix B to the Prospectus and Proxy Statement.

23(a)            Consent of Warner, Norcross & Judd.

  (b)            Consent of Arthur Andersen & Co.

  (c)            Consent of KPMG Peat Marwick.

  (d)            Consent of Deloitte & Touche.

  (e)            Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
                 Contained in the Opinion of Donaldson, Lufkin & Jenrette
                 Securities Corporation attached as Appendix D to the Prospectus and Proxy Statement.

24               Powers of Attorney.

99(a)            President's Letter.

  (b)            Form of Proxy.

  (b) Financial Statement Schedules. Schedules have been omitted because they are not required or because the information is set forth in the financial statements and the notes thereto.

  (c) Opinions of Financial Advisers. The opinion of Donaldson, Lufkin & Jenrette Securities Corporation appears as Appendix D to the Prospectus and Proxy Statement.


Item 22.  Undertakings.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                       II-3
  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to Paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus and Proxy Statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.





                                       II-4
SIGNATURES



  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on February 16, 1994.

                                        OLD KENT FINANCIAL CORPORATION
                                        (Registrant)


                                        By  /s/ Richard W. Wroten
                                            Richard W. Wroten
                                            Executive Vice President and
                                            Chief Financial Officer


 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


February 16, 1994                       /s/ John M. Bissell*
                                        John M. Bissell
                                        Director


February 16, 1994                       /s/ John D. Boyles*
                                        John D. Boyles
                                        Director


February 16, 1994                       /s/ John C. Canepa*
                                        John C. Canepa
                                        President, Chief Executive Officer and
                                         Director (Principal Executive Officer)


February 16, 1994                       /s/ Earl D. Holton*
                                        Earl D. Holton
                                        Director


February 16, 1994                       /s/ Michael J. Jandernoa*
                                        Michael J. Jandernoa
                                        Director

February 16, 1994                       /s/ John P. Keller*
                                        John P. Keller
                                        Director

                                       II-5


February 16, 1994                       /s/ Jerry K. Myers*
                                        Jerry K. Myers
                                        Director


February 16, 1994                       /s/ William U. Parfet*
                                        William U. Parfet
                                        Director


February 16, 1994                       /s/ Percy A. Pierre*
                                        Percy A. Pierre
                                        Director


February 16, 1994                       /s/ Robert L. Sadler*
                                        Robert L. Sadler
                                        Vice Chairman of the Board and Director


February 16, 1994                       /s/ Peter F. Secchia*
                                        Peter F. Secchia
                                        Director


February 16, 1994                       /s/ B. P. Sherwood, III*
                                        B. P. Sherwood, III
                                        Vice Chairman of the Board, Treasurer,
                                        and Director


February 16, 1994                       /s/ Martha L. Thornton*
                                        Martha L. Thornton
                                        Director


February 16, 1994                       /s/ David J. Wagner*
                                        David J. Wagner
                                        Executive Vice President and Director


February 16, 1994                       /s/ Richard W. Wroten
                                        Richard W. Wroten
                                        Executive Vice President and Chief
                                           Financial Officer (Principal
                                           Financial and Accounting Officer)

February 16, 1994                       By  /s/ Richard W. Wroten
                                        Richard W. Wroten
                                        Attorney-in-Fact


                                       II-6
       EXHIBIT INDEX
Number            Exhibit                                                 Page
 2                Agreement and Plan of Merger.                            *

 3(a)             Restated Articles of Incorporation.                      *

  (b)             Bylaws.                                                  *

 4(a)             Certificate of Designation, Preferences, and Rights      *
                  of Series B Preferred Stock.

  (b) Long-term Debt. The registrant has outstanding several classes of long-term debt instruments which at the time of this report do not exceed
                  10% of the registrant's total consolidated assets.
                  The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.

 5                Opinion of Warner, Norcross & Judd as to the Legality    *
                  of the Securities Being Registered.

 8                Opinion of Warner, Norcross & Judd as to Certain Tax     *
                  Matters.

13                EdgeMark 1992 Annual Report to Stockholders.             * **

24(a)             Consent of Warner, Norcross & Judd.                      *

  (b)             Consent of Arthur Andersen & Co.                         *

  (c)             Consent of KPMG Peat Marwick.                            *

  (d)             Consent of Donaldson, Lufkin & Jenrette Securities       ***
                  Corporation.

25                Powers of Attorney.                                      *

99(a)             President's Letter.                                      *

  (b)             Form of Proxy.                                           *

  *Previously filed.

 **This report is not deemed "filed" except for those portions of the report which are expressly incorporated by reference in the Prospectus.

***Contained in their opinion, filed as Appendix D to the Prospectus and Proxy
   Statement.
